As filed with the U.S. Securities and Exchange Commission on September 5, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASTERBRAND, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2511	88-3479920
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Telephone: (877) 622-4782

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Andrean R. Horton

Executive Vice President, Chief Legal Officer and Secretary

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Telephone: (877) 622-4782

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Marie L. Gibson, Esq. June S. Dipchand, Esq. Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000	Scott Culbreth President and Chief Executive Officer American Woodmark Corporation. 561 Shady Elm Road Winchester, VA 22602 (540) 665-9100	James M. Anderson III, Esq. John B. Hoke, Esq. Carly E. Ginley, Esq. McGuireWoods LLP Gateway Plaza 800 East Canal Street Richmond, VA 23219-3916 (804) 775-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement is declared effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the U.S. Securities and Exchange Commission. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This joint proxy statement/prospectus does not constitute an offer to sell or the solicitation of offers to buy these securities in any jurisdiction where the offer, solicitation or sale is not permitted.

PRELIMINARY-SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2025

MERGER PROPOSAL-YOUR VOTE IS VERY IMPORTANT

Dear Stockholders:

On behalf of the boards of directors of MasterBrand, Inc., which is referred to as MasterBrand, and American Woodmark Corporation, which is referred to as American Woodmark, we are pleased to enclose the accompanying joint proxy statement/prospectus relating to the combination of MasterBrand and American Woodmark in an all-stock merger transaction.

On August 5, 2025, MasterBrand and American Woodmark entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the merger agreement, pursuant to which they agreed to combine their respective companies in an all-stock merger transaction. Pursuant to the terms of the merger agreement, Maple Merger Sub, Inc., a wholly owned subsidiary of MasterBrand, will merge with and into American Woodmark, which transaction is referred to as the merger, with American Woodmark surviving the merger as a wholly owned subsidiary of MasterBrand. Following the completion of the merger, MasterBrand, American Woodmark, and their respective subsidiaries will operate as a combined company under the name MasterBrand, Inc.

At the effective time of the merger, which is referred to as the effective time, each share of American Woodmark common stock, no par value per share, which is referred to as American Woodmark common stock, outstanding immediately prior to the effective time will be converted into the right to receive 5.150, which number is referred to as the exchange ratio, shares of MasterBrand common stock, par value $0.01 per share, which is referred to as MasterBrand common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either MasterBrand common stock or American Woodmark common stock between the dates of the signing of the merger agreement and completion of the merger. Following the completion of the merger, MasterBrand stockholders will continue to own their existing shares of MasterBrand common stock and the MasterBrand common stock will continue to be listed on the New York Stock Exchange, which is referred to as NYSE, under the symbol “MBC.”

Immediately following completion of the merger, holders of shares of MasterBrand common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, and holders of shares of American Woodmark common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock on a fully diluted basis and based on the number of shares of MasterBrand common stock and American Woodmark common stock outstanding as of [●], 2025.

MasterBrand will issue a fixed number of shares of MasterBrand common stock in exchange for each share of American Woodmark common stock. As a result, the implied value of the merger consideration to be received by American Woodmark shareholders will fluctuate based on any changes in the market price of MasterBrand common stock prior to the completion of the merger. Accordingly, such implied value of the per share merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than, or the same as the implied value of the merger consideration on the date of the accompanying joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of MasterBrand common stock and American Woodmark common stock. MasterBrand common stock is listed on NYSE under the symbol “MBC” and American Woodmark common stock is listed on the NASDAQ Global Select Market, which is referred to as NASDAQ, under the symbol “AMWD.”

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended, which is referred to as the Code. The obligation of the parties to consummate the merger is not conditioned upon the receipt of an opinion from counsel, nor have the parties applied for a ruling from the U.S. Internal Revenue Service, that the merger would so qualify.

MasterBrand and American Woodmark will each hold special meetings of their respective stockholders in connection with the proposed merger, which are referred to as the MasterBrand stockholder meeting and the American Woodmark shareholder meeting, respectively.

At the MasterBrand stockholder meeting, MasterBrand stockholders will be asked to consider and vote on (1) a proposal to approve the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger agreement, which is referred to as the MasterBrand share issuance proposal, and (2) a proposal to adjourn the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to MasterBrand stockholders. The board of directors of MasterBrand unanimously recommends that MasterBrand stockholders vote “FOR” each of the proposals to be considered at the MasterBrand stockholder meeting.

At the American Woodmark shareholder meeting, American Woodmark shareholders will be asked to consider and vote on (1) a proposal to approve and adopt the merger agreement and the related plan of merger, which proposal is referred to as the American Woodmark merger proposal, (2) a proposal to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement, and (3) a proposal to adjourn the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to American Woodmark shareholders. The board of directors of American Woodmark unanimously recommends that American Woodmark shareholders vote “FOR” each of the proposals to be considered at the American Woodmark shareholder meeting.

We cannot complete the merger unless the American Woodmark shareholders approve the American Woodmark merger proposal and the MasterBrand stockholders approve the MasterBrand share issuance proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective stockholder meeting in person, please promptly complete, sign, and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The accompanying joint proxy statement/prospectus provides you with important information about the stockholder meetings, the merger, and each of the proposals. We encourage you to read the entire document (including any documents incorporated into it by reference) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 39 of the accompanying joint proxy statement/prospectus.

We look forward to the successful completion of the merger.

Sincerely,

R. David Banyard, Jr. President and Chief Executive Officer MasterBrand, Inc.	M. Scott Culbreth President and Chief Executive Officer American Woodmark Corporation

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the MasterBrand common stock to be issued in the merger or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [●], 2025 and is first being mailed to stockholders of MasterBrand and American Woodmark on or about [●], 2025.

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

(877) 622-4782

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

Dear Stockholders of MasterBrand, Inc.:

Notice is hereby given that MasterBrand, Inc., which is referred to as MasterBrand, will hold a special meeting of its stockholders, which is referred to as the MasterBrand stockholder meeting, for the purpose of considering and voting on the following proposals:

1.

MasterBrand share issuance proposal. To approve the issuance of shares of MasterBrand common stock, par value $0.01 per share, which is referred to as MasterBrand common stock, to the stockholders of American Woodmark Corporation, which is referred to as American Woodmark, pursuant to the Agreement and Plan of Merger, which is referred to as the merger agreement, dated as of August 5, 2025, by and among MasterBrand, Maple Merger Sub, Inc., and American Woodmark (as it may be amended, modified or supplemented from time to time in accordance with its terms), which issuance is referred to as the MasterBrand share issuance and which proposal is referred to as the MasterBrand share issuance proposal; and

2.

MasterBrand adjournment proposal. To approve the adjournment of the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to MasterBrand stockholders, which is referred to as the MasterBrand adjournment proposal.

MasterBrand intends to hold the MasterBrand stockholder meeting in person at 3333 Richmond Road, Beachwood, Ohio 44122, on [●], beginning at [●], Eastern Time.

MasterBrand will transact no other business at the MasterBrand stockholder meeting. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

The board of directors of MasterBrand, which is referred to as the MasterBrand board of directors, has fixed the close of business on [●], 2025 as the record date for the MasterBrand stockholder meeting, which is referred to as the MasterBrand record date. Only holders of record of MasterBrand common stock at the close of business on the MasterBrand record date are entitled to notice of, and to vote at, the MasterBrand stockholder meeting and any adjournments or postponements thereof.

The MasterBrand board of directors has unanimously approved, authorized and declared advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and declared advisable the MasterBrand share issuance. The MasterBrand board of directors unanimously recommends that MasterBrand stockholders vote “FOR” the MasterBrand share issuance proposal, and “FOR” the MasterBrand adjournment proposal.

Your vote is very important, regardless of the number of shares of MasterBrand common stock you own. We cannot complete the transactions contemplated by the merger agreement without approval of the MasterBrand share issuance proposal. Approval of the MasterBrand share issuance proposal and the MasterBrand adjournment proposal require the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon.

Whether or not you plan to attend the MasterBrand stockholder meeting in person, we urge you to please promptly complete, sign, and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the voting instruction card furnished by such bank, broker, or other nominee. If you are a registered stockholder and choose to vote your shares in person at the MasterBrand stockholder meeting, please bring the enclosed proxy card and valid picture identification. If you hold your shares through a bank, broker, or other nominee, then you must also hold a legal proxy in order to vote in person at the MasterBrand stockholder meeting. Cameras, sound or video recording equipment, phones or similar equipment and electronic devices will not be allowed in the meeting room at the MasterBrand stockholder meeting. Your compliance is appreciated.

If you have any questions about this notice, the merger, the accompanying joint proxy statement/prospectus, or how to vote or direct a vote in respect of your shares of MasterBrand common stock, you may contact MasterBrand’s proxy solicitor, Innisfree M&A Incorporated, at (877) 800-5185, or MasterBrand at (877) 622-4782, or write to MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122; Attention: Secretary.

By Order of the Board of Directors,

Andrean R. Horton, Executive Vice President, Chief Legal Officer and Secretary

Beachwood, Ohio

Dated: [●], 2025

Your vote is important. MasterBrand stockholders are requested to complete, date, sign, and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

(540) 665-9100

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], 2025

Dear Shareholders of American Woodmark Corporation:

Notice is hereby given that American Woodmark Corporation, which is referred to as American Woodmark, will hold a virtual-only special meeting of its shareholders, which is referred to as the American Woodmark shareholder meeting, for the purpose of considering and voting on the following proposals:

1.

American Woodmark merger proposal. To approve and adopt the Agreement and Plan of Merger, dated as of August 5, 2025 (as it may be amended from time to time), which is referred to as the merger agreement, by and among MasterBrand, Inc., referred to as MasterBrand, American Woodmark and Maple Merger Sub, Inc., a wholly owned subsidiary of MasterBrand, and the related plan of merger, which proposal is referred to as the American Woodmark merger proposal;

2.

American Woodmark compensation proposal. To approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement, which is referred to as the American Woodmark compensation proposal; and

3.

American Woodmark adjournment proposal. To approve the adjournment of the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to American Woodmark shareholders, which is referred to as the American Woodmark adjournment proposal.

American Woodmark intends to hold the American Woodmark shareholder meeting virtually via live webcast at www.virtualshareholdermeeting.com/AMWD2025SM, on [●], beginning at [●], Eastern Time. Because the American Woodmark shareholder meeting will be held in a virtual meeting format only, there will not be a physical meeting location. You will be able to attend the American Woodmark shareholder meeting online and vote your shares electronically at the meeting by visiting the American Woodmark shareholder meeting website.

American Woodmark will transact no other business at the American Woodmark shareholder meeting. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A and the related plan of merger attached thereto as Annex B, contains further information with respect to these matters.

The American Woodmark board of directors has fixed the close of business on [●], 2025 as the record date for the American Woodmark shareholder meeting, which is referred to as the American Woodmark record date. Only holders of record of American Woodmark common stock at the close of business on the American Woodmark record date are entitled to notice of, and to vote at, the American Woodmark shareholder meeting and any adjournments or postponements thereof.

The American Woodmark board of directors has unanimously adopted, approved and declared advisable the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of American Woodmark and its shareholders. The American Woodmark board of directors unanimously recommends that American Woodmark shareholders vote “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal.

Your vote is very important, regardless of the number of shares of American Woodmark common stock you own. We cannot complete the transactions contemplated by the merger agreement without approval of the American Woodmark merger proposal. Approval of the American Woodmark merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote on the American Woodmark merger proposal. Approval of the American Woodmark compensation proposal and the American Woodmark adjournment proposal require that the votes cast “FOR” each proposal exceed the votes cast “AGAINST” each proposal by the holders of shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present.

Whether or not you plan to attend the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, we urge you to please promptly complete, sign, and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on the proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the enclosed voting instruction form furnished by such bank, broker or other nominee. If you are a registered shareholder and choose to vote your shares at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, you will need the 16-digit control number located on your proxy card. If you hold your shares through a bank, broker or other nominee, you will need to obtain your control number and further instructions from your bank, broker or other nominee.

If you have any questions about this notice, the merger, the accompanying joint proxy statement/prospectus or how to vote or direct a vote in respect of your shares of American Woodmark common stock, you may contact American Woodmark’s proxy solicitor, MacKenzie Partners, Inc. Shareholders may call toll-free at (800) 322-2885; banks and brokers may call collect at (212) 929-5500.

By Order of the Board of Directors,

M. Scott Culbreth, President and Chief Executive Officer

Winchester, Virginia

Dated: [●], 2025

Your vote is important. American Woodmark shareholders are requested to complete, date, sign, and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes electronically through the Internet or by telephone.

REFERENCES TO ADDITIONAL INFORMATION

The accompanying joint proxy statement/prospectus incorporates important business and financial information about MasterBrand and American Woodmark from other documents that MasterBrand and American Woodmark have filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into the accompanying joint proxy statement/prospectus. For a listing of documents incorporated by reference into the accompanying joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 220. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.

Any person may request a copy of any of the documents incorporated by reference into the accompanying joint proxy statement/prospectus, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:

For MasterBrand stockholders:

MasterBrand, Inc.

330 Enterprise Parkway Suite 300

Beachwood, Ohio 44122

(877) 622-4782

Attention: Secretary

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5185

Banks and brokers may call collect: (212) 750-5833

For American Woodmark shareholders:

American Woodmark Corporation

561 Shady Elm Road
Winchester, Virginia 22602
(540) 665-9100

Attention: Secretary

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Shareholders may call toll-free: (800) 322-2885

Banks and brokers may call collect: (212) 929-5500

In order for you to receive timely delivery of any requested documents in advance of the MasterBrand stockholder meeting or the American Woodmark shareholder meeting, you must request the information no later than [•], 2025.

The contents of the websites of the SEC, MasterBrand, American Woodmark, or any other entity are not being incorporated into the accompanying joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into the accompanying joint proxy statement/prospectus at these websites is being provided only for your convenience.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by MasterBrand (File No. [●]), constitutes a prospectus of MasterBrand under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock of MasterBrand to be issued to American Woodmark shareholders pursuant to the Agreement and Plan of Merger, dated as of August 5, 2025, by and among MasterBrand, Merger Sub and American Woodmark (as it may be amended, modified or supplemented from time to time in accordance with its terms), which is attached to this proxy statement/prospectus as Annex A and is referred to as the merger agreement. This document also constitutes a joint proxy statement of MasterBrand and American Woodmark under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the MasterBrand stockholder meeting and a notice of meeting with respect to the American Woodmark shareholder meeting.

MasterBrand has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to MasterBrand, and American Woodmark has supplied all such information relating to American Woodmark. MasterBrand and American Woodmark have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. MasterBrand and American Woodmark have not authorized anyone to provide you with information that is different from the information contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2025, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing to MasterBrand stockholders or American Woodmark shareholders, nor the issuance by MasterBrand of shares of its common stock pursuant to the merger agreement, will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this joint proxy statement/prospectus to “MasterBrand” refer to MasterBrand, Inc., a Delaware corporation; all references to “Merger Sub” refer to Maple Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of MasterBrand formed for the purpose of effecting the merger as described in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to “American Woodmark” refer to American Woodmark Corporation, a Virginia corporation. All references in this joint proxy statement/prospectus to “combined company” refer to MasterBrand and American Woodmark, collectively, after the effective time of the merger. All references in this joint proxy statement/prospectus to “MasterBrand common stock” refer to the common stock, par value $0.01 per share, of MasterBrand, and all references in this joint proxy statement/prospectus to “American Woodmark common stock” refer to the common stock, no par value per share, of American Woodmark.

i

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of MasterBrand or a shareholder of American Woodmark, may have regarding the merger and the other matters being considered at the special meetings of each company’s respective stockholders, along with brief answers to those questions. These questions and answers may not address all questions that may be important to MasterBrand stockholders or American Woodmark shareholders. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain any of the documents incorporated by reference into this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 220.

Q:	Why am I receiving this document?

A:

MasterBrand and American Woodmark have agreed to combine their companies in a merger transaction structured as a merger of Merger Sub with and into American Woodmark, with American Woodmark surviving the merger as a wholly owned subsidiary of MasterBrand, which is referred to as the merger. The merger agreement governs the terms of the merger, and is attached as Annex A to this joint proxy statement/prospectus.

In order to complete the merger, among other things:

•

American Woodmark shareholders must approve and adopt the merger agreement and the related plan of merger, copies of which are attached as Annex A and Annex B to this joint proxy statement/prospectus, respectively, in accordance with the Virginia Stock Corporation Act, referred to as the VSCA, which proposal is referred to as the American Woodmark merger proposal; and

•	MasterBrand stockholders must approve the issuance of shares of MasterBrand common stock pursuant to the merger agreement, which proposal is referred to as the MasterBrand share issuance proposal.

MasterBrand is holding a special meeting of its stockholders, which is referred to as the MasterBrand stockholder meeting, to obtain approval of the MasterBrand share issuance proposal. MasterBrand stockholders will also be asked to approve a proposal to adjourn the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MasterBrand stockholders, which proposal is referred to as the MasterBrand adjournment proposal.

American Woodmark is holding a special meeting of its shareholders, which is referred to as the American Woodmark shareholder meeting, to obtain approval of the American Woodmark merger proposal. American Woodmark shareholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement, which proposal is referred to as the American Woodmark compensation proposal. American Woodmark shareholders will also be asked to approve a proposal to adjourn the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to American Woodmark shareholders, which proposal is referred to as the American Woodmark adjournment proposal.

This document, which is referred to as the joint proxy statement/prospectus, is being delivered to you as both a joint proxy statement of MasterBrand and American Woodmark and a prospectus of MasterBrand in connection with the merger and the MasterBrand share issuance. It is the proxy statement by which the

MasterBrand board of directors is soliciting proxies from MasterBrand stockholders to vote at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) on the approval of the MasterBrand share issuance proposal and the MasterBrand adjournment proposal. It is also the proxy statement by which the American Woodmark board of directors is soliciting proxies from American Woodmark shareholders to vote at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) on the approval of the American Woodmark merger proposal, the American Woodmark compensation proposal and the American Woodmark adjournment proposal. In addition, this document is the prospectus by which MasterBrand will issue shares of MasterBrand common stock to American Woodmark shareholders in the merger.

We encourage you to vote as soon as possible. Your vote is very important, regardless of the number of shares that you own. The approval of the MasterBrand share issuance proposal and the American Woodmark merger proposal are conditions to the obligations of MasterBrand and American Woodmark to complete the merger.

Q:	When and where will each of the stockholder meetings take place?

A:	The MasterBrand stockholder meeting will be held at 3333 Richmond Road, Beachwood, Ohio 44122, on [●], beginning at [●], Eastern Time.

The American Woodmark shareholder meeting will be held virtually via live webcast at www.virtualshareholdermeeting.com/AMWD2025SM, on [●], beginning at [●], Eastern Time. Because the American Woodmark shareholder meeting will be held in a virtual meeting format only, there will not be a physical meeting location.

If you choose to vote your shares in person at the MasterBrand stockholder meeting, please bring the enclosed proxy card and valid picture identification. Cameras, sound or video recording equipment, phones or similar equipment and electronic devices will not be allowed in the meeting room at the MasterBrand stockholder meeting. Shares held in “street name” may be voted in person at the MasterBrand stockholder meeting by you only if you obtain a signed legal proxy from your bank, broker, or other nominee giving you the right to vote the shares.

If you choose to attend the American Woodmark shareholder meeting and vote your shares via the American Woodmark shareholder meeting website, you will need the 16-digit control number included on your proxy card. If you hold your shares in “street name,” you will need to obtain a control number from your bank, broker or other nominee of record giving you the right to vote the shares at the American Woodmark shareholder meeting.

Even if you plan to attend your respective company’s stockholder meeting, American Woodmark and MasterBrand recommend that you submit a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to, or become unable to, attend the applicable stockholder meeting.

Q:	What matters will be considered at each of the stockholder meetings?

A:	At the MasterBrand stockholder meeting, the stockholders of MasterBrand will be asked to consider and vote on the following proposals:

•	Approval of the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger agreement.

•

Approval of the adjournment of the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the MasterBrand stockholders.

At the American Woodmark shareholder meeting, the shareholders of American Woodmark will be asked to consider and vote on the following proposals:

•	Approval and adoption of the merger agreement and the related plan of merger.

•

Approval, on an advisory (non-binding) basis, of the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement.

•

Approval of the adjournment of the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the American Woodmark shareholders.

Q:	Does my vote matter?

A:

Yes. Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger proposal is approved by American Woodmark shareholders and the MasterBrand share issuance proposal is approved by MasterBrand stockholders.

For MasterBrand stockholders, if you do not return or submit your proxy as provided in this joint proxy statement/prospectus, it will not affect the MasterBrand share issuance proposal or the MasterBrand adjournment proposal, provided a quorum is otherwise present. If you attend the MasterBrand stockholder meeting and abstain from voting or respond by proxy with an “abstention” vote, the effect will be the same as a vote “AGAINST” the MasterBrand share issuance proposal and the MasterBrand adjournment proposal. The MasterBrand board of directors unanimously recommends that you vote “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal.

For American Woodmark shareholders, if you do not return or submit your proxy as provided in this joint proxy statement/prospectus or if you attend the American Woodmark shareholder meeting and abstain from voting or respond by proxy with an “abstention” vote, the effect will be the same as a vote “AGAINST” the American Woodmark merger proposal, but it will not affect the American Woodmark compensation proposal or the American Woodmark adjournment proposal. The American Woodmark board of directors unanimously recommends that you vote “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal.

Q:	How does the MasterBrand board of directors recommend that I vote at the MasterBrand stockholder meeting?

A:	The MasterBrand board of directors unanimously recommends that you vote “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal.

In considering the recommendations of the MasterBrand board of directors, MasterBrand stockholders should be aware that MasterBrand’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of MasterBrand stockholders generally. For a description of these interests, please see the information provided in the section entitled “Interests of MasterBrand’s Directors and Executive Officers in the Merger” beginning on page 178.

Q:	How does the American Woodmark board of directors recommend that I vote at the American Woodmark shareholder meeting?

A:

The American Woodmark board of directors unanimously recommends that you vote “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal.

In considering the recommendations of the American Woodmark board of directors, American Woodmark shareholders should be aware that American Woodmark’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of American Woodmark shareholders generally. For a description of these interests, please see the information provided in the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179.

Q:	Who is entitled to vote at the MasterBrand stockholder meeting?

A:

The record date for the MasterBrand stockholder meeting is [●], 2025, which is referred to as the MasterBrand record date. All holders of shares of MasterBrand common stock who held shares at the close of business on the MasterBrand record date are entitled to receive notice of, and to vote at, the MasterBrand stockholder meeting (or any adjournment or postponement thereof). Physical attendance at the MasterBrand stockholder meeting is not required for your shares of MasterBrand common stock to be present and voted at the meeting. Please see the section entitled “The MasterBrand Stockholder Meeting—Methods of Voting” beginning on page 59 for instructions on how to vote your shares without attending the MasterBrand stockholder meeting.

Q:	Who is entitled to vote at the American Woodmark shareholder meeting?

A:

The record date for the American Woodmark shareholder meeting is [●], 2025, which is referred to as the American Woodmark record date. All holders of shares of American Woodmark common stock who held shares at the close of business on the American Woodmark record date are entitled to receive notice of, and to vote at, the American Woodmark shareholder meeting (or any adjournment or postponement thereof). Virtual attendance at the American Woodmark shareholder meeting is not required for your shares of American Woodmark common stock to be present and voted at the meeting. Please see the section entitled “The American Woodmark Shareholder Meeting—Methods of Voting” beginning on page 68 for instructions on how to vote your shares without attending the American Woodmark shareholder meeting.

Q:	What is a proxy?

A:

A proxy is a stockholder’s legal designation of another person, which is referred to as a proxy, to vote shares of such stockholder’s common stock at a stockholder meeting. The document used to designate a proxy to vote your shares of MasterBrand common stock or American Woodmark common stock, as applicable, is referred to as a proxy card.

Q:	How many votes do I have for the MasterBrand stockholder meeting?

A:

Each MasterBrand stockholder is entitled to one vote for each share of MasterBrand common stock held of record as of the close of business on the MasterBrand record date on each proposal presented at the MasterBrand stockholder meeting. As of the close of business on the MasterBrand record date, there were [●] outstanding shares of MasterBrand common stock.

Q:	How many votes do I have for the American Woodmark shareholder meeting?

A:

Each American Woodmark shareholder is entitled to one vote for each share of American Woodmark common stock held of record as of the close of business on the American Woodmark record date on each proposal presented at the American Woodmark shareholder meeting. As of the close of business on the American Woodmark record date, there were [●] outstanding shares of American Woodmark common stock.

Q:	What constitutes a quorum for the MasterBrand stockholder meeting?

A:

The holders of a majority of the shares of MasterBrand common stock entitled to vote at the MasterBrand stockholder meeting must be represented (in person or by proxy) at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. Shares of MasterBrand common stock represented (in person or by proxy) at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) and entitled to vote, but not voted, including shares for which a stockholder directs an “abstention” from voting and broker non-votes, if any, will be counted for purposes of determining a quorum.

Q:	What constitutes a quorum for the American Woodmark shareholder meeting?

A:

The holders of a majority of the shares of American Woodmark common stock entitled to vote at the American Woodmark shareholder meeting must be present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. Shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) and entitled to vote, but not voted, including shares for which a shareholder directs an “abstention” from voting and broker non-votes, if any, will be counted for purposes of determining a quorum.

Q:	What is a “broker non-vote”?

A:

A “broker non-vote” results when banks, brokers, and other nominees return a valid proxy but do not vote on a particular proposal because (i) they do not have discretionary authority to vote on the matter because it is “non-routine” in nature, (ii) they have not received specific voting instructions from the beneficial owner of such shares, and (iii) at least one “routine” matter for which they do have discretionary authority to cast a vote appears on the same proxy. In such a case, the brokers would physically cross out the proposals on which they do not have voting discretion, and the crossed out proposals are the broker non-votes. If, as here, however, the only proposals at a meeting are non-routine, there will be no broker discretionary voting on at least one proposal. Thus, there will be no broker non-votes present at the stockholder meetings. Please see the sections entitled “The MasterBrand Stockholder Meeting—Quorum; Abstentions and Broker Non-Votes” and “The American Woodmark Shareholder Meeting—Quorum; Abstentions and Broker Non-Votes” beginning on pages 57 and 66, respectively.

Q:

What stockholder vote is required for the approval of each proposal at the MasterBrand stockholder meeting? What will happen if I fail to vote or abstain from voting on each proposal at the MasterBrand stockholder meeting?

A:

MasterBrand share issuance proposal. Approval of the MasterBrand share issuance proposal by the MasterBrand stockholders requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon. Accordingly, a MasterBrand stockholder’s abstention from voting (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstain” vote) will have the same effect as a vote “AGAINST” the MasterBrand share issuance proposal, while the failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote (including the failure of a MasterBrand stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) or who does not submit a proxy will have no effect on the MasterBrand share issuance proposal.

MasterBrand adjournment proposal. Approval of the MasterBrand adjournment proposal requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon.

Accordingly, a MasterBrand stockholder’s abstention from voting (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand adjournment proposal, while the failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote (including the failure of a MasterBrand stockholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) or who does not submit a proxy will have no effect on the MasterBrand adjournment proposal.

Q:

What shareholder vote is required for the approval of each proposal at the American Woodmark shareholder meeting? What will happen if I fail to vote or abstain from voting on each proposal at the American Woodmark shareholder meeting?

A:

American Woodmark merger proposal. Approval of the American Woodmark merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote thereon. Accordingly, an abstention or failure to vote (including the failure of an American Woodmark shareholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) will have the same effect as a vote “AGAINST” the American Woodmark merger proposal, assuming a quorum is present

American Woodmark compensation proposal. Approval of the American Woodmark compensation proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present. Accordingly, an abstention or failure to vote (including the failure of an American Woodmark shareholder who holds shares in “street name” through a bank, broker, or other nominee to give voting instructions to that bank, broker, or other nominee) will have no effect on the vote on the American Woodmark compensation proposal.

American Woodmark adjournment proposal. Approval of the American Woodmark adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present. Accordingly, an abstention or failure to vote will have no effect on the vote on the American Woodmark adjournment proposal.

Q:	Why am I being asked to consider and cast an advisory (non-binding) vote on the American Woodmark compensation proposal?

A:

Under SEC rules, American Woodmark is required to seek an advisory (non-binding) vote of its shareholders with respect to the compensation that will or may be paid or become payable to American Woodmark’s named executive officers in connection with, based upon, or otherwise relating to the merger, also known as “golden parachute” compensation.

Q:	What happens if American Woodmark shareholders do not approve, by an advisory (non-binding) vote, the American Woodmark compensation proposal?

A:

Approval of the American Woodmark compensation proposal is not required, and neither the merger nor the payment of any executive compensation is conditioned or dependent upon the approval of such proposal. The vote is an advisory (non-binding) vote. If the merger is consummated, then the merger-related compensation will or may be paid to American Woodmark’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, regardless of the outcome of the vote on the American Woodmark compensation proposal.

Q:	What if I hold shares in both MasterBrand and American Woodmark?

A:

If you are both a MasterBrand stockholder and an American Woodmark shareholder, you will receive separate packages of proxy materials from each company. A vote cast as a MasterBrand stockholder will not count as a vote cast as an American Woodmark shareholder, and a vote cast as an American Woodmark shareholder will not count as a vote cast as a MasterBrand stockholder. Therefore, please complete, sign, date, and return your proxy card (or cast your vote over the Internet, or by telephone, as provided on each proxy card) for both your shares of MasterBrand common stock and your shares of American Woodmark common stock.

Q:	How can I vote my shares in person at the MasterBrand stockholder meeting?

A:

Record holders. Shares held directly in your name as the stockholder of record of MasterBrand may be voted in person at the MasterBrand stockholder meeting or any adjournment or postponement thereof. If you choose to vote your shares in person at the MasterBrand stockholder meeting, please bring your enclosed proxy card and valid picture identification.

Shares in “street name.” Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker, or other nominee giving you the right to vote the shares, and you bring the signed legal proxy to the MasterBrand stockholder meeting. If you choose to vote your shares in person at the MasterBrand stockholder meeting or any adjournment or postponement thereof, please bring valid picture identification.

Even if you plan to attend the MasterBrand stockholder meeting, MasterBrand recommends that you submit a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to, or become unable to, attend the MasterBrand stockholder meeting. Cameras, sound or video recording equipment, phones or similar equipment and electronic devices will not be allowed at the MasterBrand stockholder meeting.

Additional information on attending the MasterBrand stockholder meeting can be found under the section entitled “The MasterBrand Stockholder Meeting” beginning on page 56.

Q:	How can I vote my shares virtually at the American Woodmark shareholder meeting?

A:

Record holders. Shares held directly in your name as the shareholder of record of American Woodmark may be voted at the American Woodmark shareholder meeting or any adjournment or postponement thereof via the American Woodmark shareholder meeting website. If you choose to attend the American Woodmark shareholder meeting and vote your shares via the American Woodmark shareholder meeting website, you will need the 16-digit control number included on your proxy card.

Shares in “street name.” If you hold your shares in “street name,” you will need to obtain a control number from your bank, broker or other nominee of record giving you the right to vote the shares at the American Woodmark shareholder meeting.

Even if you plan to attend the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, American Woodmark recommends that you submit a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to, or become unable to, attend the American Woodmark shareholder meeting.

Additional information on attending the American Woodmark shareholder meeting can be found under the section entitled “The American Woodmark Shareholder Meeting” beginning on page 65.

Q:	How can I vote my shares without attending my respective stockholder meeting?

A:

Whether you hold your shares directly as the stockholder of record of MasterBrand or American Woodmark or beneficially in “street name,” you may direct your vote by proxy without attending the MasterBrand stockholder meeting or the American Woodmark shareholder meeting, as applicable. If you are a shareholder of record, you can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If your shares are held in “street name” by a bank, broker, or other nominee, you should follow the instructions you receive from your bank, broker, or other nominee on how to vote your shares.

Additional information on voting procedures can be found under the sections entitled “The MasterBrand Stockholder Meeting” and “The American Woodmark Shareholder Meeting” beginning on pages 56 and 65, respectively.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:

If your shares of MasterBrand common stock are registered directly in your name with Equiniti Trust Company, which is referred to as Equiniti and is the transfer agent for MasterBrand, you are considered the stockholder of record with respect to those shares. If your shares of American Woodmark common stock are registered directly in your name with Computershare Trust Company, N.A., which is referred to as Computershare and is the transfer agent for American Woodmark, you are considered the shareholder of record with respect to those shares. As the stockholder or shareholder of record, you have the right to vote, or to grant a proxy for your vote, directly to MasterBrand or American Woodmark, as applicable, or to a third party, to vote at the respective stockholder meeting.

If your shares of common stock in MasterBrand or American Woodmark are held by a bank, broker, or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker, or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker, or other nominee will provide you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. If you hold your shares of MasterBrand common stock in “street name,” you are invited to attend the MasterBrand stockholder meeting; however, you may not vote your shares of MasterBrand common stock in person at the MasterBrand stockholder meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker, or other nominee that holds your shares, giving you the right to vote the shares in person at the applicable stockholder meeting, and you bring the signed legal proxy to the MasterBrand stockholder meeting. If you hold your shares of American Woodmark common stock in “street name,” you are invited to attend the American Woodmark shareholder meeting; however, you will need to obtain a control number from your bank, broker or other nominee of record giving you the right to vote your shares at the American Woodmark shareholder meeting.

Q:

If my shares of MasterBrand common stock or American Woodmark common stock are held in “street name” by my bank, broker, or other nominee, will my bank, broker, or other nominee automatically vote those shares for me?

A:

No. Your bank, broker, or other nominee will only be permitted to vote your shares of MasterBrand common stock or American Woodmark common stock, as applicable, if you instruct your bank, broker, or other nominee how to vote. You should follow the procedures provided by your bank, broker, or other nominee regarding the voting of your shares. Banks, brokers, and other nominees who hold shares of MasterBrand common stock or American Woodmark common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which includes all the proposals currently scheduled to be considered and voted on at each of the MasterBrand stockholder meeting and the American Woodmark shareholder meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers, and other nominees are not empowered to vote such shares.

For MasterBrand stockholders, the effect of not instructing your bank, broker, or other nominee how you wish to vote your shares will not be counted as “FOR” or “AGAINST” and will have no effect on the

MasterBrand share issuance proposal (assuming a quorum is present at the MasterBrand stockholder meeting) or the MasterBrand adjournment proposal.

For American Woodmark shareholders, the effect of not instructing your bank, broker, or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the American Woodmark merger proposal, assuming a quorum is present at the American Woodmark shareholder meeting, but will not be counted as “FOR” or “AGAINST” the American Woodmark compensation proposal or the American Woodmark adjournment proposal and will therefore have no effect on the American Woodmark compensation proposal or the American Woodmark adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials for the same stockholder meeting?

A:

If you hold shares of MasterBrand common stock or American Woodmark common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of MasterBrand common stock or American Woodmark common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same stockholder meeting. You should vote all sets of voting materials you receive.

Record holders. For shares held directly, please complete, sign, date, and return each proxy card (or cast your vote over the Internet or by telephone, as provided on each proxy card), or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of MasterBrand common stock or American Woodmark common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker, or other nominee, you should follow the procedures provided by each applicable bank, broker, or other nominee to vote your shares held in “street name” by such bank, broker, or other nominee.

Q:	If a stockholder gives a proxy, how are the shares of MasterBrand or American Woodmark common stock voted?

A:

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares of MasterBrand common stock or American Woodmark common stock, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of MasterBrand common stock or American Woodmark common stock, as applicable, should be voted for or against, or abstain from voting on, all, some, or none of the specific items of business to come before the applicable stockholder meeting.

Q:	How will my shares of MasterBrand common stock be voted if I return a blank proxy?

A:

If you are a stockholder of record and you sign, date, and return your proxy but do not indicate how you want your shares of MasterBrand common stock to be voted, then your shares of MasterBrand common stock will be voted “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal.

Q:	How will my shares of American Woodmark common stock be voted if I return a blank proxy?

A:

If you are a shareholder of record and you sign, date, and return your proxy but do not indicate how you want your shares of American Woodmark common stock to be voted, then your shares of American Woodmark common stock will be voted “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal.

Q:	Can I change my vote before my proxy is voted at the MasterBrand stockholder meeting?

A:

Yes. You may revoke your proxy or change your vote before your proxy is voted at the MasterBrand stockholder meeting. Any stockholder giving a proxy has the right to revoke such proxy before it is voted at the MasterBrand stockholder meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) at a later date than your original proxy so that the new proxy is received by the deadline specified on the accompanying proxy card;

•

sending to MasterBrand’s secretary a signed written notice, bearing a later date than your original proxy, that you revoke your proxy and mailing it so that it is received prior to the MasterBrand stockholder meeting; or

•	voting at the MasterBrand stockholder meeting, which will automatically cancel any proxy previously given, or revoking your proxy in person at the MasterBrand stockholder meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the MasterBrand stockholder meeting and vote in person. Attending the MasterBrand stockholder meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Attention: Secretary

Q:	Can I change my vote before my proxy is voted at the American Woodmark shareholder meeting?

A:

Yes. You may revoke your proxy or change your vote before your proxy is voted at the American Woodmark shareholder meeting. Any shareholder giving a proxy has the right to revoke such proxy before it is voted at the American Woodmark shareholder meeting by doing any of the following:

•	filing with the Secretary of American Woodmark written notice of revocation which bears a later date than the date of the proxy;

•	duly executing and filing with the Secretary of American Woodmark (or submitting via the Internet or telephone) a later dated proxy relating to the same shares; or

•	voting at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, which will automatically cancel any proxy previously given.

Execution or revocation of a proxy will not in any way affect your right to attend the American Woodmark shareholder meeting and vote in person. Attending the American Woodmark shareholder meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

Attention: Secretary

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker, or other nominee?

A:

If your shares are held in the name of a bank, broker, or other nominee and you previously provided voting instructions to your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee to revoke or change your voting instructions.

Q:	How can I vote the shares of MasterBrand common stock that I hold through the MasterBrand, Inc. Retirement Savings Plan?

A:

If you are a participant in the MasterBrand, Inc. Retirement Savings Plan, which is referred to in this joint proxy statement/prospectus as the MasterBrand retirement plan, you have been provided with this joint proxy statement/prospectus in your capacity as a participant in the MasterBrand retirement plan. Your proxy card will show the number of shares of MasterBrand common stock allocated to your plan account under the MasterBrand retirement plan and will serve as a voting instruction card, which you can use to direct the trustee of the MasterBrand retirement plan to vote the shares of MasterBrand common stock allocated to your plan account, as indicated on the card. MasterBrand common stock held through the MasterBrand retirement plan may be voted by using the Internet, by calling a toll-free telephone number or by completing, signing and dating the proxy card/voting instruction card and mailing it to Broadridge in accordance with the instructions provided on the card. Your voting instructions must be received by Broadridge by a date that is earlier than the deadline that applies to stockholders generally in order to allow sufficient time for Broadridge to tabulate the instructions and provide the trustee of the MasterBrand retirement plan with the results so that the trustee can vote the shares prior to the general stockholder deadline. Accordingly, Broadridge must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2025. MasterBrand common stock held through the MasterBrand retirement plan for which no instructions are received will be voted in the same percentage as the MasterBrand common stock held through the MasterBrand retirement plan for which the trustee receives voting instructions.

Please note that you cannot vote the MasterBrand common stock you hold through the MasterBrand retirement plan in person at the MasterBrand stockholder meeting.

Q:	How can I vote the shares of American Woodmark common stock that I hold through the American Woodmark Corporation Retirement Savings Plan?

A:

If you are a participant in the American Woodmark Corporation Retirement Savings Plan, which is referred to in this joint proxy statement/prospectus as the American Woodmark retirement plan, you have been provided with this joint proxy statement/prospectus in your capacity as a participant in the American Woodmark retirement plan. Your proxy card will show the number of shares of American Woodmark common stock allocated to your plan account under the American Woodmark retirement plan and will serve as a voting instruction card, which you can use to direct the trustee of the American Woodmark retirement plan to vote the shares of American Woodmark common stock allocated to your plan account, as indicated on the card. American Woodmark common stock held through the American Woodmark retirement plan may be voted by using the Internet, by calling a toll-free telephone number or by completing, signing and dating the proxy card/voting instruction card and mailing it to Broadridge in accordance with the instructions provided on the card. Your voting instructions must be received by Broadridge by a date that is earlier than the deadline that applies to shareholders generally in order to allow sufficient time for Broadridge to tabulate the instructions and provide the trustee of the American Woodmark retirement plan with the results so that the trustee can vote the shares prior to the general shareholder deadline. Accordingly, Broadridge must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2025. American Woodmark common stock held through the American Woodmark retirement plan for which no instructions are received will be voted in the same percentage as the American Woodmark common stock held through the American Woodmark retirement plan for which the trustee receives voting instructions.

Please note that you cannot vote the American Woodmark common stock you hold through the American Woodmark retirement plan in person at the American Woodmark shareholder meeting.

Q:	Where can I find the voting results of the stockholder meetings?

A:

The preliminary voting results for each stockholder meeting will be announced at that stockholder meeting. In addition, within four business days after completion of its respective stockholder meeting, each of

MasterBrand and American Woodmark intends to file the final voting results of its respective stockholder meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the merger, what are my rights?

A:

Neither MasterBrand stockholders nor American Woodmark shareholders are entitled to dissenters’ or appraisal rights under the DGCL, VSCA or otherwise. If they are not in favor of the merger, MasterBrand stockholders may vote against the MasterBrand share issuance proposal, and American Woodmark shareholders may vote against the American Woodmark merger proposal. For more information, please see the section entitled “No Appraisal Rights” beginning on page 210. Information about how MasterBrand stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The MasterBrand Stockholder Meeting” beginning on page 56. Information about how American Woodmark shareholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The American Woodmark Shareholder Meeting” beginning on page 65.

Q:	Are there any risks that I should consider in deciding whether to vote in favor of the American Woodmark merger proposal, or the MasterBrand share issuance proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 39. You also should read and carefully consider the risk factors of MasterBrand and American Woodmark contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	What happens if I sell my shares of MasterBrand common stock or American Woodmark common stock before the respective stockholder meeting?

A:

The MasterBrand record date is earlier than the date of the MasterBrand stockholder meeting, and the American Woodmark record date is earlier than the date of the American Woodmark shareholder meeting. If you transfer your shares of MasterBrand common stock or American Woodmark common stock after the respective record date, but before the applicable stockholder meeting, you will, unless special arrangements are made, retain your right to vote at the applicable stockholder meeting. However, in the case of American Woodmark shareholders, if you transfer your shares prior to completion of the merger, you will not have the right to receive the merger consideration. In order to receive the merger consideration, you must continue to hold your shares of American Woodmark common stock immediately prior to completion of the merger.

Q:	What will happen to MasterBrand and American Woodmark as a result of the merger?

A:

In the merger, Merger Sub, a wholly owned subsidiary of MasterBrand, will merge with and into American Woodmark, with American Woodmark surviving the merger as a wholly owned subsidiary of MasterBrand. As a result, upon completion of the merger, American Woodmark will no longer be a public company and its shares will be delisted from NASDAQ, deregistered under the Exchange Act, and cease to be publicly traded.

Q:	What will I receive if the merger is completed?

A:

If the merger is completed, each share of American Woodmark common stock issued and outstanding immediately prior to the effective time will be automatically canceled and cease to exist and will be converted into the right to receive 5.150 validly issued, fully paid and non-assessable shares of MasterBrand common stock, which ratio is referred to as the exchange ratio, and which amount of MasterBrand common stock is referred to as the merger consideration. No fractional shares of MasterBrand common stock will be issued upon the conversion of shares of American Woodmark common stock under the terms of the merger agreement. Rather, each American Woodmark shareholder that otherwise would have been entitled to receive a fraction of a share of MasterBrand common stock will be entitled to receive cash in lieu of such fractional share. American Woodmark shareholders may also be entitled to receive unpaid dividends or other distributions payable with respect to the shares of MasterBrand common stock they are entitled to receive pursuant to the exchange ratio, if applicable.

If the merger is completed, MasterBrand stockholders will not receive any merger consideration and will continue to own their existing shares of MasterBrand common stock.

Q:	What is the value of the merger consideration?

A:

MasterBrand will issue a fixed number of shares of MasterBrand common stock in exchange for each share of American Woodmark common stock. As a result, the implied value of the merger consideration to be received by American Woodmark shareholders will fluctuate based on any changes in the market price of MasterBrand common stock prior to the completion of the merger. Accordingly, such implied value of the per share merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than, or the same as the implied value of the merger consideration on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of MasterBrand common stock and American Woodmark common stock. MasterBrand common stock is listed on NYSE under the symbol “MBC” and American Woodmark common stock is listed on NASDAQ under the symbol “AMWD”.

For more information on the exchange ratio and the merger consideration, please see the sections entitled “The Merger—Exchange Ratio” and “The Merger Agreement—Merger Consideration” beginning on pages 76 and 132, respectively.

Q:	If I am an American Woodmark shareholder, where will the MasterBrand common stock that I receive in the merger be publicly traded?

A:	The shares of MasterBrand common stock to be issued in the merger will be listed for trading on NYSE.

Q:	If I am an American Woodmark shareholder, how will I receive the merger consideration to which I am entitled?

A:

If you hold your shares of American Woodmark common stock in book-entry form, you will not be required to take any specific actions to exchange your shares for shares of MasterBrand common stock. Upon the completion of the merger, shares of American Woodmark common stock held in book-entry form will be automatically exchanged for the appropriate number of shares of MasterBrand common stock in book-entry form, together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance with the merger agreement. If you hold your shares of American Woodmark common stock in certificated form, after receiving the proper documentation from you, following the effective time, the exchange agent will deliver to you the appropriate number of shares of MasterBrand common stock in book-entry form, together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance with the merger agreement. More information may be found in the sections entitled “The Merger—Exchange of Shares” and “The Merger Agreement—Exchange of American Woodmark Stock Certificates and Book-Entry Shares” beginning on pages 129 and 133, respectively.

Q:	What will happen to the MasterBrand equity compensation plan? Will MasterBrand equity awards be affected by the merger?

A:

The merger will not constitute a change in control for the purposes of the MasterBrand 2022 Long-Term Incentive Plan. The MasterBrand 2022 Long-Term Incentive Plan will remain in effect in accordance with its terms, and MasterBrand equity awards will remain outstanding as equity awards relating to shares of MasterBrand common stock and will not be affected by the merger.

Q:	Will American Woodmark equity awards be affected by the merger?

A:	At the effective time, each outstanding American Woodmark equity award will be treated as follows:

•

Each American Woodmark stock option, referred to as an American Woodmark option, will be assumed by MasterBrand and become an option to purchase shares of MasterBrand common stock, referred to as a MasterBrand assumed option, on the same terms and conditions (excluding performance-based vesting conditions), except that (i) the number of shares of MasterBrand common stock subject to the MasterBrand assumed option will be equal to the product of the number of shares of American Woodmark common stock subject to the corresponding American Woodmark option immediately prior to the effective time (with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the effective time) multiplied by the exchange ratio, rounded down to the nearest whole share, and (ii) the per share exercise of the MasterBrand assumed option will equal the exercise price of the corresponding American Woodmark option divided by the exchange ratio, rounded up to the nearest whole cent. For more information regarding American Woodmark options, including the fact that all are currently out-of-money and not expected to be earned based on actual performance through the effective time, please see “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179;

•

Each American Woodmark restricted stock unit, referred to as an American Woodmark RSU, that becomes vested upon the consummation of the merger will be converted into the right to receive shares of MasterBrand common stock based on the exchange ratio (with a cash payment in respect of any fractional shares in accordance with the merger agreement), less any applicable tax withholdings;

•

Each American Woodmark RSU that does not become vested upon the consummation of the merger will be converted into a MasterBrand time-based vesting restricted stock unit, referred to as a MasterBrand assumed RSU, on the same terms and conditions, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark RSU multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each American Woodmark performance stock unit, referred to as an American Woodmark PSU, will be converted into a MasterBrand assumed RSU, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark PSU (determined based upon actual or superior performance levels, as applicable) multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each outstanding American Woodmark cash-settled restricted stock tracking unit will be converted into a MasterBrand cash-settled restricted stock tracking unit, referred to as a MasterBrand assumed RSTU, on the same terms and conditions (other than any applicable performance-based vesting conditions), except that the MasterBrand assumed RSTUs will relate to shares of MasterBrand common stock, with the number of shares based on superior performance and multiplied by the exchange ratio; and

•

If any American Woodmark option or American Woodmark PSU (to the extent performance-vesting conditions are determined based on actual performance) is not earned based on the achievement of actual performance through the effective time, such awards will be automatically canceled without consideration immediately prior to the effective time.

For more information, please see the information provided in the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179.

Q:	What are the material United States federal income tax consequences of the merger to U.S. holders of American Woodmark common stock?

A:	MasterBrand and American Woodmark intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

Accordingly, U.S. holders of American Woodmark common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the merger, except for any gain or loss attributable to the receipt of cash in lieu of a fractional share of MasterBrand common stock. The obligation of the parties to consummate the merger is not conditioned upon the receipt of a tax opinion from counsel, nor have the parties applied for a ruling from the U.S. Internal Revenue Service. As a result, there can be no assurance that the U.S. Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions herein. The tax consequences of the transactions to any particular American Woodmark shareholder will depend on that stockholder’s particular facts and circumstances. Accordingly, U.S. holders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from such U.S. holders’ particular circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger.

A more detailed discussion of the U.S. federal income tax consequences of the merger can be found in the section entitled “United States Federal Income Tax Consequences” beginning on page 187.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the conditions to the completion of the merger described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150, including the approval of the MasterBrand share issuance proposal by MasterBrand stockholders at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) and the approval of the merger proposal by American Woodmark shareholders at the American Woodmark shareholder meeting (or any adjournment or postponement thereof), the merger is expected to close in early 2026. However, neither MasterBrand nor American Woodmark can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to customary closing conditions, including certain regulatory approvals, some of which are outside the control of both companies. Please see also the section entitled “The Merger—Regulatory Approvals” beginning on page 125.

Q:	What are the conditions to the completion of the merger?

A:

In addition to the approval of the MasterBrand share issuance proposal by MasterBrand stockholders and the approval of the merger proposal by American Woodmark shareholders, completion of the merger is subject to the satisfaction (or waiver to the extent legally permissible) by each party of a number of additional conditions, including:

•	approval for listing on NYSE, subject to official notice of issuance, of the shares of MasterBrand common stock to be issued in the MasterBrand share issuance;

•

the absence of any order (whether preliminary, temporary or permanent, issued or entered and remaining in effect) or law enacted or promulgated and remaining in effect that enjoins, prevents, makes illegal, or prohibits the completion of the merger or the MasterBrand share issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or pending action seeking a stop order by the SEC;

•

expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the HSR Act, applicable to the transactions contemplated by the merger agreement;

•

approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency;

•

approval from the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of a certain subsidiary of American Woodmark (this condition will not be applicable if such subsidiary is dissolved);

•	the accuracy of the other party’s representations and warranties made in the merger agreement, subject to the materiality standards in the merger agreement;

•

the performance, in all material respects, of all of the other party’s obligations under the merger agreement required to be performed prior to the completion of the merger and the compliance by the other party with all of the covenants and conditions required to be complied with by such other party at or prior to the completion of the merger;

•

since the date of the merger agreement there must not have occurred and be continuing with respect to the other party any material adverse effect or any event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on such other party;

•

each party must have received a certificate executed by an executive officer of the other party certifying as to the satisfaction of the conditions in the three preceding bullets regarding representations and warranties, the performance of covenants, and the absence of any material adverse effect; and

•	MasterBrand shall have received a payoff letter with respect to the existing American Woodmark credit facility.

No assurance can be given that the required consents and approvals will be obtained or that the required conditions to the completion of the merger will be satisfied. Even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that MasterBrand and American Woodmark expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, please see the sections entitled “The Merger Agreement—Conditions to the Completion of the Merger” and “The Merger—Regulatory Approvals” beginning on pages 150 and 125, respectively.

Q:	What happens if the merger is not completed?

A:

If the merger proposal is not approved by American Woodmark shareholders, if the MasterBrand share issuance proposal is not approved by MasterBrand stockholders, or if the merger is not completed for any other reason, American Woodmark shareholders will not receive any merger consideration for their shares of American Woodmark common stock in connection with the merger. Instead, American Woodmark will remain an independent public company and its common stock will continue to be listed on NASDAQ, and MasterBrand will not complete the MasterBrand share issuance. If the merger agreement is terminated under specified circumstances, American Woodmark may be required to pay MasterBrand a termination fee of $25 million. If the merger agreement is terminated under other specified circumstances, MasterBrand may be required to pay American Woodmark a termination fee of $30 million or $35 million, as applicable. Please see the section entitled “The Merger Agreement—Termination Fees” beginning on page 154 for a more detailed discussion of these termination fees.

Q:	What respective equity stakes will MasterBrand stockholders and American Woodmark shareholders hold in the combined company immediately following the merger?

A:

Immediately following completion of the merger, holders of shares of MasterBrand common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, and holders of shares of American Woodmark common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, on a fully diluted basis and based on the number of shares of MasterBrand common stock and American Woodmark common stock outstanding as of [●], 2025. The exact equity stake of MasterBrand stockholders and American Woodmark shareholders in the combined company immediately following the merger will depend on the number of shares of MasterBrand common stock and American Woodmark common stock issued and outstanding immediately prior to the merger.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

MasterBrand has engaged Innisfree M&A Incorporated, which is referred to as Innisfree, to assist in the solicitation of proxies for the MasterBrand stockholder meeting. MasterBrand estimates that it will pay Innisfree a fee of approximately $50,000, plus reasonable expenses. MasterBrand has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). American Woodmark has engaged MacKenzie Partners, Inc., which is referred to as MacKenzie, to assist in the solicitation of proxies for the American Woodmark shareholder meeting. American Woodmark estimates that it will pay MacKenzie a fee of approximately $20,000, plus reasonable expenses in an amount not to exceed $10,000. American Woodmark has agreed to indemnify MacKenzie against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). MasterBrand and American Woodmark also may be required to reimburse banks, brokers, and other nominees for their expenses in forwarding proxy materials to beneficial owners of MasterBrand common stock and American Woodmark common stock, respectively. MasterBrand’s directors, officers, and employees and American Woodmark’s directors, officers, and employees also may solicit proxies by mail, by telephone, by electronic means, or in person, but they will not be paid any additional amounts for such soliciting of proxies.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, and return your completed, signed, and dated proxy card(s) by mail in the enclosed postage-paid envelope(s) or submit your voting instructions by telephone or over the Internet as soon as possible so that your shares will be voted in accordance with your instructions. If your shares are held in the name of a bank, broker, or other nominee, please follow the instructions on the enclosed voting instruction form furnished by such bank, broker, or other nominee.

Q:	Whom do I call if I have questions about the MasterBrand stockholder meeting, the American Woodmark shareholder meeting, or the merger?

A:

If you have questions about the MasterBrand stockholder meeting, the American Woodmark shareholder meeting, or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:

if you are a MasterBrand stockholder:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5185

Banks and brokers may call collect: (212) 750-5833

if you are an American Woodmark shareholder:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, New York 10018
Shareholders may call toll-free: (800) 322-2885

Banks and brokers may call collect: (212) 929-5500

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a MasterBrand stockholder or an American Woodmark shareholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 220.

The Parties to the Merger (Page 54)

MasterBrand, Inc.

MasterBrand, Inc., a Delaware corporation, is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. Additional information can be found at www.MasterBrand.com. MasterBrand’s principal executive offices are located at 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, and its telephone number is (877) 622-4782.

American Woodmark Corporation

American Woodmark Corporation, a Virginia corporation, is one of the nation’s largest cabinet manufacturers. From inspiration to installation, American Woodmark helps people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, American Woodmark sparks the imagination of homeowners and designers and brings their vision to life. Across American Woodmark’s service and distribution centers, corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Additional information can be found at www.AmericanWoodmark.com. American Woodmark’s principal executive offices are located at 561 Shady Elm Road, Winchester, Virginia 22602, and its telephone number is (540) 665-9100.

Maple Merger Sub Inc.

Maple Merger Sub Inc., a Virginia corporation and a wholly owned subsidiary of MasterBrand, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the other transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into American Woodmark, with American Woodmark surviving the merger as a wholly owned subsidiary of MasterBrand. Merger Sub’s principal executive offices are located at c/o MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, and its telephone number is (877) 622-4782.

The MasterBrand Stockholder Meeting (Page 56)

Date, Time and Place of the MasterBrand Stockholder Meeting

The MasterBrand stockholder meeting is scheduled to be held at 3333 Richmond Road, Beachwood, Ohio 44122 on [●], beginning at [●], Eastern Time.

Matters to be Considered at the MasterBrand Stockholder Meeting

The purposes of the MasterBrand stockholder meeting are as follows:

•	MasterBrand share issuance proposal. To approve the issuance of shares of MasterBrand common stock to the stockholders of American Woodmark pursuant to the merger agreement.

•

MasterBrand adjournment proposal. To approve the adjournment of the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MasterBrand stockholders.

Completion of the merger is conditioned on the approval of the MasterBrand share issuance proposal by the MasterBrand stockholders.

MasterBrand Record Date; Voting Rights

Only holders of record of issued and outstanding shares of MasterBrand common stock at the close of business on [●], 2025, the MasterBrand record date, are entitled to notice of, and to vote at, the MasterBrand stockholder meeting (or any adjournment or postponement thereof). For any matter properly brought before the MasterBrand stockholder meeting, MasterBrand stockholders may cast one vote for each share of MasterBrand common stock owned at the close of business on the MasterBrand record date.

Quorum

A quorum of MasterBrand stockholders is necessary to conduct the MasterBrand stockholder meeting. The holders of a majority of the shares of MasterBrand common stock entitled to vote at the MasterBrand stockholder meeting must be present or represented by proxy at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. If a quorum is not present, the MasterBrand stockholder meeting will be adjourned and reconvened when the holders of the number of shares of MasterBrand common stock required to constitute a quorum are present or represented by proxy.

Required Votes

The MasterBrand share issuance proposal requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon, assuming a quorum is present. An abstention (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand share issuance proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote or who does not submit a proxy will have no effect on the vote of this proposal, assuming a quorum is present.

Whether or not there is a quorum, the approval of the MasterBrand adjournment proposal requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon. An abstention (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand adjournment proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote or who does not submit a proxy will have no effect on the outcome of this proposal.

Information about how MasterBrand stockholders may vote on the proposals solicited in connection with the merger can be found under the section entitled “The MasterBrand Stockholder Meeting” beginning on page 56.

The American Woodmark Shareholder Meeting (Page 65)

Date, Time and Place of the American Woodmark Shareholder Meeting

The American Woodmark shareholder meeting is scheduled to be held virtually via live webcast at www.virtualshareholdermeeting.com/AMWD2025SM, on [●], beginning at [●], Eastern Time, unless postponed to a later date. Because the American Woodmark shareholder meeting will be held in a virtual meeting format only, there will not be a physical meeting location. You will be able to attend the American Woodmark shareholder meeting online and vote your shares electronically at the meeting by visiting the American Woodmark shareholder meeting website. American Woodmark shareholders will need the 16-digit control number found on their proxy cards in order to access the American Woodmark shareholder meeting website.

Matters to be Considered at the American Woodmark Shareholder Meeting

The purpose of the American Woodmark shareholder meeting is to vote on the following proposals, each as further described in this joint proxy statement/prospectus:

•	American Woodmark merger proposal. To approve and adopt the merger agreement and the related plan of merger.

•

American Woodmark compensation proposal. To approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement.

•

American Woodmark adjournment proposal. To approve the adjournment of the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to American Woodmark shareholders.

Completion of the merger is conditioned on approval of the American Woodmark merger proposal.

American Woodmark Record Date; Voting Rights

The American Woodmark record date is [●], 2025. Only American Woodmark shareholders of record at the close of business on the American Woodmark record date are entitled to receive notice of, and to vote at, the American Woodmark shareholder meeting and any adjournments or postponements thereof. As of the close of business on the American Woodmark record date, there were [●] shares of American Woodmark common stock issued and outstanding, each entitled to vote at the American Woodmark shareholder meeting. For any matter properly brought before the American Woodmark shareholder meeting, each American Woodmark shareholder may cast one vote for each share of American Woodmark common stock owned at the close of business on the American Woodmark record date.

Quorum

A quorum of American Woodmark shareholders is necessary to conduct the American Woodmark shareholder meeting. The holders of a majority of the shares of American Woodmark common stock entitled to vote at the meeting must be present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. However, even if a quorum does not exist, a majority of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote may adjourn or postpone the meeting to another place, date or time.

Required Votes

The American Woodmark merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote thereon. An abstention, a broker non-vote, if any, or any other failure to vote will have the same effect as a vote “AGAINST” the American Woodmark merger proposal, assuming a quorum is present.

The American Woodmark compensation proposal requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) and entitled to vote thereon. An abstention, broker non-vote, if any, or other failure to vote will have no effect on the vote on the American Woodmark compensation proposal, assuming a quorum is present.

The American Woodmark adjournment proposal requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) and entitled to vote thereon. An abstention, broker non-vote, if any, or other failure to vote will have no effect on the vote on the American Woodmark adjournment proposal, assuming a quorum is present.

Information about how American Woodmark shareholders may vote on the proposals solicited in connection with the merger can be found under the section entitled “The American Woodmark Shareholder Meeting” beginning on page 65.

The Merger and the Merger Agreement (Pages 76and 131, respectively)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the merger agreement, Merger Sub will merge with and into American Woodmark. As a result of the merger, the separate existence of Merger Sub will cease, and American Woodmark will continue its existence under the laws of the Commonwealth of Virginia as the surviving corporation and a wholly owned subsidiary of MasterBrand. Following the merger, American Woodmark common stock will be delisted from NASDAQ, will be deregistered under the Exchange Act, and will cease to be publicly traded.

Exchange Ratio; Merger Consideration (Pages 76 and 132)

At the effective time, each share of American Woodmark common stock will be converted into the right to receive 5.150 shares of MasterBrand common stock, which amount of MasterBrand common stock is referred to as the merger consideration. The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either the MasterBrand common stock or the American Woodmark common stock changes. No fractional shares of MasterBrand common stock will be issued upon the conversion of shares of American Woodmark common stock pursuant to the merger agreement. Following the effective time, the exchange agent will aggregate all fractional shares of MasterBrand common stock that would otherwise have been required to be distributed pursuant to the merger agreement and cause them to be sold in round lots (to the extent practicable) on NYSE at the then-prevailing prices. Each holder of American Woodmark common stock that otherwise would have been entitled to receive a fraction of a share of MasterBrand common stock pursuant to the merger agreement will, in lieu thereof, be entitled to receive from the proceeds from such sales by the exchange agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales, based on the fractional shares of MasterBrand common stock to which such holder would otherwise be entitled. American Woodmark shareholders may also be entitled to receive unpaid dividends or other distributions payable with respect to the shares of MasterBrand common stock they are entitled to receive pursuant to the exchange ratio, if applicable.

MasterBrand stockholders will continue to own their existing shares, which will not be affected by the merger and which will constitute shares of the combined company following completion of the merger.

For more information on the exchange ratio and the merger consideration, please see the sections entitled “The Merger—Exchange Ratio” beginning on page 76 and “The Merger Agreement—Merger Consideration” beginning on page 132.

Treatment of Existing American Woodmark Equity Awards (Page 135)

At the effective time:

•

Each American Woodmark option will be assumed by MasterBrand and become a MasterBrand assumed option on the same terms and conditions (excluding performance-based vesting conditions), except that (i) the number of shares of MasterBrand common stock subject to the MasterBrand assumed option will be equal to the product of the number of shares of American Woodmark common stock subject to the corresponding American Woodmark option immediately prior to the effective time (with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the effective time) multiplied by the exchange ratio, rounded down to the nearest whole share, and (ii) the per share exercise of the MasterBrand assumed option will equal the exercise price of the corresponding American Woodmark option divided by the exchange ratio, rounded up to the nearest whole cent. For more information regarding American Woodmark options, including the fact that all are currently out-of-money and not expected to be earned based on actual performance through the effective time, please see “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179;

•

Each American Woodmark RSU that becomes vested upon the consummation of the merger will be converted into the right to receive shares of MasterBrand common stock based on the exchange ratio (with a cash payment in respect of any fractional shares in accordance with the merger agreement), less any applicable tax withholdings;

•

Each American Woodmark RSU that does not become vested upon the consummation of the merger will be converted into a MasterBrand assumed RSU on the same terms and conditions, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark RSU multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each American Woodmark PSU will be converted into a MasterBrand assumed RSU, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark PSU (determined based upon actual or superior performance levels, as applicable)

multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each outstanding American Woodmark cash-settled restricted stock tracking unit will be converted into a MasterBrand assumed RSTU on the same terms and conditions (other than any applicable performance-based vesting conditions), except that the MasterBrand assumed RSTUs will relate to shares of MasterBrand common stock, with the number of shares based on superior performance and multiplied by the exchange ratio; and

•

If any American Woodmark option or American Woodmark PSU (to the extent performance-vesting conditions are determined based on actual performance) is not earned based on the achievement of actual performance through the effective time, such awards will be automatically canceled without consideration immediately prior to the effective time.

For more information, please see the sections entitled “The Merger Agreement—Treatment of Equity Awards” and “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on pages 135 and 179, respectively.

Recommendation of the MasterBrand Board of Directors; MasterBrand’s Reasons for the Merger (Page 94)

The MasterBrand board of directors unanimously recommends that MasterBrand stockholders vote “FOR” the MasterBrand share issuance proposal (MasterBrand Proposal 1) and “FOR” the MasterBrand adjournment proposal (MasterBrand Proposal 2).

The MasterBrand board of directors unanimously approved, authorized and declared advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and declared advisable the MasterBrand share issuance and recommended that the MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement. In reaching its decision to approve, authorize and declare advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and declare advisable the MasterBrand share issuance and recommend that the MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement, the MasterBrand board of directors held a number of meetings, consulted with MasterBrand’s management and its outside legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, which is referred to as Skadden, and its outside financial advisor, Rothschild & Co US Inc., which is referred to as Rothschild & Co, and considered a number of factors it believed supported its decision to enter into the merger agreement, including, without limitation, those listed in the section entitled “The Merger—Recommendation of the MasterBrand Board of Directors; MasterBrand’s Reasons for the Merger” beginning on page 94.

For more information, please see the section entitled “The Merger—Background of the Merger” beginning on page 76.

Recommendation of the American Woodmark Board of Directors; American Woodmark’s Reasons for the Merger (Page 99)

The American Woodmark board of directors unanimously recommends that American Woodmark shareholders vote “FOR” the American Woodmark merger proposal (American Woodmark Proposal 1), “FOR” the American Woodmark compensation proposal (American Woodmark Proposal 2) and “FOR” the American Woodmark adjournment proposal (American Woodmark Proposal 3).

The American Woodmark board of directors unanimously (i) adopted, approved and declared advisable the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and the plan of merger, including the merger, (ii) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of American

Woodmark and its shareholders and (iii) recommended that American Woodmark shareholders approve and adopt the merger agreement and the plan of merger. In evaluating the merger, the American Woodmark board of directors held a number of meetings, consulted with American Woodmark’s management and representatives of American Woodmark’s outside legal counsel, McGuireWoods LLP, which is referred to as McGuireWoods, and outside financial advisor, Jefferies LLC, which is referred to as Jefferies, and in reaching its decision to approve and declare advisable the merger agreement and the merger and other transactions contemplated thereby, considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of MasterBrand and American Woodmark and other factors, including, without limitation, those listed in the section entitled “The Merger—Recommendation of the American Woodmark Board of Directors; American Woodmark’s Reasons for the Merger” beginning on page 94.

For more information, please see the section entitled “The Merger—Background of the Merger” beginning on page 76.

Opinion of MasterBrand’s Financial Advisor (Page 110 and Annex C)

On August 5, 2025, Rothschild & Co rendered its oral opinion to the MasterBrand board of directors (which was subsequently confirmed in writing by delivery of Rothschild & Co’s written opinion addressed to the MasterBrand board of directors dated the same date) to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to MasterBrand.

Rothschild & Co’s opinion was provided for the benefit of the MasterBrand board of directors, in its capacity as such, in connection with and for the purpose of its evaluation of the merger, and only addressed the fairness, from a financial point of view, to MasterBrand of the exchange ratio in the merger pursuant to the merger agreement. Rothschild & Co did not express any opinion as to MasterBrand’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative transaction. The summary of Rothschild & Co’s opinion in this joint proxy statement / prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement / prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Rothschild & Co in preparing its opinion. However, neither Rothschild & Co’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement / prospectus are intended to be, and they do not constitute, advice or a recommendation to any security holder of MasterBrand or American Woodmark as to how such holder should vote or act on any matter relating to the merger.

Opinion of American Woodmark’s Financial Advisor (Page 118 and Annex D)

American Woodmark has engaged Jefferies as American Woodmark’s financial advisor in connection with the merger. In connection with this engagement, Jefferies delivered a written opinion, dated August 5, 2025, to the American Woodmark board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement. The full text of Jefferies’ written opinion, dated August 5, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Jefferies’ opinion was provided for the use and benefit of the American Woodmark board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might exist for American Woodmark, nor did it address the underlying business decision of American Woodmark to engage in the merger or any other matter. Jefferies’ opinion did not constitute a recommendation as to how the American Woodmark board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. Jefferies’ opinion is qualified in its entirety by reference to the full text of Jefferies’ opinion.

Proxy Solicitation Costs (Pages 60 and 70)

MasterBrand and American Woodmark are soliciting proxies to provide an opportunity to all MasterBrand stockholders and American Woodmark shareholders to vote on agenda items at the respective stockholder meetings, whether or not they are able to attend their respective stockholder meetings (or any adjournment or postponement thereof). Each of MasterBrand and American Woodmark will bear its entire cost of soliciting proxies from its stockholders.

MasterBrand has retained Innisfree to assist in the solicitation of MasterBrand proxies, and American Woodmark has retained MacKenzie to assist in the solicitation of American Woodmark proxies. MasterBrand and American Woodmark also may be required to reimburse banks, brokers, and other nominees for expenses they incur in forwarding proxy materials to beneficial stockholders. In addition, MasterBrand’s and American Woodmark’s respective directors, officers, and other employees may solicit proxies in person, by telephone, electronically, by mail, or by other means, and will not be specifically compensated for such solicitations.

For a description of the costs and expenses to MasterBrand and American Woodmark of soliciting proxies, please see “The MasterBrand Stockholder Meeting—Proxy Solicitation Costs” and “The American Woodmark Shareholder Meeting—Proxy Solicitation Costs” on pages 60 and 70, respectively.

Governance of the Combined Company (Page 127)

The merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus, contains certain provisions relating to the governance of MasterBrand following completion of the merger.

Board of Directors

As of the effective time, the MasterBrand board of directors will consist of 11 directors, to be comprised of:

•	eight directors designated by MasterBrand prior to the effective time; and

•	three directors designated by American Woodmark.

Each of the American Woodmark designees must meet the independence requirements of NYSE, satisfy MasterBrand’s corporate governance standards, including MasterBrand’s satisfactory completion of its customary screening and evaluation procedures for directors, and be chosen from a list of individuals agreed upon by MasterBrand and American Woodmark.

As of the date of this joint proxy statement/prospectus, it is anticipated that all eight current members of the MasterBrand board of directors will remain on the MasterBrand board of directors at the effective time.

Each American Woodmark designee will be appointed to serve, following the effective time, as a member of one of the three classes of the MasterBrand board of directors. Specifically, one American Woodmark designee will be added to each of Class I, Class II, and Class III of the MasterBrand board of directors. The term for Class I directors will expire in 2026, the term for Class II directors will expire in 2027, and the term for Class III directors will expire in 2028.

Chair of the Board of Directors

At the effective time, Mr. David D. Petratis, current chair of the MasterBrand board of directors, or another designee by MasterBrand, will be chair of the MasterBrand board of directors.

Chief Executive Officer

The present president and chief executive officer of MasterBrand, R. David Banyard, Jr., will continue to serve as the president and chief executive officer of MasterBrand until his successor shall be appointed or until his earlier death, resignation or removal.

Name; NYSE Trading Symbol

The name of MasterBrand and its NYSE trading symbol will not be amended, revised, changed, or otherwise affected in any respect as a result of the completion of the merger or the other transactions contemplated by the merger agreement and will continue as “MasterBrand, Inc.” and “MBC,” respectively.

Headquarters; Other Locations

From and after the effective time, the headquarters of MasterBrand will remain located in Beachwood, Ohio. It is anticipated that MasterBrand will maintain a significant presence in Winchester, Virginia.

Regulatory Approvals (Page 125)

MasterBrand and American Woodmark have agreed to cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under the merger agreement and applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, and in no event later than the outside date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party (including, without limitation, with respect to obtaining releases of liens under the existing American Woodmark credit facility) and any governmental authority, including under antitrust laws, in order to consummate such transactions.

The completion of the merger is subject to the receipt of certain governmental clearances or approvals, including:

•	the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act;

•

approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency;

•

approval from the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of a certain subsidiary of American Woodmark (this condition will not be applicable if such subsidiary is dissolved);

•

the SEC’s declaring effective the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of the registration statement or pending action seeking a stop order by the SEC; and

•	approval of the MasterBrand common stock to be issued in the MasterBrand share issuance for listing on NYSE, subject to official notice of issuance prior to the completion of the merger.

On September 5, 2025, MasterBrand and American Woodmark each filed an HSR notification form with the FTC and the DOJ. On [●], 2025, [DOJ/FTC] received clearance to review the merger. The waiting period under the HSR Act with respect to the filed HSR notifications currently is scheduled to expire on October 6, 2025, unless (i) MasterBrand withdraws and refiles its HSR notification form during the 30-day waiting period, which would initiate a new 30-day waiting period, (ii) extended by the issuance of a request for additional information and documentary materials by the [DOJ/FTC] (or a “second request”) or (iii) terminated earlier by the [DOJ/FTC]. If the [DOJ/FTC] issues a second request prior to the expiration of the initial waiting period, the transactions contemplated by the merger agreement cannot close until the parties observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is earlier terminated or if the parties agree with [DOJ/FTC] to extend the second waiting period by entering into a timing agreement.

MasterBrand submitted a notification to the Federal Economic Competition Commission of Mexico (COFECE) seeking clearance for the merger under Mexico’s antitrust laws on September 2, 2025. The COFECE review is expected to be concluded by the end of December 2025.

On September 3, 2025, MasterBrand submitted a letter to the State of Vermont Department of Financial Regulation to request the approval of the Captive Insurance Division, pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code, in respect of the acquisition of control of a certain subsidiary of American Woodmark. The State of Vermont Department of Financial Regulation review is expected to be concluded by October 2025.

Subject to certain conditions and exceptions, each of MasterBrand and American Woodmark and their respective affiliates may be required to divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of their respective businesses, assets or contracts, or take any other action that may be required or requested by any governmental authority in connection with obtaining the consents, authorizations, orders, or approvals of such governmental authority if reasonably necessary, proper or advisable to complete the merger.

For a description of the parties’ obligations with respect to regulatory approvals related to the merger, please see the sections entitled “The Merger—Regulatory Approvals” beginning on page 125 and “The Merger Agreement—Cooperation; Efforts to Complete” beginning on page 146.

Ownership of the Combined Company after the Merger (Page 127)

Immediately following completion of the merger, holders of shares of MasterBrand common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, and holders of shares of American Woodmark common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, on a fully diluted basis and based on the number of shares of MasterBrand common stock and American Woodmark common stock outstanding as of [●], 2025.

No Solicitation of Acquisition Proposals (Page 141)

As set forth in greater detail in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141, each of MasterBrand and American Woodmark has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the merger agreement with respect to any acquisition proposal. In addition, each of MasterBrand and American Woodmark has agreed that it will not, and will cause each of its controlled affiliates and representatives not to, directly or indirectly, solicit or otherwise take a number of actions with respect to acquisition proposals.

If, however, prior to, but not after, the approval and adoption of the merger agreement and the plan of merger by the holders of American Woodmark common stock, in the case of American Woodmark, or the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, in the case of MasterBrand, such party receives a bona fide written alternative acquisition proposal made after the date of the merger agreement that does not result from a breach of such party’s non-solicitation obligations under the merger agreement by such party or any of its controlled affiliates or by any of such party’s representatives or controlled affiliates that has not been directed by such party to comply with the non-solicitation terms of the merger agreement applicable to them, and if such party’s board of directors determines in good faith (after consultation with outside legal counsel and financial advisor) that such acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal, and failure to take any action would be inconsistent with the fiduciary duties of the board of directors of such party under applicable law, as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141, then such party may take certain actions with respect to such alternative acquisition proposal.

Conditions to the Completion of the Merger (Page 150)

Conditions to the Obligations of Each Party to Complete the Merger

The obligations of each of MasterBrand, Merger Sub, and American Woodmark to complete the merger are subject to the satisfaction (or waiver in writing by MasterBrand and American Woodmark) of various conditions, including the following:

•

receipt of (i) the approval of the MasterBrand share issuance by the holders of MasterBrand common stock and (ii) the approval and adoption of the merger agreement and the plan of merger by the holders of American Woodmark common stock;

•	approval for listing on NYSE, subject to official notice of issuance, of the shares of MasterBrand common stock to be issued as a portion of the merger consideration in the MasterBrand share issuance;

•

the absence of any law or order (whether preliminary, temporary, or permanent) enacted or promulgated and remaining in effect that enjoins, prevents, makes illegal, or prohibits the completion of the merger or the MasterBrand share issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order by the SEC; and

•

expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement and approval from, or such other actions as are required to be made with or obtained from, certain applicable foreign regulatory agencies must have been obtained and remain in full force and effect.

Conditions to the Obligations of each of MasterBrand and Merger Sub to Complete the Merger

In addition, the obligations of each of MasterBrand and Merger Sub to complete the merger are subject to the satisfaction (or waiver in writing by MasterBrand to the extent legally permissible) of the following conditions prior to the completion of the merger:

•

the accuracy of the representations and warranties of American Woodmark contained in the merger agreement as of August 5, 2025 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality qualifiers provided in the merger agreement;

•

the performance, in all material respects, of all of American Woodmark’s obligations and agreements under the merger agreement required to be performed at or prior to the completion of the merger and the compliance by American Woodmark with all of the covenants and conditions required to be complied with by American Woodmark at or prior to the completion of the merger;

•

since the date of the merger agreement there must not have occurred and be continuing with respect to American Woodmark any material adverse effect or any event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on American Woodmark;

•

MasterBrand must have received a certificate executed by an executive officer of American Woodmark certifying as to the satisfaction of the conditions in the three preceding bullets regarding representations and warranties, the performance of covenants, and the absence of any material adverse effect; and

•

MasterBrand must have received an executed payoff letter with respect to American Woodmark’s existing credit facility, in customary form reasonably acceptable to MasterBrand and executed by the applicable lenders, in accordance with the requirements set forth in the merger agreement.

Conditions to the Obligations of American Woodmark to Complete the Merger

In addition, the obligations of American Woodmark to complete the merger are subject to the satisfaction (or waiver in writing by American Woodmark to the extent legally permissible) of the following conditions prior to the completion of the merger:

•

the accuracy of the representations and warranties of MasterBrand contained in the merger agreement as of August 5, 2025 and as of the closing date (other than representations that by their terms speak specifically as of another date or period of time), subject to the materiality qualifiers provided in the merger agreement;

•

the performance, in all material respects, of all of MasterBrand’s obligations and agreements under the merger agreement required to be performed prior to the completion of the merger and the compliance by MasterBrand with all of the covenants and conditions required to be complied with by MasterBrand prior to or at the completion of the merger;

•

since the date of the merger agreement there must not have occurred and be continuing with respect to MasterBrand any material adverse effect or any event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on MasterBrand; and

•

American Woodmark must have received a certificate executed by an executive officer of MasterBrand certifying as to the satisfaction of the conditions in the three preceding bullets regarding representations and warranties, the performance of covenants, and the absence of any material adverse effect.

For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, please see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150.

Termination of the Merger Agreement (Page 152)

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time by mutual written consent of MasterBrand and American Woodmark.

Termination by either MasterBrand or American Woodmark

Either MasterBrand or American Woodmark may terminate the merger agreement at any time prior to the effective time if:

•

the completion of the merger has not occurred prior to 5:00 p.m., Eastern Time, on August 5, 2026, which is referred to as the outside date, except that, if, by 5:00 p.m., Eastern Time on the outside date, all of the conditions to the completion of the merger described in the section entitled “The Merger

Agreement—Conditions to the Completion of the Merger” beginning on page 150 have been satisfied or duly waived by all parties entitled to the benefit thereof (except for (i) conditions regarding (a) the existence of a legal restraint that relates to antitrust laws, or (b) expiration or termination of the waiting period under the HSR Act and approval from, or such other actions as are required to be made with or obtained from, the Mexican National Antitrust Commission or its predecessor agencies or any successor agency, and (ii) any other condition that by its nature is to be satisfied at the completion of the merger), then, subject to certain exceptions, the outside date will automatically be extended to May 5, 2027;

•	an applicable legal restraint is in effect that has become final and nonappealable, subject to certain exceptions;

•

the approval of the MasterBrand share issuance is not obtained at the special meeting of holders of MasterBrand common stock (or at any adjournment or postponement thereof) at which a vote on the MasterBrand share issuance was taken;

•

approval and adoption of the merger agreement and the plan of merger is not obtained at the special meeting of holders of American Woodmark common stock (or at any adjournment or postponement thereof) at which a vote on the approval and adoption of the merger agreement and the plan of merger was taken; or

•

the other party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of such other party’s representations or warranties under the merger agreement fails to be accurate, which failure (i) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of such other party’s representations and warranties or such other party’s compliance with its covenants and agreements and (ii) is not reasonably capable of being cured by such other party by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by such other party by the outside date (as it may be extended pursuant to the merger agreement), is not cured by such other party within thirty days after the terminating party delivers written notice of such failure to such other party, in each case, subject to certain exceptions.

Termination by MasterBrand

MasterBrand may terminate the merger agreement at any time prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, if:

•

at any time prior to approval of the MasterBrand share issuance at the special meeting of holders of MasterBrand common stock, the MasterBrand board of directors has authorized MasterBrand to terminate the merger agreement in order for MasterBrand to enter into a definitive agreement with respect to a superior acquisition proposal; provided that, prior to or concurrently with such termination, MasterBrand pays or causes to be paid to American Woodmark a termination fee of $30 million;

•	the American Woodmark board of directors (or a committee thereof) has made a change of recommendation; or

•

American Woodmark has breached any of its non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141, in any material respect.

Termination by American Woodmark

American Woodmark may terminate the merger agreement at any time prior to the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, if:

•	at any time prior to adoption of the merger agreement and plan of merger at the special meeting of holders of American Woodmark common stock, the American Woodmark board of directors has authorized American Woodmark to terminate the merger agreement in order for American Woodmark to enter into a definitive agreement with respect to a superior acquisition proposal; provided that, prior to or concurrently with such termination, American Woodmark pays or causes to be paid to MasterBrand a termination fee of $25 million;

•	the MasterBrand board of directors (or a committee thereof) has made a change of recommendation; or

•

MasterBrand has breached any of its non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect.

Termination Fees (Page 154)

Termination Fee Payable to MasterBrand

American Woodmark will be required to pay to MasterBrand a termination fee of $25 million if the merger agreement is terminated:

•

by MasterBrand, if, prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, (i) the American Woodmark board of directors (or a committee thereof) has made a change of recommendation or (ii) American Woodmark has breached any of its non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect; or

•

(i) by either MasterBrand or American Woodmark, if (a) the adoption of the merger agreement and plan of merger is not obtained at the special meeting of holders of American Woodmark common stock (or at any adjournment or postponement thereof) or (b) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) or (ii) by MasterBrand if American Woodmark materially breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, which failure (a) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of American Woodmark’s representations and warranties or American Woodmark’s compliance with its covenants and agreements and (b) is not reasonably capable of being cured by American Woodmark by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by American Woodmark by the outside date (as it may be extended pursuant to the merger agreement), is not cured by American Woodmark within thirty days after MasterBrand delivers written notice of such failure to American Woodmark, subject to certain exceptions, and, in each case:

•	after the execution of the merger agreement and prior to the American Woodmark shareholder meeting of shareholders, an acquisition proposal shall have been publicly disclosed and not withdrawn;

•

within 12 months after such termination, any acquisition proposal is completed or American Woodmark enters into a definitive agreement with respect to any acquisition proposal that is subsequently completed (with the references to “20%” in the definition of acquisition proposal described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 being changed to “50%”); and

•

by American Woodmark if at any time prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, the American Woodmark board of directors has authorized American Woodmark to terminate the merger agreement in order for American Woodmark to enter into a definitive agreement with respect to a superior acquisition proposal.

Termination Fee Payable to American Woodmark

MasterBrand will be required to pay to American Woodmark a termination fee of $30 million if the merger agreement is terminated:

•

by American Woodmark, if, prior to the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, (i) the MasterBrand board of directors (or a committee thereof) has made a change of recommendation or (ii) MasterBrand has breached any of its non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect; or

•

(i) by either MasterBrand or American Woodmark, if (a) the approval of the MasterBrand share issuance is not obtained at the special meeting of holders of MasterBrand common stock (or at any adjournment or postponement thereof) or (b) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) or (ii) by American Woodmark if MasterBrand materially breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, which failure (a) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of MasterBrand’s representations and warranties or MasterBrand’s compliance with its covenants and agreements and (b) is not reasonably capable of being cured by MasterBrand by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by MasterBrand by the outside date (as it may be extended pursuant to the merger agreement), is not cured by MasterBrand within thirty days after American Woodmark delivers written notice of such failure to MasterBrand, subject to certain exceptions, and, in each case:

•	after the execution of the merger agreement and prior to MasterBrand’s special meeting of shareholders, an acquisition proposal shall have been publicly disclosed and not withdrawn; and

•

within 12 months after such termination, any acquisition proposal is completed or MasterBrand enters into a definitive agreement with respect to any acquisition proposal that is subsequently completed (with the references to “20%” in the definition of acquisition proposal described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 being changed to “50%”); and

•

by MasterBrand if at any time prior to approval of the MasterBrand share issuance by the holders of MasterBrand common stock, the MasterBrand board of directors has authorized MasterBrand to terminate the merger agreement in order for MasterBrand to enter into a definitive agreement with respect to a superior acquisition proposal.

Antitrust Termination Fee

MasterBrand will be required to pay American Woodmark a termination fee of $35 million if the merger agreement is terminated: by MasterBrand or American Woodmark, if (i) an applicable legal restraint is in effect that has become final and nonappealable and arises in connection with the HSR Act or (ii) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) and at the time of such termination all conditions to closing (other than (1) the expiration or termination of the waiting period under the HSR Act applicable to the merger and (2) any other condition that by its nature is to be satisfied at the closing; provided that such conditions were then capable of being satisfied if the closing had taken place) have been satisfied or waived.

Sole and Exclusive Remedy

If the merger agreement is terminated under circumstances in which MasterBrand or American Woodmark must pay the other party a termination fee, such other party’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of such termination fee, together with any costs and expenses incurred by such party in enforcing payment of such termination fee, except that the party that received such amounts may seek to recover money damages in excess of such amounts in the case of actual fraud. In no event will either party be required to pay a termination fee if such party has already paid a termination fee.

United States Federal Income Tax Consequences (Page 187)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The obligation of the parties to consummate the merger is not conditioned upon the receipt of an opinion from counsel, nor have the parties applied for a ruling from the U.S. Internal Revenue Service, that the merger would so qualify. Provided that the merger qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders will generally be as follows:

•

no gain or loss will be recognized by, or be includible in the income of, a U.S. holder as a result of the receipt of MasterBrand common stock pursuant to the merger agreement, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of MasterBrand common stock as described below;

•

the aggregate tax basis in the shares of MasterBrand common stock received by a U.S. holder pursuant to the merger (including fractional shares deemed received) will be equal to such U.S. holder’s aggregate tax basis in its American Woodmark common stock surrendered in exchange for the MasterBrand common stock;

•

the holding period for the MasterBrand common stock received in the merger (including fractional shares deemed received) will include the holding period for the American Woodmark common stock surrendered in the merger; and

•

the receipt of cash in lieu of a fractional share of MasterBrand common stock will be treated as having received such fractional share pursuant to the merger and then as having sold such fractional share for cash. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and such U.S. holder’s adjusted basis in the fractional share. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. For U.S. holders of American Woodmark common stock that are non-corporate holders, long-term capital gain will generally be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

U.S. holders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from such U.S. holders’ particular circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger. You should read the section entitled “United States Federal Income Tax Consequences” beginning on page 187 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Accounting Treatment (Page 128)

MasterBrand and American Woodmark each prepare their respective financial statements in accordance with accounting principles generally accepted in the United States, which are referred to as GAAP. The merger will be accounted for using the acquisition method of accounting in accordance with ASC 805, and MasterBrand will be treated as the accounting acquirer.

Listing of MasterBrand Common Stock; Delisting and Deregistration of American Woodmark Common Stock (Page 130)

The shares of MasterBrand common stock to be issued in the merger will be listed for trading on NYSE under the trading symbol “MBC.”

If the merger is completed, there will no longer be any publicly held shares of American Woodmark common stock. Accordingly, American Woodmark common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act. Under the terms of the merger agreement, prior to the effective time, upon MasterBrand’s request, American Woodmark shall use its reasonable best efforts to cause the delisting of American Woodmark common stock from NASDAQ, and the termination of registration of American Woodmark common stock under the Exchange Act, in each case, as soon as reasonably practicable following the effective time.

Interests of MasterBrand’s Directors and Executive Officers in the Merger (Page 178)

In considering the MasterBrand board of director’s recommendation to vote for the MasterBrand share issuance proposal, and to secure the required votes of the MasterBrand stockholders, the MasterBrand stockholders should be aware that the directors and executive officers of MasterBrand may have interests in the merger that may be different from, or in addition to, the interests of MasterBrand stockholders generally.

Members of the MasterBrand board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the MasterBrand stockholders that the MasterBrand share issuance be approved. For more information, please see the section entitled “Interests of MasterBrand’s Directors and Executive Officers in the Merger” beginning on page 178.

Interests of American Woodmark’s Directors and Executive Officers in the Merger (Page 179)

In considering the American Woodmark board of directors’ recommendation to vote for the American Woodmark merger proposal, and to secure the required votes of the American Woodmark shareholders, the American Woodmark shareholders should be aware that the directors and executive officers of American Woodmark may have interests in the merger that are different from, or in addition to, the interests of American Woodmark shareholders generally.

Members of the American Woodmark board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the American Woodmark shareholders that the American Woodmark merger proposal be approved. For more information, please see the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page  179.

Comparison of Stockholders’ Rights (Page 190)

Upon completion of the merger, American Woodmark shareholders receiving shares of MasterBrand common stock will become stockholders of MasterBrand, and their rights will be governed by Delaware law and the governing corporate documents of MasterBrand in effect at the effective time. American Woodmark shareholders will have different rights once they become stockholders of MasterBrand due to differences between the governing corporate documents of American Woodmark and the governing corporate documents of MasterBrand, and the differences between Delaware and Virginia law. These differences are described in more detail under the section entitled “Comparison of Stockholders’ Rights” beginning on page 190.

No Appraisal Rights (Page 210)

In accordance with the VSCA, holders of American Woodmark common stock will not be entitled to appraisal rights in connection with the merger because American Woodmark common stock is listed on NASDAQ, a national securities exchange, and holders of shares of American Woodmark common stock will receive only a combination of shares of MasterBrand common stock, which is listed on the NYSE, and, if applicable, cash in lieu of fractional shares.

Because the merger is of Merger Sub with and into American Woodmark, MasterBrand is not a constituent entity to the merger, and holders of MasterBrand common stock will continue to hold their shares following the completion of the merger and are not entitled to appraisal rights in connection with the merger.

For more information, please see the section entitled “No Appraisal Rights” on page 210.

Certain Beneficial Owners of MasterBrand Common Stock (Page 213)

At the close of business on September 3, 2025, directors and executive officers of MasterBrand beneficially owned and were entitled to vote approximately 2,506,706 shares of MasterBrand common stock, collectively representing 1.96% of the shares of MasterBrand common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, MasterBrand currently expects that all of its directors and executive officers will vote their shares “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal. For more information regarding the security ownership of MasterBrand’s directors and executive officers, please see the information provided in the section entitled “Certain Beneficial Owners of MasterBrand Common Stock—Security Ownership of MasterBrand’s Directors and Executive Officers” beginning on page 213.

Certain Beneficial Owners of American Woodmark Common Stock (Page 215)

At the close of business on September 2, 2025, directors and executive officers of American Woodmark beneficially owned and were entitled to vote approximately 237,942 shares of American Woodmark common stock, collectively representing 1.6% of the shares of American Woodmark common stock outstanding on such date. Although none of them has entered into any agreement obligating them to do so, American Woodmark currently expects that all of its directors and executive officers will vote their shares “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal. For more information regarding the security ownership of American Woodmark’s directors and executive officers, please see the information provided in the section entitled “Certain Beneficial Owners of American Woodmark Common Stock—Security Ownership of American Woodmark’s Directors and Executive Officers” beginning on page 215.

COMPARISON OF MASTERBRAND AND AMERICAN WOODMARK MARKET PRICES AND IMPLIED VALUE OF MERGER CONSIDERATION

The following table sets forth the closing price per share of MasterBrand common stock and of American Woodmark common stock as of August 5, 2025, the last trading day prior to the public announcement of the merger, and [●], 2025, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration for each share of American Woodmark common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of MasterBrand common stock on the relevant date by the exchange ratio of 5.150 (rounded to the nearest cent). MasterBrand common stock is listed on NYSE under the symbol “MBC” and American Woodmark common stock is listed on NASDAQ under the symbol “AMWD.”

	MasterBrand Common Stock		American Woodmark Common Stock		Implied Per Share Value of Merger Consideration
August 5, 2025		$11.33		$54.32	$58.35
[●], 2025	$	[●]	$	[●]	[●]

The market prices of shares of MasterBrand common stock and American Woodmark common stock have fluctuated since the date of the announcement of the merger and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date the merger is completed, and the market price of shares of MasterBrand common stock will continue to fluctuate after the completion of the merger. No assurance can be given concerning the market prices of MasterBrand common stock or American Woodmark common stock before the completion of the merger or MasterBrand common stock after the completion of the merger. MasterBrand will issue a fixed number of shares of MasterBrand common stock in exchange for each share of American Woodmark common stock. As a result, the implied value of the merger consideration to be received by American Woodmark shareholders will fluctuate based on any changes in the market price of MasterBrand common stock prior to the completion of the merger. Accordingly, such implied value of the per share merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than or the same as the implied value of the merger consideration on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of MasterBrand common stock and American Woodmark common stock. MasterBrand common stock is listed on NYSE under the symbol “MBC” and American Woodmark common stock is listed on NASDAQ under the symbol “AMWD.” For more information, please see the section entitled “Where You Can Find More Information” beginning on page 220.

Dividends

Neither MasterBrand nor American Woodmark currently pays a regular dividend on its common stock. Under the terms of the merger agreement, each of MasterBrand and American Woodmark agreed to not declare, set aside for payment, or pay any dividend on its capital stock without the other party’s consent. Neither MasterBrand nor American Woodmark currently intends to make, declare, or pay any dividend.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents to which MasterBrand and American Woodmark refer you to in this registration statement, as well as oral statements made or to be made by MasterBrand and American Woodmark, in addition to historical information, including, but not limited to statements as to the likelihood and anticipated timing of the closing of the proposed merger, expected cost synergies and other expected benefits, effects or outcomes relating to the proposed merger, including financial estimates and projections, MasterBrand’s business plans, objectives and expected operating results and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements preceded by, followed by or that otherwise include the word “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could,” are generally forward-looking in nature and not historical facts. Where, in any forward-looking statement, an expectation or belief is expressed as to future results or events, such expectation or belief is based on the current plans and expectations of the management of MasterBrand or American Woodmark, as applicable. Although MasterBrand and American Woodmark, as applicable, believe that these statements are based on reasonable assumptions, they are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those indicated or implied in such statements. These factors include:

•

a failure by either party or both parties to satisfy one or more of the closing conditions set forth in the merger agreement, including a failure to obtain any required regulatory or governmental approvals or a failure to obtain the required approvals of either American Woodmark’s shareholders or MasterBrand’s stockholders;

•	the occurrence of events or changes in circumstances that give rise to the termination of the merger agreement by either party or a delay in the closing of the transaction;

•	potential litigation relating to the transaction;

•	the effect of the proposed merger on the ability of either party to retain customers, maintain relationships with suppliers and hire and retain key personnel;

•	the effect of the proposed merger and the announcement of the proposed merger on the parties’ stock prices;

•	disruptions in the ordinary course business of either party resulting from the merger;

•	the continued availability of capital and financing and any rating agency actions related to the merger or otherwise;

•	the risk that certain limitations in the merger agreement may impact either party’s ability to pursue certain business opportunities or strategic transactions;

•	the diversion of the attention and time of management of either party from ordinary course business operations to the merger and merger-related issues;

•	the impact of merger and/or integration costs and any increases in such costs;

•	the existence of unknown liabilities;

•	the ability of MasterBrand to successfully integrate American Woodmark into its business and operations; and

•	the risk that any anticipated economic benefits, cost savings or other synergies are not fully realized or take longer to realize than expected.

For further discussion of these and other risks, contingencies and uncertainties applicable to MasterBrand and American Woodmark, please see the section entitled “Risk Factors” beginning on page 39 and in MasterBrand’s and American Woodmark’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus. Please see also the section entitled “Where You Can Find More Information” beginning on page 220 for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.

Many of these risks and uncertainties are beyond MasterBrand’s or American Woodmark’s ability to control or predict. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statements. Furthermore, neither MasterBrand nor American Woodmark undertakes any obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this joint proxy statement/prospectus. Nothing in this joint proxy statement/prospectus is intended, or is to be construed, as a profit forecast or to be interpreted to mean that the earnings per share of the MasterBrand common stock or of the American Woodmark common stock for the current or any future financial years, or the earnings per share of the common stock of the combined company, will necessarily match or exceed the historical published earnings per share of the common stock of MasterBrand or American Woodmark, as applicable. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. All subsequent written and oral forward-looking statements concerning MasterBrand, American Woodmark, the merger, the combined company or other matters and attributable to MasterBrand, American Woodmark or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In deciding whether to vote for the approval of the merger proposal, in the case of American Woodmark shareholders, or the approval of the MasterBrand share issuance proposal, in the case of MasterBrand stockholders, you are urged to carefully consider all of the documents and information included or incorporated by reference in this joint proxy statement/prospectus, which are listed in the section entitled “Where You Can Find More Information” beginning on page 220. You should also read and consider the risks associated with each of the businesses of MasterBrand and American Woodmark because these risks will also affect the combined company. The risks associated with the business of MasterBrand can be found in the MasterBrand Annual Report on Form 10-K for the fiscal year ended December 29, 2024 and the risks associated with the business of American Woodmark can be found in the American Woodmark Annual Report on Form 10-K for the fiscal year ended April 30, 2025, in each case, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger, the business of MasterBrand, the business of American Woodmark and the business of the combined company.

Risks Relating to the Merger

Because the exchange ratio is fixed and will not be adjusted for stock price changes and the market prices of American Woodmark common stock and MasterBrand common stock have fluctuated and will continue to fluctuate, the value of the merger consideration is uncertain.

At the effective time, each share of American Woodmark common stock outstanding immediately prior to the effective time will be converted into the right to receive 5.150 shares of MasterBrand common stock, with cash paid in lieu of the issuance of any fractional shares of MasterBrand common stock. This exchange ratio is fixed and will not be adjusted for changes in the market price of either American Woodmark common stock or MasterBrand common stock, nor will it be adjusted to reflect any differences between the actual financial or operational performance of MasterBrand or American Woodmark and the projections, forecasts, or expectations that may have been considered by the parties or their respective boards of directors in evaluating the merger. Neither MasterBrand nor American Woodmark is permitted to terminate the merger agreement solely due to a decline in the market price of the other party’s common stock, an increase in the market price of its own common stock, or as a result of any changes in the actual performance of either company from what was projected. The market prices of American Woodmark common stock and MasterBrand common stock have fluctuated since the date the parties announced entering into the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the dates of the American Woodmark shareholder meeting and the MasterBrand stockholder meeting and through the closing of the merger. Given these market price fluctuations, the implied value of the merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than or the same as the implied value of the merger consideration on the date of this joint proxy statement/prospectus. Accordingly, American Woodmark shareholders will not know or be able to determine at the time of the American Woodmark shareholder meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, MasterBrand’s stockholders will not know or be able to determine at the time of the MasterBrand stockholder meeting the market value of the shares of MasterBrand common stock to be issued upon completion of the merger as compared to the market value of the shares of American Woodmark common stock that are being exchanged in the merger.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in American Woodmark’s and MasterBrand’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, regulatory developments and considerations, legal developments, industry developments and other factors generally affecting American Woodmark’s and MasterBrand’s respective businesses, and the timing of the merger. Such factors are difficult to predict and in many cases are beyond American Woodmark’s and MasterBrand’s control. Neither American Woodmark nor MasterBrand are permitted to terminate the merger agreement solely due to a decline in the market price of the other party’s common stock. You are urged to obtain current market quotations for American Woodmark common stock and MasterBrand common stock before voting your shares of American Woodmark common stock or MasterBrand common stock, as applicable. For additional information, please see the section entitled “Comparison of MasterBrand and American Woodmark Market Prices and Implied Value of Merger Consideration” beginning on page 36.

MasterBrand and American Woodmark must obtain certain regulatory approvals and clearances to complete the merger, which, if delayed, not granted or granted with unacceptable conditions, could prevent, substantially delay or impair completion of the merger, result in additional expenditures of money and resources or reduce the anticipated benefits of the merger.

Before the merger may be completed, any waiting periods (or extension thereof) applicable to the merger must have expired or been terminated, and any approvals, consents or clearances required in connection with the merger must have been obtained, in each case, under the HSR Act and under the antitrust laws of Mexico. With respect to the HSR Act, MasterBrand and American Woodmark each filed an HSR notification form with the U.S. Federal Trade Commission and the U.S. Department of Justice (DOJ) on September 5, 2025. The waiting period under the HSR Act currently is scheduled to expire on October 6, 2025, unless (i) MasterBrand withdraws and refiles its HSR notification form during the 30-day waiting period, which would initiate a new 30-day waiting period, (ii) extended by the issuance of a request for additional information and documentary materials by the DOJ or (iii) terminated earlier by the DOJ. If the statutory waiting period is extended, or if the DOJ seeks to enjoin the completion of the merger, the completion of the merger could be substantially delayed, which could, among other things, increase the chance that an event occurs that negatively impacts the parties’ ability to satisfy one or more of the conditions to completing the merger, adversely affects the success of the combined company or adversely impacts the value of the merger consideration due to a change in the market price of MasterBrand common stock. With respect to clearance under the antitrust laws of Mexico, MasterBrand submitted a notification to the Federal Economic Competition Commission of Mexico (COFECE) seeking clearance for the merger under Mexico’s antitrust laws on September 2, 2025. The COFECE review is expected to be concluded by the end of December 2025. With respect to clearance by the State of Vermont Department of Financial Regulation, on September 3, 2025, MasterBrand submitted a letter to the State of Vermont Department of Financial Regulation to request the approval of the Captive Insurance Division, pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code, in respect of the acquisition of control of a certain subsidiary of American Woodmark. The State of Vermont Department of Financial Regulation review is expected to be concluded by October 2025.

The terms and conditions of any regulatory approvals, consents or clearances that are granted may impose requirements, limitations or costs or place restrictions on the conduct of the combined company’s business following the completion of the merger. In addition, MasterBrand and American Woodmark have agreed to use their reasonable best efforts, subject to certain qualifiers, to obtain required regulatory approvals, consents and clearances and therefore may be required to comply with certain conditions, terms, obligations or restrictions imposed by applicable governmental authorities on their respective businesses. There can be no assurance that such conditions, terms, obligations or restrictions will not have the effect of delaying the completion of the merger, imposing additional material costs on either party, or materially limiting the revenue, or otherwise adversely affecting the performance of, the combined company following the completion of the merger. See the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150 for more information.

Completion of the merger is subject to the satisfaction or waiver of various conditions contained in the merger agreement, which may prevent or delay completion of the merger.

The obligations of American Woodmark and MasterBrand to complete the merger are subject to the satisfaction or waiver of a number of conditions as specified in the merger agreement. These conditions include adoption of the American Woodmark merger proposal by the affirmative vote of holders of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote thereon; adoption of the MasterBrand share issuance proposal by the affirmative vote of holders of a majority of the shares of MasterBrand common stock represented and entitled to vote at the MasterBrand stockholder meeting; the expiration or termination of the applicable waiting periods under the HSR Act and receipt of certain other required governmental approvals; the absence of any law or order (whether preliminary, temporary or permanent) enacted or promulgated and remaining in effect that enjoins, prevents, makes illegal or prohibits the completion of the merger or the issuance of the shares of MasterBrand common stock that constitute the merger consideration; the accuracy of the other party’s representations and warranties made in the merger agreement, subject to certain materiality thresholds in the merger agreement; the performance, in all material respects, by the other party of its obligations under the merger agreement required to be performed at or prior to the completion of the merger; the absence, with respect to the other party, of any material adverse effect or any event, change, effect, development or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect; and the other conditions discussed under “The Merger Agreement— Conditions to the Completion of the Merger” beginning on page 150. No assurance can be given as to the timing of the satisfaction or waiver of these conditions or that these conditions will be satisfied or waived at all. If there is a delay in the satisfaction or waiver of these conditions or these conditions are not satisfied or waived, the merger will be delayed or will not occur. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing some or all of the benefits that MasterBrand and American Woodmark expect to achieve if the merger is successfully completed within its currently expected time frame. Any failure to complete the merger could negatively impact MasterBrand and American Woodmark as discussed below.

MasterBrand or American Woodmark may waive one or more of the conditions to the completion of the merger without re-soliciting stockholder approval.

MasterBrand or American Woodmark may determine to waive, in whole or in part, one or more of the conditions to its obligation to complete the merger. Any determination whether to waive any condition to the completion of the merger, or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of any such waiver, will be made by MasterBrand or American Woodmark, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time, but subject to applicable law. In the event that the parties determine to waive any of the conditions to the closing of the merger, such decision may have an adverse effect on MasterBrand or American Woodmark stockholders.

The merger agreement may be terminated in accordance with its terms.

Either MasterBrand or American Woodmark may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by August 5, 2026, which date may be extended to May 5, 2027 if, at 5:00 p.m., Eastern Time, on August 5, 2026, all of the conditions to the completion of the merger have been satisfied or duly waived, except for (i) the existence of a legal restraint that relates to antitrust laws or the expiration or termination of the waiting period under the HSR Act or the antitrust laws of Mexico and (ii) any other condition that by it nature is to be satisfied at completion of the merger. If the merger agreement is terminated under certain circumstances, such as either party terminating the agreement to accept a superior acquisition proposal or if either party violates certain non-solicitation provisions in the merger agreement, American Woodmark may be required to pay MasterBrand a termination fee of $25 million or MasterBrand may be required to pay American Woodmark a termination fee of $30 million. In addition, MasterBrand may be required to pay a termination fee of $35 million to American Woodmark in the event the merger agreement is terminated under certain specified circumstances related to antitrust laws. If the merger agreement is terminated, the resulting failure to complete the merger could negatively impact MasterBrand and American Woodmark as discussed below. For a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by either party, see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement—Termination Fees” beginning on page 154.

Litigation relating to the merger, if any, could delay or prevent the completion of the merger and result in substantial costs to MasterBrand and American Woodmark.

Governmental authorities or other third parties with appropriate standing may file litigation challenging the merger and seeking an order enjoining or otherwise delaying or prohibiting the completion of the merger. If any such litigation is successful, then such order may prevent the merger from being completed, or from being completed within the expected time frame. There can be no assurance that any defendants would be successful in the outcome of any potential future lawsuits. Even if a lawsuit is without merit, it could result in substantial costs to MasterBrand or American Woodmark and divert management time and resources. The defense or settlement of any lawsuit or claim that remains unresolved at the time the merger is completed could adversely affect the combined company’s business and financial condition.

Failure to complete the merger could negatively impact American Woodmark and MasterBrand.

If the merger is not completed for any reason, including a failure by American Woodmark shareholders to approve the American Woodmark merger proposal or a failure by MasterBrand stockholders to approve the MasterBrand share issuance proposal, the ongoing businesses and financial condition of MasterBrand and American Woodmark may be adversely affected, including in the following ways:

•	each company may experience negative reactions from the financial markets, including negative impacts on the market price of its common stock;

•	each company may experience negative reactions from its suppliers, distributors, vendors, customers or other third parties with whom they do business;

•	each company may experience negative reactions from employees;

•

each company will have incurred, and may continue to incur, significant costs relating to the merger, such as investment banking, legal, accounting and financial advisor fees and expenses, that it may not be able to recover;

•

each company will have expended significant time and resources that could otherwise have been spent on its existing businesses or the pursuant of other opportunities without realizing any of the potential benefits associated with the merger;

•	each company may face litigation related to the failure to complete the merger or an enforcement proceeding with respect to its obligations under the merger agreement; and

•	either company, as discussed above, may, in certain circumstances, be required to pay a termination fee to the other party.

In addition, if the merger agreement is terminated and either party seeks an alternative transaction, there can be no guarantee that such party will be able to find or complete an alternative transaction on more attractive terms than the merger.

The merger agreement contains provisions that limit MasterBrand’s and American Woodmark’s ability to pursue alternatives to the merger and that could discourage other parties from trying to acquire or merge with either MasterBrand or American Woodmark.

The merger agreement contains provisions that restrict each of MasterBrand’s and American Woodmark’s ability to solicit, encourage, facilitate or participate in discussions or negations related to an alternative acquisition proposal or to take certain other actions related to an alternative acquisition proposal (as described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141). Furthermore, there are only limited exceptions to the requirement under the merger agreement that neither the MasterBrand board of directors nor the American Woodmark board of directors effect a change of recommendation (as described in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 143). Although the MasterBrand board of directors is permitted to effect a change of recommendation, after complying with certain procedures, including submitting the MasterBrand share issuance proposal to MasterBrand’s stockholders for approval, set forth in the merger agreement, in response to a superior acquisition proposal or intervening event if it determines in good faith, after consultation with MasterBrand’s outside legal counsel and outside financial advisor, that the failure of the MasterBrand board of directors to change its recommendation in response to such superior acquisition proposal or intervening event would be inconsistent with the fiduciary duties of such board of directors under applicable law, its doing so would entitle American Woodmark to terminate the merger agreement and collect a termination fee from MasterBrand in the amount of $30 million. Although the American Woodmark board of directors is permitted to effect a change of recommendation, after complying with certain procedures, including submitting the American Woodmark merger proposal to American Woodmark’s shareholders for approval, set forth in the merger agreement, in response to a superior acquisition proposal or intervening event if it determines in good faith, after consultation with American Woodmark’s outside legal counsel and outside financial advisor, that the failure of the American Woodmark board of directors to change its recommendation in response to such superior acquisition proposal or intervening event would be inconsistent with the fiduciary duties of such board of directors under applicable law, its doing so would entitle MasterBrand to terminate the merger agreement and collect a termination fee from American Woodmark in the amount of $25 million. For more information, please see the sections entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement—Termination Fees” beginning on page 154.

These provisions could discourage a potential competing acquiror from considering or proposing an acquisition or merger, even if it were prepared to pay consideration with a higher value than that implied by the exchange ratio in the merger, or they could result in a potential competing acquirer proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

The merger agreement restricts MasterBrand’s and American Woodmark’s respective business activities prior to the effective time of the merger.

The merger agreement restricts MasterBrand and American Woodmark from entering into certain corporate transactions and taking certain other specified actions without the consent of the other party and requires that each party conduct its business in all material respects in the ordinary course and consistent with past practice until the completion of the merger or the termination of the merger agreement. These restrictions, which could be in place for an extended period if the completion of the merger is delayed, could prevent MasterBrand and American Woodmark from pursuing attractive business opportunities that may arise prior to completion of the merger or from making appropriate changes to their respective businesses or organizational structures. For more information, please see the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 136.

The merger, including uncertainty regarding the merger, could disrupt MasterBrand’s and American Woodmark’s business relationships and adversely affect each company’s ability to effectively manage its business.

As discussed above, the completion of the merger is subject to the satisfaction or waiver of several conditions. Many of these conditions are outside the control of MasterBrand and American Woodmark. Furthermore, both parties have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, vendors, strategic partners or other parties that have business relationships with MasterBrand or American Woodmark to delay or defer entering into contracts with, or making other decisions concerning, MasterBrand or American Woodmark or to seek to change or cancel existing business relationships with MasterBrand or American Woodmark, which could negatively affect MasterBrand’s and American Woodmark’s respective businesses regardless of whether the merger is ultimately completed. The adverse effect of such disruptions could also be exacerbated by a delay in the completion of the merger or the termination of the merger agreement.

Upon completion of the merger, certain change-of-control rights under agreements will or may be triggered, which may result in third parties terminating or altering existing contracts or relationships with MasterBrand and American Woodmark or, following completion of the merger, the combined company.

MasterBrand and American Woodmark have contracts with customers, suppliers, vendors, distributors, landlords, lenders, licensors and other business partners, which may require MasterBrand and American Woodmark to obtain consents from these other parties in connection with the transaction. If these consents cannot be obtained, the counterparties to these contracts may have the ability to terminate, reduce the scope of or otherwise seek to vary the terms of their relationships or the terms of such contracts with either or both parties in anticipation of the transaction, or with the combined company following completion of the merger. The pursuit of such rights may result in MasterBrand, American Woodmark, or, following completion of the merger, the combined company suffering a loss of potential future revenue, incurring liabilities in connection with breaches of agreements or losing rights that are material to their respective businesses. Any such disruptions could adversely impact the combined company’s ability to achieve the anticipated benefits of the business combination. The material adverse effect of such disruptions could also be exacerbated by a delay in completion of the merger.

The merger, regardless of whether it is completed, will continue to divert resources from ordinary operations, which could adversely affect each company’s business.

MasterBrand and American Woodmark have each diverted the attention of management and other resources to the merger. Whether or not the merger is completed, the pendency of the merger will continue to divert the attention of management and other resources of each of MasterBrand and American Woodmark from day-to-day operations to the completion of the merger. This diversion of management attention and other resources could adversely affect each company’s ongoing business regardless of whether the merger is completed.

MasterBrand and American Woodmark expect to incur significant transaction, merger-related and integration costs in connection with the merger.

MasterBrand and American Woodmark have incurred and expect to incur a number of non-recurring costs associated with negotiating and completing the merger and combining the operations of the two companies. These costs and expenses have been, and will continue to be, substantial. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, filing fees, printing expenses and other related charges. Some of these costs are payable by MasterBrand and American Woodmark regardless of whether the merger is completed.

There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. The costs related to integration of the two companies will be expensed as a cost of the ongoing results of the combined company. Although MasterBrand and American Woodmark expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and integration costs over time, any net benefit may not be achieved in the near term or at all. There may also be additional unanticipated significant costs in connection with the merger that the combined company may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income MasterBrand and American Woodmark expect to achieve from the merger. While both MasterBrand and American Woodmark have assumed that a certain level of expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of these expenses.

Uncertainties associated with the merger could negatively impact the companies’ ability to attract, motivate and retain management personnel and other key employees, which could adversely affect the future business and operations of the combined company following the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise.

Competition for qualified personnel can be intense. Current and prospective employees of MasterBrand and American Woodmark may experience uncertainty about their future role until strategies with regard to these employees are announced or executed, which may impair MasterBrand’s and American Woodmark’s ability to attract, retain and motivate key management, sales, marketing, and other personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of MasterBrand and American Woodmark may experience uncertainty about their future roles with the combined company. If MasterBrand and American Woodmark are unable to retain personnel, including key management personnel, MasterBrand and American Woodmark could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

If key employees of MasterBrand or American Woodmark depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of MasterBrand and American Woodmark, and the combined company’s ability to realize the anticipated benefits of the merger may be materially and adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into the combined company. Accordingly, no assurance can be given that the combined company will be able to attract or retain key employees of MasterBrand and American Woodmark to the same extent that those companies have been able to attract or retain their own employees in the past.

The directors and executive officers of MasterBrand and American Woodmark have interests in the merger that may be different from, or in addition to, the interests of American Woodmark shareholders and MasterBrand stockholders generally.

When considering the recommendations of the boards of directors of MasterBrand or American Woodmark, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, MasterBrand stockholders and American Woodmark shareholders should be aware of and take into account the fact that the directors and executive officers of each of MasterBrand and American Woodmark may have interests in the merger which are different from, or in addition to, those of MasterBrand stockholders and American Woodmark shareholders generally. These interests include the continued employment of certain executive officers of MasterBrand and American Woodmark by the combined company, the continued service of certain directors of MasterBrand and American Woodmark as directors of the combined company, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, other compensation and benefit arrangements of American Woodmark’s directors and executive officers, and the right to continued indemnification of MasterBrand and former American Woodmark directors and executive officers by the combined company. The interests of each company’s directors and executive officers are described in more detail in the sections entitled “Interests of MasterBrand’s Directors and Executive Officers in the Merger” beginning on page 178 and “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179.

The MasterBrand and American Woodmark boards of directors were aware of and considered these interests, to the extent such interests existed at the time, when each unanimously approved the merger agreement and the transactions contemplated by the merger agreement, including the merger, and approved the MasterBrand board recommendation and the American Woodmark board recommendation, as applicable.

The shares of MasterBrand common stock to be received by American Woodmark shareholders as a result of the merger will have rights different from the shares of American Woodmark common stock.

Upon completion of the merger, the rights of American Woodmark shareholders, who will become stockholders of MasterBrand, will be governed by the certificate of incorporation and bylaws of MasterBrand, as well as the Delaware General Corporation Law. These rights are different from the rights associated with American Woodmark common stock under the articles of incorporation and bylaws of American Woodmark and the Virginia Stock Corporation Act. For example:

•

The American Woodmark board of directors is not classified; all directors are elected annually for one-year terms. Until the completion of the seventh annual meeting of MasterBrand stockholders to occur after December 14, 2022, referred to as the sunset date, the MasterBrand board of directors will be divided into three classes, with each class of directors serving staggered three-year terms.

•

American Woodmark’s directors are removable with or without cause. Until the sunset date, MasterBrand’s directors are removable only for cause; after the sunset date, MasterBrand’s directors will be removable with or without cause.

•

American Woodmark shareholders may take any action required or permitted to be taken by shareholders without a meeting if taken by all American Woodmark shareholders entitled to vote on the action. MasterBrand stockholders may not take any action by written consent in lieu of a meeting.

•

The American Woodmark charter and bylaws do not contain a forum selection provision. The MasterBrand charter states that unless MasterBrand consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for specified actions.

Please see the section entitled “Comparison of Stockholders’ Rights” beginning on page 190 for a comparative discussion of the material differences of these rights.

MasterBrand stockholders and American Woodmark shareholders will each have reduced ownership and voting interest in and will exercise less influence over management of the combined company.

MasterBrand stockholders currently have the right to vote in the election of the MasterBrand board of directors and on certain other matters affecting MasterBrand, and American Woodmark shareholders currently have the right to vote in the election of the American Woodmark board of directors and on certain other matters affecting American Woodmark. Upon completion of the merger, each MasterBrand stockholder and each American Woodmark shareholder will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such holder’s percentage ownership of MasterBrand or American Woodmark, respectively, immediately prior to the merger. Immediately following completion of the merger, holders of shares of MasterBrand common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, and holders of shares of American Woodmark common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock on a fully diluted basis and based on the number of shares of MasterBrand common stock and American Woodmark common stock outstanding as of [●], 2025. The exact equity stake of MasterBrand stockholders and American Woodmark shareholders in the combined company immediately following the merger will depend on the number of shares of MasterBrand common stock and American Woodmark common stock issued and outstanding immediately prior to the merger. In addition, the board of directors of MasterBrand immediately following the merger is expected to be compromised of eight of the directors of MasterBrand and three of the directors of American Woodmark, in each case, as of immediately prior to the merger. Accordingly, MasterBrand stockholders and American Woodmark shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of MasterBrand or American Woodmark, as applicable.

MasterBrand stockholders and American Woodmark shareholders will not be entitled to appraisal rights in connection with the merger.

Holders of MasterBrand common stock will not have rights to an appraisal of the fair value of their shares in connection with the merger. Similarly, because shares of American Woodmark common stock are listed on NASDAQ, a national securities exchange, and holders of American Woodmark common stock will receive only a combination of shares of MasterBrand common stock, which is listed on the NYSE, and, if applicable, cash in lieu of fractional shares, American Woodmark shareholders will not be entitled to appraisal rights in connection with the merger. See the section entitled “No Appraisal Rights” beginning on page 210 for more information.

If the merger does not qualify as a “reorganization” under Section 368(a) of the Code, the U.S. holders of American Woodmark common stock may be required to pay additional U.S. federal income taxes.

MasterBrand and American Woodmark intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. However, it is not a condition to MasterBrand’s obligation or American Woodmark’s obligation to complete the transactions that the merger qualify as a “reorganization,” and it is possible that the merger may not so qualify.

MasterBrand and American Woodmark have not sought and will not seek any ruling from the U.S. Internal Revenue Service regarding any matters relating to the merger and the other transactions contemplated by the merger agreement and, as a result, there can be no assurance that the U.S. Internal Revenue Service would not assert, or that a court would not sustain, a position contrary to any of the conclusions herein. If the U.S. Internal Revenue Service or a court determines that the merger does not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. holder of American Woodmark common stock would recognize taxable gain or loss upon the exchange of American Woodmark common stock for MasterBrand common stock pursuant to the merger.

U.S. holders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from such U.S. holders’ particular circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger. You should read the section entitled “United States Federal Income Tax Consequences” beginning on page 187 for a more complete discussion of the U.S. federal income tax consequences of the merger.

Risks Relating to the Combined Company Following the Merger

The failure to successfully combine the businesses of MasterBrand and American Woodmark may adversely affect the combined company’s future results.

The success of the merger will depend, in part, on the ability of the combined company to realize the anticipated benefits from combining the businesses of MasterBrand and American Woodmark. To realize these anticipated benefits, the businesses of MasterBrand and American Woodmark must be successfully combined. If the combined company is not able to achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The combined company may not be able to retain customers or suppliers, or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations.

As a result of the merger, the combined company may experience impacts on relationships with customers and suppliers that may harm its business and results of operations. Certain customers or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any of the customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, if the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, including as a result of bankruptcy of any such suppliers due to poor economic conditions, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all. Any of the aforementioned disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of MasterBrand’s business and American Woodmark’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

Combining the businesses of MasterBrand and American Woodmark may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, including anticipated synergies, which may adversely affect the combined company’s business results and negatively affect the value of the MasterBrand common stock following the merger.

The success of the merger will depend on, among other things, the ability of MasterBrand and American Woodmark to combine their businesses in a manner that facilitates growth opportunities and realizes cost savings synergies. MasterBrand and American Woodmark have entered into the merger agreement because each believes that the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of its respective stockholders and that combining the businesses of MasterBrand and American Woodmark will produce benefits and cost savings.

However, MasterBrand and American Woodmark must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings synergies without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the MasterBrand common stock after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what MasterBrand and American Woodmark expect and may take longer to achieve than anticipated. If MasterBrand and American Woodmark are not able to adequately address integration challenges, they may be unable to successfully integrate their operations or realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of MasterBrand and American Woodmark in the expected time frame may adversely affect the combined company’s future results.

MasterBrand and American Woodmark have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key MasterBrand employees or key American Woodmark employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of MasterBrand and American Woodmark in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•	combining the businesses of MasterBrand and American Woodmark;

•	meeting the capital requirements of the combined company;

•	integrating personnel from the two companies;

•	integrating the companies’ technologies;

•	integrating and unifying the offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts;

•	managing the potential movement of certain positions to different locations;

•	coordinating geographically dispersed organizations;

•	effecting actions that may be required in connection with obtaining regulatory approvals; and

•

in addition, at times the attention and resources of certain members of either company’s or both companies’ management may be focused on completion of the merger and the integration of the businesses of the two companies, and diverted from day-to-day business operations or other opportunities that may have been beneficial to the applicable company, which may disrupt each company’s ongoing business and the business of the combined company.

Furthermore, it is anticipated that the board of directors of the combined company will consist of certain current directors of each of MasterBrand and American Woodmark and the management team of the combined company will consist of certain current officers from each of MasterBrand and American Woodmark. Combining the boards of directors and management teams of each company into a single board and a single management team could require the reconciliation of differing priorities and philosophies.

The MasterBrand and American Woodmark unaudited prospective financial information is inherently subject to uncertainties, the unaudited pro forma condensed combined financial information included in this document is preliminary and the combined company’s actual financial position and results of operations after the merger may differ materially from these estimates and the unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial information and unaudited pro forma per share data included in this joint proxy statement/prospectus is presented for illustrative purposes only, contains a variety of adjustments, assumptions and preliminary estimates, and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. Specifically, the unaudited pro forma condensed combined financial information reflects adjustments, which are based upon assumptions, preliminary estimates and accounting reclassifications, to record the American Woodmark identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this joint proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of American Woodmark as of the date of the completion of the merger. Accordingly, the final accounting adjustments resulting from the merger may differ materially and adversely from the pro forma adjustments reflected in this joint proxy statement/prospectus, and the combined company’s actual results and financial position after the merger may differ materially and adversely from the unaudited pro forma financial data included in this joint proxy statement/prospectus. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 161.

While presented with numerical specificity, the MasterBrand and American Woodmark unaudited prospective financial information provided in this joint proxy statement/prospectus is based on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, building products industry, economic, market and financial conditions and additional matters specific to MasterBrand’s or American Woodmark’s business, as applicable) that are inherently subjective and uncertain and are beyond the control of the respective management teams of MasterBrand and American Woodmark. As a result, actual results may differ materially from the unaudited prospective financial information. Important factors that may affect actual results and cause these unaudited projected financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to MasterBrand’s or American Woodmark’s business, as applicable (including each company’s ability to achieve strategic goals, objectives and targets over applicable periods), building products industry performance, general business and economic conditions. In addition, the merger and post-merger integration process may give rise to unexpected liabilities and costs, including costs associated with the defense and resolution of transaction-related litigation or other claims. Unexpected delays in completing the merger or in connection with the post-merger integration process may significantly increase the related costs and expenses incurred by the combined company. The actual financial position, financial performance and results of operations of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma condensed combined financial statements or prospective financial information included in this joint proxy statement/prospectus. For more information, please see the sections entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 106 and “The Merger—Certain Estimated Synergies” beginning on page 110.

The unaudited prospective financial information was not prepared with a view toward public disclosure nor with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forward-looking financial information, GAAP or IFRS. The unaudited prospective financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, MasterBrand and American Woodmark management. None of PricewaterhouseCoopers LLP (independent registered public accounting firm to MasterBrand), Ernst & Young LLP (independent registered public accounting firm to American Woodmark) or any other independent registered public accounting firm have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the unaudited prospective financial information contained in this joint proxy statement/prospectus and, accordingly, PricewaterhouseCoopers LLP and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this joint proxy statement/prospectus relates to MasterBrand’s previously issued financial statements, and the Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relates to American Woodmark’s previously issued financial statements. The reports do not extend to the unaudited prospective financial information and should not be read to do so.

MasterBrand and American Woodmark will incur significant transaction, merger-related and integration costs in connection with the merger.

As noted above, MasterBrand and American Woodmark have incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies. There are also a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. While both MasterBrand and American Woodmark have assumed that a certain level of expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of these integration and implementation expenses.

There may also be additional unanticipated significant costs in connection with the merger that the combined company may not recoup. These costs and expenses could reduce the realization of efficiencies, strategic benefits and additional income MasterBrand and American Woodmark expect to achieve from the merger. Although MasterBrand and American Woodmark expect that these benefits will offset the transaction expenses and implementation costs over time, this net benefit may not be achieved in the near term or at all.

Third parties may terminate or alter existing contracts or relationships with MasterBrand or American Woodmark.

MasterBrand and American Woodmark have contracts with customers, suppliers, vendors, landlords, lenders, licensors and other business partners which may require MasterBrand or American Woodmark to obtain consent from these other parties in connection with the merger. If these consents cannot be obtained, the combined company may suffer a loss of potential future revenue and may lose rights that are material to its business and the business of the combined company. In addition, third parties with whom MasterBrand or American Woodmark currently have relationships may terminate or otherwise reduce the scope of their relationship with either party in anticipation of the merger. Any such disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be unable to retain MasterBrand and American Woodmark personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by MasterBrand and American Woodmark. It is possible that these employees may decide not to remain with MasterBrand or American Woodmark, as applicable, while the merger is pending or with the combined company after the merger is completed. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating MasterBrand and American Woodmark to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, MasterBrand and American Woodmark may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

The combined company’s debt may limit its financial flexibility.

MasterBrand intends for American Woodmark to pay off its existing indebtedness at the close of the merger. MasterBrand is currently in the process of exploring the most attractive and cost effective option to accomplish that pay off. MasterBrand is negotiating with third parties to obtain new financing that will be used to settle American Woodmark’s existing indebtedness. The timing and form of borrowings is currently unknown but is expected to include a Term Loan A with a variable interest rate based on SOFR, which is expected to be negotiated and executed prior to the effective time. There can be no guarantee that MasterBrand and American Woodmark will be able to refinance existing indebtedness or incur additional indebtedness on favorable terms or at all.

Any increase in or modifications to MasterBrand’s or American Woodmark’s indebtedness could have adverse effects on such company’s financial condition and results of operations, including:

•	increasing its vulnerability to changing economic, regulatory and industry conditions;

•	limiting its ability to compete and its flexibility in planning for, or reacting to, changes in its business and the industry;

•	limiting its ability to borrow additional funds; and

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requiring it to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing funds available for working capital, capital expenditures, acquisitions, share repurchases, dividends and other purposes.

The companies’ ability to arrange any additional financing for the purposes described above or otherwise will depend on, among other factors, the companies’ respective financial positions and performance, as well as prevailing market conditions and other factors beyond their control. The level and quality of the combined company’s earnings, operations, business and management, among other things, will impact the determination of its credit ratings. A decrease in the ratings assigned to the combined company by the ratings agencies may negatively impact its access to the debt capital markets and increase its cost of borrowing. There can be no assurance that the combined company will be able to obtain financing on acceptable terms or at all. In addition, there can be no assurance that the combined company will be able to maintain the current credit worthiness or prospective credit ratings of MasterBrand or American Woodmark, and any actual or anticipated changes or downgrades in such credit ratings may have a negative impact on the liquidity, capital position or access to capital markets of the combined company.

Declaration, payment and amounts of dividends, if any, distributed to stockholders of the combined company will be uncertain.

Neither MasterBrand nor American Woodmark currently pays a regular dividend on its common stock. Whether any dividends are declared or paid to stockholders of the combined company following the merger, and the amounts of any dividends that are declared or paid, are uncertain and depend on a number of factors. The board of directors of the combined company will have the discretion to determine the dividend policy of the combined company, which may be impacted by any of the following factors:

•	the combined company may not have enough cash to pay such dividends due to its cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the MasterBrand board of directors, which could change its dividend practices at any time and for any reason;

•	the combined company’s desire to maintain or improve the credit ratings on its debt;

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the amount of dividends that the combined company may distribute to its stockholders is subject to restrictions under Delaware law and is limited by any restricted payment and leverage covenants in its credit facilities and, potentially, the terms of any future indebtedness that it may incur; and

•	certain limitations on the amount of dividends subsidiaries of the combined company can distribute to the combined company, as imposed by state law, regulators or agreements.

Stockholders should be aware that they have no contractual or other legal right to dividends that have not been declared.

Risks Relating to MasterBrand’s Business

MasterBrand’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024, and

MasterBrand’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2025 and June 29, 2025. Please see the section entitled “Where You Can Find More Information” beginning on page 220 for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to American Woodmark’s Business

American Woodmark’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in American Woodmark’s Annual Report on Form 10-K for the year ended April 30, 2025, and American Woodmark’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2025. Please see the section entitled “Where You Can Find More Information” beginning on page 220 for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

(877) 622-4782

MasterBrand, Inc., a Delaware corporation, is the largest manufacturer of residential cabinets in North America and offers a comprehensive portfolio of leading residential cabinetry products for the kitchen, bathroom and other parts of the home. MasterBrand products are available in a wide variety of designs, finishes and styles and span the most attractive categories of the cabinets market: stock, semi-custom and premium cabinetry. These products are delivered through an industry-leading distribution network of over 7,700 dealers, major retailers and builders. Additional information can be found at www.MasterBrand.com. MasterBrand’s principal executive offices are located at 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, and its telephone number is (877) 622-4782.

MasterBrand common stock is listed on the NYSE under the trading symbol “MBC.”

For more information about MasterBrand, please visit MasterBrand’s Internet website at www.MasterBrand.com. MasterBrand’s Internet website address is provided as an inactive textual reference only. The information contained on MasterBrand’s Internet website or accessible through it (other than the documents incorporated by reference into this joint proxy statement/prospectus) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about MasterBrand is included in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 220.

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

(540) 665-9100

American Woodmark Corporation, a Virginia corporation, is one of the nation’s largest cabinet manufacturers. From inspiration to installation, American Woodmark helps people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, American Woodmark sparks the imagination of homeowners and designers and brings their vision to life. Across American Woodmark’s service and distribution centers, corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Additional information can be found at www.AmericanWoodmark.com. American Woodmark’s principal executive offices are located at 561 Shady Elm Road, Winchester, Virginia 22602, and its telephone number is (540) 665-9100.

American Woodmark common stock is listed on NASDAQ under the trading symbol “AMWD.”

For more information about American Woodmark, please visit American Woodmark’s Internet website at www.AmericanWoodmark.com. American Woodmark’s Internet website address is provided as an inactive textual reference only. The information contained on American Woodmark’s Internet website or accessible through it (other than the documents incorporated by reference into this joint proxy statement/prospectus) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about American Woodmark is included in the documents incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 220.

Maple Merger Sub, Inc.

c/o MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

(877) 622-4782

Maple Merger Sub, Inc., a Virginia corporation and wholly owned subsidiary of MasterBrand, was formed solely for the purpose of facilitating the merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the merger and the other transactions contemplated by the merger agreement. By operation of the merger, Merger Sub will be merged with and into American Woodmark, with American Woodmark surviving the merger as a wholly owned subsidiary of MasterBrand.

THE MASTERBRAND STOCKHOLDER MEETING

This joint proxy statement/prospectus is being mailed on or about [●], 2025, to holders of record of MasterBrand common stock as of the close of business on [●], 2025, and constitutes notice of the MasterBrand stockholder meeting in conformity with the requirements of the DGCL.

This joint proxy statement/prospectus is provided to MasterBrand stockholders as part of a solicitation of proxies by the MasterBrand board of directors for use at the MasterBrand stockholder meeting and any adjournments or postponements thereof. MasterBrand stockholders are encouraged to read this document carefully and in its entirety, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the MasterBrand Stockholder Meeting

The MasterBrand stockholder meeting is scheduled to be held in person 3333 Richmond Road, Beachwood, Ohio 44122, on [●], beginning at [●], Eastern Time, unless postponed to a later date.

Matters to be Considered at the MasterBrand Stockholder Meeting

The purposes of the MasterBrand stockholder meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	MasterBrand share issuance proposal. To approve the issuance of shares of MasterBrand common stock to the stockholders of American Woodmark pursuant to the merger agreement.

•

MasterBrand adjournment proposal. To approve the adjournment of the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MasterBrand stockholders.

Recommendation of the MasterBrand Board of Directors

The MasterBrand board of directors unanimously recommends that MasterBrand stockholders vote:

•	“FOR” the MasterBrand share issuance proposal; and

•	“FOR” the MasterBrand adjournment proposal.

After careful consideration, the MasterBrand board of directors unanimously approved, authorized and declared advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and declared advisable the MasterBrand share issuance and recommended that the MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement.

Please see the section entitled “The Merger—Recommendation of the MasterBrand Board of Directors; MasterBrand’s Reasons for the Merger” beginning on page 94.

MasterBrand Record Date; Voting Rights

The MasterBrand record date to determine who is entitled to receive notice of, and to vote at, the MasterBrand stockholder meeting or any adjournments or postponements thereof is [●], 2025. As of the close of business on the MasterBrand record date, there were [●] shares of MasterBrand common stock issued and outstanding, each entitled to vote at the MasterBrand stockholder meeting. For any matter properly brought before the MasterBrand stockholder meeting, each MasterBrand stockholder may cast one vote for each share of MasterBrand common stock owned at the close of business on the MasterBrand record date. Only MasterBrand stockholders of record at the close of business on the MasterBrand record date are entitled to receive notice of, and to vote at, the MasterBrand stockholder meeting and any adjournments or postponements thereof.

Quorum; Abstentions; Broker Non-Votes

A quorum of MasterBrand stockholders is necessary to conduct the MasterBrand stockholder meeting. The holders of a majority of the shares of MasterBrand common stock entitled to vote at the MasterBrand stockholder meeting must be present or represented by proxy at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. If a quorum is not present, the MasterBrand stockholder meeting will be adjourned and reconvened when the holders of the number of shares of MasterBrand common stock required to constitute a quorum attend.

If you hold your MasterBrand shares in a stock brokerage account or if your shares are held by a bank, broker, or other nominee in “street name,” your shares will not be represented and your shares will not be voted on any matter unless you provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker, or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to MasterBrand or by voting in person at the MasterBrand stockholder meeting unless you have a “legal proxy,” which you must obtain from your bank or broker. Further, brokers who hold shares of MasterBrand common stock on behalf of their customers will not be permitted to give a proxy to MasterBrand to vote those shares without specific instructions from their customers. If you are a MasterBrand stockholder and you do not instruct your broker on how to vote your shares: (i) your broker will not be permitted to vote your shares on the proposal to approve the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger agreement, which will have no effect on the vote on this proposal, assuming a quorum is present; and (ii) your broker will not be permitted to vote your shares on any proposal to approve any motion to adjourn the MasterBrand stockholder meeting, if necessary or appropriate, to solicit additional proxies if there is a quorum present and there are not sufficient votes to approve the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger, which will have no effect on the vote on this proposal.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the approval of the MasterBrand share issuance, your shares of MasterBrand common stock will be counted for purposes of calculating whether a quorum is present at the MasterBrand stockholder meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the MasterBrand board of directors. If additional votes must be solicited to approve the MasterBrand share issuance, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of MasterBrand’s Directors and Executive Officers

Except for the MasterBrand adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

Proposal		Votes Necessary
MasterBrand Proposal 1	MasterBrand Share Issuance Proposal	Approval requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon.

Proposal		Votes Necessary
An abstention (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand share issuance proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote or who does not submit a proxy will have no effect on the vote of this proposal.

MasterBrand Proposal 2	MasterBrand Adjournment Proposal

Approval requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon.

An abstention (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand adjournment proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote or who does not submit a proxy will have no effect on the vote of this proposal.

As of the MasterBrand record date, MasterBrand’s directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [●] shares of MasterBrand common stock, or approximately [●]% of the total outstanding shares of MasterBrand common stock. Although none of them has entered into any agreement obligating them to do so, MasterBrand currently expects that all of its directors and executive officers will vote their shares “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal. Please see the section entitled “Interests of MasterBrand’s Directors and Executive Officers in the Merger” beginning on page 178 and the arrangements described in MasterBrand’s Definitive Proxy Statement on Schedule 14A for MasterBrand’s 2025 Annual Meeting filed with the SEC on April 24, 2025, which is incorporated by reference into this joint proxy statement/prospectus.

Methods of Voting

If you are a stockholder of record as of the MasterBrand record date, you may vote by proxy through the Internet, by telephone or by mail, or you may vote in person at the MasterBrand stockholder meeting.

•	By Internet: Through the Internet, by logging into the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card.

•	By Telephone: By calling (from the United States, Puerto Rico, or Canada) using the toll-free telephone number listed on the enclosed proxy card.

•	By Mail: By completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

•

In Person: Shares held directly in your name as stockholder of record may be voted in person at the MasterBrand stockholder meeting. If you choose to vote your shares in person at the MasterBrand stockholder meeting, please bring your enclosed proxy card and valid picture identification. Even if you plan to attend the MasterBrand stockholder meeting in person, MasterBrand recommends that you submit a proxy to vote your shares in advance as described in this section so that your vote will be counted if you cannot or you later decide not to attend the MasterBrand stockholder meeting in person. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker, or other nominee giving you the right to vote the shares.

If you are a shareholder of record, proxies submitted over the Internet as described above must be received by the commencement of the MasterBrand stockholder meeting, and proxies submitted by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on [●], 2025. To reduce administrative costs and help the environment by conserving natural resources, MasterBrand recommends that you submit a proxy to vote through the Internet, which is available 24 hours a day, seven days a week.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker, or other nominee, you should follow the instructions you receive from your bank, broker, or other nominee on how to vote your shares.

Participants in the MasterBrand, Inc. Retirement Savings Plan

If you are a participant in the MasterBrand retirement plan, you have been provided with this joint proxy statement/prospectus in your capacity as a participant in the MasterBrand retirement plan. Your proxy card will show the number of shares of MasterBrand common stock allocated to your plan account under the MasterBrand retirement plan and will serve as a voting instruction card, which you can use to direct the trustee of the MasterBrand retirement plan to vote the shares of MasterBrand common stock allocated to your plan account, as indicated on the card. MasterBrand common stock held through the MasterBrand retirement plan may be voted by using the Internet, by calling a toll-free telephone number or by completing, signing and dating the proxy card/voting instruction card and mailing it to Broadridge in accordance with the instructions provided on the card. Your voting instructions must be received by Broadridge by a date that is earlier than the deadline that applies to shareholders generally in order to allow sufficient time for Broadridge to tabulate the instructions and provide the trustee of the MasterBrand retirement plan with the results so that the trustee can vote the shares prior to the general shareholder deadline. Accordingly, Broadridge must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2025. MasterBrand common stock held through the MasterBrand retirement plan for which no instructions are received will be voted in the same percentage as the MasterBrand common stock held through the MasterBrand retirement plan for which the trustee receives voting instructions.

Please note that you cannot vote the MasterBrand common stock you hold through the MasterBrand retirement plan in person at the MasterBrand stockholder meeting.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke such proxy before it is voted at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) by any of the following actions:

•

sending a signed written notice that you revoke your proxy to MasterBrand’s secretary, bearing a later date than your original proxy and mailing it so that it is received prior to the MasterBrand stockholder meeting;

•

subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) at a later date than your original proxy so that the new proxy is received by the deadline specified on the accompanying proxy card; or

•	voting in person at the MasterBrand stockholder meeting, which will automatically cancel any proxy previously given, or revoking your proxy in person at the MasterBrand stockholder meeting.

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the stockholder meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Attention: Secretary

If your shares are held in “street name” and you previously provided voting instructions to your bank, broker, or other nominee, you should follow the instructions provided by your bank, broker, or other nominee to revoke or change your voting instructions.

Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a MasterBrand stockholder makes no specification on his, her or its proxy card as to how such MasterBrand stockholder should want his, her or its shares of MasterBrand common stock voted, such proxy will be voted as recommended by the MasterBrand board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the MasterBrand share issuance proposal and “FOR” the MasterBrand adjournment proposal.

Proxy Solicitation Costs

MasterBrand is soliciting proxies to provide an opportunity to all MasterBrand stockholders to vote on agenda items at the MasterBrand stockholder meeting, whether or not the stockholders are able to attend the MasterBrand stockholder meeting (or any adjournment or postponement thereof). MasterBrand will bear the entire cost of soliciting proxies from its stockholders.

MasterBrand has retained Innisfree to assist in the solicitation process. MasterBrand will pay Innisfree a fee of approximately $50,000, plus costs and expenses for its assistance in the solicitation process. MasterBrand also has agreed to indemnify Innisfree against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). MasterBrand will also ask banks, brokers, and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of MasterBrand common stock held of record by such nominee holders, and MasterBrand may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners. In addition, MasterBrand’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail, or by other means, and will not be specifically compensated for such solicitations.

Attending the MasterBrand Stockholder Meeting

You are entitled to attend the MasterBrand stockholder meeting only if you are a stockholder of record of MasterBrand at the close of business on [●], 2025, the MasterBrand record date, or you hold your shares of MasterBrand beneficially in the name of a bank, broker, or other nominee as of the MasterBrand record date, or if you hold a valid proxy for the MasterBrand stockholder meeting.

If you are a stockholder of record of MasterBrand at the close of business on [●], 2025 and wish to attend the MasterBrand stockholder meeting, please so indicate on the appropriate proxy card or as prompted by the Internet or telephone voting system. Your name will be verified against the list of stockholders of record prior to your being admitted to the MasterBrand stockholder meeting.

If a broker, bank, or other nominee is the record owner of your shares of MasterBrand common stock, you will need to have proof that you are the beneficial owner as of the MasterBrand record date to be admitted to the MasterBrand stockholder meeting. A recent statement or letter from your broker, bank, or other nominee confirming your ownership as of the MasterBrand record date, or presentation of a valid proxy from a broker, bank, or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present valid picture identification for admittance. If you do not provide current, valid picture identification or comply with the other procedures outlined above upon request, you might not be admitted to the MasterBrand stockholder meeting.

Householding

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies.

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to MasterBrand stockholders residing at the same address, unless such stockholders have notified MasterBrand of their desire to receive multiple copies of the joint proxy statement/prospectus. In addition, some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker or, as applicable, notify MasterBrand by writing to: MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300 Beachwood, Ohio 44122; Attn: Secretary or by calling (877) 622-4782.

You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300 Beachwood, Ohio 44122; Attn: Secretary, or by calling (877) 622-4782.

Tabulation of Votes; Results of the MasterBrand Stockholder Meeting

Representatives of Broadridge Financial Solutions, Inc., or such other person that the chief executive officer of MasterBrand appoints in its place, will tabulate the votes and will act as inspector of election at the MasterBrand stockholder meeting. The inspector of election will, among other matters, determine the number of shares of MasterBrand common stock represented (in person or by proxy) at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to MasterBrand stockholders.

The preliminary voting results will be announced at the MasterBrand stockholder meeting. In addition, within four business days following the MasterBrand stockholder meeting, MasterBrand intends to file the final voting results of the MasterBrand stockholder meeting with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business day period, MasterBrand will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

Adjournments

If a quorum is present at the MasterBrand stockholder meeting (or any adjournment or postponement thereof) but there are not sufficient votes at the time of the MasterBrand stockholder meeting to approve the MasterBrand share issuance proposal, then MasterBrand stockholders may be asked to vote on the MasterBrand adjournment proposal.

If a quorum is not present at the MasterBrand stockholder meeting (or any adjournment or postponement thereof), a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereat, or any officer entitled to preside at or to act as secretary of such meeting, may adjourn or postpone the meeting to another place, date or time.

At any subsequent reconvening of the MasterBrand stockholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the MasterBrand stockholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the MasterBrand stockholder meeting, please contact Innisfree, the proxy solicitation agent for MasterBrand at:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders may call toll-free: (877) 800-5185

Banks and brokers may call collect: (212) 750-5833

MASTERBRAND STOCKHOLDERS SHOULD READ THIS JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND THE MASTERBRAND SHARE ISSUANCE. IN PARTICULAR, MASTERBRAND STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

MASTERBRAND PROPOSAL 1-MASTERBRAND SHARE ISSUANCE PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a stockholder of MasterBrand as part of the solicitation of proxies by the MasterBrand board of directors for use at the MasterBrand stockholder meeting to consider and vote, among other things, upon a proposal to approve the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

Companies listed on NYSE, as MasterBrand is, must comply with a series of rules adopted by NYSE in order to remain listed. Under one of those rules, stockholder approval is required prior to the issuance of shares of common stock in any transaction or series of related transactions if the number of shares of common stock to be issued is equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the shares of common stock pursuant to the transaction. If the merger is completed, it is currently expected that the issuance of shares of MasterBrand common stock to American Woodmark shareholders pursuant to the merger agreement will exceed 20% of the number of shares of MasterBrand common stock outstanding prior to the MasterBrand share issuance, and, for this reason, MasterBrand is seeking the approval of its stockholders for the issuance of shares of MasterBrand common stock pursuant to the merger agreement.

Approval of the MasterBrand share issuance is a condition to the completion of the merger.

The MasterBrand board of directors unanimously recommends that MasterBrand stockholders approve the MasterBrand share issuance proposal.

Approval of the MasterBrand share issuance proposal requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon. A stockholder’s abstention from voting (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand share issuance proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote (including a failure to instruct your bank, broker, or other nominee to vote) or who does not submit a proxy will have no effect on the proposal, assuming a quorum is present.

IF YOU ARE A MASTERBRAND STOCKHOLDER, THE MASTERBRAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MASTERBRAND SHARE ISSUANCE PROPOSAL

MASTERBRAND PROPOSAL 2-MASTERBRAND ADJOURNMENT PROPOSAL

The MasterBrand stockholder meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there is a quorum present and there are not sufficient votes to approve the MasterBrand share issuance proposal (MasterBrand Proposal 1) or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to the MasterBrand stockholders.

MasterBrand is asking its stockholders to authorize the holder of any proxy solicited by the MasterBrand board of directors to vote in favor of any adjournment to the MasterBrand stockholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to MasterBrand stockholders.

The MasterBrand board of directors unanimously recommends that MasterBrand stockholders approve the proposal to adjourn the MasterBrand stockholder meeting, if necessary.

Whether or not there is a quorum, approval of the MasterBrand adjournment proposal requires the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock present or represented by proxy at the MasterBrand stockholder meeting and entitled to vote thereon. A stockholder’s abstention from voting (either by attending the MasterBrand stockholder meeting in person and abstaining from voting or responding by proxy with an “abstention” vote) will have the same effect as a vote “AGAINST” the MasterBrand adjournment proposal, while a broker non-vote, if any, or other failure of a MasterBrand stockholder who does not attend the MasterBrand stockholder meeting in person to vote (including a failure to instruct your bank, broker, or other nominee to vote) or who does not submit a proxy will have no effect on the outcome of the proposal.

IF YOU ARE A MASTERBRAND STOCKHOLDER, THE MASTERBRAND BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE MASTERBRAND ADJOURNMENT PROPOSAL

THE AMERICAN WOODMARK SHAREHOLDER MEETING

This joint proxy statement/prospectus is being mailed on or about [●], 2025, to holders of record of American Woodmark common stock as of the close of business on [●], 2025, and constitutes notice of the American Woodmark shareholder meeting in conformity with the requirements of the VSCA.

This joint proxy statement/prospectus is provided to American Woodmark shareholders as part of a solicitation of proxies by the American Woodmark board of directors for use at the American Woodmark shareholder meeting and any adjournments or postponements thereof. American Woodmark shareholders are encouraged to read this document carefully and in its entirety, including the annexes to and documents incorporated by reference into this joint proxy statement/prospectus, for more detailed information regarding the American Woodmark shareholder meeting and the matters to be considered at the American Woodmark shareholder meeting, including the merger agreement and plan of merger and the transactions contemplated by the merger agreement and plan of merger, including the merger.

Date, Time and Place of the American Woodmark Shareholder Meeting

The American Woodmark shareholder meeting is scheduled to be held virtually via live webcast at www.virtualshareholdermeeting.com/AMWD2025SM, on [●], beginning at [●], Eastern Time, unless postponed to a later date. Because the American Woodmark shareholder meeting will be held in a virtual meeting format only, there will not be a physical meeting location. You will be able to attend the American Woodmark shareholder meeting online and vote your shares electronically at the meeting by visiting the American Woodmark shareholder meeting website. American Woodmark shareholders will need the 16-digit control number found on their proxy cards in order to access the American Woodmark shareholder meeting website.

Matters to be Considered at the American Woodmark Shareholder Meeting

The purpose of the American Woodmark shareholder meeting is to vote on the following proposals, each as further described in this joint proxy statement/prospectus:

•	American Woodmark merger proposal. To approve and adopt the merger agreement and the related plan of merger attached as Annex A and Annex B hereto, respectively.

•

American Woodmark compensation proposal. To approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement.

•

American Woodmark adjournment proposal. To approve the adjournment of the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to American Woodmark shareholders.

Completion of the merger is conditioned on approval of the American Woodmark merger proposal. Other than the matters above, American Woodmark will transact no other business at the American Woodmark shareholder meeting, except such business as may properly be brought before the meeting or any adjournment or postponement thereof.

Recommendation of the American Woodmark Board of Directors

The American Woodmark board of directors unanimously recommends that American Woodmark shareholders vote:

•	“FOR” the American Woodmark merger proposal;

•	“FOR” the American Woodmark compensation proposal; and

•	“FOR” the American Woodmark adjournment proposal.

After careful consideration, at a special meeting held on August 5, 2025, the American Woodmark board of directors unanimously (i) adopted, approved and declared advisable the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and plan of merger, including the merger, (ii) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of American Woodmark and its shareholders and (iii) recommended that American Woodmark shareholders approve and adopt the merger agreement and the plan of merger.

Please see the section entitled “The Merger—Recommendation of the American Woodmark Board of Directors; American Woodmark’s Reasons for the Merger” beginning on page 99.

American Woodmark Record Date; Voting Rights

The American Woodmark record date is [●], 2025. Only American Woodmark shareholders of record at the close of business on the American Woodmark record date are entitled to receive notice of, and to vote at, the American Woodmark shareholder meeting and any adjournments or postponements thereof. As of the close of business on the American Woodmark record date, there were [●] shares of American Woodmark common stock issued and outstanding, each entitled to vote at the American Woodmark shareholder meeting. For any matter properly brought before the American Woodmark shareholder meeting, each American Woodmark shareholder may cast one vote for each share of American Woodmark common stock owned at the close of business on the American Woodmark record date.

Quorum; Abstentions; Broker Non-Votes

A quorum of American Woodmark shareholders is necessary to conduct the American Woodmark shareholder meeting. The holders of a majority of the shares of American Woodmark common stock entitled to vote at the meeting must be present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) in order to constitute a quorum. However, even if a quorum does not exist, a majority of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote may adjourn or postpone the meeting to another place, date or time.

If you hold your American Woodmark shares in a stock brokerage account or if your shares are held by a bank, broker or other nominee in “street name,” your shares will not be represented and your shares will not be voted on any matter unless you provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to American Woodmark or by voting at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website unless you have a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Because all of the proposals for consideration at the American Woodmark shareholder meeting are “non-routine,” banks, brokers or other nominees who hold shares of American Woodmark common stock on behalf of their customers will not be permitted to give a proxy to American Woodmark to vote those shares without specific instructions from their customers. Accordingly, it is not expected that there will be any broker non-votes at the American Woodmark shareholder meeting. If you are an American Woodmark shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:

•	your bank, broker or other nominee will not be permitted to vote your shares on the merger proposal, which will have the same effect as a vote “AGAINST” this proposal;

•	your bank, broker or other nominee will not be permitted to vote your shares on the American Woodmark compensation proposal, which will have no effect on the vote on this proposal; and

•	your bank, broker or other nominee will not be permitted to vote your shares on the American Woodmark adjournment proposal, which will have no effect on the vote on this proposal.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the American Woodmark merger proposal, the American Woodmark compensation proposal or the American Woodmark adjournment proposal, your shares of American Woodmark common stock will be counted for purposes of calculating whether a quorum is present at the American Woodmark shareholder meeting. Abstentions will have the same effect as a vote “AGAINST” the American Woodmark merger proposal but will have no effect on the American Woodmark compensation proposal or the American Woodmark adjournment proposal.

Executed but unvoted proxies will be voted in accordance with the recommendations of the American Woodmark board of directors. If additional votes must be solicited to approve the American Woodmark merger proposal, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of American Woodmark’s Directors and Executive Officers

The votes required for each American Woodmark proposal are as follows:

Proposal		Votes Necessary
American Woodmark Proposal 1	American Woodmark Merger proposal	Approval requires the affirmative vote of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote thereon.

An abstention, a broker non-vote, if any, or other failure to vote will have the same effect as a vote “AGAINST” the American Woodmark merger proposal, assuming a quorum is present.

American Woodmark Proposal 2	American Woodmark Compensation Proposal	Approval requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present.

An abstention, broker non-vote, if any, or other failure to vote will have no effect on the vote on the American Woodmark compensation proposal.

Proposal		Votes Necessary

American Woodmark Proposal 3	American Woodmark Adjournment Proposal	Approval requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present.

An abstention, broker non-vote, if any, or other failure to vote will have no effect on the vote on the American Woodmark adjournment proposal.

As of the American Woodmark record date, American Woodmark’s directors and executive officers, and their affiliates, as a group, owned and were entitled to vote [●] shares of American Woodmark common stock, or approximately [●]% of the total outstanding shares of American Woodmark common stock. Although none of them has entered into any agreement obligating them to do so, American Woodmark currently expects that all of its directors and executive officers will vote their shares “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal. Please see the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger” beginning on page 179.

Methods of Voting

If you are a shareholder of record as of the American Woodmark record date, you may vote by proxy through the Internet, by telephone or by mail, or you may vote at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website.

•	By Internet: Through the Internet, by logging into the website indicated on the enclosed proxy card and following the prompts using the control number located on the proxy card.

•	By Telephone: By calling (from the United States, Puerto Rico, or Canada) using the toll-free telephone number listed on the enclosed proxy card.

•	By Mail: By completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

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At the American Woodmark Shareholder Meeting: Shares held directly in your name as shareholder of record may be voted at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website. If you choose to attend the American Woodmark shareholder meeting and vote your shares via the American Woodmark shareholder meeting website, you will need the 16-digit control number included on your proxy card. Even if you plan to attend the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, American Woodmark recommends that you submit a proxy to vote your shares in advance as described in this section so that your vote will be counted if you cannot or you later decide not to attend the American Woodmark shareholder meeting. If you hold your shares in “street name,” you will need to obtain a control number from your bank, broker or other nominee of record giving you the right to vote the shares.

If you are a shareholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on [●], 2025. To reduce administrative costs and help the environment by conserving natural resources, American Woodmark recommends that you submit a proxy to vote through the Internet, which is available 24 hours a day, seven days a week.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Participants in the American Woodmark Corporation Retirement Savings Plan

If you are a participant in the American Woodmark retirement plan, you have been provided with this joint proxy statement/prospectus in your capacity as a participant in the American Woodmark retirement plan. Your proxy card will show the number of shares of American Woodmark common stock allocated to your plan account under the American Woodmark retirement plan and will serve as a voting instruction card, which you can use to direct the trustee of the American Woodmark retirement plan to vote the shares of American Woodmark common stock allocated to your plan account, as indicated on the card. American Woodmark common stock held through the American Woodmark retirement plan may be voted by using the Internet, by calling a toll-free telephone number or by completing, signing and dating the proxy card/voting instruction card and mailing it to Broadridge in accordance with the instructions provided on the card. Your voting instructions must be received by Broadridge by a date that is earlier than the deadline that applies to shareholders generally in order to allow sufficient time for Broadridge to tabulate the instructions and provide the trustee of the American Woodmark retirement plan with the results so that the trustee can vote the shares prior to the general shareholder deadline. Accordingly, Broadridge must receive your voting instructions by 11:59 p.m. (Eastern Time) on [●], 2025. American Woodmark common stock held through the American Woodmark retirement plan for which no instructions are received will be voted in the same percentage as the American Woodmark common stock held through the American Woodmark retirement plan for which the trustee receives voting instructions.

Please note that you cannot vote the American Woodmark common stock you hold through the American Woodmark retirement plan in person at the American Woodmark shareholder meeting.

Revocability of Proxies

Any shareholder giving a proxy has the right to revoke such proxy before it is voted at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) by any of the following actions:

•	filing with the Secretary of American Woodmark written notice of revocation which bears a later date than the date of the proxy;

•	duly executing and filing with the Secretary of American Woodmark (or submitting via the Internet or telephone) a later dated proxy relating to the same shares; or

•	voting at the American Woodmark shareholder meeting via the American Woodmark shareholder meeting website, which will automatically cancel any proxy previously given.

Execution or revocation of a proxy will not in any way affect the shareholder’s right to attend the American Woodmark shareholder meeting and vote virtually via the American Woodmark shareholder meeting website.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

Attention: Secretary

If your shares are held in “street name” and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Unless revoked, all proxies representing shares entitled to vote that are delivered pursuant to this solicitation will be voted at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If a American Woodmark shareholder makes no specification on his, her or its proxy card as to how such American Woodmark shareholder should want his, her or its shares of American Woodmark common stock voted, such proxy will be voted as recommended by the American Woodmark board of directors as stated in this joint proxy statement/prospectus, specifically “FOR” the American Woodmark merger proposal, “FOR” the American Woodmark compensation proposal and “FOR” the American Woodmark adjournment proposal.

Proxy Solicitation Costs

American Woodmark is soliciting proxies to provide an opportunity to all American Woodmark shareholders to vote on the proposals to be considered at the American Woodmark shareholder meeting, whether or not the shareholders are able to attend the American Woodmark shareholder meeting (or any adjournment or postponement thereof). American Woodmark will bear the entire cost of soliciting proxies from its shareholders.

American Woodmark has retained MacKenzie Partners to assist in the solicitation process. American Woodmark will pay MacKenzie Partners a fee of approximately $20,000, plus reasonable expenses in an amount not to exceed $10,000 for its assistance in the solicitation process. American Woodmark also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). American Woodmark will also ask banks, brokers and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of American Woodmark common stock held of record by such nominee holders, and American Woodmark may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners. In addition, American Woodmark’s directors, officers and other employees may solicit proxies in person, by telephone, electronically, by mail, or by other means, and will not be specifically compensated for such solicitations.

Attending the American Woodmark Shareholder Meeting Virtually

You are entitled to attend the American Woodmark shareholder meeting only if you are a shareholder of record of American Woodmark at the close of business on [●], 2025, the American Woodmark record date, or you hold your shares of American Woodmark beneficially in the name of a bank, broker or other nominee as of the American Woodmark record date.

If you are a shareholder of record of American Woodmark at the close of business on [●], 2025 and wish to attend the American Woodmark shareholder meeting, you will need the 16-digit control number located on your proxy card.

If a bank, broker or other nominee is the record owner of your shares of American Woodmark common stock, you will need to obtain your control number and further instructions from your bank, broker or other nominee.

Householding

The SEC has adopted rules that permit companies and intermediaries such as banks, brokers and other nominees to satisfy the delivery requirements for proxy statements and notices with respect to two or more shareholders sharing the same address by delivering a single proxy statement or a single notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and provides cost savings for companies.

As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to American Woodmark shareholders residing at the same address, unless such shareholders have notified American Woodmark of their desire to receive multiple copies of the joint proxy statement/prospectus. In addition, some banks, brokers and other nominees household proxy materials, delivering a single proxy statement or notice to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your bank, broker or other nominee that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your bank, broker or other nominee or, as applicable, notify American Woodmark by writing to: Secretary, American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia 22602 or by calling (540) 665-9100.

You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: Secretary, American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia 22602 or by calling (540) 665-9100.

Tabulation of Votes; Results of the American Woodmark Shareholder Meeting

Representatives of Broadridge Financial Solutions, Inc., will tabulate the votes and will act as independent inspector of election at the American Woodmark shareholder meeting. The inspector of election will, among other matters, determine the number of shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to American Woodmark shareholders.

The preliminary voting results will be announced at the American Woodmark shareholder meeting. In addition, within four business days following the American Woodmark shareholder meeting, American Woodmark intends to file the final voting results of the American Woodmark shareholder meeting with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business day period, American Woodmark will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

Adjournments

If a quorum is present at the American Woodmark shareholder meeting (or any adjournment or postponement thereof) but there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve the American Woodmark merger proposal, then American Woodmark shareholders may be asked to vote on the American Woodmark adjournment proposal.

If a quorum is not present at the American Woodmark shareholder meeting (or any adjournment or postponement thereof), a majority of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote may adjourn or postpone the meeting to another place, date or time.

At any subsequent reconvening of the American Woodmark shareholder meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the American Woodmark shareholder meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the American Woodmark shareholder meeting, please contact MacKenzie Partners, the proxy solicitation agent for American Woodmark, at:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, NY 10018

Shareholders may call toll-free: (800) 322-2885

Banks and brokers may call collect: (212) 929-5500

AMERICAN WOODMARK SHAREHOLDERS SHOULD READ THIS JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY FOR MORE DETAILED

INFORMATION CONCERNING THE MERGER AGREEMENT, THE PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER. IN PARTICULAR, AMERICAN WOODMARK SHAREHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A, AND THE PLAN OF MERGER, WHICH IS ATTACHED AS ANNEX B, TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

AMERICAN WOODMARK PROPOSAL 1-AMERICAN WOODMARK MERGER PROPOSAL

This joint proxy statement/prospectus is being furnished to you as a shareholder of American Woodmark as part of the solicitation of proxies by the American Woodmark board of directors for use at the American Woodmark shareholder meeting to consider and vote, among other things, upon a proposal to approve and adopt the merger agreement and the related plan of merger, which are attached as Annex A and Annex B, respectively, to this joint proxy statement/prospectus.

The American Woodmark board of directors, after due and careful discussion and consideration, unanimously adopted, approved and declared advisable the merger agreement, the plan of merger, and the transactions contemplated by the merger agreement and the plan of merger, including the merger, and determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of American Woodmark and its shareholders.

The American Woodmark board of directors accordingly unanimously recommends that American Woodmark shareholders approve and adopt the merger agreement and the plan of merger, as disclosed in this joint proxy statement/prospectus and particularly the related narrative disclosures in the sections entitled “The Merger” beginning on page 76 and “The Merger Agreement” beginning on page 131 and as attached as Annexes A and B to this joint proxy statement/prospectus.

The transactions contemplated by the merger agreement, including the merger, cannot be completed without approval of the American Woodmark merger proposal. Approval of the American Woodmark merger proposal requires the affirmative vote of more than two-thirds of the outstanding shares of American Woodmark common stock entitled to vote thereon. An abstention, a broker non-vote, if any, or other failure to vote will have the same effect as a vote “AGAINST” the American Woodmark merger proposal, assuming a quorum is present

IF YOU ARE AN AMERICAN WOODMARK SHAREHOLDER, THE AMERICAN WOODMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMERICAN WOODMARK MERGER PROPOSAL

AMERICAN WOODMARK PROPOSAL 2- AMERICAN WOODMARK COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, American Woodmark is seeking an advisory (non-binding) shareholder approval of the compensation of American Woodmark’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger” beginning on page 184. The proposal gives American Woodmark’s shareholders the opportunity to express their views on the merger-related compensation of American Woodmark’s named executive officers.

Accordingly, American Woodmark is asking American Woodmark shareholders to vote “FOR” the adoption of the following resolution, on an advisory (non-binding) basis:

“RESOLVED, that the compensation that will or may be paid or become payable to named executive officers of American Woodmark Corporation in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger” are hereby APPROVED.”

The vote on the American Woodmark compensation proposal is a vote separate and apart from the vote on the merger proposal. Accordingly, if you are an American Woodmark shareholder, you may vote to approve the American Woodmark merger proposal, and vote not to approve the American Woodmark compensation proposal, and vice versa. If the merger is completed, the merger-related compensation will or may be paid to American Woodmark’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if American Woodmark shareholders fail to approve the advisory vote regarding merger-related compensation.

Approval of the American Woodmark compensation proposal requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present. A shareholder’s abstention from voting, a broker non-vote, if any, or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the American Woodmark compensation proposal.

The American Woodmark board of directors unanimously recommends a vote “FOR” the American Woodmark compensation proposal.

IF YOU ARE AN AMERICAN WOODMARK SHAREHOLDER, THE AMERICAN WOODMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMERICAN WOODMARK COMPENSATION PROPOSAL

AMERICAN WOODMARK PROPOSAL 3-AMERICAN WOODMARK ADJOURNMENT PROPOSAL

The American Woodmark shareholder meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there is a quorum present and there are not sufficient votes to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to American Woodmark shareholders.

American Woodmark is asking its shareholders to authorize the holder of any proxy solicited by the American Woodmark board of directors to vote in favor of any adjournment to the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes to approve the American Woodmark merger proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to American Woodmark shareholders.

The American Woodmark board of directors unanimously recommends that American Woodmark shareholders approve the proposal to adjourn the American Woodmark shareholder meeting, if necessary.

Approval of the American Woodmark adjournment proposal requires that the votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal by the holders of the shares of American Woodmark common stock present via the American Woodmark shareholder meeting website or represented by proxy at the American Woodmark shareholder meeting and entitled to vote thereon, assuming a quorum is present. A shareholder’s abstention from voting, a broker non-vote, if any, or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the American Woodmark adjournment proposal.

IF YOU ARE AN AMERICAN WOODMARK SHAREHOLDER, THE AMERICAN WOODMARK BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMERICAN WOODMARK ADJOURNMENT PROPOSAL

THE MERGER

The following is a description of the material aspects of the merger. While MasterBrand and American Woodmark believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached as Annex A to this joint proxy statement/prospectus and the text of the plan of merger attached as Annex B to this joint proxy statement/prospectus, for a more complete understanding of the merger. In addition, important business and financial information about each of MasterBrand and American Woodmark is included in or incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 220.

General

MasterBrand and American Woodmark have entered into the merger agreement, which provides for the merger of Merger Sub, a Virginia corporation and a wholly owned subsidiary of MasterBrand, with and into American Woodmark. As a result of the merger, the separate existence of Merger Sub will cease and American Woodmark will continue its existence under the laws of the Commonwealth of Virginia as the surviving corporation and a wholly owned subsidiary of MasterBrand.

Exchange Ratio

At the effective time, each share of American Woodmark common stock will be converted into the right to receive 5.150 shares of MasterBrand common stock.

No fractional shares of MasterBrand common stock will be issued upon the conversion of shares of American Woodmark common stock pursuant to the merger agreement. Following the effective time, the exchange agent will aggregate all fractional shares of MasterBrand common stock that would otherwise have been required to be distributed pursuant to the merger agreement and cause them to be sold in round lots (to the extent practicable) on NYSE at the then-prevailing prices. Each holder of American Woodmark common stock that otherwise would have been entitled to receive a fraction of a share of MasterBrand common stock pursuant to the merger agreement will, in lieu thereof, be entitled to receive from the proceeds from such sales by the exchange agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales, based on the fractional shares of MasterBrand common stock to which such holder would otherwise be entitled.

MasterBrand will issue a fixed number of shares of MasterBrand common stock in exchange for each share of American Woodmark common stock. As a result, the implied value of the merger consideration to be received by American Woodmark shareholders will fluctuate based on any changes in the market price of MasterBrand common stock prior to the completion of the merger. Accordingly, such implied value of the per share merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than or the same as the implied value of the merger consideration on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of MasterBrand common stock and American Woodmark common stock. MasterBrand common stock is listed on NYSE under the symbol “MBC.” American Woodmark common stock is listed on NASDAQ under the symbol “AMWD.”

Background of the Merger

On an on-going basis, the board of directors of each of MasterBrand and American Woodmark, together with their respective senior management teams and, from time to time, with the assistance of outside advisors, regularly reviews MasterBrand’s and American Woodmark’s respective performance, future growth prospects and overall strategic direction and considers potential opportunities to strengthen MasterBrand’s and American Woodmark’s respective business, increase shareholder value and enhance offerings and services for customers and consumers. These reviews have sometimes included an “outside-in” perspective from outside advisors regarding avenues to increase shareholder value from continued execution of MasterBrand’s and American Woodmark’s respective strategy or possible strategic opportunities available to MasterBrand and American Woodmark, respectively.

The MasterBrand board of directors, the American Woodmark board of directors and members of management of each company have been generally familiar with the other company and its financial performance and condition, management team and businesses. However, MasterBrand and American Woodmark had not engaged in exploratory discussions regarding the possibility of a potential business combination prior to the discussions, negotiations and agreement described below.

Following MasterBrand’s acquisition on July 10, 2024 of Dura Investment Holdings LLC, the parent company of Supreme Cabinetry Brands, Inc., referred to as Supreme, a cabinetry company, MasterBrand’s management team continued periodically to review and evaluate potential strategic transactions, including a potential business combination with American Woodmark. The MasterBrand management team began to consider a combination with American Woodmark in the fall of 2024 with Rothschild & Co., and later with Skadden, both of which had advised MasterBrand in connection with the Supreme acquisition.

On January 27, 2025, the MasterBrand board of directors held a special meeting, with members of MasterBrand management and representatives from Rothschild & Co and Skadden in attendance. During the meeting, members of MasterBrand’s management team discussed a number of topics with the MasterBrand board of directors, including that management was seriously considering the merits of a potential business combination between MasterBrand and American Woodmark. The MasterBrand management team discussed, and the MasterBrand board of directors considered, the strategic rationale for a transaction, including the complementary suite of brands and products, the potential for geographic expansion in key growth markets, the expected increased exposure to builder and retail channels, the significant synergy potential and expected accretion to earnings. Representatives of Rothschild & Co discussed certain illustrative preliminary financial implications of a potential business combination with American Woodmark. The MasterBrand management team and advisors also discussed with the MasterBrand board of directors certain transaction considerations and proposed next steps. Following discussion, the MasterBrand board of directors indicated its support for Mr. R. David Banyard Jr., President and Chief Executive Officer of MasterBrand, to approach American Woodmark to discuss a potential business combination between MasterBrand and American Woodmark; however, given then-current economic and market conditions, it was agreed that Mr. Banyard would not contact American Woodmark until later in the fiscal quarter.

On February 24 and 25, 2025, the American Woodmark board of directors held a regularly scheduled meeting, at which the American Woodmark management team presented to the American Woodmark board of directors an update on American Woodmark’s strategic five-year plan and a preview of American Woodmark’s 2030 Company vision. There were three pillars to the strategy – Growth, Digital Transformation and Platform Design. The review of the growth pillar highlighted various growth initiatives within the company across all channels. The American Woodmark management team also shared that to grow further in the dealer channel, expansion into the semi-custom product line would be required and merger and acquisition activity would likely be necessary. The American Woodmark management team reported that digital transformation efforts would continue through implementation of an ERP cloud solution and CRM tool, with the final pillar focused on platform design efforts to improve the customer experience, employee experience, automation and operational excellence. The 2030 Vision reinforced the emphasis on American Woodmark’s customers, business and teams. Also, in connection with this regularly scheduled board meeting, the Compensation Committee of the American Woodmark board of directors met and discussed that the current pace of achievement of the special incentive award grants to the American Woodmark management team from September 2023 was below the payout threshold. The Compensation Committee of the American Woodmark board of directors decided to discuss the possibility of a future special incentive award for the American Woodmark management team at its regularly scheduled May 2025 meeting after receiving further feedback from its outside compensation consultant.

On March 3, 2025, Mr. Banyard, emailed M. Scott Culbreth, President and Chief Executive Officer of American Woodmark, requesting an in-person meeting to discuss a confidential topic, which meeting was subsequently scheduled for March 7, 2025.

On March 7, 2025, Mr. Banyard and Mr. Culbreth had a brief in-person meeting in Purcellville, Virginia. At this meeting, Mr. Banyard presented a very high-level view on the merits of a possible stock-for-stock strategic transaction between MasterBrand and American Woodmark. During the meeting, he indicated that the MasterBrand board of directors was aware and supportive of this meeting and that MasterBrand had engaged Rothschild & Co as its outside financial advisor. He also indicated that MasterBrand would not consider pursuing such transaction if American Woodmark was not interested. After discussion of possible next steps, Mr. Culbreth offered no view on the possible proposed transaction and indicated that he would discuss MasterBrand’s interest in a potential business combination with the American Woodmark board of directors and then revert to Mr. Banyard.

That afternoon, Mr. Culbreth reported the conversation with Mr. Baynard to Vance W. Tang, non-executive chair of the American Woodmark board of directors, and a representative of McGuireWoods. After discussion, Mr. Tang determined to call a special meeting of the American Woodmark board of directors on the following day so that the American Woodmark board of directors could learn about the details of Mr. Culbreth’s meeting with Mr. Banyard and determine next steps.

On March 8, 2025, the American Woodmark board of directors held a special meeting with a representative of McGuireWoods in attendance. At the meeting, Mr. Culbreth reported on his prior day’s meeting with Mr. Banyard. After discussion of the American Woodmark board of director’s fiduciary duties and the merits of a potential stock-for-stock transaction proposal discussed between Mr. Culbreth and Mr. Banyard, the American Woodmark board of directors determined to meet in executive session to discuss further without Mr. Culbreth. After further discussion without Mr. Culbreth, the American Woodmark board of directors determined to task Mr. Culbreth and Paul Joachimczyk, at the time American Woodmark’s Senior Vice President and Chief Financial Officer, to interview outside financial advisors with strong industry experience to assist American Woodmark and the American Woodmark board of directors in the review of a potential business combination and other considerations. The American Woodmark board of directors also considered forming a special committee of the American Woodmark board of directors for convenience (not due to any potential conflicts), but determined not to do so at this time, as the full American Woodmark board of directors had capacity to meet regularly and when appropriate to make decisions regarding this topic and other considerations.

Starting on March 10, 2025, Mr. Culbreth and Mr. Joachimczyk contacted two outside financial advisors with known industry experience, including Jefferies. Non-disclosure agreements were executed and the two outside financial advisors were interviewed by Mr. Culbreth and Mr. Joachimczyk over the next several days.

On March 13, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which Mr. Culbreth indicated that he had apprised the American Woodmark board of directors as to Mr. Baynard’s and Mr. Culbreth’s conversation on March 7, 2025 and that American Woodmark was amenable to exploring a potential business combination with MasterBrand and was in the process of selecting an outside financial advisor. It was agreed that Mr. Banyard and Mr. Culbreth would reconnect to discuss next steps, if any, in the near future after American Woodmark had selected its outside financial advisor.

On March 24, 2025, the American Woodmark board of directors held a special meeting with Mr. Joachimczyk and a representative from McGuireWoods in attendance. Mr. Culbreth and Mr. Joachimczyk outlined their efforts in selecting an outside financial advisor for American Woodmark and the American Woodmark board of directors, including their recommendation to engage Jefferies. At the request of the American Woodmark board of directors, Jefferies joined the meeting and provided the American Woodmark board of directors with an overview of the firm, the status of the current building products market and a general, high-level overview of potential strategic alternatives available to American Woodmark, including a combination with MasterBrand. Thereafter, the American Woodmark board of directors met in executive session and selected Jefferies as American Woodmark’s outside financial advisor, and Jefferies was subsequently engaged on terms approved by the American Woodmark board of directors. Later that week, Mr. Culbreth and Mr. Joachimczyk met with the two directors that could not attend the March 24, 2025 meeting to provide details on the meeting.

On March 26, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which Mr. Culbreth reported that American Woodmark had selected Jefferies as American Woodmark’s financial advisor. During the call, it was agreed that before proceeding with transaction discussions, the two companies needed to first understand if there was alignment regarding the potential value creation resulting from a potential business combination. Mr. Banyard and Mr. Culbreth agreed to meet in person on April 8, 2025 to discuss this further.

On April 8, 2025, Mr. Banyard and Mr. Culbreth met in person in Paris, Virginia to discuss further the potential business combination and next steps. During the conversation, Mr. Banyard shared his thoughts regarding why timing of the potential business combination made sense particularly during a down market, MasterBrand’s experience with integration and synergies achievement in connection with MasterBrand’s recent purchase of Supreme, his thoughts on certain benefits of the potential business combination to shareholders, customers and consumers and his proposal to select a small group of advisors and build a “clean team virtual data room” for each company to complete a review of the potential value creation from a potential business combination before taking further substantive steps. Mr. Culbreth also indicated to Mr. Banyard that further support was still needed from the American Woodmark board of directors before taking further substantive steps. It was agreed that Mr. Culbreth would discuss potential next steps with his management team, the American Woodmark board of directors and outside legal and financial advisors. After the meeting, Mr. Culbreth informed the remaining American Woodmark management team regarding the discussions with Mr. Banyard.

Between April 11, 2025 and May 8, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies had regular communications, including a series of meetings, to discuss the process and timeline for a potential business combination.

On April 14, 2025, the American Woodmark board of directors held a special meeting with Mr. Joachimczyk and representatives from McGuireWoods and Jefferies in attendance. First, Mr. Culbreth reported on his meeting with Mr. Banyard. Next, Jefferies outlined a range of potential next steps for the American Woodmark board of directors to consider. After discussion, the American Woodmark board of directors determined that the parties should first sign a customary non-disclosure agreement with standstill provisions, and then the management of the two parties should have an in-person meeting to discuss further the potential value creation from a potential business combination between American Woodmark and MasterBrand. On April 15, 2025, Messrs. Culbreth and Joachimczyk, together with representatives from McGuireWoods and Jefferies, met with two directors that could not attend the April 14, 2025 meeting to provide details on the meeting and those directors expressed support for the American Woodmark board of directors’ directives.

On April 16, 2025, Mr. Banyard and Mr. Culbreth had a telephone call to discuss the potential business combination. During the call, Mr. Culbreth confirmed that the American Woodmark board of directors had authorized American Woodmark to engage in further discussions with MasterBrand regarding the synergies potential of a potential business combination. Mr. Banyard and Mr. Culbreth agreed that a customary mutual non-disclosure agreement would be executed to facilitate further engagement between the parties. They also agreed to schedule an in-person meeting with members of the MasterBrand and American Woodmark respective management teams in attendance to discuss the synergies potential of a potential business combination, which is referred to as the Management Synergy Meeting. Mr. Culbreth also requested that MasterBrand submit a non-binding preliminary indication of interest to American Woodmark regarding a potential business combination prior to American Woodmark’s May 19, 2025 board meeting.

Later on April 16, 2025, Andrean Horton, Executive Vice President, Chief Legal Officer and Secretary of MasterBrand sent to a representative at McGuireWoods an initial draft mutual non-disclosure agreement. The initial draft non-disclosure agreement did not include any “standstill” restrictions. Also, later on April 16, 2025, a representative of McGuireWoods delivered a revised draft mutual non-disclosure agreement to Mrs. Horton, which included a proposed two-year “standstill” reflecting customary restrictions.

On April 18, 2025 in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies had a call to discuss the process and next steps for a potential business combination, during which Jefferies relayed the initial feedback from American Woodmark on the draft mutual non-disclosure agreement, including American Woodmark’s expectation that the draft mutual non-disclosure agreement include customary “standstill” restrictions.

On April 21, 2025, Mrs. Horton delivered a revised draft mutual nondisclosure agreement to a representative of McGuireWoods, which, among other changes, accepted the inclusion of the “standstill” but reduced the “standstill” term from two years to one year. On April 22, 2025, a representative of McGuireWoods subsequently delivered a further revised draft mutual non-disclosure agreement, which proposed 18-month “standstill” restrictions. On April 25, 2025, MasterBrand and American Woodmark entered into a mutual non-disclosure agreement, which included 18-month “standstill” restrictions.

On April 23, 2025, representatives of Rothschild & Co delivered, on behalf of and at the direction of MasterBrand, to representatives of Jefferies a proposed agenda for the Management Synergy Meeting, which had been scheduled for May 12, 2025.

On May 2, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies held a meeting to discuss the proposed agenda for the Management Synergy Meeting, during which Jefferies informed Rothschild & Co that American Woodmark had generally accepted MasterBrand’s proposed agenda for the Management Synergy Meeting.

On May 6, 2025, MasterBrand reported its first quarter of fiscal 2025 earnings.

On May 9, 2025, representatives from Skadden and McGuireWoods met to set guidelines on topics to be discussed at the Management Synergy Meeting and conveyed such guidelines to their respective teams.

Also on May 9, 2025, Mr. Banyard and Mr. Culbreth had a telephone call to discuss details for the upcoming Management Synergy Meeting.

On May 12, 2025, Mr. Banyard, Mr. Culbreth and other representatives from MasterBrand’s and American Woodmark’s management teams met in Pittsburgh, Pennsylvania for the Management Synergy Meeting with representatives from Rothschild & Co and Jefferies in attendance. At the meeting, there was a high-level discussion of products, brands and channels, manufacturing, corporate cost functions, employees, sourcing logistics, sales, IT systems and structure, capital spending and the combined entity’s post-merger go-to-market strategy and channel management. The discussions did not contain any confidential, competitively sensitive information.

Following the Management Synergy Meeting, on May 15, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies held a meeting during which Rothschild & Co communicated to Jefferies, on behalf of and at the direction of MasterBrand, that MasterBrand did not intend to submit a preliminary non-binding indication of interest to American Woodmark regarding a potential business combination prior to American Woodmark’s May 19, 2025 board meeting as MasterBrand needed to first conduct further due diligence and review American Woodmark’s financial results for the fourth fiscal quarter ended April 30, 2025 and fiscal year ended April 30, 2025 once publicly available. Jefferies communicated to Rothschild & Co, on behalf of and at the direction of American Woodmark, that while American Woodmark was willing to maintain the dialogue between the parties, American Woodmark was unwilling to enter into any clean team agreement or exchange any sensitive due diligence information until after

MasterBrand submitted its preliminary non-binding indication of interest and that American Woodmark expected such indication of interest to address MasterBrand’s position on the governance and potential value creation of the combined company.

On May 19, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies held a meeting, during which Rothschild & Co and Jefferies followed up on discussions from the Management Synergy Meeting regarding key categories of potential synergies.

On May 20, 2025, Mr. Banyard and Mr. Culbreth had a telephone call to discuss next steps as American Woodmark was having a regularly scheduled board meeting on May 21, 2025 and May 22, 2025 and announcing fiscal year 2025 results on May 29, 2025. Mr. Banyard indicated that the MasterBrand board of directors was meeting on June 3, 2025 and June 4, 2025 and a preliminary non-binding indication of interest could be forthcoming after that meeting and market absorption of American Woodmark’s fiscal results.

On May 21, 2025 and May 22, 2025, the American Woodmark board of directors held a regularly scheduled meeting. A representative from McGuireWoods and representatives from Jefferies attended a portion of the meeting on May 22, 2025. Mr. Culbreth provided the American Woodmark board of directors with a report on the Management Synergy Meeting. The representative from McGuireWoods provided an overview of fiduciary duties under Virginia law in the context of the sale or merger of a company and an update on the firm’s regulatory review of a potential business combination with MasterBrand. Jefferies provided a preliminary illustrative synergies overview based on discussions with American Woodmark management and the Management Synergy Meeting. Also, in connection with this regularly scheduled board meeting, on May 21, 2025, in an effort to promote retention of critical leadership talent and focus on long-term value creation by further aligning management’s interests with those of the Company’s shareholders, the Compensation Committee of the American Woodmark board of directors met to discuss the possibility and parameters of an additional long-term incentive award for the American Woodmark management team and received additional feedback from its outside compensation consultant. Based on those discussions and feedback, the Compensation Committee of the American Woodmark board of directors decided to consider initiating an additional special incentive award under the program approximately every two years, based on business needs, and to hold an off-cycle committee meeting to consider a proposal for an additional special incentive award.

American Woodmark announced its fiscal 2025 results on May 29, 2025.

On June 4, 2025, the MasterBrand board of directors held a regularly scheduled meeting with representatives of management, Rothschild & Co and Skadden in attendance to discuss, among other things, the proposed business combination between MasterBrand and American Woodmark. Members of management outlined, and the MasterBrand board of directors considered, certain key components of a MasterBrand proposal (as proposed by the management team, following consultation with MasterBrand’s advisors), including the exchange ratio, board composition, considerations with respect to determining the management team of the combined company (including that Mr. Banyard would be the Chief Executive Officer of the combined company), transaction structure, headquarters for the combined company, regulatory considerations and required shareholder votes. Representatives of Skadden provided the MasterBrand board of directors with further details regarding possible transaction structures, and representatives of Rothschild & Co reviewed certain preliminary financial information relating to MasterBrand and American Woodmark in connection with a potential business combination. Following discussion, the directors of MasterBrand indicated their continued support for the potential business combination and for the submission by MasterBrand of a preliminary non-binding indication of interest to American Woodmark regarding the potential business combination with the terms discussed.

On June 5, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which Mr. Banyard indicated that the MasterBrand board of directors was still interested in pursuing a combination with American Woodmark and for American Woodmark to expect a preliminary non-binding indication of interest from MasterBrand on or about June 10, 2025.

On June 6, 2025, the American Woodmark board of directors held a previously scheduled board education session, which was extended for further discussion of a possible combination with MasterBrand. A representative of McGuireWoods attended this discussion and again provided an overview of fiduciary duties and an update on McGuireWoods’ on-going regulatory review. Mr. Culbreth provided an update on his discussions with Mr. Banyard, including Mr. Banyard’s indication that American Woodmark should expect to receive a preliminary non-binding indication of interest from MasterBrand during the following week and the work that had been undertaken in preparation for receipt of a such indication of interest.

On June 10, 2025, Mr. Banyard emailed to Mr. Culbreth a preliminary non-binding indication of interest (the “June 10 Proposal”) along with a draft exclusivity agreement. The June 10 Proposal contemplated an all-stock merger transaction based on a fixed exchange ratio, calculated based on each company’s volume weighted average share price during a period to be agreed upon prior to signing. The June 10 Proposal further contemplated that the combined entity would retain the MasterBrand name and Mr. Banyard would be the Chief Executive Officer of the combined entity, with the remaining management positions filled by management members of MasterBrand and American Woodmark as agreed between the Chief Executive Officers of MasterBrand and American Woodmark. The June 10 Proposal also indicated that the initial composition of the board of directors of the combined company would consist of board seats reserved for each of American Woodmark and MasterBrand proportional to the aggregate pro forma ownership of each company’s shareholders in the combined company. The draft exclusivity agreement proposed a 60-day exclusivity period. Mr. Culbreth provided the American Woodmark board of directors with a copy of the June 10 Proposal and the draft exclusivity agreement.

On June 11, 2025, Mr. Joachimczyk provided his resignation from American Woodmark, effective June 27, 2025, as he became the principal financial officer at another, larger public company.

On June 13, 2025, the American Woodmark board of directors held a special meeting with the American Woodmark management team and representatives from McGuireWoods in attendance. Mr. Joachimczyk discussed with the American Woodmark board of directors, among other matters, certain information provided by Jefferies regarding its material investment banking relationships with American Woodmark and MasterBrand over the approximately prior two-year period, which the American Woodmark board of directors determined presented no material conflicts. Next, the representatives from McGuireWoods provided a presentation on McGuireWoods’ regulatory review of the proposed transaction, board fiduciary duties in Virginia for stock-for-stock mergers and a review of the June 10 Proposal. Mr. Joachimczyk next presented American Woodmark’s five-year financial projections, and the American Woodmark board of directors requested additional detail on the financial projections before approving them, which Mr. Joachimczyk provided to the American Woodmark board of directors on June 17, 2025 and the American Woodmark board of directors thereafter approved for purposes of the proposed business combination with MasterBrand. Jefferies joined the meeting at this juncture and discussed with the American Woodmark board of directors, among other things, certain public market perceptions on American Woodmark and MasterBrand, financial terms of the June 10 Proposal, and potential strategic alternatives available to American Woodmark. The American Woodmark board of directors discussed the potential strategic alternatives, including executing American Woodmark’s standalone strategy, a sale or business combination of American Woodmark with other third parties, and potential risks and merits of a business combination with MasterBrand. Following discussion, the American Woodmark board of directors determined not to conduct an outreach to potential third parties regarding a strategic transaction at this time. The American Woodmark board of directors reached this determination based on its judgment that, with respect to a potential transaction with a strategic counterparty, there was no apparent potential partners that were likely to present a transaction that would be more attractive to American Woodmark and American Woodmark shareholders than a potential business combination with MasterBrand when taking into account the potential synergies that could be achieved in a business combination between American Woodmark and MasterBrand. The American Woodmark board of directors also determined that a potential transaction with a financial sponsor was unlikely to be more attractive to American Woodmark and its shareholders given the historical lack of interest from financial sponsors in American Woodmark and the lack of potential synergies for financial sponsors relative to a potential combination with MasterBrand. The American Woodmark board of directors further understood that it was customary for a merger agreement to contain fiduciary out provisions, subject to the terms thereof, even in the absence of not conducting an outreach to third parties prior to signing. The American Woodmark board of directors authorized American Woodmark management and Jefferies to engage with MasterBrand and Rothschild & Co. such that more information would be shared to further enhance the financial terms of the June 10 Proposal and authorized McGuireWoods to engage with Skadden to further discuss regulatory matters, including the potential antitrust and other regulatory filings needed in connection with a potential business combination. The American Woodmark board of directors also directed Jefferies to indicate to Rothschild & Co that the American Woodmark board of directors expected a fixed exchange ratio reflecting a premium for American Woodmark’s shareholders.

Also on June 13, 2025 and thereafter, in accordance with the American Woodmark board of directors’ directives, Jefferies met with Rothschild & Co on various occasions and discussed the American Woodmark board of directors’ expectation that a fixed exchange ratio would reflect a premium for American Woodmark’s shareholders.

On June 14, 2025, Mr. Culbreth contacted Mr. Banyard to inform him of Mr. Joachimczyk’s departure, and that Mr. Culbreth would become American Woodmark’s interim principal financial officer and interim principal accounting officer until a replacement was found.

In mid-June 2025, MasterBrand engaged Bain & Company, Inc., referred to as Bain, to assist with a review of the potential synergies that could be achieved in a business combination between MasterBrand and American Woodmark.

On June 18, 2025, members of MasterBrand management shared MasterBrand’s five-year financial projections with the MasterBrand board of directors noting that the plan was to share the MasterBrand financial projections with American Woodmark, and inviting the board members to contact the management team with any questions or concerns before the MasterBrand financial projections were distributed.

On June 19, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies held a meeting during which they discussed certain market assumptions underlying MasterBrand’s and American Woodmark’s respective financial projections before MasterBrand and American Woodmark exchanged such projections.

On June 20, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives from Skadden and McGuireWoods held a meeting to discuss certain regulatory matters, including the potential antitrust and other regulatory filings needed in connection with a potential business combination.

Also on June 20, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co shared, on behalf of and at the direction of MasterBrand, MasterBrand’s financial projections with representatives of Jefferies and, on June 21, 2025, representatives of Jefferies shared, on behalf of American Woodmark, American Woodmark’s financial projections with representatives of Rothschild & Co. After receipt of the American Woodmark financial projections, MasterBrand management evaluated such American Woodmark financial projections and concluded that it would be appropriate to make certain adjustments to such financial projections to apply a more conservative assumption with respect to the growth of American Woodmark’s business. The American Woodmark financial projections, as adjusted by MasterBrand management, are referred to in this section as the Adjusted American Woodmark Financial Projections.

On June 24, 2025, representatives of management from MasterBrand and American Woodmark together with representatives of Rothschild & Co and Jefferies held a meeting to discuss MasterBrand’s and American Woodmark’s respective financial projections and related assumptions. Following discussion, Mr. Banyard contacted Mr. Culbreth indicating that, based on the discussion with American Woodmark’s management team and the information provided to date, MasterBrand intended to provide a revised preliminary non-binding indication of interest to American Woodmark early the following week, after MasterBrand’s next board meeting.

Also on June 24, 2025, representatives from Skadden provided representatives from McGuireWoods with a draft mutual clean team agreement that controlled the exchange of sensitive, competitive and confidential information between parties while complying with antitrust laws and regulatory requirements. On June 25, 2025, McGuireWoods provided Skadden with limited comments on the draft mutual clean team agreement.

On June 30, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co and Skadden in attendance to discuss, among other things, the proposed business combination between MasterBrand and American Woodmark. Members of management outlined a proposed timeline for completing due diligence and negotiating and entering into (with the MasterBrand board of directors’ approval) definitive documentation with American Woodmark, and provided an update on Bain’s synergies analysis. Members of management and representatives of Rothschild & Co reviewed certain financial information relating to MasterBrand and American Woodmark. A representative of Skadden advised the MasterBrand board of directors on the regulatory considerations for the potential business combination and his initial meeting with American Woodmark’s antitrust counsel. Representatives of Skadden also provided the MasterBrand board of directors with an overview of certain key terms expected to be included in an initial draft of the merger agreement, consistent with the revised preliminary non-binding indication of interest that was proposed to be sent to American Woodmark. Following discussion, the directors of MasterBrand indicated their continued support for the potential business combination and for MasterBrand to submit a revised preliminary non-binding indication of interest to American Woodmark.

On June 30, 2025, Mr. Banyard emailed Mr. Culbreth a revised preliminary non-binding indication of interest (the “June 30 Proposal”) and draft exclusivity agreement. The June 30 Proposal reaffirmed MasterBrand’s commitment to pursuing the transaction and proposed a fixed exchange ratio of 5.150 (with each outstanding share of American Woodmark common stock exchanged for 5.150 shares of MasterBrand common stock). The exchange ratio represented a 5.5% premium to the market-implied exchange ratio of 4.8831 based on closing prices on June 30, 2025 and a premium of 6.4% to the exchange ratio implied by each company’s six-month volume-weighted average share price. The June 30 Proposal further indicated that this revised exchange ratio would result in the American Woodmark shareholders owning approximately 37.1% of the combined company. Other than the fixed exchange ratio and resulting ownership split of the combined company, the June 30 Proposal did not include references to other terms from the June 10 Proposal and was silent on the number of directors from American Woodmark that would join the board of directors of the combined company. The June 30 Proposal was subject to satisfactory completion of due diligence. The draft exclusivity agreement included a 60-day exclusivity period to begin upon execution of the exclusivity agreement (the same formulation as set forth in the draft exclusivity agreement delivered with the June 10 Proposal). Mr. Culbreth provided the American Woodmark board of directors with a copy of the June 30 Proposal and draft exclusivity letter.

On July 1, 2025, MasterBrand and American Woodmark entered into a mutual clean team agreement.

In early July 2025, the parties agreed to jointly engage Bain, to prepare a synergies analysis of a potential business combination between MasterBrand and American Woodmark that would be delivered to both parties.

Also on July 1, 2025, after receiving additional feedback from its outside compensation consultant and following up on the discussion held on May 21, 2025, the Compensation Committee of the American Woodmark board of directors approved special retention awards under the American Woodmark Corporation 2023 Stock Incentive Plan to the Company’s executive officers, and such awards were made to the executive officers on July 3, 2025. The Compensation Committee of the American Woodmark board of directors approved these retention awards to maintain the continuity of the Company’s management team, promote retention of critical leadership talent and focus on long-term value creation by further aligning management’s interests with those of the Company’s shareholders during a challenging business environment and increased economic uncertainty following the recent departure of Mr. Joachimczyk.

On July 7, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives from McGuireWoods attending. McGuireWoods provided an update on its discussions with Skadden on certain regulatory matters. Mr. Culbreth presented management’s five-year financial projections for American Woodmark that previously had been provided to the American Woodmark board of directors and answered remaining questions. After discussion, the American Woodmark board of directors confirmed its approval of the financial projections and directed that the financial projections be used in connection with an evaluation of the proposed transaction, including for Jefferies’ use and reliance for purposes of its financial analyses and opinion. After such discussion, representatives of Jefferies joined the meeting. Mr. Culbreth provided an update on recent discussions with MasterBrand and provided an overview of the June 30 Proposal. Jefferies reviewed with the American Woodmark board of directors financial terms of the June 30 Proposal, including in comparison to the June 10 Proposal, and related financial matters. The American Woodmark board of directors discussed the terms of the June 30 Proposal, including sources of value in an all-stock transaction as compared to a potential all-cash or partial-cash transaction, and other potential strategic alternatives available to American Woodmark, including executing American Woodmark’s standalone strategy and potential risks and merits of a business combination with MasterBrand. Following discussion, the American Woodmark board of directors determined not to conduct an outreach to other third parties at such time for the same reasons considered previously. Following a discussion of potential responses to the June 30 Proposal, the American Woodmark board of directors authorized American Woodmark’s senior management and outside advisors to continue discussions with MasterBrand regarding a potential business combination, including approving the negotiation and execution of an exclusivity agreement with MasterBrand and commencing the due diligence process for the transaction. The American Woodmark board of directors also instructed Jefferies to convey to Rothschild & Co that American Woodmark board of directors’ reaction to the June 30 Proposal was generally positive, but that further exchange ratio discussions would be tabled for a later date and that American Woodmark was ready to proceed with executing the exclusivity agreement, subject to shortening the exclusivity period.

Following the July 7, 2025 meeting of the American Woodmark board of directors and at the direction of the American Woodmark board of directors, American Woodmark retained additional outside advisors to assist with the due diligence review of MasterBrand and communications strategy for a potential business combination.

Also on July 7, 2025, in accordance with the directives of MasterBrand and American Woodmark, representatives of Rothschild & Co and Jefferies held a meeting during which Jefferies provided Rothschild & Co with initial feedback from the American Woodmark board of directors on the June 30 Proposal and draft exclusivity agreement, including that American Woodmark’s reaction to the June 30 Proposal was generally positive, but that further exchange ratio discussions would be tabled for a later date, and that American Woodmark was ready to proceed with executing the exclusivity agreement, subject to shortening the exclusivity period. Rothschild & Co and Jefferies also discussed next steps with respect to the due diligence process and the process for Bain’s synergies analysis.

Later that day, representatives of McGuireWoods shared a revised draft of the exclusivity agreement with representatives of Skadden, which reduced the exclusivity period from 60 days to 35 days. On July 8, 2025, representatives of Skadden and McGuireWoods had a telephonic meeting to finalize the exclusivity agreement, and later that day MasterBrand and American Woodmark executed the exclusivity agreement containing a 35-day exclusivity period beginning on July 8, 2025.

On July 8, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which Mr. Culbreth conveyed that the American Woodmark board of directors preferred to negotiate the exchange ratio at a later juncture, after the parties had conducted additional due diligence and negotiated other material terms of the proposed transaction. Mr. Banyard and Mr. Culbreth also discussed the commencement of due diligence, the July 1, 2025 special incentive awards approved by the American Woodmark Compensation Committee, board governance for the combined company, the process for a synergies assessment and possible site visits.

On July 9, 2025, on behalf of and at the direction of MasterBrand, Rothschild & Co provided Jefferies with an initial due diligence request list for conducting due diligence on American Woodmark and, on July 14, 2025, on behalf of and at the direction of American Woodmark, Jefferies provided Rothschild & Co with an initial due diligence request list for conducting due diligence on MasterBrand.

On July 15, 2025, American Woodmark and MasterBrand provided one another and their respective advisors with access to a virtual data room containing certain of their respective business, legal and financial information. The parties also provided certain members of a “clean team” from the other party access to a “clean team virtual data room” that contained certain information that could be, or was, viewed as competitively sensitive. Each party continued to conduct due diligence on the other, adding materials to the data rooms, until the date of execution and delivery of the merger agreement.

Also on July 15, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co and Skadden in attendance for an update on the potential business combination. Mr. Banyard began the meeting with a discussion on MasterBrand’s expected second quarter of fiscal 2025 results. Mr. Banyard then relayed to the MasterBrand board of directors the feedback received by Rothschild & Co from Jefferies, on behalf of and at the direction of American Woodmark, that while MasterBrand’s June 30 Proposal was generally viewed favorably by the American Woodmark board of directors, further exchange ratio discussions would be tabled for a later date. He also informed the MasterBrand board of directors that both parties had begun their due diligence process after receiving access to the other party’s data room, and that Bain had now been jointly engaged by both parties and had begun evaluating potential synergies from the potential business combination. Mr. Banyard also discussed the special retention awards made by American Woodmark to certain members of management on July 3, 2025. Members of management reviewed the progress made to date, including the plan for sharing an initial draft of the merger agreement with American Woodmark. Members of management also reviewed the expected timeline for completing due diligence and negotiating and entering into (subject to the MasterBrand board of directors’ approval) definitive documentation with American Woodmark. Representatives of Rothschild & Co then reviewed certain financial information relating to MasterBrand and American Woodmark.

On July 16, 2025, representatives from Skadden and McGuireWoods held a meeting to discuss further their respective regulatory analysis to date.

Also on July 16, 2025, representatives of Skadden, on behalf of MasterBrand, delivered an initial draft of the merger agreement to representatives of McGuireWoods, on behalf of American Woodmark. The initial draft of the merger agreement included, among other terms: (i) a stock-for-stock, reverse triangular merger at a fixed (but unspecified) exchange ratio, (ii) a provision that MasterBrand’s Chief Executive Officer would serve as Chief Executive Officer of the combined company and that MasterBrand’s headquarters would be the combined company’s headquarters, (iii) a provision that all current MasterBrand directors would remain as directors of the combined company, with an unspecified number of American Woodmark board designees for the combined company, (iv) provisions related to employee matters, including the treatment of certain American Woodmark equity awards, (v) reciprocal “no-solicitation” provisions, (vi) reciprocal (but unspecified) fiduciary out termination fee payable by either party in certain circumstances upon the termination of the merger agreement in connection with customary “fiduciary out” related terminations, including termination to enter into a superior proposal, and (vii) a requirement that both parties use reasonable best efforts to obtain regulatory approvals, but that neither party would be required to undertake any divestiture or other action that may be required or requested by any governmental authority in connection with regulatory approvals that would, in each case, have an adverse impact, in any material respect, individually or in the aggregate, on MasterBrand, American Woodmark or the expected benefits of the transaction to MasterBrand. The initial draft of the merger agreement did not include a proposal with respect to a reverse termination fee payable by MasterBrand to American Woodmark in the event that regulatory approval was not obtained.

On July 18, 2025, Mr. Banyard and Mr. Culbreth had a check-in call, during which Mr. Culbreth informed Mr. Banyard that American Woodmark and its representatives were reviewing the initial draft of the merger agreement and planned to share a revised draft during the following week.

On July 21, 2025, representatives from MasterBrand, American Woodmark and their respective legal and financial advisors met to discuss planned site visits scheduled for later in the week, including a discussion of regulatory considerations for such site visits.

During the weeks of July 21, 2025 and July 28, 2025, MasterBrand, American Woodmark and their respective advisors continued to conduct reciprocal due diligence. During these two weeks, representatives of MasterBrand and American Woodmark and their respective advisors held functional due diligence calls principally related to finance and accounting, information technology, tax, human resources, cybersecurity, commercial, operations, environmental, health and safety, Mexican operations and legal due diligence. Over the same period, Mr. Banyard spoke with Mr. Culbreth on multiple occasions to discuss, among other things, updates with respect to the overall process and outstanding points in the merger agreement.

On July 21, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives from McGuireWoods and Jefferies in attendance. Mr. Culbreth provided background on American Woodmark’s due diligence efforts to date. Mr. Robert J. Adams, Jr., American Woodmark’s Senior Vice President, Chief Manufacturing and Supply Chain Officer, provided an update on the proposed slate of site visits. A representative from McGuireWoods again reviewed with the American Woodmark board of directors its fiduciary duties and then led an extensive discussion of the various material items raised in the initial draft of the merger agreement circulated by Skadden. A proposed redline responding to the initial draft of the merger agreement had been circulated to the American Woodmark board of directors prior to the meeting. Topics discussed by the American Woodmark board of directors included: (i) the proposed transaction consideration and structure, (ii) combined entity governance matters, (iii) treatment in the transaction of American Woodmark’s outstanding equity awards, (iv) the regulatory efforts covenant and reverse termination fee, (v) representations and warranties of both parties, (vi) interim operating covenants of both parties, (vii) deal protections and fiduciary duty exceptions, (viii) the covenants providing for maintenance of American Woodmark compensation and benefits following the closing of the merger, (ix) closing conditions and (x) termination rights.

After the American Woodmark board of directors meeting on July 21, 2025, representatives of McGuireWoods, on behalf of American Woodmark, delivered a revised draft of the merger agreement to representatives of Skadden, on behalf of MasterBrand. The revised draft of the merger agreement included the following key terms: (i) on board governance, no proposal was included on the number of American Woodmark directors that would join the board of the combined company but a notation was included that American Woodmark was interpreting the provision drafted as conceptually consistent with the June 10 Proposal, which stated that the number of directors would be proportional to the aggregate pro forma ownership of each party’s shareholder’s in the combined company, (ii) the treatment of certain American Woodmark equity awards, (iii) a revised regulatory efforts covenant, (iv) a reverse termination fee (amount unspecified) payable by MasterBrand to American Woodmark, (v) qualifiers and other modifications on certain representations and warranties of American Woodmark, (vi) reciprocal language for certain representations and warranties of MasterBrand, (vii) modifications on certain interim operating covenants of the parties, and (viii) modifications to certain covenants related to employee matters. The revised draft did not include a proposal with respect to the exchange ratio or the fiduciary out termination fee.

On July 23, 2025, Mr. Banyard and Mr. Culbreth had a video meeting in which they discussed the number of directors from American Woodmark that would join the board of the combined company, American Woodmark’s proposal to receive a reverse termination fee, American Woodmark’s executive team, conversion of outstanding American Woodmark equity awards in connection with the potential business combination, communications resources, due diligence and synergies assessment progress, and employee retention considerations. Mr. Culbreth provided Mr. Banyard with additional information about the special retention awards made by American Woodmark to certain members of management on July 3, 2025 in connection with seeking to ensure executive management retention following Mr. Joachimczyk’s departure.

Also on July 23, 2025, in accordance with the directives of the American Woodmark board of directors, Jefferies spoke with Rothschild & Co and emphasized the importance to American Woodmark of a reverse termination fee. During the period from July 23, 2025 through August 1, 2025, in accordance with the directives of MasterBrand and American Woodmark, Rothschild & Co and Jefferies continued to further discuss key commercial points in the merger agreement and each company’s latest business performance.

Later in the day, on July 23, 2025, members of management from MasterBrand and American Woodmark, together with MasterBrand’s and American Woodmark’s respective legal and financial advisors, held a meeting with Bain, during which Bain presented the preliminary synergies analysis it had prepared for both MasterBrand and American Woodmark.

From July 23, 2025 through July 25, 2025, representatives of American Woodmark and representatives of MasterBrand visited ten U.S. plant sites, four from MasterBrand and six from American Woodmark.

On July 24, 2025, representatives from Skadden and McGuireWoods held a meeting to negotiate certain outstanding points in the revised draft of the merger agreement shared by McGuireWoods, including but not limited to the representations and warranties, interim operating covenants, non-solicitation provisions, regulatory efforts covenants and reverse termination fee.

Later in the day on July 24, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co, Skadden and Bain (for a portion of the meeting) in attendance for an update on the potential business combination. During the meeting, Mr. Banyard provided the MasterBrand board of directors with an update on his call with Mr. Culbreth noting that the three key business points were: (i) the exchange ratio, (ii) the number of American Woodmark directors joining the board of the combined company, and (iii) American Woodmark’s reverse termination fee proposal. Representatives of Skadden provided an overview of the directors’ fiduciary duties in connection with considering a potential business combination. Representatives of Bain provided an update on the synergies analysis that Bain was conducting for both MasterBrand and American Woodmark in connection with the potential business combination. Representatives of Rothschild & Co reviewed certain preliminary financial information relating to MasterBrand and American Woodmark in connection with a potential business combination, and members of management provided the MasterBrand board of directors with an update on the status of due diligence and overall timeline. Members of management also reviewed, and the MasterBrand board of directors considered, the MasterBrand financial projections previously shared with the MasterBrand board of directors on June 18, 2025, and the MasterBrand board of directors ratified the MasterBrand financial projections and approved such financial projections for use in connection with Rothschild & Co’s fairness analysis.

On July 25, 2025, representatives of Skadden, on behalf of MasterBrand, delivered a revised draft of the merger agreement to representatives of McGuireWoods, on behalf of American Woodmark. The revised draft of the merger agreement included the following key terms: (i) an 11-person board for the combined company, consisting of all eight MasterBrand directors and three American Woodmark board designees, (ii) the assumption by MasterBrand of outstanding American Woodmark equity awards, with performance-based awards to be assumed based on actual performance levels for any open performance period, (iii) deletion of certain of the qualifiers and other modifications to American Woodmark’s representations, (iv) modifications to certain interim operating covenants of the parties, (v) reinsertion of a requirement that both parties use reasonable best efforts to obtain regulatory approvals, but that neither party would be required to undertake any divestiture or other action that may be required or requested by any governmental authority in connection with regulatory approvals that would, in each case, have an adverse impact, in any material respect, individually or in the aggregate, on MasterBrand, American Woodmark or the expected benefits of the transaction to MasterBrand and (vi) deletion of the reverse termination fee. The revised draft did not include a proposal with respect to the exchange ratio or the fiduciary out termination fee.

On July 26, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives from McGuireWoods and Jefferies in attendance. A representative from McGuireWoods provided an overview of the revised draft of the merger agreement received from Skadden on July 25, 2025 and discussed significant points raised by the revised draft, including the proposed constitution of the combined company board, the absence of a reverse termination fee, the regulatory efforts covenant, and the proposed equity award treatment in the transaction, including equity awards with performance conditions. Also noted were areas of the agreement that remained blank, including the exchange ratio and fiduciary out termination fee. After extensive discussion, the American Woodmark board of directors instructed Jefferies to convey to Rothschild & Co that the reverse termination fee was a threshold issue for the American Woodmark board of directors, and that the premium on the exchange ratio, five American Woodmark board seats and treatment of American Woodmark outstanding equity awards were also important points, which points were thereafter relayed by Jefferies, on behalf of and as directed by the American Woodmark board of directors, to Rothschild & Co.

On July 27, 2025, representatives of McGuireWoods, on behalf of American Woodmark, delivered a revised draft of the merger agreement to representatives of Skadden, on behalf of MasterBrand. The revised draft of the merger agreement included the following key terms: (i) a 13-person board for the combined company, consisting of all eight MasterBrand directors and five American Woodmark board designees, (ii) the assumption by MasterBrand of outstanding performance-based American Woodmark equity awards based on superior level for open performance periods, (iii) notations regarding the need for further discussion of certain interim operating covenants such that American Woodmark could continue to operate in the ordinary course of business, (iv) modifications to certain covenants related to employee matters, (v) a revised regulatory efforts covenant, and (vi) a reverse termination fee payable by MasterBrand to American Woodmark in the event that regulatory approval was not obtained. The revised draft did not include a proposal with respect to the exchange ratio or the fiduciary out termination fee.

On July 28, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives from McGuireWoods and Jefferies in attendance. Mr. Culbreth, and representatives from McGuireWoods and Jefferies provided an update on negotiations since the American Woodmark board of directors meeting on July 26, 2025, including an update from McGuireWoods regarding the revised draft of the merger agreement circulated by McGuireWoods to Skadden on July 27, 2025.

On July 29, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which a proposed compromise on American Woodmark’s stock awards was discussed. For the American Woodmark stock options outstanding (which only related to the September 2023 award to executive officers) and for the performance share units awarded to the executive officers in September 2023, it was noted by Mr. Banyard that those awards were unlikely to satisfy the performance conditions and thus it was proposed by Mr. Banyard that those awards be measured prior to the effective time by the American Woodmark Compensation Committee based on actual performance, with MasterBrand’s approval of such determination. For all other American Woodmark performance share units and restricted stock tracking units, those awards would be assumed by MasterBrand in the merger as if the performance conditions had been met at the superior level such that those awards would become subject only to time vesting.

Also on July 29, 2025, representatives of Skadden, on behalf of MasterBrand, delivered a revised draft of the merger agreement to representatives of McGuireWoods, on behalf of American Woodmark. The revised draft of the merger agreement included the following key terms: (i) notations that the board composition, regulatory efforts covenant, reverse termination fee and certain covenants providing for post-closing maintenance of compensation and benefits for American Woodmark employees were open business points to be further negotiated, and (ii) treatment of outstanding American Woodmark equity awards consistent with the compromise outlined in the discussion between Mr. Banyard and Mr. Culbreth. The revised draft did not include a proposal with respect to the exchange ratio or the fiduciary out termination fee.

Also on July 29, 2025, representatives of McGuireWoods, on behalf of American Woodmark, shared an initial draft of the American Woodmark disclosure schedules with representatives of Skadden, on behalf of MasterBrand.

On July 30, 2025, David A. Rodriguez, the chair of the American Woodmark Compensation Committee, and Mr. Tang met with Mr. Culbreth and representatives from McGuireWoods to discuss the treatment of American Woodmark’s equity awards, including the compromise proposed by MasterBrand. After such conversation, Mr. Rodriguez discussed the matter with each member of the American Woodmark Compensation Committee, and there was unanimous consensus among members of the American Woodmark Compensation Committee to accept MasterBrand’s proposed compromise on the American Woodmark equity awards and certain covenants providing for post-closing maintenance of compensation and benefits for American Woodmark employees.

Also on July 30, 2025, Mr. Banyard and Mr. Culbreth had two telephone calls. During the first call, they discussed MasterBrand’s expected second quarter of fiscal 2025 results and American Woodmark’s expected first quarter of fiscal 2026 results. During the second call, Mr. Culbreth reported that the American Woodmark board of directors would accept MasterBrand’s compromise on the treatment of American Woodmark equity awards and certain covenants providing for post-closing maintenance of employee benefits for American Woodmark employees.

On July 31, 2025, representatives of McGuireWoods, on behalf of American Woodmark, sent a revised draft of the merger agreement to representatives of Skadden, on behalf of MasterBrand. The revised draft of the merger agreement accepted MasterBrand’s compromise on American Woodmark equity awards and the covenants providing for post-closing maintenance of compensation and benefits for American Woodmark employees. The revised draft did not include a proposal with respect to the exchange ratio or fiduciary out termination fee, and retained the notations that the board composition, regulatory efforts covenant, and reverse termination fee were open business points to be further negotiated.

Also July 31, 2025, members of management from MasterBrand and American Woodmark, together with representatives of MasterBrand’s and American Woodmark’s respective legal and financial advisors, held a meeting with Bain, during which Bain presented the final synergies analysis it had prepared for both MasterBrand and American Woodmark. Also on July 31, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co, Skadden and Bain (for a portion of the meeting) in attendance for an update on the potential business combination. During the meeting, members of management provided the MasterBrand board of directors with a summary of key findings from due diligence. A representative from Bain reviewed, and with the MasterBrand board of directors considered, Bain’s final synergies analysis. Representatives of Skadden reviewed the key terms of the merger agreement and the regulatory analysis. Representatives of Rothschild & Co reviewed certain preliminary financial information relating to MasterBrand and American Woodmark in connection with a potential business combination. Members of management also discussed the communications strategy. The meeting continued with a further discussion between the MasterBrand board of directors and members of management regarding the three key business points: (i) the exchange ratio, (ii) the number of American Woodmark directors joining the board of the combined company, and (iii) American Woodmark’s reverse termination fee proposal.

On August 1, 2025, Mr. Banyard and Mr. Culbreth had a telephone call in which Mr. Banyard reported on the MasterBrand board of directors meeting on July 31, 2025. Noting the fact that the premium implied by the exchange ratio set forth in the June 30 Proposal had increased, he reported that the MasterBrand board of directors was unwilling to provide a more favorable exchange ratio than provided in the June 30 Proposal. He also reported that the MasterBrand board of directors believed that three American Woodmark board designees on a combined company board of 11 members was appropriate and that the MasterBrand board of directors had not agreed with a reverse termination fee. Mr. Culbreth again indicated that the reverse termination fee was a threshold issue for the American Woodmark board of directors, and that he would discuss each of the outstanding points with the American Woodmark board of directors at its meeting scheduled for later that day. Mr. Banyard and Mr. Culbreth also discussed the synergies analysis conducted by Bain.

Also on August 1, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives of McGuireWoods in attendance. Representatives of McGuireWoods provided a regulatory update to the American Woodmark board of directors. After such update, representatives from Jefferies and representatives of an outside advisor providing due diligence support joined the meeting. Representatives from the outside advisor providing due diligence support provided presentations regarding human resources, tax, financial, information technology and cybersecurity due diligence on MasterBrand, and were excused from the meeting after such presentations. Mr. Culbreth further updated the American Woodmark board of directors on the expected quarterly results of both MasterBrand and American Woodmark, noting that MasterBrand’s results may be better received by the markets than American Woodmark’s. Mr. Culbreth then updated the American Woodmark board of directors on deal negotiations, including a discussion of the conclusion of the equity award treatment negotiations, and the current state of negotiations on the exchange ratio, board composition and reverse termination fee. The exchange ratio from the June 30 Proposal represented an 8.5% premium to the implied market exchange ratio of 4.746x as of August 1, 2025 and a premium of 6.4% to the exchange ratio implied by each company’s six-month volume-weighted average share price. A discussion ensued regarding the remaining open transaction points, including a discussion that the exchange ratio reflected in the June 30 Proposal implied a higher premium based on current trading prices and, given this and the expected quarterly results of the two parties, the American Woodmark board of directors believed it was unlikely that MasterBrand would accept any further increase in the exchange ratio. Following discussion and the American Woodmark board of directors’ consideration of the foregoing, the American Woodmark board of directors expressed support for American Woodmark’s senior management and advisors to work with MasterBrand’s senior management and advisors to resolve open merger agreement and due diligence matters consistent with the discussion, including that the American Woodmark board of directors would agree to the exchange ratio reflected in the June 30 Proposal and the reduction of American Woodmark designees on the combined company board from five to three if MasterBrand agreed to an appropriate reverse termination fee.

Later in the day, on August 1, 2025, representatives of Skadden shared an initial draft of the MasterBrand disclosure schedules with representatives of McGuireWoods.

On August 2, 2025, Mr. Banyard and Mr. Culbreth had multiple telephone calls. In the initial call of the day, Mr. Culbreth requested a reverse termination fee of $45 million in exchange for American Woodmark agreeing to the exchange ratio reflected in the June 30 Proposal and the reduction of American Woodmark board designees on the combined company board from five to three. In a later call during the day, Mr. Banyard proposed a reverse termination fee of $35 million.

On August 3, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives of McGuireWoods and Jefferies in attendance. Members of American Woodmark senior management and representatives of McGuireWoods reported on due diligence findings on MasterBrand. Representatives from Bain joined the meeting at this juncture and provided Bain’s final synergies analysis. After such presentation, the representatives from Bain were excused from the meeting. Mr. Culbreth provided an update on transaction negotiations since the August 1, 2025 board meeting, including MasterBrand’s proposal of a reverse termination fee of $35 million, which the American Woodmark board of directors determined was acceptable. Representatives of McGuireWoods again discussed with the American Woodmark board of directors its fiduciary duties under Virginia law and reviewed key terms of the merger agreement and certain open points, including, among other aspects, the amount of the fiduciary out termination fee, MasterBrand’s obligations for obtaining regulatory approvals and further details regarding the post-closing board composition. Jefferies provided a market and financial overview update and reviewed with the American Woodmark board of directors Jefferies’ preliminary financial analysis of the exchange ratio. Mr. Culbreth and other members of American Woodmark management also provided an update on the communications strategy post-announcement if the merger agreement was executed. Following discussion, the American Woodmark board of directors expressed support for American Woodmark’s senior management and advisors to work with MasterBrand’s senior management and advisors to resolve the remaining outstanding points in the merger agreement and due diligence and provided direction on the same. In executive session, representatives of McGuireWoods provided a detailed summary of the treatment of equity awards to American Woodmark management in the revised draft of the merger agreement.

Also on August 3, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co and Skadden in attendance for an update on the potential business combination. During the meeting, Mr. Banyard informed the Board that after several discussions with Mr. Culbreth, the parties, subject to finalizing the other terms of the merger agreement, would agree to (i) an exchange ratio of 5.150 (with each outstanding share of American Woodmark stock exchanged for 5.150 shares of MasterBrand stock), (ii) three American Woodmark directors joining the board of the combined company and (iii) a $35 million reverse termination fee payable by MasterBrand in the event that regulatory approval was not obtained, subject to the terms of the merger agreement. Members of management updated the MasterBrand board of directors on the due diligence progress made to date, noting that due diligence was nearly complete. Members of management reviewed, and the MasterBrand board of directors considered, the Adjusted American Woodmark Financial Projections and pro forma combined financial projections as prepared by MasterBrand management, and the MasterBrand board of directors approved such financial projections for use in connection with Rothschild & Co’s fairness analysis. Representatives of Rothschild & Co reviewed Rothschild & Co’s preliminary financial analysis regarding MasterBrand, American Woodmark and the potential business combination with the MasterBrand board of directors. Representatives of Skadden reviewed the latest terms of the merger agreement and the plan for finalizing the remaining outstanding issues in the merger agreement including, but not limited to, the regulatory efforts covenant and the fiduciary out termination fee and provided an update on status of both the MasterBrand and American Woodmark disclosure schedules. Mr. Banyard then discussed next steps, including the communications strategy and press release and the plan for establishing the Integration Management Office in connection with integration planning.

On August 4, 2025, representatives of Skadden, on behalf of MasterBrand, delivered a revised draft of the merger agreement to representatives of McGuireWoods, on behalf of American Woodmark. The revised draft of the merger agreement (i) reduced the number of directors for the combined company board from 13 to 11 and the number of American Woodmark board designees for the combined company from five to three, with the American Woodmark board designees to be mutually agreeable between American Woodmark and MasterBrand, (ii) reflected an exchange ratio of 5.150, (iii) reinserted a requirement that both parties use reasonable best efforts to obtain regulatory approvals, but that neither party would be required to undertake any divestiture or other action that may be required or requested by any governmental authority in connection with regulatory approvals that would, in each case, have an adverse impact, in any material respect, individually or in the aggregate, on MasterBrand, American Woodmark or the expected benefits of the transaction to MasterBrand, (iv) included an antitrust-related closing condition related to Mexico, now that the parties had confirmed its applicability, (v) inserted $25 million as the amount of the fiduciary out termination fee payable by either party, and (vi) inserted $35 million as the amount of the reverse termination fee.

After discussions between Skadden and McGuireWoods, later on August 4, 2025, representatives of McGuireWoods, on behalf of American Woodmark, delivered a revised draft of the merger agreement to representatives of Skadden, on behalf of MasterBrand. The revised draft of the merger agreement maintained the 5.150 exchange ratio and the $35 million reverse termination fee, indicated that details regarding the combined company board composition remained open for further discussion and increased the amount of the fiduciary out termination fee payable by MasterBrand from $25 million to $35 million.

On August 4, 2025, David Petratis, the Non-Executive Chair of the MasterBrand board of directors, had a call with Emily Videtto, the Chair of the Governance, Sustainability and Nominating Committee of the American Woodmark board of directors, to discuss the board composition of the combined company.

On August 5, 2025, representatives of Skadden, on behalf of MasterBrand, delivered a revised draft of the merger agreement to representatives of McGuireWoods, on behalf of American Woodmark. The revised draft of the merger agreement revised the amount of the fiduciary out termination fee payable by MasterBrand to $30 million.

Also on August 5, 2025, Mr. Culbreth traveled to MasterBrand headquarters outside Cleveland, Ohio and worked with Mr. Banyard, other members of MasterBrand management and the communications firms of both MasterBrand and American Woodmark on various communications announcing the potential business combination, including preparation for the joint investor call. During this time, Mr. Banyard and Mr. Culbreth discussed the final open terms of the merger agreement, including specifics regarding the American Woodmark board designees for the combined company board composition and the exceptions set forth in disclosure schedules to the interim operating covenants related to future ordinary course stock awards for American Woodmark employees.

Thereafter, until the merger agreement was executed, representatives of Skadden and representatives of McGuireWoods negotiated the final open terms of the merger agreement, including specifics regarding American Woodmark board designees for the combined company board composition and exceptions set forth in disclosure schedules to the interim operating covenants related to future ordinary course stock awards for American Woodmark employees.

Additionally, on August 5, 2025, the MasterBrand board of directors held a special meeting with representatives of management, Rothschild & Co and Skadden in attendance. Mr. Banyard confirmed the resolution of the major outstanding points in the merger agreement. Mr. Petratis provided an update on his discussion with Ms. Videtto on the board composition of the combined company. Representatives of Rothschild & Co delivered and presented to the MasterBrand board of directors Rothschild & Co’s financial analysis regarding MasterBrand, American Woodmark and the proposed business combination. Representatives of Skadden reviewed the key terms of the merger agreement. Mr. Banyard also reviewed the post-announcement communications plan. A representative of Rothschild & Co then rendered to the MasterBrand board of directors Rothschild & Co’s oral opinion, subsequently confirmed in writing by delivery of a written opinion dated the same date, to the effect that, as of August 5, 2025 and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to MasterBrand, as described in more detail in the section entitled “The Merger – Opinion of MasterBrand’s Financial Advisor”. Following discussion and the MasterBrand board of directors’ consideration of the foregoing, including as to the matters described below under “—MasterBrand’s Reasons for the Merger and Recommendation of the MasterBrand Board of Directors,” the MasterBrand board of directors unanimously, determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement and the consummation of the MasterBrand share issuance, were advisable and in the best interests of MasterBrand and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement.

Additionally on August 5, 2025, the American Woodmark board of directors held a special meeting, with members of senior management and representatives of McGuireWoods and Jefferies in attendance. Mr. Culbreth provided an update on the communications plan for announcement of the potential business combination with MasterBrand. A representative of McGuireWoods updated the American Woodmark board of directors regarding finalization of the proposed merger agreement terms and Mr. Culbreth updated the American Woodmark board of directors on his recent discussions with Mr. Banyard. Also at this meeting, Jefferies reviewed its financial analysis of the exchange ratio with the American Woodmark board of directors and rendered an oral opinion, confirmed by delivery of a written opinion dated August 5, 2025, to the American Woodmark board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of American Woodmark common stock (other than, as applicable, MasterBrand, Merger Sub and their respective affiliates). The exchange ratio represented a 7.4% premium to the implied market exchange ratio of 4.794x as of August 5, 2025 and a premium of 6.1% to the exchange ratio implied by each company’s six-month volume-weighted average share price. Following discussion and the American Woodmark board of directors’ consideration of the foregoing, including as to the matters described below under “—American Woodmark’s Reasons for the Merger and Recommendation of the American Woodmark Board of Directors,” the American Woodmark board of directors unanimously, (i) adopted, approved and declared advisable the merger agreement, the plan of merger and the transactions contemplated by the merger agreement and plan of merger, including the merger, (ii) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of American Woodmark and American Woodmark shareholders, (iii) resolved to recommend that American Woodmark shareholders approve and adopt the merger agreement, the plan of merger and the merger, subject to and in accordance with the terms of the merger agreement and (iv) directed that the merger agreement, the plan of merger and the merger be submitted to American Woodmark shareholders for approval and adoption at the American Woodmark shareholder meeting.

Following approval of the merger agreement, the plan of merger and the merger by the American Woodmark board of directors and the MasterBrand board of directors, on August 5, 2025, American Woodmark and MasterBrand finalized and executed the merger agreement. On the morning of August 6, 2025, prior to the opening of trading on the NYSE and NASDAQ, American Woodmark and MasterBrand issued a joint press release announcing the parties’ entry into the merger agreement, MasterBrand announced its second quarter of fiscal 2025 results, American Woodmark announced preliminary first quarter of fiscal 2026 results, and American Woodmark and MasterBrand held a joint investor call.

Recommendation of the MasterBrand Board of Directors; MasterBrand’s Reasons for the Merger

After a thorough review and analysis of the merger, at a special meeting held on August 5, 2025, the MasterBrand board of directors unanimously:

•	approved, authorized and declared advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement;

•	declared advisable the MasterBrand share issuance and recommended that the MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement; and

•	recommended that the MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement.

ACCORDINGLY, THE MASTERBRAND BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT MASTERBRAND STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE MASTERBRAND SHARE ISSUANCE, AND “FOR” THE MASTERBRAND ADJOURNMENT PROPOSAL.

In reaching its decision to approve, authorize and declare advisable the merger agreement, the consummation of the merger and the other transactions contemplated by the merger agreement and the MasterBrand share issuance and to recommend that MasterBrand stockholders approve the MasterBrand share issuance, subject to the provisions of the merger agreement, the MasterBrand board of directors, as described in the section entitled “The Merger—Background of the Merger” beginning on page 76, held a number of meetings, consulted with MasterBrand’s senior management and its outside legal advisor, Skadden, and its outside financial advisor, Rothschild & Co, and considered a number of factors, including the following:

Strategic Considerations

•	the ability of the combined company to better serve a diverse set of customers and consumers through an expansive portfolio of world-class brands providing products across a broad price spectrum;

•	the opportunity for channel partners to benefit from greater flexibility as to where and how they purchase, and receive enhanced value through more sophisticated support and marketing capabilities;

•

the complementary cultures of MasterBrand and American Woodmark, including a focus on safety, employee experience, collaboration, innovation, customer-centric strategies, integrity and operational excellence;

•	the opportunity for the combined company to use the complementary footprints of MasterBrand and American Woodmark to access a broader share of high-growth markets;

•	the opportunity for the combined company to expand its operational footprint and deliver even better overall choice, service and value to customers and consumers; and

•	the MasterBrand board of directors’ anticipation that the stock of the combined company could be attractive to investors based on the reasons noted above.

Financial Considerations

•

the financial analyses reviewed and discussed with the MasterBrand board of directors by representatives of Rothschild & Co as well as the oral opinion of Rothschild & Co rendered to the MasterBrand board of directors on August 5, 2025 (which was subsequently confirmed in writing by delivery of Rothschild & Co’s written opinion dated the same date) to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to MasterBrand, as described in the section entitled “The Merger—Opinion of MasterBrand’s Financial Advisor” beginning on page 110 and the full text of the written opinion of Rothschild & Co, which is attached as Annex C to this joint proxy statement/prospectus;

•	the historical and projected financial information regarding American Woodmark’s business, financial performance and condition, competitive position and prospects as a stand-alone company;

•	the run-rate cost synergies of approximately $90 million anticipated by MasterBrand management to be achieved by the end of year three following completion of the merger;

•	the anticipated accretion to adjusted diluted earnings per share in year two following the completion of the merger;

•

the opportunity for the combined company’s strengthened pro forma financial profile, including an estimated net debt to adjusted EBITDA ratio below MasterBrand’s 2.0x target leverage ratio at transaction close, to enhance free cash flow generation, improve resilience through market cycles, and enable the combined company to deliver even greater value to stockholders; and

•

the exchange ratio and that the exchange ratio is fixed, with no adjustment in the merger consideration to be received by American Woodmark shareholders as a result of possible increases or decreases in the trading price of MasterBrand common stock following the announcement of the merger.

Considerations relating to the Governance of the Combined Company

•

at the effective time, the MasterBrand board of directors will consist of 11 directors, to be composed of eight directors designated by MasterBrand prior to the effective time and three directors designated by American Woodmark, as shall be designated in writing by American Woodmark prior to the effective time;

•	at the effective time, Mr. David D. Petratis, current chair of the MasterBrand board of directors, or another designee by MasterBrand, will be chair of the MasterBrand board of directors;

•

R. David Banyard, Jr. will continue to serve as MasterBrand’s president and chief executive officer through the effective time of the merger and continue as president and chief executive officer of the combined company;

•	it is anticipated that the management team of the combined company will consist of certain current officers from each of MasterBrand and American Woodmark;

•	the combined company’s name will remain MasterBrand, Inc. and its stock will continue to trade on NYSE under the symbol “MBC”; and

•	the headquarters of the combined company will be in Beachwood, Ohio.

Considerations relating to the Merger Agreement

•

the nature of the conditions to the completion of the merger included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either MasterBrand or American Woodmark for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to the completion of the transactions;

•

the representations and warranties of MasterBrand and American Woodmark, as well as that the interim operating covenants requiring the parties to conduct their respective businesses prior to completion of the merger in all material respects in the ordinary course of business, consistent with past practice, subject to specific limitations;

•

the requirement that each party use its reasonable best efforts to obtain consents, registrations, approvals, permits, and authorizations of third parties and governmental authorities, including under the HSR Act, and that neither MasterBrand nor American Woodmark will be required to divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of their respective businesses, assets or contracts or take any other action that may be required or requested by any governmental authority in connection with obtaining the consents, authorizations, orders, or approvals of such governmental authority that would, in each case, have an adverse impact in any material respect, individually or in the aggregate on MasterBrand and its subsidiaries, American Woodmark and its subsidiaries or the expected benefits of the transaction to MasterBrand and its subsidiaries;

•

the restrictions in the merger agreement on American Woodmark’s ability to respond to and negotiate certain acquisition proposals from third parties, the requirement that American Woodmark pay MasterBrand a $25 million termination fee if the merger agreement is terminated under certain circumstances;

•

MasterBrand’s right to provide information to, and engage in discussions or negotiations with, a third party that makes a written acquisition proposal, if the MasterBrand board of directors has determined in good faith, after consultation with outside legal counsel and MasterBrand’s outside financial advisor, that such acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal to acquire MasterBrand; and

•

the right of the MasterBrand board of directors to change its recommendation to MasterBrand stockholders to vote “FOR” the MasterBrand share issuance proposal if a superior acquisition proposal is available or an intervening event has occurred, so long as the MasterBrand board of directors has determined in good faith, after consultation with its outside legal counsel and MasterBrand’s outside financial advisor, that the failure to take such action would be inconsistent with its directors’ fiduciary duties, subject to certain conditions.

Other Considerations

•	MasterBrand stockholders immediately prior to the merger will continue to own approximately 63% of the outstanding MasterBrand common stock immediately following the merger, on a fully diluted basis;

•

the view of MasterBrand’s management concerning the likelihood that the merger would receive required approvals of applicable governmental authorities, without the imposition of conditions sufficiently material to preclude the merger, and would otherwise be completed in accordance with the terms of the merger agreement;

•	the recommendation of MasterBrand’s management in favor of the merger;

•	the merger is expected to qualify as a “reorganization” that is generally tax-free for U.S. federal income tax purposes;

•

the results of the due diligence review of American Woodmark and its business, including with respect to commercial, legal, financial, accounting, information technology, environmental, tax and human resources matters, conducted by MasterBrand and its advisors;

•	the alternatives reasonably available to MasterBrand, including a business combination with a comparable company, an acquisition of a smaller company or continuation on a stand-alone basis;

•	the ability of the MasterBrand stockholders to approve or reject the merger by voting on the MasterBrand share issuance; and

•	the impact of the merger on the customers and employees of MasterBrand.

The MasterBrand board of directors weighed the advantages and opportunities described above against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•

the merger might not receive all necessary regulatory approvals, or a governmental authority could require divestitures or impose other restrictions as conditions to its approval; see the section entitled “The Merger—Regulatory Approvals” beginning on page 125;

•

the merger may not be completed despite the parties’ efforts, including that certain conditions to the completion of the merger are not within the control of the parties to the merger agreement and may not be satisfied or that completion of the merger may be unduly delayed, which could adversely affect MasterBrand, its business and the trading price of MasterBrand common stock;

•

because the exchange ratio under the merger agreement would not be adjusted for changes in the market price of MasterBrand common stock or American Woodmark common stock, the value of the shares of MasterBrand common stock to be issued in the merger to holders of shares of American Woodmark common stock could be significantly more than the value of such shares immediately prior to the announcement of the proposed merger;

•	all the anticipated cost synergies, and/or other benefits expected as a result of the merger, may not be realized;

•	American Woodmark’s financial performance may not meet MasterBrand’s expectations;

•	general economic and market conditions outside the control of the parties to the merger agreement could deteriorate;

•

the difficulties and management challenges inherent in completing the merger and integrating the businesses, operations and workforce of American Woodmark with those of MasterBrand and the possibility of encountering difficulties in achieving expected growth and cost savings;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following completion, the integration of the two companies;

•

the provisions of the merger agreement that prohibit MasterBrand from soliciting other acquisition proposals and the potential payment to American Woodmark by MasterBrand of a termination fee of $30 million, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 154;

•

the potential payment to American Woodmark by MasterBrand of a regulatory termination fee of $35 million, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 154;

•

the termination fee of $25 million to which MasterBrand may be entitled, subject to the terms and upon the conditions of the merger agreement, in the event the merger agreement is terminated in certain circumstances may not be sufficient to compensate MasterBrand for the harm it might suffer as a result of such termination;

•	the potential for litigation relating to the proposed merger and the associated costs involved in defending such proceedings;

•	the potential difficulties in retaining key personnel of MasterBrand and American Woodmark following announcement of the merger;

•	MasterBrand stockholders or American Woodmark shareholders may fail to approve the respective proposals presented at the MasterBrand stockholder meeting or the American Woodmark shareholder meeting;

•	certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative proposals involving MasterBrand;

•	the substantial costs to be incurred in connection with the merger, including those incurred regardless of whether the merger is completed; and

•	the terms of the merger agreement that restrict the ability of MasterBrand to operate its business outside of the ordinary course, consistent with past practice, until the effective time.

The MasterBrand board of directors also considered (i) its fiduciary duties in light of the foregoing, (ii) that it received the views of MasterBrand’s management, and the advice of MasterBrand’s legal and financial advisors, regarding the merger, and (iii) the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 39 and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37.

The MasterBrand board of directors considered all of the foregoing factors as a whole and, on balance, concluded that they supported a favorable determination to enter into the merger agreement.

In addition, the MasterBrand board of directors was aware of and considered the interests of MasterBrand directors and MasterBrand executive officers that may be different from, or in addition to, the interests of MasterBrand stockholders generally, as described in the section entitled “Interests of MasterBrand’s Directors and Executive Officers in the Merger” beginning on page 178.

The foregoing discussion of the information and factors that the MasterBrand board of directors considered is not intended to be exhaustive, but rather is meant to include certain material factors that the MasterBrand board of directors considered. The MasterBrand board of directors collectively reached the conclusion to approve the MasterBrand share issuance, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the MasterBrand board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the MasterBrand board of directors considered in connection with its evaluation of the merger, the MasterBrand board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the MasterBrand board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of MasterBrand’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37.

Recommendation of the American Woodmark Board of Directors; American Woodmark’s Reasons for the Merger

At a special meeting held on August 5, 2025, the American Woodmark board of directors unanimously: (i) adopted, approved and declared advisable the merger agreement, the related plan of merger and the transactions contemplated by the merger agreement and plan of merger, including the merger, (ii) determined that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of, American Woodmark and American Woodmark shareholders, (iii) resolved to recommend that American Woodmark shareholders approve and adopt the merger agreement, the plan of merger and the merger, subject to and in accordance with the terms of the merger agreement and (iv) directed that the merger agreement, the plan of merger and the merger be submitted to American Woodmark shareholders for approval and adoption at the American Woodmark shareholder meeting.

Accordingly, the American Woodmark board of directors unanimously recommends that American Woodmark shareholders vote “FOR” the American Woodmark merger proposal.

In evaluating the merger, the American Woodmark board of directors, as described in “The Merger—Background of the Merger,” held a number of meetings and consulted with American Woodmark senior management and American Woodmark’s outside legal and financial advisors and, in reaching its determinations and making its recommendations, considered a number of factors, including the following factors that weighed in favor of the transaction (which are not necessarily presented in order of their relative importance to the American Woodmark board of directors):

Value of Consideration

•	the aggregate value and nature of the consideration to be received in the merger by American Woodmark shareholders, including:

•

that the merger consideration consists of shares of MasterBrand common stock, which offers American Woodmark shareholders the opportunity to participate in the future earnings, success and growth of the combined company, which the American Woodmark board of directors considers to be an attractive investment for the reasons discussed below in this section under “—Strategic Considerations and Synergies” beginning on page 101;

•	the fact that American Woodmark shareholders will own approximately 37% of the combined company;

•

the implied value of the consideration to be received by American Woodmark shareholders in the merger, which represented implied premiums of approximately 7.4% based on the closing price of American Woodmark common stock on August 5, 2025 (the last trading day prior to the American Woodmark board of directors’ approval of the merger) and approximately 8.0% and 5.7% based on the exchange ratios implied from the volume-weighted average prices of American Woodmark common stock and MasterBrand common stock during the 30-trading day and 60-trading day periods prior to and including August 5, 2025, respectively;

•

that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, with the result that U.S. holders of American Woodmark common stock will generally not recognize any gain or loss for U.S. federal income tax purposes upon receipt of any portion of the merger consideration delivered in the form of shares of MasterBrand common stock, except for cash received in respect of fractional shares of American Woodmark common stock, as more fully described in “United States Federal Income Tax Consequences”;

Strategic Considerations and Synergies

•

the fact that, as holders of approximately 37% of the combined company, American Woodmark shareholders are expected to benefit from certain strategic considerations and synergies relating to the combined company, including:

•

the expectation that the combined company could deliver anticipated run-rate cost synergies of approximately $90 million by the end of year three and accretion to adjusted diluted EPS in year two, both following the closing of the merger, by unlocking meaningful cost synergies such as the reduction of overhead and procurement expenses, manufacturing network optimization, and operational excellence through implementation of best practices, innovation and technologies from both companies;

•

the ability of the American Woodmark shareholders to own equity in a combined company that is expected to have a strong financial profile and capital flexibility, with combined net revenue of $4.5 billion for the trailing 12-month period, adjusted EBITDA of approximately $549 million for the trailing 12-month period (not including expected synergies as set forth in the prior bullet) and a net debt-to-adjusted EBITDA of less than 2.0x;

•

the merger combines two customer-centric platforms to create the cabinet industry’s most comprehensive portfolio of trusted brands and products providing products across a broad price spectrum to better serve a diverse set of customers and consumers, including premium and semi-custom cabinets that American Woodmark does not currently sell, while maintaining a commitment to growing each company’s legacy brands, which channel partners know and trust;

•

the combined company is expected to benefit from commercial growth opportunities resulting from its expanded operational footprint and stronger channel partnerships benefiting American Woodmark’s channel partners with greater flexibility as to where and how to purchase, and enhance value through more sophisticated support and marketing capabilities;

•

the combined company provides a significant cross-selling opportunity by significantly broadening access to MasterBrand’s dealer-distributor network, many of which do not currently offer American Woodmark products;

•

the complementary cultures between the parties, including philosophies focused on safety, employee experience, collaboration, innovation, customer-centric strategies, integrity and operational excellence;

•

the expectation that the combined company will build on American Woodmark’s core mission of creating value through people and its core strategy focused on growth, digital transformation and platform design by enhancing offerings and service for customers and consumers, while driving value for shareholders;

•

the current and prospective business environment in which MasterBrand and American Woodmark operate, including global, national and local economic conditions, the competitive environment and the likely effect of these factors on American Woodmark and the combined company;

•

the American Woodmark board of directors’ view that the combined company will be well-capitalized with a strong balance sheet and ability to generate free cash flow to reinvest in the business through technological enhancement to drive growth while also improving resilience through market cycles, especially during times of uncertainty, thereby enhancing shareholder value;

•

the American Woodmark board of directors’ view, based on discussions with American Woodmark’s management, MasterBrand’s current integration efforts with its prior acquisition of Supreme Cabinetry Brands and other considerations, of MasterBrand’s ability to integrate and combine the respective businesses of American Woodmark and MasterBrand;

•

the American Woodmark board of directors’ expectation that the stock of the combined company could be attractive to investors based on the reasons noted above and may further benefit from enhanced research coverage and trading liquidity;

Most Attractive Strategic Alternative

•

the view of the American Woodmark board of directors that the merger with MasterBrand was the most attractive strategic alternative reasonably available to American Woodmark and American Woodmark shareholders, including in comparison to continuing to operate as a standalone company and executing on American Woodmark’s long-term business strategy. In this regard, the American Woodmark board of directors considered:

•

its belief that entering into the merger agreement with MasterBrand provided the best alternative for enhancing shareholder value reasonably available to American Woodmark and American Woodmark shareholders, including when compared to continuing to operate on a standalone basis and taking into account certain risks associated with continuing to operate as a standalone company, including the risks associated with executing on and achieving growth under American Woodmark’s strategic plan, and other risk factors associated with continued independence set forth in “Risk Factors” in American Woodmark’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, which is incorporated by reference into this joint proxy statement/prospectus, and other documents that are incorporated by reference into this joint proxy statement/prospectus;

•

that the limited number of potential strategic partners and acquirors other than MasterBrand would be unlikely to be able to consummate a strategic transaction with American Woodmark that would be more attractive to American Woodmark and American Woodmark shareholders;

•

that no financial sponsor previously had approached American Woodmark in recent history and financial sponsor appetite for building products companies appeared to be waning in the current markets, as well as the lack of potential synergies for financial sponsors as compared to the combination of American Woodmark with MasterBrand;

•

MasterBrand’s reputation in the cabinet industry, MasterBrand’s capacity to complete an acquisition of this size and complexity, which the American Woodmark board of directors believed supported the conclusion that a merger with MasterBrand could be successfully completed and integrated;

•

the belief of the American Woodmark board of directors that the exchange ratio was the maximum consideration that MasterBrand would be willing to offer, taking into consideration the negotiations with MasterBrand and the increase in the premium associated with the June 30 Proposal through execution of the merger agreement;

•

the perspectives of American Woodmark’s management, based on discussions with MasterBrand’s management and advisors with the assistance of American Woodmark’s outside advisors, regarding various aspects of MasterBrand’s business, including MasterBrand’s business model, operations and forecasts, and commercial, financial, tax, IT, accounting and legal matters;

•	that American Woodmark shareholders would have the opportunity to participate in the long-term value-creation potential of MasterBrand after giving effect to the merger; and

•

the results of the due diligence review of MasterBrand and its business, including with respect to commercial, legal, financial, accounting, information technology, cybersecurity, environmental, tax and human resources matters, conducted by American Woodmark and its advisors.

Opinion of American Woodmark’s Financial Advisor

•

the opinion, dated August 5, 2025, of Jefferies to the American Woodmark board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for in the merger agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies as more fully described below under the heading “—Opinion of American Woodmark’s Financial Advisor” beginning on page 101;

Likelihood of Completion of the Merger

•

the likelihood that the merger will be completed, based on, among other factors, the specific and limited closing conditions to the completion of the merger, the fact that the definition of “Material Adverse Effect” has customary and reciprocal exclusions, the important absence of a financing condition or similar contingency relating to MasterBrand’s ability to obtain financing to replace American Woodmark’s debt, the agreement of both American Woodmark and MasterBrand to use reasonable best efforts to obtain necessary approvals for the merger and the expectation of both American Woodmark and MasterBrand that such approvals for the merger will be obtained, as further described below in “The Merger—Regulatory Approvals” beginning on page 125;

•

the outside date of the merger agreement, taking into account automatic extension of the initial August 5, 2026 outside date in specified circumstances to May 5, 2027 (as more fully described in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 152), which the American Woodmark board of directors expected to allow for sufficient time to obtain all required regulatory approvals to consummate the merger;

•	the ability of American Woodmark to specifically enforce MasterBrand’s obligations under the Merger Agreement;

Favorable Terms of the Merger Agreement

•

the review by the American Woodmark board of directors, with the assistance of American Woodmark’s management and outside advisors, of the structure of the merger and financial and other terms of the merger agreement, including the parties’ representations and warranties and covenants, the conditions to their respective obligations to complete the merger and the termination provisions and related termination fees. In connection with such review, the American Woodmark board of directors also considered the following specific aspects of the merger agreement (which are not necessarily presented in order of relative importance):

•

that American Woodmark and MasterBrand agreed to use their respective reasonable best efforts to consummate the transactions contemplated by the merger agreement and obtain the necessary consents and approvals to consummate the transactions contemplated by the merger agreement, all subject to certain important exceptions as set forth in “The Merger Agreement — Other Covenants and Agreements” beginning on page 149;

•

the ability of American Woodmark, subject to specified limitations, to respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to change its recommendation that American Woodmark shareholders adopt the merger agreement and vote “FOR” the American Woodmark merger proposal and terminate the merger agreement to enter into an agreement providing for a superior proposal, subject to compliance with the procedural terms and conditions set forth in the merger agreement and including, in certain circumstances, the payment of a termination fee of $25 million (noting that such fee and amount are customary in transactions of this nature and size), which the American Woodmark board of directors believes would not be a substantial impediment to a third party making an acquisition proposal, as further discussed in “The Merger Agreement — No Solicitation” beginning on page 141 “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement — Expenses and Termination Fees” beginning on page 160;

•

the terms of the merger agreement that restrict MasterBrand’s ability to solicit and engage in alternative business combination transactions, subject to certain exceptions, as further discussed in “The Merger Agreement — No Solicitation” beginning on page 141;

•	the fact that the merger is subject to approval by the holders of more than two-thirds of the outstanding shares of American Woodmark common stock;

•

the obligation of MasterBrand to pay American Woodmark by way of compensation (x) a termination payment of $35 million upon termination of the merger agreement under specified circumstances, including in connection with certain specified regulatory-related circumstances, or (y) a termination payment of $30 million upon termination of the Merger Agreement under specified circumstances, including in connection with a superior proposal involving MasterBrand, as both are further discussed in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement—Expenses and Termination Fees” beginning on page 160;

Governance Matters

•

the fact that, prior to the effective time, MasterBrand’s board of directors would be expanded to 11 members and three American Woodmark directors would be appointed to the board of directors of the combined company (such directors chosen by American Woodmark and MasterBrand and each designee meeting the independence requirements of NYSE and satisfy MasterBrand’s corporate governance standards, including MasterBrand’s satisfactory completion of its customary screening and evaluation procedures for directors); and

•

the fact that the American Woodmark board of directors consists of a majority of independent directors who carefully reviewed the merger agreement and the merger with the assistance of American Woodmark’s management and outside legal and financial advisors, and also took into consideration the financial expertise and prior industry experience of a number of directors.

The American Woodmark board of directors weighed these advantages and opportunities against a number of risks, uncertainties and other potentially negative factors in its deliberations concerning the merger agreement and the merger, including (and which are not necessarily presented in order of relative importance):

•

that the exchange ratio would not be adjusted to compensate for changes in the price of shares of MasterBrand common stock prior to the consummation of the merger, which may result in American Woodmark shareholders receiving merger consideration at the consummation of the merger with a lower market value than such merger consideration had at the announcement of the merger. The American Woodmark board of directors determined that the exchange ratio on the basis of which shares of MasterBrand common stock would be issued was appropriate and that the risks were acceptable in view of the relative historical trading values and financial performance of American Woodmark and MasterBrand;

•	that the combined company may be unable to realize the anticipated synergies, operating results or commercial success;

•

the risks associated with American Woodmark shareholders holding a minority position in the combined company (approximately 37%), which may reduce the influence that the directors designated by American Woodmark and American Woodmark shareholders will have on the management of the combined company;

•	the risk that the combined company’s financial performance may not meet American Woodmark’s expectations;

•	the terms of the merger agreement that restrict American Woodmark’s ability to solicit alternative acquisition proposals and to provide information to, or engage in discussions with, a third party interested in pursuing an alternative acquisition proposal, subject to certain exceptions, as further discussed in “The Merger Agreement — No Solicitation” beginning on page 141;

•	certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative transaction proposals involving American Woodmark;

•

the possibility that governmental authorities might seek to require certain actions of American Woodmark or MasterBrand or impose certain terms, conditions or limitations on American Woodmark’s or MasterBrand’s businesses in connection with granting approval of the merger or might otherwise seek to prevent or delay the merger, including the risk that governmental authorities might seek an injunction or order in court; see the section entitled “The Merger—Regulatory Approvals” beginning on page 125;

•

the risk that the necessary regulatory approvals may not be obtained, may be delayed or may be conditioned and the risk that regulators may require divestitures or other remedies, and the fact that MasterBrand is not required to agree to (x) divest, license, hold separate or otherwise dispose of, or allow a third party to utilize, any portion of MasterBrand’s or American Woodmark’s businesses, assets or contracts, or (y) take any other action that may be required or requested by a regulator in connection with obtaining the necessary regulatory approvals that would, in each case, have an adverse impact in any material respect, individually or in the aggregate, on MasterBrand, American Woodmark or the expected benefits of the transaction to MasterBrand; see the section entitled “The Merger—Regulatory Approvals” beginning on page 125;

•

the potential for diversion of management attention and employee attrition from the possible effects of the announcement and pendency of the merger and the potential effects on customers, clients, employees, vendors, strategic partners and business relationships;

•

the amount of time for completion of the merger, including (x) for obtaining required regulatory approvals and (y) that completion of the merger depends on factors beyond American Woodmark’s control, and the risk that the pendency of the merger for an extended period could have an adverse impact on American Woodmark and MasterBrand, including their respective business relationships, business operations and financial results;

•

the interim operating covenants in the merger agreement that restrict American Woodmark’s ability to operate its business and engage in and pursue certain business opportunities or strategic initiatives that may arise before the completion of the merger, including the requirement that American Woodmark use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, consistent with past practice;

•

that there can be no assurance that all conditions to the obligations of American Woodmark or MasterBrand to the consummation of the merger will be satisfied or waived even if the American Woodmark merger proposal is approved by American Woodmark shareholders;

•

the possibility of non-consummation of the merger and the potential consequences of non-consummation, including the potential negative impacts on American Woodmark, its business and the trading price of American Woodmark common stock;

•

the difficulty and costs inherent in completing the merger and integrating large businesses, operations and workforces and the risk that the potential synergies, and other benefits expected to be obtained as a result of the merger might not be fully or timely realized;

•	general economic and market conditions outside the control of the parties to the merger agreement could deteriorate;

•

the risk that, despite the retention efforts of American Woodmark and MasterBrand prior to consummation of the merger, the combined company may not retain key personnel or there may be key employee attrition, and if the merger does not close, that American Woodmark may not retain key personnel or there may be key employee attrition;

•

the obligation of American Woodmark to pay MasterBrand by way of compensation a termination payment of $25 million upon termination of the Merger Agreement under specified circumstances, as further discussed in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement — Expenses and Termination Fees” beginning on page 160;

•	the fact that the completion of the merger is subject to approval by MasterBrand stockholders of the MasterBrand share issuance proposal;

•

the fact that MasterBrand is not obligated to pay a termination fee if the merger agreement is terminated from the failure to obtain MasterBrand stockholders’ approval of the MasterBrand share issuance proposal (in the absence of a superior proposal involving MasterBrand);

•

the ability of MasterBrand to, subject to specified limitations, respond to and engage in discussions regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to change its recommendation that the MasterBrand stockholders vote “FOR” the MasterBrand share issuance proposal and terminate the merger agreement to enter into an agreement providing for a superior proposal, subject to compliance with the procedural terms and conditions set forth in the merger agreement and including, in certain circumstances, the payment of a termination fee (which is customary in transactions of this nature) of $30 million, as further discussed in “The Merger Agreement — No Solicitation,” beginning on page 141, “The Merger Agreement — Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement — Expenses and Termination Fees” beginning on page 160;

•

MasterBrand’s ability, subject to certain conditions and in certain circumstances with the payment of a termination fee, to terminate the merger agreement, as further discussed in “The Merger Agreement — Termination of the Merger Agreement” beginning on page 152 and “The Merger Agreement — Expenses and Termination Fees” beginning on page 160;

•	the risks of litigation relating to the merger and the associated costs, burden and inconvenience involved in defending any such proceedings;

•	the significant costs involved in connection with entering into the merger agreement and consummating the merger (many of which are payable whether or not the merger is consummated);

•	the fact that American Woodmark shareholders will not be entitled to appraisal rights in connection with the merger; and

•	risks and other considerations of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 39 and 37, respectively.

The American Woodmark board of directors considered the factors described above as a whole, including through engaging in discussions with American Woodmark senior management and American Woodmark’s outside legal and financial advisors and among the members of the American Woodmark board of directors. The American Woodmark board of directors also considered its fiduciary duties in light of the foregoing. Based on this review and consideration, the American Woodmark board of directors unanimously concluded that these factors, on balance, supported a determination that the merger agreement, the plan of merger and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of American Woodmark and American Woodmark shareholders, and resolved to recommend that American Woodmark shareholders adopt the merger agreement and the plan of merger on the terms and conditions set forth in the merger agreement.

In addition, the American Woodmark board of directors was aware of and considered the fact that American Woodmark’s directors and executive officers may have certain interests in the merger that are different from, or in addition to, the interests of American Woodmark shareholders generally, as described in “Interests of American Woodmark Directors and Executive Officers in the Merger” beginning on page 179.

The foregoing discussion of the information and factors that the American Woodmark board of directors considered is not, and is not intended to be, exhaustive, but rather is meant to include certain material factors the American Woodmark board of directors considered. The American Woodmark board of directors collectively reached the conclusion to approve the merger agreement, the plan of merger and the consummation of the transactions contemplated by the merger agreement, including the merger, in light of the various factors described above and other factors that the members of the American Woodmark board of directors believed appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the American Woodmark board of directors considered in connection with its evaluation of the merger, the American Woodmark board of directors did not find it useful to, and did not attempt to, quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the American Woodmark board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the American Woodmark board of directors in approving the merger agreement is forward-looking in nature. This information should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 37.

Certain Unaudited Prospective Financial Information

While MasterBrand and American Woodmark periodically provide public guidance to investors regarding certain financial performance metrics, such guidance is typically limited to the then-current fiscal year, and MasterBrand and American Woodmark do not, as a matter of course, make public projections as to future sales, earnings, or other results for extended periods given, among other reasons, the uncertainty, unpredictability, and subjectivity of the underlying assumptions and estimates. In connection with the merger, however, MasterBrand and American Woodmark prepared and supplied its board of directors and the other party, as well as their respective financial advisors, Rothschild & Co and Jefferies, with certain unaudited prospective financial information as summarized below, including certain estimates of the potential cost savings and other synergies anticipated by MasterBrand and American Woodmark to be achieved by the combined company as a result of the merger, net of certain costs to achieve such cost savings and synergies, which are referred to as the synergies estimates and are also summarized below.

In connection with the merger, management of MasterBrand prepared certain financial projections described herein, including unaudited prospective financial information for MasterBrand on a stand-alone basis, without giving effect to the merger, but including certain assumptions regarding future growth initiatives for MasterBrand, which are referred to in this section as the MasterBrand stand-alone projections. MasterBrand management also prepared certain unaudited prospective financial information for American Woodmark on a stand-alone basis, without giving effect to the merger, but including certain assumptions regarding future growth initiatives for American Woodmark, which is referred to herein as the MasterBrand projections for American Woodmark. In addition, MasterBrand management prepared certain unaudited pro forma projected financial information for MasterBrand based on the MasterBrand stand-alone projections and the MasterBrand projections for American Woodmark, giving effect to the merger and the synergies estimates, which is referred to herein as the pro forma MasterBrand projections. Such pro forma MasterBrand projections were prepared on a basis different than the pro forma financial information included in this joint proxy statement/prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 161. MasterBrand management provided the MasterBrand stand-alone projections to American Woodmark and Jefferies in connection with the parties’ discussions relating to the merger, and provided the MasterBrand stand-alone projections, the MasterBrand projections for American Woodmark and the pro forma MasterBrand projections, which, together, are referred to herein as the MasterBrand projected financial information, as well as the synergies estimates, to its board of directors in connection with its evaluation of the merger, and to

Rothschild & Co for its use in connection with its financial analyses and its fairness opinion. The MasterBrand projections for American Woodmark and the pro forma MasterBrand projections were not provided to American Woodmark or its financial advisor.

In connection with its consideration of the merger, American Woodmark management prepared certain financial projections, including unaudited prospective financial information for American Woodmark on a stand-alone basis, without giving effect to the merger, which are referred to herein as the American Woodmark stand-alone projections. American Woodmark management provided the American Woodmark stand-alone projections to MasterBrand in connection with the parties’ discussions relating to the merger, and provided the American Woodmark stand-alone projections, which, together, are referred to as the American Woodmark projected financial information, and the synergies estimates to the American Woodmark board of directors in connection with its evaluation of the merger, and to Jefferies for its use and reliance in connection with its financial analyses and opinion.

The MasterBrand projected financial information and the American Woodmark projected financial information, collectively referred to as the projected financial information, as well as the synergies estimates, were prepared solely for use in connection with evaluating and analyzing the merger and were not prepared with a view toward public disclosure or soliciting proxies, or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of projected financial information, or GAAP. The projected financial information included in this joint proxy statement/prospectus has been prepared by, and is the responsibility of, MasterBrand and American Woodmark’s management. PricewaterhouseCoopers LLP and Ernst & Young LLP have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying projected financial information or synergies estimates and, accordingly, PricewaterhouseCoopers LLP and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP and Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to each of MasterBrand’s or American Woodmark’s, as applicable, previously issued financial statements. The PricewaterhouseCoopers LLP and Ernst & Young LLP reports do not extend to the projected financial information or synergies estimates and should not be read to do so.

The projected financial information and synergies estimates included herein should not be relied upon as necessarily indicative of actual future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on such projected financial information or synergies estimates. There can be no assurances that such projected financial information or synergies estimates will be realized, and actual results and synergies may differ materially from those included herein. The projected financial information and synergies estimates are subjective in many respects and, as a result, are subject to multiple interpretations and periodic revisions, based on actual experience and prevailing industry and general economic conditions. Since the projected financial information and synergies estimates cover multiple years, such information by its nature becomes less predictive with each successive year. While presented with numerical specificity, the projected financial information and synergies estimates are based upon numerous estimates, judgments, and assumptions that are inherently uncertain, difficult to predict, and beyond a party’s control. Although such estimates, judgments, and assumptions were considered reasonable by MasterBrand management and American Woodmark management, as applicable, as of the date of preparation of the projected financial information and synergies estimates, various factors may impact the achievability of such projected financial information and synergies estimates, including general economic and industry conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 37 and 39, respectively. The projected financial information and synergies estimates also reflect assumptions as to certain business decisions that are subject to change. The inclusion of the projected financial information and synergies estimates in this joint proxy statement/prospectus should not be deemed an admission or representation by MasterBrand or American Woodmark that they are viewed by MasterBrand or American Woodmark as material information of MasterBrand (either before or after completion of the merger) or American Woodmark. The projected financial information and synergies estimates are not included in this joint proxy statement/prospectus to influence your decision whether to vote for the MasterBrand share issuance proposal, or the American Woodmark merger proposal, but rather because they were shared between MasterBrand and American Woodmark and provided to their respective board of directors and/or financial advisors in connection with the merger.

The projected financial information contains certain non-GAAP financial measures that management of MasterBrand or American Woodmark, as applicable, believes are helpful in understanding its respective financial performance. Financial measures included in projections provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the projected financial information, are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore such financial measures are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the MasterBrand board of directors, the American Woodmark board of directors or their respective financial advisors in connection with the merger. Accordingly, no reconciliation of the financial measures included in the projected financial information is provided in this joint proxy statement/prospectus.

None of MasterBrand, American Woodmark or any of their respective affiliates, officers, directors, advisors or other representatives can provide any assurance that actual results will not differ from the projected financial information and synergies estimates, and neither MasterBrand nor American Woodmark undertakes any obligation to update, or otherwise revise or reconcile, the projected financial information and synergies estimates to reflect circumstances existing after the date the projected financial information and synergies estimates were prepared or to reflect the occurrence of future events. Except as required by applicable securities laws, neither MasterBrand nor American Woodmark intends to make publicly available any update or other revision to the projected financial information and synergies estimates, even in the event that any or all of the underlying assumptions upon which they were based prove no longer to be appropriate for any reason.

None of MasterBrand, American Woodmark or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any MasterBrand stockholder or any American Woodmark shareholder regarding the ultimate performance of MasterBrand or American Woodmark or as to whether forecasted results included in the projected financial information and forecasted cost savings and other synergies included in the synergies estimates will be achieved. MasterBrand has made no representation to American Woodmark, and American Woodmark has made no representation to MasterBrand, in the merger agreement or otherwise, concerning the projected financial information or synergies estimates.

Certain MasterBrand Stand-Alone Projections

The following table summarizes the MasterBrand stand-alone projections prepared by the management of MasterBrand in connection with the merger:

	For Years Ended
(U.S. Dollars presented in millions)	FY25E	FY26E	FY27E	FY28E	FY29E
Net Sales	$2,646.0	$2,734.9	$2,934.1	$3,087.7	$3,249.3
Adjusted EBITDA(1)	$340.0	$373.6	$441.6	$499.5	$556.2
Unlevered free cash flow (2)	$137.9	$206.3	$232.3	$287.0	$324.6

(1)

Adjusted EBITDA is calculated as GAAP net income before depreciation and amortization, interest expense, income taxes, and other non-cash or special items, including restructuring and restructuring-related charges, asset impairments, debt issuance and refinancing costs, acquisition-related costs and integration expenses.

(2)

Unlevered free cash flow is a non-GAAP measure calculated as Adjusted EBITDA, less cash taxes, non-cash equity-based compensation costs, capital expenditures and changes in net working capital. The number presented for unlevered free cash flow in the column labeled FY25E reflects unlevered free cash flow for the second half of 2025.

Certain MasterBrand Stand-Alone Projections for American Woodmark

The following table summarizes certain MasterBrand stand-alone projections for American Woodmark prepared by the management of MasterBrand in connection with the merger:

	For Years Ended
(U.S. Dollars presented in millions)	CY25E	CY26E	CY27E	CY28E	CY29E
Net Sales	$1,676.2	$1,708.8	$1,813.5	$1,915.8	$2,012.4
Adjusted EBITDA(1)	$170.6	$177.1	$208.8	$242.0	$274.6
Unlevered free cash flow(2)	$34.7	$90.7	$90.7	$116.4	$142.2

(1)

Adjusted EBITDA is calculated as GAAP net income before depreciation and amortization, interest expense, income taxes, and other non-cash or special items, including restructuring and restructuring-related charges, asset impairments, debt issuance and refinancing costs, acquisition-related costs and integration expenses.

(2)

Unlevered free cash flow is a non-GAAP measure calculated as Adjusted EBITDA, less cash taxes, non-cash equity-based compensation costs, capital expenditures and changes in net working capital. The number presented for unlevered free cash flow in the column labeled CY25E reflects unlevered free cash flow for the second half of 2025.

Certain American Woodmark Stand-Alone Projections

The following table summarizes certain American Woodmark stand-alone projections prepared by the management of American Woodmark in connection with the merger:

	For Years Ended
(U.S. Dollars presented in millions)	FY2026E	FY2027E	FY2028E	FY2029E	FY2030E	FY2031E
Net Sales	$1,762	$1,872	$1,969	$2,087	$2,204	$2,328
Adjusted EBITDA(1)	$200	$231	$253	$277	$302	$325
Free Cash Flow(2)	$69	$88	$107	$122	$144	$164

(1)

Adjusted EBITDA is calculated as GAAP net income before depreciation and amortization, interest expense, income taxes, and other non-cash or special items, including non-recurring restructuring charges, net gain/loss on debt forgiveness and modification, stock-based compensation expense, gain/loss on asset disposals, change in fair value of foreign exchange forward contracts and pension settlement charges.

(2)

Free cash flow is a non-GAAP measure calculated as cash from continuing operations, less capital expenditures, consisting of cash payments for property, plant and equipment and cash payments for investments in displays.

Certain Pro Forma Combined MasterBrand Projections

The following table summarizes the pro forma combined MasterBrand projections, inclusive of the MasterBrand stand-alone projections for American Woodmark (and which give effect to the synergies estimates), prepared by the management of MasterBrand in connection with the merger:

	For Years Ended
(U.S. Dollars presented in millions)	FY25E	FY26E	FY27E	FY28E	FY29E
Pro Forma Net Sales	$4,322.2	$4,443.7	$4,747.6	$5,003.5	$5,261.6
Pro Forma Adjusted EBITDA(1)	$510.6	$569.8	$698.4	$819.5	$926.8
Pro Forma unlevered free cash flow(2)	$172.6	$311.2	$373.4	$475.8	$555.8

(1)

Adjusted EBITDA is calculated as GAAP net income before depreciation and amortization, interest expense, income taxes, and other non-cash or special items, including restructuring and restructuring-related charges, asset impairments, debt issuance and refinancing costs, acquisition-related costs and integration expenses.

(2)

Unlevered free cash flow is a non-GAAP measure calculated as Adjusted EBITDA, less cash taxes, non-cash equity-based compensation costs, capital expenditures and changes in net working capital. The number presented for unlevered free cash flow in the column labeled FY25E reflects unlevered free cash flow for the second half of 2025.

Certain Estimated Synergies

Prior to MasterBrand’s and American Woodmark’s entering into the merger agreement, MasterBrand’s and American Woodmark’s managements prepared and provided to the respective board of directors and financial advisors of MasterBrand and American Woodmark certain estimates of annual cost savings and other synergies anticipated by such managements to be realized by the combined company following the merger. Such run-rate costs synergies were estimated at approximately $90 million, and are anticipated to be achieved by the end of the third year following completion of the merger. Please see the sections entitled “The Merger—Certain Unaudited Prospective Financial Information” beginning on page 106 for further information regarding the uncertainties underlying the estimated synergies, as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 37 and 39, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Opinion of MasterBrand’s Financial Advisor

On August 5, 2025, Rothschild & Co rendered its oral opinion to the MasterBrand board of directors (which was subsequently confirmed in writing by delivery of Rothschild & Co’s written opinion addressed to the MasterBrand board of directors dated the same date) to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and other limitations set forth in the opinion, the exchange ratio in the merger pursuant to the merger agreement was fair, from a financial point of view, to MasterBrand.

Rothschild & Co’s opinion was provided for the benefit of the MasterBrand board of directors, in its capacity as such, in connection with and for the purpose of its evaluation of the merger, and only addressed the fairness, from a financial point of view, to MasterBrand of the exchange ratio in the merger pursuant to the merger agreement. Rothschild & Co did not express any opinion as to MasterBrand’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative transaction. The summary of Rothschild & Co’s opinion in this joint proxy statement / prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this joint proxy statement / prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Rothschild & Co in preparing its opinion. However, neither Rothschild & Co’s written opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement / prospectus are intended to be, and they do not constitute, advice or a recommendation to any security holder of MasterBrand or American Woodmark as to how such holder should vote or act on any matter relating to the merger.

In arriving at its opinion, among other things, Rothschild & Co:

•	reviewed a draft of the merger agreement dated August 5, 2025;

•

reviewed certain publicly available business and financial information that Rothschild & Co deemed to be generally relevant concerning American Woodmark, MasterBrand and the industries in which they operate;

•

compared the proposed financial terms of the merger with the publicly available financial terms of certain other transactions involving companies Rothschild & Co deemed generally relevant and the consideration received in such transactions;

•

compared the financial and operating performance of each of American Woodmark and MasterBrand with publicly available information concerning certain other public companies Rothschild & Co deemed generally relevant, including data related to public market trading levels and implied trading multiples;

•

reviewed the reported price and trading activity for shares of American Woodmark common stock and MasterBrand common stock, and compared that activity with the trading histories of each other and with other companies with publicly traded equity securities Rothschild & Co deemed generally relevant;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of American Woodmark furnished to or discussed with Rothschild & Co by the management of American Woodmark, including certain financial forecasts relating to American Woodmark prepared by the management of American Woodmark, which are referred to in this section as the American Woodmark Forecasts;

•

reviewed certain financial forecasts relating to American Woodmark furnished to Rothschild & Co and prepared by the management of MasterBrand, which are referred to in this section as the MasterBrand Forecasts for American Woodmark;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of MasterBrand furnished to or discussed with Rothschild & Co by the management of MasterBrand, including certain financial forecasts relating to MasterBrand prepared by the management of MasterBrand, which are referred to in this section as the MasterBrand Forecasts for MasterBrand;

•

reviewed certain estimates prepared by or on behalf of the management of MasterBrand regarding the amount and timing of cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the merger, which are referred to in this section as the Cost Savings Estimates;

•

reviewed certain estimates prepared by or on behalf of the management of MasterBrand regarding certain other pro forma implications of the transactions contemplated by the merger agreement, including other expected synergies and dis-synergies;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of MasterBrand on a pro forma basis, giving effect to the consummation of the merger, furnished to or discussed with Rothschild & Co by the management of MasterBrand, including certain pro forma financial forecasts relating to MasterBrand, giving effect to the consummation of the merger prepared by the management of MasterBrand, which are referred to in this section as the Pro Forma MasterBrand Forecasts;

•	performed such other financial studies and analyses and considered such other information as Rothschild & Co deemed appropriate for the purposes of this opinion; and

•

held discussions with certain members of the management of each of American Woodmark and MasterBrand regarding the merger, the past and current business operations and financial condition and prospects of American Woodmark and MasterBrand, certain of the foregoing information and certain other matters Rothschild & Co believed necessary or appropriate to its inquiry.

In arriving at its opinion, with the consent of the MasterBrand board of directors, Rothschild & Co relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to it by MasterBrand, American Woodmark and their respective associates, affiliates and advisors, or otherwise reviewed by or for it, and Rothschild & Co did not assume any responsibility or liability therefor. Rothschild & Co did not conduct any valuation or appraisal of any assets or liabilities of MasterBrand or American Woodmark, nor were any such valuations or appraisals provided to it, and Rothschild & Co did not express any opinion as to the value of such assets or liabilities. Rothschild & Co did not evaluate the solvency or fair value of MasterBrand or American Woodmark under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, Rothschild & Co did not assume any obligation to conduct any physical inspection of the properties or the facilities of MasterBrand or American Woodmark. At the direction of the management of MasterBrand, Rothschild & Co used and relied upon the MasterBrand Forecasts for American Woodmark, the MasterBrand Forecasts for MasterBrand, the Cost Savings Estimates and the Pro Forma MasterBrand Forecasts for purposes of its analyses and opinion. In relying on the MasterBrand Forecasts for American Woodmark, the MasterBrand Forecasts for MasterBrand and the Pro Forma MasterBrand Forecasts, Rothschild & Co assumed, at the direction of MasterBrand, that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by MasterBrand’s management as to the expected future results of operations and financial condition of American Woodmark, MasterBrand, and MasterBrand pro forma for the consummation of the merger, respectively, and the other matters covered thereby. In relying on the Cost Savings Estimates, Rothschild & Co assumed, at the direction of MasterBrand, that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by MasterBrand’s management as to the cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the merger. Rothschild & Co relied, at the direction of MasterBrand, on the assessments of MasterBrand’s management as to American Woodmark’s ability to achieve the MasterBrand Forecasts for American Woodmark and MasterBrand’s ability to achieve the MasterBrand Forecasts, the Cost Savings Estimates and the Pro Forma MasterBrand Forecasts. Rothschild & Co expressed no view as to the reasonableness of any forecasts reviewed by it for purposes of its analyses or opinion, or the assumptions on which they are based.

Rothschild & Co understood that the merger was intended to qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Code. Rothschild & Co assumed that the transactions contemplated by the merger agreement would be consummated as contemplated in the merger agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties would comply with all material terms of the merger agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger, no material delays, limitations, conditions or restrictions would be imposed. For purposes of rendering its opinion, Rothschild & Co assumed that there had not occurred any material change in the assets, financial condition, results of operations, business or prospects of American Woodmark or MasterBrand since the date of the most recent financial statements and other information, financial or otherwise, relating to American Woodmark or MasterBrand, as the case may be, made available to Rothschild & Co, and that there was no information or any facts that would make any of the information reviewed by it incomplete or misleading. Rothschild & Co did not express any opinion as to any tax or other consequences that may result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters. Rothschild & Co relied as to all legal, tax and regulatory matters relevant to rendering its opinion upon the assessments made by MasterBrand and its other advisors with respect to such matters. In arriving at its opinion, Rothschild & Co had not taken into account any litigation, regulatory or other proceeding that was pending or may be brought against MasterBrand, American Woodmark or any of their respective affiliates. In addition, Rothschild & Co relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any material respect from the draft of the merger agreement reviewed by it.

Rothschild & Co’s opinion was necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they existed and could be evaluated on, and the information made available to it as of, the date thereof and the conditions and prospects, financial and otherwise, of MasterBrand and American Woodmark as they were reflected in the information provided to Rothschild & Co and as they were represented to Rothschild & Co in discussions with the management of each of MasterBrand and American Woodmark. Rothschild & Co expressed no opinion as to what the value of shares of MasterBrand common stock actually would be when issued pursuant to the merger or the prices or range of prices at which shares of American Woodmark common stock or MasterBrand common stock may be purchased or sold at any time. Rothschild & Co’s opinion is limited to the fairness, from a financial point of view, to MasterBrand of the exchange ratio in the merger pursuant to the merger agreement. Rothschild & Co did not express any opinion as to MasterBrand’s underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative transaction. Rothschild & Co was not asked to, nor did it, offer any opinion as to the terms, other than the exchange ratio in the merger and only to the extent expressly set forth in its written opinion, of the merger agreement or the merger, including, without limitation, any ongoing obligations of MasterBrand or American Woodmark.

Rothschild & Co’s opinion was provided for the benefit of the MasterBrand board of directors, in its capacity as such, in connection with and for the purpose of its evaluation of the merger. Rothschild & Co’s opinion should not be construed as creating any fiduciary duty on its part to any party. Rothschild & Co’s opinion did not constitute a recommendation to the MasterBrand board of directors as to whether to approve the merger or a recommendation to any security holder of MasterBrand or American Woodmark as to how such security holder should vote or act on any matter relating to the proposed merger or any other matter. In addition, the MasterBrand board of directors did not ask Rothschild & Co to address, and Rothschild & Co’s opinion did not address, (i) the fairness to, or any other consideration of, any holders of MasterBrand common stock or American Woodmark common stock, or the holders of any other class of securities, or creditors or other constituencies of MasterBrand or American Woodmark or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MasterBrand, American Woodmark, or any class of such persons, whether relative to the exchange ratio pursuant to the merger agreement or otherwise. Rothschild & Co’s opinion is given and speaks only as of its date. It should be understood that developments occurring or coming to its attention after the date of the opinion may affect Rothschild’s analyses and opinion, and the assumptions used in preparing them, and Rothschild & Co does not have any obligation to update, revise, or reaffirm its opinion. Rothschild & Co’s opinion was approved by the Global Advisory Commitment Committee of Rothschild & Co.

In preparing its opinion to the MasterBrand board of directors, Rothschild & Co performed a variety of analyses, including those described below. The summary of Rothschild & Co’s financial analyses is not a complete description of the analyses underlying Rothschild & Co’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Rothschild & Co’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Rothschild & Co arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Rothschild & Co believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Rothschild & Co considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Rothschild & Co’s analyses for comparative purposes is identical to MasterBrand, American Woodmark or the proposed merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness from a financial point of view to MasterBrand of the exchange ratio in the merger, Rothschild & Co did not make separate or quantifiable judgments regarding individual analyses. The reference ranges indicated by Rothschild & Co’s financial analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond MasterBrand’s control or Rothschild & Co’s control. Much of the information used in, and accordingly the results of, Rothschild & Co’s analyses are inherently subject to substantial uncertainty.

Financial Analyses

The following is a summary of the material financial analyses reviewed by Rothschild & Co with the MasterBrand board of directors in connection with the rendering of its opinion to the MasterBrand board of directors on August 5, 2025. The summary does not contain all of the financial data security holders of MasterBrand may want or need for purposes of making an independent determination regarding the matters before them, and such holders are encouraged to consult their own financial and other advisors before making any investment decision in connection with the proposed merger. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses—as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis—could create a misleading or incomplete view of Rothschild & Co’s analyses.

For purposes of its analyses, Rothschild & Co reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash) plus unfunded pension liabilities.

•

Adjusted EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted to exclude certain non-recurring or other special items.

Selected Public Companies Trading Analysis

Rothschild & Co considered certain financial data for MasterBrand, American Woodmark and selected companies with publicly traded equity securities Rothschild & Co deemed relevant. Rothschild & Co used the same selected companies in its selected companies analysis for each of MasterBrand and American Woodmark. The selected companies were selected because they were deemed to be similar to MasterBrand and American Woodmark in one or more respects. As noted above, the selected companies used in the selected companies analysis for comparative purposes to MasterBrand and American Woodmark, other than MasterBrand and American Woodmark, respectively, are not identical to MasterBrand or American Woodmark, and an evaluation of the results of the selected companies analysis is not entirely mathematical. As a consequence, the ranges of multiples applied for purposes of the selected companies analysis were selected based on Rothschild & Co’s experience and judgment. Unless the context indicates otherwise, share prices for the selected companies used in the selected companies analysis described below were closing prices as of August 1, 2025. Estimates of future financial performance for the years ending December 31, 2025 and 2026 for the selected companies listed below, including MasterBrand and American Woodmark, were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2025, or “2025E EBITDA”;

•	Enterprise Value as a multiple of estimated Adjusted EBITDA for the year ended December 31, 2026, or “2026E EBITDA”;

These selected companies used by Rothschild & Co in its analyses were:

Selected Companies

MasterBrand, Inc.

American Woodmark Corporation

Owens Corning

Mohawk Industries, Inc.

HNI Corporation

Interface, Inc.

MillerKnoll, Inc.

The mean and median multiples of the financial data reviewed for the selected companies, based on publicly available research analyst estimates for the years ending December 31, 2025 and December 31, 2026, are:

Metric	Mean	Median
Enterprise Value / 2025E EBITDA	7.2x	7.0x
Enterprise Value / 2026E EBITDA	6.7x	6.6x

Taking into account the results of the selected companies analysis, Rothschild & Co applied multiple ranges of 6.0x to 8.0x to estimates of MasterBrand’s Adjusted EBITDA for the calendar year ended December 31, 2025 based on the MasterBrand Forecasts for MasterBrand and 5.5x to 7.5x to estimates of MasterBrand’s Adjusted EBITDA for the calendar year ended December 31, 2026 based on the MasterBrand Forecasts for MasterBrand. This analysis indicated implied per share equity value reference ranges for the MasterBrand common stock of approximately $8.73 to $13.86 based on 2025E EBITDA and $8.85 to $14.48 based on 2026E EBITDA.

Taking into account the results of the selected companies analysis, Rothschild & Co applied multiple ranges of 6.0x to 8.0x to estimates of American Woodmark’s Adjusted EBITDA for the calendar year ended December 31, 2025 based on the MasterBrand Forecasts for American Woodmark and 5.5x to 7.5x to estimates of American Woodmark’s Adjusted EBITDA for the calendar year ended December 31, 2026 based on the MasterBrand Forecasts for American Woodmark. This analysis indicated implied per share equity value reference ranges for the American Woodmark common stock of approximately $46.02 to $68.69 based on 2025E EBITDA and $42.73 to $66.27 based on 2026E EBITDA.

The foregoing analyses indicated implied exchange ratio ranges of 3.320x to 7.865x based on 2025E EBITDA and 2.950x to 7.490x based on 2026E EBITDA, in each case without giving effect to the Cost Savings Estimates, as compared to the exchange ratio of 5.150x provided for in the merger pursuant to the merger agreement.

Selected Precedent Transactions Analysis

Rothschild & Co considered the financial terms of certain business combinations and other transactions that had previously been announced and which Rothschild & Co deemed relevant. Rothschild & Co used the same transactions in its selected transactions analysis of each of MasterBrand and American Woodmark. The selected transactions were selected because the target companies were deemed similar to MasterBrand and American Woodmark in one or more respects. As noted above, none of the selected transactions used for comparative purposes is identical to a transaction involving MasterBrand or American Woodmark on the date of the announcement of the merger, and an evaluation of the results of the selected transactions analysis is not entirely mathematical. As a consequence, the ranges of multiples applied for purposes of the selected transactions analysis were selected based on Rothschild & Co’s experience and judgment. Financial data for the selected transactions were based on public filings, publicly available research analyst estimates and other publicly available information.

The financial data reviewed for the selected transactions analyses included Enterprise Value implied by the consideration proposed or paid in the selected transactions as a multiple of estimates of the target companies’ EBITDA, based on available data for the closest period to current year or trailing twelve-month period leading up to announcement of the transaction.

These selected transactions used by Rothschild & Co in its analyses were:

Selected Transactions

Date Announced	Acquiror	Target

05/24	MasterBrand, Inc.	Supreme Cabinetry Brands, Inc.

04/21	Platinum Equity	The Cabinetworks Group

11/19	ACProducts, Inc.	Masco Cabinetry LLC

11/18	ACProducts, Inc.	Elkay Wood Products Company

12/17	American Woodmark Corp.	RSI Home Products, Inc.

08/15	Quanex Building Products Corp.	Woodcraft Industries Inc.

03/15	Fortune Brands Home & Security, Inc.	Norcraft Companies, Inc.

02/15	Lynx Equity Limited	Kitchen Creations Inc.

10/03	Saunders, Karp & Megrue	Norcraft Companies LLC

12/02	Cypress Group	Republic National Cabinet Corp.

04/02	Fortune Brands, Inc.	The Omega Group

09/99	Masco Corporation	Mill’s Pride

The mean and median multiples of the financial data reviewed for the selected transactions, based on publicly available information, were:

Metric	Mean	Median
Enterprise Value/EBITDA	8.7x	8.6x

Taking into account the results of the selected transactions analysis, Rothschild & Co applied multiple ranges of 7.5x to 9.0x to Adjusted EBITDA for the twelve months ended June 30, 2025 for MasterBrand and April 30, 2025 for American Woodmark, based on information provided by MasterBrand. This analysis indicated an implied per share equity value reference range for (a) the MasterBrand common stock of approximately $13.26 to $17.24 and (b) for the American Woodmark common stock of approximately $76.18 to $95.82.

The foregoing analyses indicated an implied exchange ratio range of 4.419x to 7.227x, without giving effect to the Cost Savings Estimates, as compared to the exchange ratio of 5.150x provided for in the merger pursuant to the merger agreement.

Discounted Cash Flow Analysis

Rothschild & Co performed a discounted cash flow analysis of each of MasterBrand and American Woodmark on a standalone basis by calculating the estimated net present value of the projected after-tax, unlevered free cash flows that each of MasterBrand and American Woodmark was forecasted to generate during the second half of the year ending December 31, 2025 through the full year ending December 31, 2029, based on the MasterBrand Forecasts for MasterBrand and the MasterBrand Forecasts for American Woodmark, respectively, in each case without giving effect to the Cost Savings Estimates. With respect to its analysis for each of MasterBrand and American Woodmark, Rothschild & Co applied a range of perpetuity growth rates of 2.50% to 3.50% to derive estimated terminal values and discount rates ranging from 11.0% to 13.0%. This analysis indicated an implied per share equity value reference range for (a) the MasterBrand common stock of approximately $14.25 to $21.78 and (b) for the American Woodmark common stock of approximately $59.23 to $89.52.

The foregoing analysis indicated an implied exchange ratio range of 2.719x to 6.283x, without giving effect to the Cost Savings Estimates, as compared to the exchange ratio of 5.150x provided for in the merger pursuant to the merger agreement.

Pro Forma Combined Company Discounted Cash Flow Analysis

Rothschild & Co reviewed a comparison of the standalone equity value reference range per share of MasterBrand common stock indicated by the discounted cash flow analysis described above with the implied equity value reference range, referred to as the Pro Forma MasterBrand Share Value per share of MasterBrand common stock indicated by the net present value of the projected after-tax, unlevered free cash flows that the pro forma combined company was forecasted to generate during the second half of the year ending December 31, 2025 through the full fiscal year ending December 31, 2029, using the Pro Forma MasterBrand Forecasts which give effect to the consummation of the merger and the Cost Savings Estimates. Rothschild & Co applied a range of perpetuity growth rates of 2.50% to 3.50% to derive an estimated terminal value and discount rates ranging from 11.0% to 13.0%. The illustrative Pro Forma MasterBrand Share Value indicated by this analysis ranged from $16.49 to $24.79, as compared to the implied per share equity value reference range for MasterBrand indicated by Rothschild & Co’s discounted cash flow analysis described above of $14.25 to $21.78.

Other Analyses and Information

Rothschild & Co also reviewed and considered certain additional factors that were not considered part of its material financial analyses with respect to its opinion, but which were noted for informational purposes for the MasterBrand board of directors, including:

•

the 52-week trading history through August 1, 2025 of MasterBrand common stock and American Woodmark common stock, which reflected a range of closing stock prices during such period (x) for MasterBrand common stock of $9.80 to $19.20 and (y) for American Woodmark common stock of $50.27 to $102.94.

•

the premia implied by the exchange ratio in the merger pursuant to the merger agreement relative to various market-implied exchange ratios (the quotients determined by dividing the stock prices of American Woodmark common stock by the stock prices of MasterBrand’s common stock), based on American Woodmark’s and MasterBrand’s respective closing stock prices as of and for certain dates and periods. This analysis indicated premia for the exchange ratio in the merger pursuant to the merger agreement to the historical exchange ratios for MasterBrand common stock and American Woodmark common stock of: 8.5% (based on closing stock prices for MasterBrand common stock and American Woodmark common stock on August 1, 2025), 7.9% (based on the one month trading averages of MasterBrand common stock and American Woodmark common stock through August 1, 2025), 0.7% (based on the three month trading averages of MasterBrand common stock and American Woodmark common stock through August 1, 2025), 5.6% (based on the six month trading averages of MasterBrand common stock and American Woodmark common stock through August 1, 2025), and 0.6% (based on the one-year trading averages of MasterBrand common stock and American Woodmark common stock through August 1, 2025) and negative (6.0)% (based on the two-year trading averages of MasterBrand common stock and American Woodmark common stock through August 1, 2025);

•	the relative ownership in the combined company by the stockholders of MasterBrand and American Woodmark, respectively, after giving effect to the merger, as compared with the relative standalone contributions to certain financial metrics of MasterBrand and American Woodmark, without giving effect to the Cost Savings Estimates. This analysis indicated implied standalone contributions by MasterBrand of approximately 60%-62% (based on annual revenue for each of 2024-2026 indicated in the MasterBrand Forecasts for MasterBrand and the MasterBrand Forecasts for American Woodmark), approximately 64%-68% (based on annual Adjusted EBITDA for each of 2024-2026 indicated in the MasterBrand Forecasts for MasterBrand and the MasterBrand Forecasts for American Woodmark), and approximately 65% (based on the respective market capitalizations for MasterBrand and American Woodmark as of August 1, 2025 based on MasterBrand’s and American Woodmark’s closing stock prices on such date), as compared to the implied ownership of MasterBrand stockholders in the combined company resulting from the merger of approximately 63%; and

•

the premium implied by the transaction consideration to the last closing and six-month average stock price of the target common stock prior to announcement of the transaction in acquisition transactions announced since 2020 involving a U.S. listed target with an equity value of $400 million or more and target stockholder pro forma ownership in the combined company of 30% or more. Rothschild & Co observed that the 25th and 75th percentile of (X) one-day premiums paid were 0.2% and 6.8%, respectively, and (y) six-month premiums paid were 4.5% and 19.7%, respectively.

Other Matters

MasterBrand retained Rothschild & Co as its financial advisor in connection with the merger based on Rothschild & Co’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Pursuant to the engagement letter between MasterBrand and Rothschild & Co, MasterBrand has agreed to pay Rothschild & Co a fee of $15,000,000 for its services of which $3,000,000 became payable to Rothschild & Co upon the earliest of (i) delivery of its opinion, (ii) execution of the merger agreement and (iii) the announcement of the merger, and the remaining portion of which is contingent upon the consummation of the merger. In addition, MasterBrand has agreed to reimburse certain of Rothschild & Co’s expenses and to indemnify Rothschild & Co and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Rothschild & Co and its affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, affiliates of Rothschild & Co may trade in the securities of MasterBrand, American Woodmark and their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. Rothschild & Co does not engage in the securities trading business and has policies and procedures designed to prevent the flow of non-public information from its employees to employees of affiliates of Rothschild & Co that engage in the securities trading business.

In the past two years, Rothschild & Co provided financial advisory services to MasterBrand, for which Rothschild & Co received approximately $7,000,000 in fees, including having advised MasterBrand in connection with its acquisition of Supreme Cabinetry Brands, Inc. In addition, Rothschild & Co and its affiliates may in the future provide investment banking and other financial services to MasterBrand, American Woodmark (other than in connection with the merger) and their respective affiliates in the ordinary course of their businesses from time to time and may receive fees for the rendering of such services.

Opinion of American Woodmark’s Financial Advisor

American Woodmark has engaged Jefferies as American Woodmark’s financial advisor in connection with the merger. As part of this engagement, the American Woodmark board of directors requested that Jefferies evaluate the fairness, from a financial point of view, of the exchange ratio provided for in the merger agreement. On August 5, 2025, at a meeting of the American Woodmark board of directors held to evaluate the proposed merger, Jefferies rendered an oral opinion, confirmed by delivery of a written opinion dated August 5, 2025, to the American Woodmark board of directors to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Jefferies, the exchange ratio provided for in the merger agreement was fair, from a financial point of view, to holders of American Woodmark common stock (other than, as applicable, MasterBrand, Merger Sub and their respective affiliates).

The full text of Jefferies’ written opinion, dated August 5, 2025, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. Jefferies’ opinion was provided for the use and benefit of the American Woodmark board of directors (in its capacity as such) in its evaluation of the exchange ratio from a financial point of view and did not address any other aspect of the merger or any other matter. Jefferies’ opinion did not address the relative merits of the merger as compared to any alternative transaction or opportunity that might exist for American Woodmark, nor did it address the underlying business decision of American Woodmark to engage in the merger or any other matter. Jefferies’ opinion did not constitute a recommendation as to how the American Woodmark board of directors, and does not constitute a recommendation as to how any securityholder, should vote or act with respect to the merger or any other matter. Jefferies’ opinion set forth below is qualified in its entirety by reference to the full text of Jefferies’ opinion.

In arriving at its opinion, Jefferies, among other things:

•	reviewed a draft, dated August 5, 2025, of the merger agreement;

•	reviewed certain publicly available financial and other information regarding American Woodmark and MasterBrand;

•

reviewed certain information furnished to Jefferies by the respective managements of American Woodmark and MasterBrand relating to the businesses, operations and prospects of American Woodmark and MasterBrand, including certain financial forecasts and estimates provided to or discussed with Jefferies by the respective managements of American Woodmark and MasterBrand;

•

reviewed certain financial estimates provided to or discussed with Jefferies by the managements of American Woodmark and MasterBrand relating to the potential net cost savings and other synergies expected by such managements to result from the merger;

•

held discussions with members of the senior managements of American Woodmark and MasterBrand regarding the businesses, operations and prospects of American Woodmark and MasterBrand and the other matters described in the second through fourth bullets immediately above;

•

reviewed the stock trading price history and implied trading multiples for American Woodmark, MasterBrand and certain publicly traded companies that Jefferies deemed relevant in evaluating American Woodmark and MasterBrand; and

•	conducted such other analyses and investigations as Jefferies deemed appropriate.

In its review and analysis and in rendering its opinion, Jefferies assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by American Woodmark or MasterBrand or that was publicly available to Jefferies (including, without limitation, the information described above) or otherwise reviewed by Jefferies. Jefferies relied on assurances of the management and other representatives of American Woodmark and MasterBrand that they were not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. Jefferies did not make nor did it obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor did Jefferies conduct a physical inspection of any of the properties or facilities, of American Woodmark, MasterBrand or any other entity and Jefferies was not furnished with, and assumed no responsibility to obtain or conduct, any such evaluations, appraisals or physical inspections. Jefferies also did not evaluate the solvency or fair value of American Woodmark, MasterBrand or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Jefferies’ analyses and opinion did not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, audits, investigations or other proceedings involving or affecting American Woodmark, MasterBrand or any other entity.

With respect to the financial forecasts and estimates provided to and reviewed by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. However, Jefferies was advised, and assumed, that the financial forecasts and estimates that Jefferies was directed to utilize for purposes of its analyses and opinion were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of American Woodmark and MasterBrand, as the case may be, as to, and were an appropriate basis upon which to evaluate, the future financial performance of American Woodmark and MasterBrand, the potential net cost savings and other potential synergies expected to be realized by the managements of American Woodmark and MasterBrand to result from the merger and the other matters covered thereby. Jefferies assumed that the financial results reflected in such financial forecasts and estimates, including as to the potential net cost savings and other potential synergies expected by the managements of American Woodmark and MasterBrand to result from the merger, would be realized in the amounts and at the times projected. Jefferies expressed no opinion as to any financial forecasts or estimates or the assumptions on which they were based.

Jefferies relied upon the assessments of the managements of American Woodmark and MasterBrand as to, among other things, (i) the potential impact on American Woodmark and MasterBrand of market, competitive, cyclical, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the building products industry, including the markets thereof in which American Woodmark and MasterBrand operate and the availability and pricing of, and trade policies affecting, commodities, raw materials and finished goods, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Jefferies’ analyses or opinion, (ii) the existing and future products and intellectual property of American Woodmark and MasterBrand, (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers, channel partnerships and other commercial relationships of American Woodmark and MasterBrand, and (iv) the ability to integrate the operations of American Woodmark and MasterBrand and to realize the potential net cost savings and other synergies expected by the managements of American Woodmark and MasterBrand to result from the merger as contemplated. Jefferies assumed that there would not be any developments with respect to any such matters that would have an adverse effect on American Woodmark, MasterBrand or the merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion.

Jefferies’ opinion was based on economic, monetary, regulatory, market and other conditions existing, and which could be evaluated, as of the date of Jefferies’ opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which Jefferies becomes aware after the date of its opinion. As the American Woodmark board of directors was aware, the credit, financial and stock markets, the industry and related markets in which American Woodmark and MasterBrand operate and the securities of American Woodmark and MasterBrand have experienced and may continue to experience volatility and disruptions and Jefferies expressed no view or opinion as to any potential effects of such volatility or disruptions on American Woodmark, MasterBrand or the merger.

Jefferies made no independent investigation of, and Jefferies expressed no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to American Woodmark, MasterBrand or the merger and Jefferies assumed the correctness in all respects meaningful to its analyses and opinion of all legal, regulatory, accounting and tax advice given to American Woodmark and/or the American Woodmark board of directors, including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting American Woodmark,

MasterBrand or the merger and legal, regulatory, accounting and tax consequences to American Woodmark, MasterBrand or their respective securityholders of the terms of, and transactions contemplated by, the merger agreement. Jefferies also assumed that the merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition would be imposed or occur that would have an adverse effect on American Woodmark, MasterBrand or the merger or that otherwise would be meaningful in any respect to Jefferies’ analyses or opinion. Jefferies assumed that the final merger agreement, when signed by the parties thereto, would not differ from the draft reviewed by Jefferies in any respect meaningful to Jefferies’ analyses or opinion.

In connection with its engagement, Jefferies was not requested to, and Jefferies did not, solicit third-party indications of interest in the acquisition of all or a part of American Woodmark. Jefferies’ opinion did not address the relative merits of the merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to American Woodmark, nor did it address the underlying business decision by American Woodmark to engage in the merger or the other transactions contemplated thereby or the terms of the merger agreement, including the form or structure of the merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the merger or otherwise. Jefferies’ opinion was limited to the fairness, from a financial point of view and as of the date of such opinion, of the exchange ratio to holders of American Woodmark common stock (to the extent expressly specified in such opinion), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that distinguish such holders or the securities of American Woodmark held by such holders, and Jefferies’ opinion did not in any way address proportionate allocation or relative fairness among such holders, holders of any other securities of American Woodmark or otherwise. Jefferies was not asked to, and its opinion did not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other American Woodmark, MasterBrand or any other party. Furthermore, Jefferies expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the merger relative to the exchange ratio or otherwise. Jefferies also expressed no view or opinion as to the actual value of MasterBrand common stock when issued in the merger or the prices at which MasterBrand common stock, American Woodmark common stock or any other securities of MasterBrand or American Woodmark may trade or otherwise be transferable at any time, including following announcement or consummation of the merger. The issuance of Jefferies’ opinion was authorized by Jefferies’ fairness committee.

In connection with rendering its opinion to the American Woodmark board of directors, Jefferies performed a variety of financial and comparative analyses, including those described below. The following summary is not a complete description of all analyses performed and factors considered by Jefferies in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies analyses summarized below, no company or business used as a comparison was identical to American Woodmark or MasterBrand. These analyses necessarily involved complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses concerned.

Jefferies believes that its analyses and the summary below must be considered as a whole and in context and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Jefferies’ analyses and opinion. Jefferies did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of American Woodmark and MasterBrand in or underlying Jefferies’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Jefferies considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of American Woodmark or MasterBrand. Estimates of the financial value of companies or businesses do not purport to be appraisals or necessarily reflect the prices at which companies, businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the implied reference ranges resulting from, any particular analysis described below are inherently subject to substantial uncertainty and should not be taken as Jefferies’ view of the actual value of American Woodmark, MasterBrand or their respective businesses or securities.

The exchange ratio provided for in the merger was determined through negotiations between American Woodmark and MasterBrand, and the decision by American Woodmark to enter into the merger agreement was solely that of the American Woodmark board of directors. Jefferies’ opinion and financial analyses were only one of many factors considered by the American Woodmark board of directors in its evaluation of the exchange ratio and should not be viewed as determinative of the views of the American Woodmark board of directors or management of American Woodmark with respect to merger or the exchange ratio.

Summary of Financial Analyses

The summary of the financial analyses described in this section “—Financial Analyses” is a summary of the material financial analyses reviewed with the American Woodmark board of directors and performed by Jefferies in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies’ financial analyses. The order in which the financial analyses summarized below appear does not necessarily reflect the relative importance or weight given to such analyses. For purposes of the analyses described below, the term “adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, adjusted for restructuring costs and non-cash and non-recurring items.

In calculating implied exchange ratio reference ranges as reflected in the financial analyses and certain additional information described below, other than the exchange ratio reference ranges implied by historical trading prices for American Woodmark common stock and MasterBrand common stock, Jefferies divided the low-ends (or high-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for American Woodmark from such analyses and additional information by the high-ends (or low-ends, as the case may be) of the approximate implied per share equity value reference ranges derived for MasterBrand from such analyses and additional information in order to calculate the low-ends (or high-ends) of the implied exchange ratio reference ranges described below.

Selected Public Companies Analyses. Jefferies reviewed publicly available financial, stock market and operating information of American Woodmark, MasterBrand and the following four selected publicly traded companies with operations in the building products distribution industry that Jefferies considered generally relevant for purposes of its analysis (collectively, together with American Woodmark and MasterBrand in comparison with one another, the “selected companies”):

•	Interface, Inc.

•	Mohawk Industries, Inc.

•	Owens Corning

•	Quanex Building Products Corporation

Jefferies reviewed enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on August 4, 2025 plus total debt, preferred equity and non-controlling interests (as applicable) and less cash and cash equivalents, as a multiple of calendar year 2025 and calendar year 2026 estimated adjusted EBITDA. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information on a calendarized basis, as applicable, for comparability purposes. Financial data of American Woodmark and MasterBrand were based on publicly available research analysts’ estimates, public filings and financial forecasts and estimates of the respective managements of American Woodmark and MasterBrand (on a calendarized basis, in the case of American Woodmark, for comparability purposes).

The overall low to high calendar year 2025 estimated adjusted EBITDA and calendar year 2026 estimated adjusted EBITDA multiples observed for the selected companies were (i) in the case of calendar year 2025 estimated adjusted EBITDA, 5.9x to 8.3x (with a mean of 7.0x and a median of 6.9x, including MasterBrand and excluding American Woodmark, and a mean of 6.8x and a median of 6.8x, including American Woodmark and excluding MasterBrand) and (ii) in the case of calendar year 2026 estimated adjusted EBITDA, 6.3x to 7.5x (with a mean of 6.8x and a median of 6.6x, including MasterBrand and excluding American Woodmark, and a mean of 6.6x and a median of 6.4x, including American Woodmark and excluding MasterBrand). Jefferies noted that the calendar year 2025 estimated adjusted EBITDA and calendar year 2026 estimated adjusted EBITDA multiples observed for American Woodmark were 6.2x and 6.1x, respectively, and the calendar year 2025 estimated adjusted EBITDA and calendar year 2026 estimated adjusted EBITDA multiples observed for MasterBrand were 7.3x and 6.7x, respectively (in each case, based on publicly available research analysts’ estimates as of August 4, 2025).

Jefferies applied a selected range of calendar year 2025 estimated adjusted EBITDA and calendar year 2026 estimated adjusted EBITDA multiples derived from the selected companies of 5.8x to 6.8x and 5.6x to 6.6x, respectively, to corresponding data of American Woodmark based on financial forecasts and estimates of the management of American Woodmark and applied a selected range of calendar year 2025 estimated adjusted EBITDA and calendar year 2026 estimated adjusted EBITDA multiples derived from the selected companies of 6.3x to 7.3x and 6.1x to 7.1x, respectively, to corresponding data of MasterBrand based on financial forecasts and estimates of the management of MasterBrand. This analysis indicated approximate implied per share equity value reference ranges for American Woodmark and MasterBrand of $52.13 to $64.91 and $9.53 to $12.08, respectively (based on calendar year 2025 estimated adjusted EBITDA) and $55.68 to $69.55 and $10.56 to $13.36, respectively (based on calendar year 2026 estimated adjusted EBITDA).

Utilizing the approximate implied per share equity value reference ranges derived for American Woodmark and MasterBrand as described above, Jefferies calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio:

Implied Exchange Ratio Reference Ranges
Calendar Year 2025E Adjusted EBITDA	Calendar Year 2026E Adjusted EBITDA	Merger Exchange Ratio
4.314x - 6.808x	4.168x–6.584x	5.150x

Discounted Cash Flow Analyses. Jefferies performed separate discounted cash flow analyses of American Woodmark and MasterBrand by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that American Woodmark and MasterBrand was each forecasted to generate during the second half of the fiscal year ending December 31, 2025 through the full fiscal year ending December 31, 2029 based on financial forecasts and estimates (calendarized in the case of American Woodmark for comparability purposes) of the respective managements of American Woodmark and MasterBrand. For purposes of this analysis, stock-

based compensation was treated as a cash expense. The implied terminal values of American Woodmark and MasterBrand were derived by applying to their respective normalized unlevered after-tax free cash flows for fiscal year 2029 a selected range of perpetuity growth rates of 2.0% to 2.5%. The present values (as of June 30, 2025) of American Woodmark’s and MasterBrand’s respective cash flows and terminal values were then calculated using a selected range of discount rates of 9.5% to 10.5%. This analysis indicated approximate implied per share equity value reference ranges for American Woodmark and MasterBrand of $86.10 to $109.70 and $20.00 to $25.60, respectively.

Utilizing the approximate implied per share equity value reference ranges derived for American Woodmark and MasterBrand as described above, Jefferies calculated the following approximate implied exchange ratio reference range, as compared to the exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
3.363x–5.485x	5.150x

Illustrative Has/Gets. Jefferies compared the approximate implied per share equity value reference range derived for American Woodmark on a standalone basis as described above under “ —Discounted Cash Flow Analyses” relative to an illustrative approximate implied per share equity value reference range derived from a discounted cash flow analysis for American Woodmark on a pro forma basis based on financial forecasts and other information and data relating to American Woodmark and MasterBrand provided by the respective managements of American Woodmark and MasterBrand utilizing the same selected ranges of perpetuity growth rates and discount rates as utilized in the standalone discounted cash flow analysis for American Woodmark described above under “ —Discounted Cash Flow Analyses,” after taking into account potential net cost savings and other synergies expected by the managements of American Woodmark and MasterBrand to result from the merger. Jefferies observed that, based on the exchange ratio, the merger could result in an approximate implied equity value reference range on a pro forma basis for holders of American Woodmark common stock of $120.24 to $152.12 per share (relative to approximately $86.10 to $109.70 per share for American Woodmark on a standalone basis as derived from the “ —Discounted Cash Flow Analyses” above), resulting in a potential uplift in value for holders of American Woodmark common stock of approximately $34.14 to $42.42 per share. Actual results achieved may vary from forecasted results and variations may be material.

Certain Additional Information

Jefferies observed certain additional information that was not considered part of Jefferies’ financial analysis with respect to its opinion but was noted for informational purposes, including American Woodmark’s and MasterBrand’s respective volume-weighted average stock prices over the 30-day, 60-day and 90-day periods ended August 4, 2025, which indicated 30-day, 60-day and 90-day volume-weighted average prices for American Woodmark common stock of approximately $54.67 per share, $53.80 per share and $55.42 per share, respectively, and for MasterBrand common stock of approximately $11.47 per share, $11.02 per share and $10.76 per share, respectively, implying relative exchange ratios based on such volume-weighted average prices over such periods of 4.765x, 4.882x and 5.149x, respectively.

Miscellaneous

American Woodmark has agreed to pay Jefferies for its financial advisory services in connection with the merger an aggregate fee currently estimated to be approximately $13.0 million, of which a portion was payable upon delivery of its opinion and $11.0 million is contingent upon consummation of the merger. In addition, American Woodmark agreed to reimburse Jefferies for expenses, including fees and expenses of counsel, incurred in connection with Jefferies’ engagement and to indemnify Jefferies and related parties against liabilities, including liabilities under federal securities laws, arising out of or in connection with the services rendered and to be rendered by Jefferies under its engagement.

As the American Woodmark board of directors was aware, although Jefferies and its affiliates had not provided financial advisory or financing services to American Woodmark or MasterBrand during the approximate two-year period prior to its opinion for which Jefferies and its affiliates received compensation, Jefferies and its affiliates in the future may provide such services to American Woodmark, MasterBrand and/or their respective affiliates for which services Jefferies and/or its affiliates would expect to receive compensation. In the ordinary course of business, Jefferies and its affiliates currently trade or hold, and in the future may trade or hold, securities or financial instruments (including loans and other obligations) of American Woodmark, MasterBrand and/or their respective affiliates for Jefferies’ own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions or otherwise effect transactions in those securities or financial instruments.

Jefferies was selected as financial advisor to American Woodmark in connection with the merger because, among other things, Jefferies is an internationally recognized investment banking firm with substantial experience in merger and acquisition transactions and based on its familiarity with the industries and businesses of American Woodmark and MasterBrand. Jefferies is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Completion and Effective Time of the Merger

The completion of the merger will take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions for completion of the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied at the completion of the merger, but subject to the satisfaction or waiver of any such condition at the completion), or on such other date as MasterBrand and American Woodmark may mutually agree in writing. Subject to the satisfaction or waiver of the conditions to the completion of the merger described in the section entitled “The Merger Agreement- Conditions to the Completion of the Merger” beginning on page 150, including the adoption of the merger agreement and plan of merger by American Woodmark shareholders at the American Woodmark shareholder meeting and approval of the MasterBrand share issuance by MasterBrand stockholders at the MasterBrand stockholder meeting, it is anticipated that the merger will close in early 2026. However, neither MasterBrand nor American Woodmark can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both MasterBrand and American Woodmark could result in the completion of the merger at a different time, or not at all.

At the completion of the merger, MasterBrand and American Woodmark will cause articles of merger relating to the merger containing the plan of merger attached as an exhibit thereto, which is referred to as the articles of merger, to be filed with the State Corporation Commission of the Commonwealth of Virginia, which is referred to as the SCC. The merger will become effective at the time when the SCC issues its certificate of merger with respect to the articles of merger, or at such later time or date as may be agreed by MasterBrand and American Woodmark in writing and specified in the articles of merger; provided, however, that in no event shall such time or date be more than 15 days following the filing of the Articles of Merger with the SCC.

Regulatory Approvals

General

MasterBrand and American Woodmark have agreed to cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under the merger agreement and applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable, and in no event later than the outside date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party (including, without limitation, with respect to obtaining releases of liens under the existing American Woodmark credit facility) and any governmental authority, including under antitrust laws, in order to consummate such transactions.

Filing under the HSR Act

The completion of the merger is subject to the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act. Under the HSR Act and the rules promulgated thereunder, certain transactions, including the merger, may not be completed until notification and report forms have been filed with the FTC and the DOJ and the applicable waiting period (or any extensions thereof) has expired or been terminated.

On September 5, 2025, MasterBrand and American Woodmark each filed an HSR notification form with the FTC and the DOJ. On [●], 2025, [DOJ/FTC] received clearance to review the merger. The waiting period under the HSR Act with respect to the filed HSR notifications currently is scheduled to expire on October 6, 2025, unless (i) MasterBrand withdraws and refiles its HSR notification form during the 30-day waiting period, which would initiate a new 30-day waiting period, (ii) extended by the issuance of a request for additional information and documentary materials by the [DOJ/FTC] (or a “second request”) or (iii) terminated earlier by the [DOJ/FTC]. If the [DOJ/FTC] issues a second request prior to the expiration of the initial waiting period, the transactions contemplated by the merger agreement cannot close until the parties observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the second request, unless such second waiting period is earlier terminated or if the parties agree with [DOJ/FTC] to extend the second waiting period by entering into a timing agreement. The clearance of an application under the HSR Act means only that the regulatory criteria for approval have been satisfied or waived. It does not constitute an endorsement or recommendation of the merger by any regulatory authority.

At any time before or after the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act, or before or after completion of the merger, notwithstanding the termination of the waiting period under the HSR Act, the [DOJ/FTC] could take action as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally permit completion of the merger subject to regulatory concessions or conditions, including seeking divestiture of substantial assets of MasterBrand or American Woodmark. Private parties also may seek to take legal action under antitrust laws under certain circumstances.

Although neither MasterBrand nor American Woodmark currently believes that the merger should violate applicable antitrust laws, there can be no assurance that the DOJ, the FTC or any other governmental entity or any private party will not attempt to challenge the merger on antitrust or competition grounds, and, if such a challenge is made, there can be no assurance as to its result.

Under the terms of the merger agreement, MasterBrand and American Woodmark, and their respective affiliates, are not required to (i) divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of their respective businesses, assets or contracts or (ii) take any other action that may be required or requested by any governmental authority in connection with obtaining the consents, authorizations, orders, or approvals of such governmental authority that would, in each case, have an adverse impact in any material respect, individually or in the aggregate on MasterBrand and its subsidiaries, American Woodmark and its subsidiaries or the expected benefits of the transaction to MasterBrand and its subsidiaries. For a description of the parties’ obligations with respect to regulatory approvals related to the merger, please see the section entitled “The Merger Agreement—Cooperation; Efforts to Complete” beginning on page 146.

Other Governmental Approvals

The completion of the merger is also subject to approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency.

MasterBrand submitted a notification to COFECE seeking clearance for the merger under Mexico’s antitrust laws on September 2, 2025. The COFECE review is expected to be concluded by the end of December 2025.

The completion of the merger is also subject to approval from the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of a certain subsidiary of American Woodmark. However, this condition will not be applicable if such subsidiary is dissolved.

On September 3, 2025, MasterBrand submitted a letter to the State of Vermont Department of Financial Regulation to request the approval of the Captive Insurance Division, pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code, in respect of the acquisition of control of a certain subsidiary of American Woodmark. The State of Vermont Department of Financial Regulation review is expected to be concluded by October 2025.

Effectiveness of Registration Statement

The completion of the merger is conditioned on the SEC’s declaring effective the registration statement of which this joint proxy statement/prospectus is a part and the absence of any stop order suspending the effectiveness of the registration statement or proceedings for such purpose pending before the SEC.

NYSE Listing

Pursuant to the merger agreement, the shares of MasterBrand common stock to be issued in the MasterBrand share issuance must have been approved for listing on NYSE, subject to official notice of issuance prior to the completion of the merger.

Ownership of the Combined Company after the Merger

Immediately following completion of the merger, holders of shares of MasterBrand common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock, and holders of shares of American Woodmark common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately [●]% of the issued and outstanding shares of MasterBrand common stock on a fully diluted basis and based on the number of shares of MasterBrand common stock and American Woodmark common stock outstanding as of [●], 2025.

Governance of the Combined Company

Board of Directors

At the effective time, the MasterBrand board of directors will consist of 11 directors, to be composed of:

•	eight directors designated by MasterBrand prior to the effective time; and

•	three directors designated by American Woodmark, as shall be designated in writing by American Woodmark prior to the effective time.

Each of the American Woodmark designees must meet the independence requirements of NYSE, satisfy MasterBrand’s corporate governance standards, including MasterBrand’s satisfactory completion of its customary screening and evaluation procedures for directors, and be chosen from a list of individuals agreed upon by MasterBrand and American Woodmark.

As of the date of this joint proxy statement/prospectus, it is anticipated that current members of the MasterBrand board of directors will serve on the MasterBrand board of directors at the effective time.

Each American Woodmark designee will be appointed to serve, following the effective time, as a member of one of the three classes of the MasterBrand board of directors. Specifically, one American Woodmark designee will be added to each of Class I, Class II, and Class III of the MasterBrand board of directors. The term for Class I directors will expire in 2026, the term for Class II directors will expire in 2027, and the term for Class III directors will expire in 2028.

Chair of the Board of Directors

At the effective time, Mr. David D. Petratis, current chair of the MasterBrand board of directors, or another designee by MasterBrand, will be chair of the MasterBrand board of directors.

Chief Executive Officer

The present president and chief executive officer of MasterBrand, R. David Banyard, Jr., will continue to serve as the president and chief executive officer of MasterBrand until his successor shall be appointed or until his earlier death, resignation or removal in accordance with MasterBrand’s organizational documents.

Name; NYSE Trading Symbol

The name of MasterBrand and its NYSE trading symbol will not be amended, revised, changed, or otherwise affected in any respect as a result of the completion of the merger or the other transactions contemplated by the merger agreement and will continue as “MasterBrand, Inc.” and “MBC,” respectively.

Headquarters; Other Locations

From and after the effective time, the headquarters of MasterBrand will remain located in Beachwood, Ohio. MasterBrand anticipates that the combined company will maintain a significant presence in Winchester, Virginia.

U.S. Federal Securities Law Consequences

Pending the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, shares of MasterBrand common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of MasterBrand common stock issued to any American Woodmark shareholder who may be deemed an “affiliate” of MasterBrand after the completion of the merger. This joint proxy statement/prospectus does not cover resales of MasterBrand common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of MasterBrand common stock.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting in accordance with Accounting Standards Codification, which is referred to as ASC, Topic 805, Business Combinations, which is referred to as ASC 805. In accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP, one of the two companies in the merger is required to be designated as the acquirer for accounting purposes based on the evidence available. MasterBrand has been treated as the acquirer for accounting purposes, and thus, accounts for the merger as a business combination in accordance with ASC 805. In identifying MasterBrand as the acquiring entity for accounting purposes, the companies took into account the (i) intended corporate governance structure of the combined company, (ii) the relative voting rights in the combined company after the merger, (iii) the composition of the senior management of the combined company, (iv) the terms of the exchange of equity interests, and (v) the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, operating cash flows, and employees. No single factor was the sole determinant in the overall conclusion that MasterBrand is the accounting acquirer; rather, all factors were considered in arriving at such conclusion.

The combined company will measure American Woodmark’s assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the acquisition date. Any consideration transferred in a business combination in excess of those fair values will be recorded as goodwill.

Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present.

The total consideration transferred by MasterBrand in connection with the merger and the related allocation of the total merger consideration to the acquired assets and assumed liabilities of American Woodmark reflected in the unaudited pro forma condensed combined financial information is based on preliminary estimates using assumptions MasterBrand management and American Woodmark management believe are reasonable based on currently available information. The total consideration transferred by MasterBrand in connection with the merger and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed.

Exchange of Shares

Prior to the effective time, MasterBrand will appoint a financial institution reasonably acceptable to American Woodmark to act as exchange agent to handle the exchange of shares of American Woodmark common stock for MasterBrand common stock. Each share of American Woodmark common stock will be converted into the right to receive 5.150 shares of MasterBrand common stock, together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance with the merger agreement.

At the effective time, shares of American Woodmark common stock will be canceled and will cease to exist and each certificate that previously represented shares of American Woodmark common stock will represent only the right to receive MasterBrand common stock, together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance the merger agreement.

As soon as reasonably practicable (and in no event more than five business days) after the effective time, the exchange agent will mail each holder of record of a certificate that immediately prior to the effective time represented outstanding shares of American Woodmark common stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of a certificate in exchange for shares of MasterBrand common stock. After the completion of the merger, shares of American Woodmark common stock represented by any such certificate (or affidavit of loss in lieu thereof, as applicable) will be exchanged for the appropriate number of shares of MasterBrand common stock in book-entry form (unless a certificate is requested), together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance with the merger agreement.

Holders of shares of American Woodmark common stock in book-entry form will not be required to take any specific actions to exchange shares American Woodmark common stock for shares of MasterBrand common stock. Upon the completion of the merger, shares of American Woodmark common stock held in book-entry form will be automatically exchanged for the appropriate number of shares of MasterBrand common stock in book-entry form (unless a certificate is requested), together with any cash in lieu of fractional shares and any unpaid dividends and distributions, in accordance with the merger agreement.

More information can be found in the section entitled “The Merger Agreement—Merger Consideration” beginning on page 132.

No Appraisal Rights

Appraisal rights are statutory rights that, if available under applicable law, enable shareholders or a corporation to dissent from an extraordinary transaction, such as the merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the shareholders in connection with the transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the VSCA. In accordance with the VSCA, holders of American Woodmark common stock will not be entitled to appraisal rights in connection with the merger because American Woodmark common stock is listed on NASDAQ, a national securities exchange, and holders of shares of American Woodmark common stock will receive only a combination of shares of MasterBrand common stock, which is listed on the NYSE, and, if applicable, cash in lieu of fractional shares. Because the merger is of Merger Sub with and into American Woodmark, MasterBrand is not a constituent entity to the merger, and holders of MasterBrand common stock will continue to hold their shares following the completion of the merger and are not entitled to appraisal rights in connection with the merger.

NYSE Market Listing

The shares of MasterBrand common stock to be issued in the merger will be listed for trading on the NYSE under the trading symbol “MBC.”

Delisting and Deregistration of American Woodmark Common Stock

If the merger is completed, there will no longer be any publicly held shares of American Woodmark common stock. Accordingly, American Woodmark common stock will no longer be listed on NASDAQ and will be deregistered under the Exchange Act. Under the terms of the merger agreement, American Woodmark is required to cooperate with MasterBrand and use its reasonable best efforts to cause the delisting of American Woodmark common stock from NASDAQ and the termination of registration of American Woodmark common stock under the Exchange Act as soon as reasonably practicable following the effective time.

THE MERGER AGREEMENT

The description of the merger agreement in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus, because it is the legal document governing the merger. The summary below is not intended to provide you with any factual information about MasterBrand or American Woodmark. Such information can be found elsewhere in this joint proxy statement/prospectus and in the public filings MasterBrand and American Woodmark make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 220.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about MasterBrand and American Woodmark contained in this joint proxy statement/prospectus or in the public reports filed with the SEC by MasterBrand and American Woodmark may supplement, update or modify the factual disclosures about MasterBrand and American Woodmark contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by MasterBrand and American Woodmark were qualified and subject to important limitations agreed to by MasterBrand and American Woodmark in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to complete the merger if the representations and warranties of the other party prove to be untrue as a result of a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that MasterBrand and American Woodmark each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement.

Structure of the Merger

The merger agreement provides for the merger of Merger Sub, a Virginia corporation and a wholly owned subsidiary of MasterBrand, with and into American Woodmark. As a result of the merger, at the effective time, the separate existence of Merger Sub will cease, and American Woodmark will continue its existence under the laws of the Commonwealth of Virginia as the surviving corporation and a wholly owned subsidiary of MasterBrand.

Completion and Effectiveness of the Merger

The completion of the merger will take place on the third business day following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions for completion of the merger contained in the merger agreement (other than those conditions that by their nature are to be satisfied at the completion of the merger, but subject to the satisfaction or waiver of any such condition at the completion), or at such other time and date as MasterBrand and American Woodmark may mutually agree in writing.

At the completion of the merger, American Woodmark and Merger Sub will file with the State Corporation Commission of the Commonwealth of Virginia, which is referred to as the SCC, articles of merger reflecting the merger as provided in Section 13.1-720 of the VSCA, as amended. The merger will become effective at the time when the SCC issues its certificate of merger with respect to the articles of merger, or at such later time as may be agreed by MasterBrand and American Woodmark in writing and specified in such articles of merger.

MasterBrand and American Woodmark are working to complete the merger prior to the outside date of August 5, 2026, which date may be extended to May 5, 2027, if, at 5:00 p.m., Eastern Time, on the outside date, all of the conditions to the completion of the merger described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150 have been satisfied or duly waived by all parties entitled to the benefit thereof, except for (i) conditions regarding (a) the existence of a legal restraint that relates to antitrust laws, (b) expiration or termination of the waiting period under the HSR Act, or (c) the receipt of approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency, and (ii) any other condition that by its nature is to be satisfied at the completion of the merger. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

Merger Consideration

Conversion of Shares

At the effective time of the merger, each outstanding share of American Woodmark common stock will automatically be canceled and retired and will cease to exist and each holder thereof will thereafter have no rights with respect to such securities except the right to receive:

•	5.150 validly issued, fully paid and non-assessable shares of MasterBrand common stock;

•

(i) at the time of delivery of MasterBrand common stock by the exchange agent, the aggregate amount of dividends or other distributions payable with respect to such shares of MasterBrand common stock, if any, in connection with any dividend or other distribution with a record date after the effective time of the merger that was paid by MasterBrand prior to the delivery of MasterBrand common stock by the exchange agent and (ii) at the appropriate payment date, the aggregate amount of dividends or other distributions payable with respect to such shares of MasterBrand common stock, if any, in connection with any dividend or other distribution with a record date after the effective time of the merger but before the delivery of MasterBrand common stock by the exchange agent that has a payment date subsequent to such delivery of such MasterBrand common stock by the exchange agent pursuant to the merger agreement, in each case without interest; and

•	any cash to be paid in lieu of any fractional share of MasterBrand common stock, as described in the section entitled “The Merger Agreement—Treatment of Fractional Shares” beginning on page 133.

MasterBrand will issue a fixed number of shares of MasterBrand common stock in exchange for each share of American Woodmark common stock. As a result, the implied value of the merger consideration to be received by American Woodmark shareholders will fluctuate based on any changes in the market price of MasterBrand common stock prior to the completion of the merger. Accordingly, such implied value of the per share merger consideration to be received by American Woodmark shareholders upon completion of the merger could be greater than, less than or the same as the implied value of the merger consideration on the date of this joint proxy statement/prospectus. We urge you to obtain current market quotations for the shares of MasterBrand common stock and American Woodmark common stock. The MasterBrand common stock is listed on NYSE under the symbol “MBC.” The American Woodmark common stock is listed on NASDAQ under the symbol “AMWD.”

At or prior to the effective time of the merger, MasterBrand will make available to the exchange agent, as needed, the merger consideration to be delivered in respect of certificates and book-entry shares formerly representing shares of American Woodmark common stock.

Treatment of Fractional Shares

No fractional shares of MasterBrand common stock will be issued upon the conversion of shares of American Woodmark common stock pursuant to the merger agreement. Following the effective time, the exchange agent will aggregate all fractional shares of MasterBrand common stock that would otherwise have been required to be distributed pursuant to the merger agreement and cause them to be sold in round lots (to the extent practicable) on NYSE at the then-prevailing prices. Each holder of American Woodmark common stock that otherwise would have been entitled to receive a fraction of a share of MasterBrand common stock pursuant to the merger agreement will, in lieu thereof, be entitled to receive from the proceeds from such sales by the exchange agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales, based on the fractional shares of MasterBrand common stock to which such holder would otherwise be entitled.

Exchange Agent

Prior to the effective time, MasterBrand will designate an exchange agent reasonably acceptable to American Woodmark to handle the exchange of shares of American Woodmark common stock for MasterBrand common stock. At or prior to the effective time, MasterBrand will deposit or cause to be deposited with the exchange agent the aggregate number of shares of MasterBrand common stock into which shares of American Woodmark common stock are to be converted pursuant to the terms of the merger agreement. In addition, MasterBrand will deposit or cause to be deposited with the exchange agent, if applicable, an amount of cash equal to the amount of any dividends or other distributions in respect of MasterBrand common stock to which holders of American Woodmark common stock may be entitled pursuant to the terms of the merger agreement. Such shares of MasterBrand common stock and cash (if any) deposited with the exchange agent are referred to as the exchange fund.

Exchange of American Woodmark Stock Certificates and Book-Entry Shares

Promptly after the effective time of the merger, MasterBrand will instruct the exchange agent to mail to each holder of record of certificated shares of American Woodmark common stock converted into the right to receive the merger consideration a letter of transmittal in customary form and instructions explaining how to surrender such certificated shares of American Woodmark common stock to the exchange agent. Holders of American Woodmark common stock who surrender certificates that formerly represented outstanding shares of American Woodmark common stock to the exchange agent (or affidavits of loss in lieu of such certificates as provided in the merger agreement), together with a duly executed letter of transmittal and such other documents required by such letter of transmittal, will be entitled to receive (i) the merger consideration in non-certificated book-entry form pursuant to the merger agreement and (ii) cash payable (a) in lieu of fractional shares which such holder has the right to receive pursuant to the terms of the merger agreement, and (b) in respect of any dividends and other distributions which such holder has the right to receive pursuant to the terms of the merger agreement.

Holders of certificated shares of American Woodmark common stock will not be entitled to receive the merger consideration or any dividends or other distributions payable by MasterBrand after the completion of the merger until their certificates (or affidavits of loss in lieu of such certificates as provided in the merger agreement) are properly surrendered. No interest will be paid or will accrue for the benefit of holders of the certificates or book-entry shares that formerly represented outstanding shares of American Woodmark common stock on the merger consideration payable pursuant to the merger agreement, any cash in lieu of fractional shares or any unpaid dividends and distributions payable pursuant to the merger agreement to such holders of certificates or book-entry shares that formerly represented outstanding shares of American Woodmark common stock.

American Woodmark shareholders should not return stock certificates with the enclosed proxy card, and American Woodmark shareholders should not forward their stock certificates to the exchange agent without the appropriate transmittal materials.

Exchange of any book-entry shares of American Woodmark common stock will be effected automatically, in accordance with customary procedures with respect to securities represented by book entry. Holders of record of book-entry shares of American Woodmark common stock will be entitled to receive (i) the merger consideration in non-certificated book-entry form pursuant to the merger agreement and (ii) cash payable (a) in lieu of fractional shares which such holder has the right to receive pursuant to the terms of the merger agreement, and (b) in respect of any dividends and other distributions which such holder has the right to receive pursuant to the terms of the merger agreement.

After the effective time, there will be no transfers on the stock transfer books of the surviving corporation of the merger of the shares of American Woodmark common stock that were outstanding prior to the effective time. If, after the effective time, certificates that formerly represented outstanding shares of American Woodmark common stock are presented to the surviving corporation of the merger or the exchange agent for any reason, they will be canceled and exchanged as provided in the merger agreement.

Lost, Stolen or Destroyed Certificates

If a certificate representing shares of American Woodmark common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by MasterBrand or the exchange agent, post a bond, in such reasonable amount as MasterBrand or the exchange agent may direct, as indemnity against any claim that may be made against American Woodmark or the exchange agent with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate (i) the merger consideration in non-certificated book-entry form pursuant to the merger agreement and (ii) cash payable in respect of any dividends and other distributions pursuant to the terms of the merger agreement as if such lost, stolen or destroyed certificate had been surrendered.

Withholding

Each of MasterBrand, Merger Sub, the surviving corporation and the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of shares of American Woodmark common stock, including in respect of equity awards such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable law related to taxes.

Potential Adjustment to Merger Consideration

In the event that, before the completion of the merger, the outstanding shares of MasterBrand common stock or American Woodmark common stock or the securities convertible into or exercisable for shares of MasterBrand common stock or shares of American Woodmark common stock are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split (including a reverse stock split), split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend thereon is declared with a record date within such period, then the exchange ratio and any other similarly dependent items, as the case may be, will be appropriately adjusted in order to provide MasterBrand and holders of American Woodmark common stock the same economic effect contemplated by the merger agreement prior to such event.

Treatment of Equity Awards

At the effective time:

•

Each American Woodmark option will be assumed by MasterBrand and become a MasterBrand assumed option on the same terms and conditions (excluding performance-based vesting conditions), except that (i) the number of shares of MasterBrand common stock subject to the MasterBrand assumed option will be equal to the product of the number of shares of American Woodmark common stock subject to the corresponding American Woodmark option immediately prior to the effective time (with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the effective time) multiplied by the exchange ratio, rounded down to the nearest whole share, and (ii) the per share exercise of the MasterBrand assumed option will equal the exercise price of the corresponding American Woodmark option divided by the exchange ratio, rounded up to the nearest whole cent;

•

Each American Woodmark RSU that becomes vested upon the consummation of the merger will be converted into the right to receive shares of MasterBrand common stock based on the exchange ratio (with a cash payment in respect of any fractional shares in accordance with the merger agreement), less any applicable tax withholdings;

•

Each American Woodmark RSU that does not become vested upon the consummation of the merger will be converted into a MasterBrand assumed RSU on the same terms and conditions, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark RSU multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each American Woodmark PSU will be converted into a MasterBrand assumed RSU, except that the number of shares of MasterBrand common stock subject to the MasterBrand assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark PSU (determined based upon actual or superior performance levels, as applicable) multiplied by the exchange ratio (with any fractional shares rounded down to the nearest whole share);

•

Each outstanding American Woodmark cash-settled restricted stock tracking unit will be converted into a MasterBrand assumed RSTU on the same terms and conditions (other than any applicable performance-based vesting conditions), except that the MasterBrand assumed RSTUs will relate to shares of MasterBrand common stock, with the number of shares based on superior performance and multiplied by the exchange ratio; and

•

If any American Woodmark option or American Woodmark PSU (to the extent performance-vesting conditions are determined based on actual performance) is not earned based on the achievement of actual performance through the effective time, such awards will be automatically canceled without consideration immediately prior to the effective time.

Termination of the Exchange Fund

Any portion of the exchange fund that remains undistributed to the former holders of American Woodmark common stock twelve months after the effective time will be delivered to MasterBrand. Any former holder of shares of American Woodmark common stock who has not by that point complied with the terms of the exchange procedures in the merger agreement may thereafter look only to MasterBrand for delivery of the merger consideration and any cash payable in respect of any dividends and other distributions pursuant to the terms of the merger agreement, and in each case, that such holder has the right to receive pursuant to the merger agreement.

None of MasterBrand, Merger Sub, the surviving corporation or the exchange agent will be liable to any person in respect of any portion of the merger consideration or cash (if any) from the exchange fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any merger consideration that remains unclaimed by former holders of American Woodmark common stock immediately prior to such time as such merger consideration would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of any claims or interests of any person previously entitled thereto.

Combined Company Governance Matters

Under the merger agreement, MasterBrand and American Woodmark have agreed to certain provisions relating to the governance of the combined company, including composition of the combined company board of directors and the role of chairman of the board of directors, and the combined company’s chief executive officer. For a more detailed description of the governance matters relating to the combined company, please see the section entitled “The Merger—Governance of the Combined Company” beginning on page 127.

Surviving Corporation Governance and Merger Sub Shares

At the effective time, the articles of incorporation and bylaws of American Woodmark, as in effect immediately prior to the effective time, will each be amended and restated in its entirety to be the same as the articles of incorporation and bylaws of Merger Sub in effect immediately prior to the effective time, except that the name of the surviving corporation will be “American Woodmark Corporation” and as so amended and restated will be the articles of incorporation and bylaws, respectively, of the surviving corporation.

At the effective time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation, which will constitute the only outstanding shares of common stock of the surviving corporation immediately following the effective time.

Conduct of Business Prior to the Effective Time

Each of MasterBrand and American Woodmark has agreed, for itself and its subsidiaries, that, from the date of the merger agreement until the effective time, such party and its subsidiaries will use reasonable best efforts to conduct the business of such party and its subsidiaries in all material respects in the ordinary course of business, consistent with past practice, preserve intact in all material respects their business organizations, assets and operations, and goodwill, maintain in effect all material permits necessary for the lawful conduct of their business and preserve existing relationships with customers, suppliers, employees and others having material business relationships with such party, as well as with governmental authorities having jurisdiction over such party’s businesses and operations, except as otherwise expressly contemplated, required or permitted by the merger agreement or as required by applicable law, or as set forth in such party’s confidential disclosure schedule, or as approved in advance in writing by MasterBrand or American Woodmark, as applicable.

In addition, American Woodmark has agreed that, except as expressly required by the merger agreement or applicable law, as set forth in American Woodmark’s confidential disclosure schedule or as consented to in writing by MasterBrand (such consent not to be unreasonably withheld, delayed or conditioned), between the date of the merger agreement and the effective time, it will not and will cause its subsidiaries not to, directly or indirectly:

•	amend the charter or bylaws or other similar organizational documents of American Woodmark or any of its subsidiaries;

•

issue, grant, sell, transfer, pledge, create or incur any lien (except for any permitted lien) on, or otherwise encumber any shares of its capital stock or any other equity securities of American Woodmark or its subsidiaries, except for the issuance of shares of capital stock upon the exercise, vesting, or settlement of equity-based awards (in accordance with the merger agreement), or the issuance, grant, or sale of equity securities of American Woodmark or its subsidiaries to American Woodmark or any of its wholly owned subsidiaries;

•

redeem, purchase, or otherwise acquire any shares of its capital stock or other equity securities of American Woodmark or its subsidiaries, except in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding equity-based awards, or adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of its capital stock;

•

declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of its capital stock or other equity securities of American Woodmark or its subsidiaries or otherwise make any payments to any holder of equity securities therein in its capacity as such, except for cash dividends and distributions by one of its direct or indirect wholly owned subsidiaries to American Woodmark or another direct or indirect wholly owned subsidiary;

•

incur any indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such indebtedness of any other person, or modify in any material respect the terms of, existing indebtedness except for borrowings under its existing credit facility that are used to manage its ordinary course cash flow needs and any trade payables in the ordinary course of business; make any loans, advances or capital contributions to, or investments in, any other person (except for its wholly owned subsidiaries); issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in American Woodmark or its subsidiaries; enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or redeem, repurchase, prepay, defease, or cancel any indebtedness, except in the ordinary course of business consistent with past practice or as otherwise permitted by the merger agreement;

•

sell, transfer, lease, license, mortgage, pledge, create or incur any lien (except for any permitted lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset, other than real property and intellectual property, including any division, business unit, product line, or equity securities of American Woodmark or its subsidiaries, except for sales or transfers of inventory in the ordinary course of business consistent with past practice, dispositions in the ordinary course of business, consistent with past practice, of assets no longer used or held for use, or transfers solely among American Woodmark and its subsidiaries;

•

merge or consolidate with any person, acquire any equity securities in, or otherwise invest in, any person (or any business thereof) (except for a wholly owned subsidiary of American Woodmark), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among American Woodmark or its subsidiaries only), or acquire all or substantially all assets of any person (except for such transactions among American Woodmark or its subsidiaries only);

•

make or authorize any payment of, or accrual or commitment for, any capital expenditure in any calendar year in an amount that would exceed by more than ten percent (10%) the aggregate amount budgeted for such capital expenditure with respect to such calendar year;

•

(A) enter into, materially modify, renew, extend, or terminate any contract that is or would be (if in effect as of the date of the merger agreement) a material contract (other than, with respect to certain specified types of material contracts, in the ordinary course of business consistent with past practice); provided that, in the case of any material contract under which American Woodmark or its subsidiaries grants, receives, or is restricted from using intellectual property, any such modification, renewal, or extension shall be on substantially similar terms and conditions or (B) waive, release, or assign any material rights or claims under material contracts;

•

(i) purchase or sell (authorize, or make any commitment with respect to, the purchase or sale of) any real property having a fair market value in excess of $5,000,000, individually, or $10,000,000, in the aggregate; (ii) enter into any lease agreement with respect to real property (or any renewals thereof) having annual lease payments exceeding $500,000, individually, or $2,500,000, in the aggregate; (iii) assign, materially amend or modify, exercise any purchase option with respect to (but only if the purchase would be prohibited by clause (i) above in this paragraph), terminate, or waive, release, or assign any material rights or claims under, any material real property lease of American Woodmark, or (iv) without limiting clause (ii) above in this paragraph, extend the term of any material real property lease of American Woodmark in any manner other than extensions on market terms if, and to the extent, the failure to so extend would result in the expiration of the term of such material real property lease of American Woodmark;

•

sell, lease, transfer, assign, license, incur any lien other than permitted liens, abandon, cancel, forfeit or permit to lapse, any material intellectual property, other than non-exclusive licenses of intellectual property entered into in the ordinary course of business consistent with past practice;

•

except as required by applicable law or the terms of any benefit plan or collective bargaining agreement in effect as of the date of the merger agreement, (A) increase the compensation or benefits provided to any current or former director, officer, employee, or natural person service provider of American Woodmark or its subsidiaries, (B) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, or natural person service provider of the American Woodmark or its subsidiaries, (C) pay or award, or commit to pay or award, any cash bonuses or incentive compensation or any new equity awards to any current or former director, officer, employee, or natural person service-provider of the American Woodmark or its subsidiaries (except for the payment or settlement of accrued, but unpaid, bonuses payable in accordance with the terms of a benefit plan as in effect as of the date of the merger agreement), (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of American Woodmark or its subsidiaries, (E) establish, adopt, enter into, terminate, or amend any benefit plan or establish, adopt or enter into any plan, agreement, program, policy, other than in connection with routine, ministerial amendments to retirement plans or health and welfare plans that do not increase benefits or result in a material increase in administrative costs, (F) enter into any new employment, consulting, severance, retention, termination, pension, retirement, or similar agreement with, any person to be an officer, director, employee or natural person service provider of American Woodmark or its subsidiaries or amend any of the foregoing, other than entering into employment agreements with employees whose annual base compensation is less than $250,000 in the ordinary course of business consistent with past practice, (G) hire or engage any person to be an officer or employee of, or a service provider to, American Woodmark or its subsidiaries, other than the hiring or engagement of employees or service providers with annual base pay or fees not in excess of $250,000 in the ordinary course of business consistent with past practice or (H) other than for cause, terminate the employment or service of any current officer, director, employee or natural person service provider with an aggregate annual base compensation in excess of $250,000;

•	adopt, enter into, modify, amend, or terminate any collective bargaining agreement;

•

implement any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local laws, without consulting in good faith with MasterBrand;

•	waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of American Woodmark or its subsidiaries;

•

engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, which is referred to as ERISA;

•

commence, settle, or compromise, or waive any right related to, any action or investigation, except for any action or investigation (other than any action or investigation relating to taxes) involving only monetary relief where the amount paid by American Woodmark (but not including amounts paid or reimbursed by American Woodmark’s insurers) in settlement or compromise is less than $1,000,000, individually, or $10,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such action or investigation by American Woodmark or its subsidiaries as of the date of the merger agreement;

•

except as required by GAAP, Regulation S-X of the Exchange Act or a governmental authority, the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by American Woodmark or its subsidiaries;

•

authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of American Woodmark or its subsidiaries or restructure, recapitalize, or reorganize;

•

(A) make, change or revoke any material tax election, (B) file any material amended tax return, (C) except as required by GAAP, adopt or change any material tax accounting period or material method of tax accounting, (D) settle, compromise or surrender any material action or investigation relating to taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for taxes, (F) surrender any material claim for a refund of taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), or (H) request any ruling from a tax authority with respect to material taxes;

•

fail to take any action required to renew or maintain any material permit; terminate, suspend, or abrogate any material permit; or amend, or modify any material permit in a manner material and adverse to American Woodmark and its subsidiaries;

•

make any loans or advances to any person (other than (A) advancement of expenses and commissions to employees made in the ordinary course of business (including draws and base salary guarantees), (B) sales on credit to customers of American Woodmark or its subsidiaries, in the ordinary course of business, consistent with past practice, and (C) loans and capital contributions to American Woodmark or its wholly owned subsidiaries);

•

make any payments to any affiliate of American Woodmark or any current or former officer, director, or person that beneficially owns more than five percent (5%) of the equity securities of American Woodmark, other than (A) payments under existing contracts and renewals thereof and trading relationships in the ordinary course on arm’s-length terms, (B) loans and capital contributions to American Woodmark and its wholly owned subsidiaries, and (C) compensation or benefits paid in the ordinary course of business to any current or former officer, employee, director, or consultant of American Woodmark or its subsidiaries (subject to the other restrictions on the conduct of American Woodmark’s business); or

•	agree, authorize, or commit to take any of the foregoing summarized actions.

In addition, MasterBrand has agreed that, except as expressly required by the merger agreement or applicable law, as set forth in MasterBrand’s confidential disclosure schedule or as consented to in writing by American Woodmark (such consent not to be unreasonably withheld, delayed or conditioned), between the date of the merger agreement and the effective time, it will not and will cause its subsidiaries not to, directly or indirectly:

•

amend the charter or bylaws or other similar organizational documents of MasterBrand in any manner that would prevent or materially delay the consummation of the merger on the terms set forth in the merger agreement or materially and disproportionately adverse to the American Woodmark shareholders relative to the MasterBrand stockholders;

•

issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any lien (except for any permitted lien) on, or otherwise encumber any shares of its capital stock or any other equity securities of MasterBrand or its subsidiaries, except the grant or issuance of equity awards under the MasterBrand 2022 Long-Term Incentive Plan in the ordinary course, consistent with past practice, shares of MasterBrand common stock issuable upon the exercise, vesting, or settlement of outstanding equity-based awards, in connection with the share issuance, or any issuance, grant, or sale to any wholly owned subsidiary of MasterBrand;

•

redeem, purchase, or otherwise acquire any shares of its capital stock or other equity securities of MasterBrand or its subsidiaries, except for the acquisition of shares of MasterBrand common stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding equity-based awards, or adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of its capital stock;

•

declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of its capital stock or other equity securities of MasterBrand or its subsidiaries or otherwise make any payments to any holder of equity securities therein in its capacity as such, except for cash dividends and distributions by a direct or indirect wholly owned subsidiaries to MasterBrand or another direct or indirect wholly owned subsidiary;

•

(A) incur any indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such indebtedness of any other person, or modify in any material respect the terms of, existing indebtedness, except for borrowings under existing credit facilities that are used to manage MasterBrand’s ordinary course cash flow needs and any trade payables in the ordinary course of business; (B) make any loans, advances or capital contributions to, or investments in, any other person (except for its wholly owned subsidiaries); (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in MasterBrand or its subsidiaries, or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (D) redeem, repurchase, prepay, defease, or cancel any indebtedness, except in the ordinary course of business consistent with past practice;

•

merge or consolidate with any person, acquire any equity securities in, or otherwise invest in, any person (or any business thereof) (except for a wholly owned subsidiary of MasterBrand), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among MasterBrand or its subsidiaries only), or acquire all or substantially all assets of any person (except for such transactions among the MasterBrand or its subsidiaries only);

•

except as required by GAAP, Regulation S-X of the Exchange Act or a governmental authority or the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by MasterBrand or its subsidiaries;

•

authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of MasterBrand or its subsidiaries or restructure, recapitalize, or reorganize;

•

(A) make, change or revoke any material tax election, (B) file any material amended tax return, (C) except as required by GAAP, adopt or change any material tax accounting period or material method of tax accounting, (D) settle, compromise or surrender any material action or investigation relating to taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for taxes, (F) surrender any material claim for a refund of taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), or (H) request any ruling from a tax authority with respect to material taxes; or

•	agree, resolve, authorize, or commit to take any of the foregoing summarized actions.

Stockholder Meetings

As soon as reasonably practicable after the date of the merger agreement, each of MasterBrand and American Woodmark is required to set a record date for, duly call, give notice of, convene and hold a meeting of their respective stockholders for the purpose of, in the case of MasterBrand, seeking approval of the MasterBrand share issuance and, in the case of American Woodmark, seeking adoption of the merger agreement and the related plan of merger. Unless the applicable party’s board of directors has made a change of recommendation as described in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 143, such party will recommend that its stockholders approve its respective proposals, use its reasonable best efforts to solicit from its stockholders proxies in favor of its respective proposals and take all other action necessary or advisable to obtain the approval of its respective stockholders.

MasterBrand and American Woodmark will use reasonable best efforts to schedule and convene their respective stockholder meetings on the same date. The stockholder meetings of each party may be postponed or adjourned, after consultation with the other party, if it is necessary to ensure that any supplement or amendment to this joint proxy statement/prospectus is delivered, if either party has not obtained or quorum or if either party has not received sufficient proxies to obtain the required vote of its stockholders as of the time of such postponement or adjournment. If either party postpones or adjourns its stockholder meeting, the other party may postpone or adjourn its stockholder meeting such that both stockholder meetings are scheduled on the same date.

The obligation of American Woodmark to hold its stockholder meeting will not be affected by the making of a change of recommendation by American Woodmark’s board of directors, nor will American Woodmark’s obligation to hold a meeting of its stockholders be affected by the public announcement or disclosure of any acquisition proposal.

No Solicitation of Acquisition Proposals

Each of MasterBrand and American Woodmark has agreed to immediately cease any discussions or negotiations with any person that may have been ongoing prior to the date of the merger agreement with respect to any acquisition proposal (as defined herein) received by such party and to terminate all physical and electronic data room access previously granted to any person or its representatives with respect to any acquisition proposal received by such party.

Each of MasterBrand and American Woodmark has agreed that, from the date of the merger agreement until the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms, except as set forth below, it will not, and will cause each of its controlled affiliates not to, and will use reasonable best efforts to cause its representatives not to:

•

solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any person of an acquisition proposal;

•

engage in, continue, knowingly facilitate, knowingly encourage or otherwise participate in any discussions or negotiations related to any acquisition proposal or provide any nonpublic information to any person in connection with, or related to, any acquisition proposal;

•	approve, endorse or recommend any acquisition proposal;

•	enter into any contract (including any letter of intent, agreement, agreement in principle or memorandum of understanding) or similar document or commitment related to an acquisition proposal; or

•

release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar contractual provision to which MasterBrand or American Woodmark, as applicable, is a party (except if such party’s board of directors determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of such party’s board of directors under applicable law, in which case such party may waive any such provision solely to the extent necessary to permit the person bound by such provision to make a nonpublic acquisition proposal to such party’s board of directors).

Notwithstanding the restrictions described above, if, prior to, but not after, the adoption of the merger agreement by the holders of American Woodmark common stock, in the case of American Woodmark, or the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, in the case of MasterBrand, such party receives a bona fide, unsolicited written alternative acquisition proposal made after the date of the merger agreement that does not result from a breach of such party’s non-solicitation obligations under the merger agreement by such party or any of its controlled affiliates or by any of such party’s representatives or controlled affiliates that has not been directed by such party to comply with the non-solicitation terms of the merger agreement applicable to them, and if such party’s board of directors determines in good faith (after consultation with such party’s outside legal counsel and financial advisor) that such acquisition proposal is, or could reasonably be expected to lead to, a superior acquisition proposal (as defined herein), and failure to take any action would be inconsistent with the fiduciary duties of the board of directors of such party under applicable law, such party may:

•

enter into a confidentiality agreement with the person making such acquisition proposal that contains provisions no less favorable in any material respect to such party than those contained in the confidentiality agreement entered into by MasterBrand and American Woodmark, dated April 25, 2025, including standstill provisions no less favorable in any material respect to such party than those under such confidentiality agreement;

•

provide information (including nonpublic information) in response to a request therefor by such person, subject to such person executing a confidentiality agreement described in the immediately preceding bullet point prior to receiving such information; and

•	engage in discussions or negotiations for such acquisition proposal with such person and its representatives.

From the date of the merger agreement until the earlier of the completion of the merger and the termination of the merger agreement in accordance with its terms, each of MasterBrand and American Woodmark, as applicable, must promptly (and in no event later than 24 hours after receipt) advise the other party in writing if it or any of its controlled affiliates or representatives receives any (i) inquiry or request for information, discussion or negotiation that is reasonably expected to lead to or that relates to or contemplates an acquisition proposal or (ii) acquisition proposal or any indication, proposal or offer that is reasonably likely to lead to an acquisition proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, acquisition proposal, proposal or offer, the identity of the person or persons making such indication, inquiry, request, acquisition proposal, proposal or offer and a copy thereof. Each of MasterBrand and American Woodmark, as applicable, must keep the other party informed (orally and in writing) in all material respects of the status and details of any acquisition proposal, request, inquiry, proposal or offer, including notifying the other party within 24 hours after the occurrence of any material amendment or modification thereof (which notice will include a written summary of the material terms and conditions of such amendment or modification). Without limiting the foregoing, MasterBrand and American Woodmark, as applicable, must notify the other party in writing promptly (and in any event within 24 hours) after it determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal, and MasterBrand and American Woodmark, as applicable, will not provide any such information or engage in such discussions or negotiations prior to providing such notice to the other party in writing. Within 24 hours after entering into the merger agreement, MasterBrand and American Woodmark were required to terminate any other access to the data room by third parties and request the return or destruction of confidential information that may be in such third parties’ possession or control.

For purposes of the merger agreement, an “acquisition proposal” means a bona fide inquiry, proposal or offer from any person (other than MasterBrand, American Woodmark or their respective representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any:

•

merger, consolidation, share exchange, division or acquisition of assets of MasterBrand or American Woodmark or similar transaction pursuant to which such person or group would acquire, directly or indirectly, assets or businesses of such party representing 20% or more of such party’s consolidated assets or to which 20% or more of such party’s revenues or net income on a consolidated basis are attributable;

•	direct or indirect acquisition or issuance of 20% or more of the outstanding shares of MasterBrand common stock or American Woodmark common stock;

•

tender offer or exchange offer that, if completed, would result in any person or group beneficially owning 20% or more of the outstanding shares of MasterBrand common stock or American Woodmark common stock;

•	merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving MasterBrand or American Woodmark, as applicable; or

•	any combination of the foregoing.

No Change of Recommendation

MasterBrand and American Woodmark have agreed that, except as otherwise set forth in the merger agreement, neither the MasterBrand board of directors nor the American Woodmark board of directors, including any committee thereof, will:

•

change, withhold, withdraw, qualify, amend or modify (or publicly propose to change withhold, withdraw, qualify, amend or modify) the MasterBrand recommendation or the American Woodmark recommendation, as applicable, in a manner adverse to MasterBrand or American Woodmark, as applicable;

•	fail to include the MasterBrand recommendation or the American Woodmark recommendation, as applicable, in this joint proxy statement/prospectus;

•	authorize, adopt, approve, declare advisable or recommend, or publicly propose to authorize, adopt, approve, declare advisable or recommend, any acquisition proposal;

•

fail to expressly reaffirm publicly the MasterBrand recommendation or the American Woodmark recommendation, as applicable, within five business days following the other party’s written request to do so if an acquisition proposal is publicly announced or disclosed;

•

make any recommendation or public statement in connection with a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of MasterBrand common stock or American Woodmark common stock, as applicable, other than a recommendation against such offer; or

•

fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for shares of MasterBrand common stock or American Woodmark common stock, as applicable, within the 10 business days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer.

In addition, neither the MasterBrand board of directors or the American Woodmark board of directors, as applicable, nor any committee thereof shall cause or permit MasterBrand or any of its subsidiaries or American Woodmark or any of its subsidiaries, as applicable, to enter into any acquisition agreement, agreement and plan of merger, joint venture or partnership agreement, option agreement, or similar definitive contract, or any other contract (including any letter of intent, memorandum of understanding, agreement in principle, or similar commitment, agreement, or understanding), (1) constituting, related to, or that could reasonably be expected to lead to an acquisition proposal (except for a confidentiality agreement as described above in the section entitled “ —No Solicitation of Acquisition Proposals” beginning on page 141) or (2) requiring MasterBrand or any of its subsidiaries or American Woodmark or any of its subsidiaries, as applicable, to abandon or terminate the merger agreement or fail to consummate the merger or any other transaction contemplated thereby.

Notwithstanding anything in the merger agreement to the contrary, at any time before, but not after, the adoption of the merger agreement by the holders of American Woodmark common stock, in the case of American Woodmark, and prior to the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, in the case of MasterBrand, the American Woodmark board of directors or the MasterBrand board of directors, respectively, may effect a change of recommendation or authorize the termination of the merger agreement with respect to a superior acquisition proposal if:

•

either (a) such party has received a bona fide written acquisition proposal that did not result from a breach of such party’s non-solicitation obligations set forth in the merger agreement, and the MasterBrand board of directors or the American Woodmark board of directors, as applicable, determines in good faith, after consultation with outside legal counsel and, with respect to financial matters, outside financial advisor, that such acquisition proposal constitutes a superior acquisition proposal or (b) the MasterBrand board of directors or the American Woodmark board of directors, as applicable, determines in good faith, after consultation with outside legal counsel and, with respect to financial matters, outside financial advisor, that an intervening event (as defined below) has occurred; and

•

the MasterBrand board of directors or American Woodmark board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that the failure of such party’s board of directors to change its recommendation authorize such party to terminate the merger agreement or in response to such superior acquisition proposal or intervening event would be inconsistent with the fiduciary duties of such board of directors under applicable law.

Prior to making any such change in recommendation or authorizing the termination of the merger agreement, the MasterBrand board of directors or American Woodmark board of directors, as applicable, must deliver to the other a written notice at least five business days in advance stating that the MasterBrand board of directors or the American Woodmark board of directors, as applicable, intends to take such action, which such notice must, (a) in the case of a superior acquisition proposal, identify the person making such acquisition proposal, provide a copy of such acquisition proposal and a copy of the proposed written definitive agreement relating to such acquisition proposal and any amendments thereto (and any other proposed transaction documents), and set forth in reasonable detail all material terms and conditions of such acquisition proposal that are not set forth in such copies, and (b) in the case of an intervening event, describe the facts and circumstances relating to the intervening event in reasonable detail. During a period of five business days after giving such notice and prior to effecting such change of recommendation, MasterBrand or American Woodmark, as applicable, must negotiate in good faith with the other (to the extent the other wishes to negotiate) to make such revisions to the terms of the merger agreement that would permit the MasterBrand board of directors or the American Woodmark board of directors, as applicable, not to effect a change of recommendation in response thereto. At the end of such period of five business days, prior to and as a condition to taking action to effect a change of recommendation, the MasterBrand board of directors or American Woodmark board of directors, as applicable, must take into consideration any changes to the terms of the merger agreement proposed in writing by the other party and must determine in good faith after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, that (a) in the case of an acquisition proposal, such acquisition proposal continues to constitute a superior acquisition proposal and (b) the failure to effect a change of recommendation in response to such superior acquisition proposal or intervening event (or, in the case of a superior acquisition proposal, authorize MasterBrand or American Woodmark to terminate the merger agreement with respect to a superior acquisition proposal) would be inconsistent with the directors’ fiduciary duties under applicable law.

A “superior acquisition proposal” means a bona fide written acquisition proposal (except that the references in the definition thereof to “20%” will be deemed to be references to “50%”) made after the date of the merger agreement that the American Woodmark board of directors or the MasterBrand board of directors, as applicable, has determined in good faith, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, and taking into account all legal, regulatory and financial aspects of the proposal (including its conditionality, the existence of any financing contingency, the availability of any debt or equity funding commitments, expected timing, and the likelihood of consummation of the proposal) the identity of the person or persons making the proposal and any other aspects considered relevant by the American Woodmark board of directors or the MasterBrand board of directors, as applicable:

•	is reasonably likely to be completed on the terms proposed; and

•

if completed, would result in a transaction more favorable to the American Woodmark shareholders or MasterBrand stockholders, as applicable, from a financial point of view, than the merger and the other transactions contemplated by the merger agreement.

Notwithstanding the foregoing, any acquisition proposal (A) that is subject to a financing contingency or condition to the obligation of the person making such acquisition proposal to consummate the transactions contemplated thereby, (B) the financing of which is not committed, or (C) that is subject to a due diligence contingency or condition to the obligation of the person making such acquisition proposal to consummate the transactions contemplated thereby, shall not be considered a superior acquisition proposal.

Any material amendment to any acquisition proposal will be deemed to be a new acquisition proposal for the purposes of the obligations described above except that references to “five business days” will be deemed to be references to “three business days.”

An “intervening event” means any material event, change, effect, development, or occurrence that was not known by the MasterBrand board of directors or American Woodmark board of directors, as applicable, prior to the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable by such board of directors), which event, change, effect, development, or occurrence, or any consequence thereof, becomes known to such board of directors after the date of the merger agreement and prior to the adoption of the merger agreement by the holders of American Woodmark common stock, in the case of American Woodmark, and prior to the approval of the MasterBrand share issuance and the adoption of the MasterBrand charter amendment by the holders of MasterBrand common stock, in the case of MasterBrand, except that in no event will (a) the receipt, existence or terms of an acquisition proposal, (b) any action taken to obtain the consent of a governmental authority, (c) any event, change, effect, development or occurrence that does not amount to a material adverse effect, (d) any change in the trading price or trading volume of the applicable party’s common stock, or (e) any party’s meeting, exceeding or failing to meet internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period be taken into account for purposes of determining whether an intervening event has occurred.

Nothing contained in the merger agreement will prevent MasterBrand or American Woodmark from complying with its disclosure obligations under United States federal or state law with regard to an acquisition proposal or making any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act, except any such disclosure will be deemed a change of recommendation unless such disclosure expressly states that the MasterBrand board of directors or American Woodmark board of directors, as applicable, reaffirm such party’s recommendation and neither party may effect a change of recommendation other than in accordance with the procedures described above.

Cooperation; Efforts to Complete

Each of MasterBrand and American Woodmark has agreed to cooperate with each other and use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable, to the extent permitted by applicable law, to complete the transactions contemplated by the merger agreement as soon as reasonably practicable and in any event prior to the outside date (as defined in this section under the heading “The Merger Agreement—Termination of the Merger Agreement” beginning on page 152), including preparing and promptly filing all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from certain third parties and from governmental authorities, (including under the HSR Act and approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies (the Comisión Federal de Competencia Económica (COFECE) and the Instituto Federal de Telecomunicaciones (IFT)) or any successor agency, and approval from the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of a certain subsidiary of American Woodmark (unless such subsidiary is dissolved)) in order to complete the merger and the other transactions contemplated by the merger agreement.

MasterBrand and American Woodmark will consult with one another prior to submitting any written materials to any governmental authority regarding the information to be submitted regarding MasterBrand or American Woodmark, as applicable, and any of their respective subsidiaries that appear in any filing made with, or written materials submitted to, any third party or any governmental authority in connection with the transactions contemplated by the merger agreement and consider in good faith all comments reasonably proposed by the other party. Each of MasterBrand and American Woodmark will permit authorized representatives of the other party to be present at each in-person or telephonic meeting, conference, or other substantive communication relating to a request, hearing, examination or action and shall consult with the other party in connection with any document, opinion or proposal made or submitted to any governmental authority in connection with such request, hearing, examination or action, except as prohibited by such governmental authority or applicable law. Notwithstanding anything contrary above regarding cooperation and consultation requirements, MasterBrand, after prior consultation with American Woodmark, shall have principal responsibility for devising and implementing the strategy for obtaining necessary antitrust or competition clearances and shall take the lead in all meetings and communications with any governmental authority in connection it obtaining necessary antitrust or competition clearances.

On the terms and subject to the conditions set forth in the merger agreement, each of MasterBrand and American Woodmark agrees, subject to applicable law, to:

•

promptly file all notices, reports, and other documents required to be filed by such party under the HSR Act with respect to the transactions contemplated by the merger agreement, and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act;

•

promptly make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any applicable antitrust laws, other than under the HSR Act;

•

promptly provide such information as may reasonably be requested by the DOJ or FTC, as applicable, under the HSR Act, or by any other governmental authority in connection with the transactions contemplated by the merger agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period;

•

promptly consult with one to file any and all notices, reports and other documents required to be filed by such party to obtain the approval of the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of a certain subsidiary of American Woodmark (unless such subsidiary is dissolved);

•

use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of completing and effectuating the transactions contemplated by the merger agreement; and

•

promptly take all reasonable actions and steps required by any governmental authority as a condition to obtaining the consent or approval of such governmental authority, provided that American Woodmark and its subsidiaries will be required to take or commit to take any such action, or agree to any such condition or restriction, only following the prior written consent of MasterBrand, and only if such action, commitment, agreement, condition or restriction is conditioned upon the occurrence of the closing.

Notwithstanding anything to the contrary in the obligations described above, in no event shall either of MasterBrand or American Woodmark, or any of their respective affiliates, be required to (i) divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of its or their respective businesses, assets or contracts, or (ii) take any other action that may be required or requested by any governmental authority in connection with obtaining the consents, authorizations, orders, or approvals contemplated by the merger agreement, that would, in each case, have an adverse impact in any material respect (individually or in the aggregate) on MasterBrand and its subsidiaries, American Woodmark and its subsidiaries, or the expected benefits of the transaction to MasterBrand and its subsidiaries.

Subject to the obligations of each party described above, MasterBrand will have the sole and exclusive right to propose, negotiate, offer to commit and effect, by consent decree, hold separate order, or otherwise, any and all such actions or otherwise to offer to take or offer to commit any such action as may be required to resolve any governmental authority’s objections to the transactions contemplated by the merger agreement; provided that MasterBrand shall consider in good faith the views of American Woodmark and its counsel.

Neither MasterBrand nor American Woodmark may, nor may they permit their respective subsidiaries to, acquire or agree to acquire any rights, assets, business, person or division thereof (through acquisition, license, joint venture, partnership, collaboration or otherwise), if such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any applicable clearance, authorization, consent, or waiver under antitrust laws with respect to the transactions contemplated by the merger agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any governmental authority entering any order under any antitrust law prohibiting the consummations of the transactions contemplated by the merger agreement, or (iii) otherwise materially delay the consummation of the transactions contemplated by the merger agreement, including the merger.

Status and Notifications

MasterBrand and American Woodmark will each use reasonable best efforts to give prompt notice to the other party of notices or other communications received by such party from any (i) third person alleging that the consent of such third person is or may be required to consummate the merger or otherwise required in connection transactions contemplated by the merger agreement if the failure to obtain such consent could (in such party’s good faith determination) reasonably be expected to prevent, impair or materially delay the closing or be material to MasterBrand, American Woodmark or the surviving corporation, or (ii) governmental authority, NYSE or NASDAQ with respect to the merger and the transactions contemplated by the merger agreement, including the occurrence of an event that would reasonably be expected to prevent or materially delay the completion of the merger or result in the failure of any condition to the party’s obligations to effect the merger or the other transactions contemplated by the merger agreement.

Financing and Indebtedness

American Woodmark has agreed to cause the agent under its existing credit facility to deliver an executed payoff letter at least three business days before the date on which the merger is completed.

Employee Benefits Matters

For a period of one year immediately following the effective time (or, if shorter, during an individual’s period of employment), MasterBrand will provide, or will cause to be provided, to each employee of any American Woodmark entity immediately prior to the effective time who continues to be employed by MasterBrand or its subsidiaries, which are collectively referred to as continuing employees, (i) an annual base salary or wage rate and annual target cash bonus opportunity that are each no less favorable than those provided to each such continuing employee immediately prior to the effective time, (ii) employee benefits (excluding equity-based compensation, severance, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are substantially comparable in the aggregate to those provided to similarly situated employees of MasterBrand entities and (iii) except as set forth in the merger agreement, severance benefits that are no less favorable in the aggregate to those for which the applicable continuing employee was eligible under the applicable American Woodmark benefit plan in effect as of the date of the merger agreement. Pursuant to merger agreement, the terms and conditions of employment for any continuing employee covered by a collective bargaining agreement or an individual’s employment agreement will be governed by the applicable collective bargaining agreement or employment agreement until the expiration, modification or termination of such agreement in accordance with its terms or applicable law.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, MasterBrand will cause the surviving corporation and its subsidiaries to fulfill and honor in all respects the obligations of American Woodmark and its subsidiaries imposed under (i) each indemnification agreement in effect on the date of the merger agreement between American Woodmark or its subsidiaries and any indemnified person (as defined below in this section under the heading “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 148) and (ii) any indemnification and exculpation provisions in the organizational documents of American Woodmark or its subsidiaries as in effect on the date of the merger agreement. The organizational documents of the surviving corporation and its subsidiaries shall contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification and exculpation provisions in the organizational documents of American Woodmark or its applicable subsidiaries on the date of the merger agreement and for six years following the effective time.

For at least six years after the effective time of the merger, MasterBrand has also agreed to cause the surviving corporation or its applicable subsidiaries to indemnify and hold harmless, and advance expenses to, any indemnified person against losses in connection with any actual or threatened action arising out of or relating to the merger, the merger agreement or the transactions contemplated by the merger agreement, in each case, to the extent permitted by applicable law and in accordance with the organizational documents of American Woodmark and its subsidiaries and any indemnification agreement in effect on the date of the merger agreement between American Woodmark or its subsidiaries and any indemnified person.

Further, at or prior to the effective time, American Woodmark has agreed to, in consultation with MasterBrand, purchase prepaid “tail” insurance that provides the surviving corporation, its subsidiaries and the indemnified persons with directors’ and officers’ liability insurance for at least six years after the effective time of the merger. The terms and conditions (including limits and retentions) of such “tail” insurance shall be no less favorable to the insureds thereunder, including with respect to acts or omissions occurring at or prior to the effective time, than American Woodmark’s directors’ and officers’ liability insurance in effect as of the effective time. MasterBrand shall cause such “tail” insurance to be maintained in full force and effect for the benefit of the surviving corporation, its subsidiaries and the indemnified persons, for its full term, subject to an annual cap of 300% of the aggregate annual premium of American Woodmark’s current policy. If such “tail” insurance is not reasonably available or if the aggregate premium for such “tail” insurance exceeds 300% of the aggregate annual premium of American Woodmark’s current policy, American Woodmark, in consultation with MasterBrand, shall obtain the greatest coverage available for a cost equal to 300% of the aggregate annual premium of American Woodmark’s current policy.

For purposes of the merger agreement, an “indemnified person” is any person who is or was an officer or director of American Woodmark or one of its subsidiaries at any time prior to the effective time.

The indemnification, exculpation and insurance provisions described in this section are intended to be for the benefit of, and from and after the effective time will be enforceable by, each of the indemnified persons, who will be third-party beneficiaries of such provisions.

Litigation

Each of MasterBrand and American Woodmark has agreed to promptly notify the other party of any litigation commenced after the date of the merger agreement brought against such party or any of its directors or affiliates, including any such litigation commenced by any stockholders of such party related to the merger agreement, the merger, or the other transactions contemplated by the merger agreement, and to keep the other party informed on a current basis of the status of such litigation. American Woodmark has agreed to give MasterBrand the opportunity to participate in the defense and settlement of any such litigation, and MasterBrand and American Woodmark have both agreed that no settlement of any such litigation will be agreed to without the other party’s prior written consent.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between MasterBrand and American Woodmark in the preparation of this joint proxy statement/prospectus;

•

cooperation between MasterBrand and American Woodmark to use their respective reasonable best efforts to cause the merger to qualify for the “Intended Tax Treatment” as defined in the merger agreement;

•	confidentiality and access by each party to certain information about the other party during the period prior to the effective time of the merger;

•

actions to be taken by MasterBrand with respect to the listing on NYSE of shares of MasterBrand common stock issued in connection with the merger and actions to be taken by American Woodmark regarding the delisting of shares of American Woodmark common stock from NASDAQ and termination of American Woodmark’s registration under the Exchange Act;

•	actions to be taken by MasterBrand and American Woodmark with respect to Section 16(a) of the Exchange Act;

•	information to be provided by American Woodmark to MasterBrand regarding American Woodmark’s equity awards;

•	obtaining the resignations of the directors and officers of American Woodmark’s subsidiaries; and

•

actions to be taken by MasterBrand and American Woodmark with respect to anti-takeover laws to ensure that the merger and the other transactions contemplated by the merger agreement may be completed as promptly as reasonably practicable on the terms contemplated by the merger agreement and to otherwise eliminate or minimize the effects of such anti-takeover laws on the merger and the other transactions contemplated by the merger agreement.

Conditions to the Completion of the Merger

Conditions to the Obligations of Each Party to Complete the Merger

The obligations of each of MasterBrand, Merger Sub, and American Woodmark to complete the merger are subject to the satisfaction (or waiver in writing by MasterBrand and American Woodmark) of various conditions, including the following:

•

receipt of (i) the approval of the MasterBrand share issuance by the holders of MasterBrand common stock and (ii) the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock;

•	approval for listing on NYSE, subject to official notice of issuance, of the shares of MasterBrand common stock to be issued as a portion of the merger consideration in the MasterBrand share issuance;

•

the absence of any law or order (whether preliminary, temporary, or permanent) enacted or promulgated and remaining in effect that enjoins, prevents, makes illegal, or prohibits the completion of the merger or the MasterBrand share issuance;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order by the SEC;

•	expiration or termination of the waiting period under the HSR Act applicable to the transactions contemplated by the merger agreement;

•

approval from, or such other actions as are required to be made with or obtained from, the Comisión Nacional Antimonopolio (the Mexican National Antitrust Commission) or its predecessor agencies or any successor agency must have been obtained and remain in full force and effect; and

•

solely to the extent Raygold Insurance LLC is not dissolved in accordance with the merger agreement, approval from the Vermont Department of Financial Regulation pursuant to Section 15 of Regulation C-81-2 of the Vermont Administrative Code in respect of the acquisition of control of Raygold Insurance LLC must have been obtained and remain in full force and effect.

Conditions to the Obligations of each of MasterBrand and Merger Sub to Complete the Merger

In addition, the obligations of each of MasterBrand and Merger Sub to complete the merger are subject to the satisfaction (or waiver in writing by MasterBrand to the extent legally permissible) of the following conditions prior to the completion of the merger:

•	the accuracy of American Woodmark’s representations and warranties as follows:

•

certain of the representations and warranties regarding organization, good standing and qualification; authorized capital stock; authority, execution and delivery, enforceability, state takeover statutes and the absence of any rights plan; the absence of any default under the charter or bylaws or other similar organizational documents of American Woodmark or any of its subsidiaries; brokers and finders; and its financial advisor’s opinion must have been true and correct in all material respects as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent that any such representation and warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation and warranty must be true and correct in all material respects as of such date);

•

the representations and warranties regarding the absence of any event, change, effect, development, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party shall be true and correct in all respects as of the date of the merger agreement and as of the completion of the merger as if made on the completion;

•

the representations and warranties regarding its capitalization shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty shall have been true and correct, except for de minimis inaccuracies, as of such date); and

•

each other representation and warranty set forth in the merger agreement shall be true and correct in all respects (without giving effect to any qualification by materiality or material adverse effect contained therein) as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect with respect to American Woodmark;

•

the performance, in all material respects, of all of American Woodmark’s obligations and agreements under the merger agreement required to be performed prior to the completion of the merger and the compliance by American Woodmark with all of the covenants and conditions required to be complied with by American Woodmark prior to or at the completion of the merger;

•

since the date of the merger agreement there must not have occurred and be continuing with respect to American Woodmark any material adverse effect or any event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on American Woodmark;

•

MasterBrand must have received a certificate executed by an executive officer of American Woodmark certifying as to the satisfaction of the conditions in the three preceding bullets regarding representations and warranties, the performance of covenants, and the absence of any material adverse effect; and

•

MasterBrand must have received an executed payoff letter with respect to American Woodmark’s existing credit facility, in customary form reasonably acceptable to MasterBrand and executed by the applicable lenders, in accordance with the requirements set forth in the merger agreement.

Conditions to the Obligations of American Woodmark to Complete the Merger

In addition, the obligations of American Woodmark to complete the merger are subject to the satisfaction (or waiver in writing by American Woodmark to the extent legally permissible) of the following conditions prior to the completion of the merger:

•	the accuracy of MasterBrand’s and Merger Sub’s representations and warranties as follows:

•

certain of the representations and warranties regarding organization, good standing and qualification; authorized capital stock; ownership of equity securities; authority, execution and delivery and enforceability; the absence of any default under the charter or bylaws or other similar organizational documents of MasterBrand, Merger Sub or any of MasterBrand’s other subsidiaries; brokers and finders; and its financial advisor’s opinion must have been true and correct in all material respects as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent that any such representation and warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation and warranty must be true and correct in all material respects as of such date);

•	the representations and warranties regarding the absence of any event, change, effect, development, condition, circumstance or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party shall be true and correct in all respects as of the date of the merger agreement and as of the completion of the merger as if made on the completion;

•

the representations and warranties regarding its capitalization shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty shall have been true and correct, except for de minimis inaccuracies, as of such date); and

•

each other representation and warranty set forth in the merger agreement shall be true and correct in all respects (without giving effect to any qualification by materiality or material adverse effect contained therein) as of the date of the merger agreement and as of the completion of the merger as if made on the completion (except to the extent any such representation or warranty expressly speaks as of the date of the merger agreement or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a material adverse effect with respect to MasterBrand;

•

the performance, in all material respects, of all of MasterBrand’s obligations and agreements under the merger agreement required to be performed at or prior to the completion of the merger and the compliance by MasterBrand with all of the covenants and conditions required to be complied with by MasterBrand at or prior to the completion of the merger;

•

since the date of the merger agreement there must not have occurred and be continuing with respect to MasterBrand any material adverse effect or any event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a material adverse effect on MasterBrand; and

•

American Woodmark must have received a certificate executed by an executive officer of MasterBrand certifying as to the satisfaction of the conditions in the three preceding bullets regarding representations and warranties, the performance of covenants, and the absence of any material adverse effect.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated at any time prior to the effective time by mutual written consent of MasterBrand and American Woodmark.

Termination by either MasterBrand or American Woodmark

Either MasterBrand or American Woodmark may terminate the merger agreement at any time prior to the effective time if:

•

the completion of the merger has not occurred prior to 5:00 p.m., Eastern Time, on the outside date of August 5, 2026, except that, if, by 5:00 p.m., Eastern Time on the outside date, all of the conditions to the completion of the merger described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150 have been satisfied or duly waived by all parties entitled to the benefit thereof (except for (i) conditions regarding (a) the existence of a legal restraint that relates to antitrust laws, or (b) expiration or termination of the waiting period under the HSR Act and approval from, or such other actions as are required to be made with or obtained from, the Mexican National Antitrust Commission or its predecessor agencies or any successor agency, and

(ii) any other condition that by its nature is to be satisfied at the completion of the merger), then the outside date will automatically be extended to May 5, 2027; except that a party may not terminate the merger agreement as described in this bullet point if the failure of the completion of the merger to have occurred prior to 5:00 p.m., Eastern Time, on the outside date (as it may be extended pursuant to the merger agreement) was primarily caused by, or primarily resulted from, such party’s breach of, or such party’s failure to perform or comply with, any of its covenants or agreements under the merger agreement;

•

an applicable legal restraint is in effect that has become final and nonappealable, except that a party may not terminate the merger agreement as described in this bullet point if the existence of such legal restraint was primarily caused by, or primarily resulted from, such party’s breach of, or failure to perform or comply with, any of its covenants or agreements under the merger agreement;

•

the approval of the MasterBrand share issuance is not obtained at the special meeting of holders of MasterBrand common stock (or at any adjournment or postponement thereof) at which a vote on the MasterBrand share issuance was taken;

•

adoption of the merger agreement and plan of merger is not obtained at the special meeting of holders of American Woodmark common stock (or at any adjournment or postponement thereof) at which a vote on the adoption of the merger agreement and plan of merger was taken; or

•

the other party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of such other party’s representations or warranties under the merger agreement fails to be accurate, which failure (i) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of such other party’s representations and warranties or such other party’s compliance with its covenants and agreements and (ii) is not reasonably capable of being cured by such other party by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by such other party by the outside date (as it may be extended pursuant to the merger agreement), is not cured by such other party within thirty days after the terminating party delivers written notice of such failure to such other party, except that the terminating party will not have the right to terminate the merger agreement as described in this bullet point if the terminating party breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, or any of its representations or warranties under the merger agreement fails to be accurate, which failure would give rise to the failure of a condition to the completion of the merger described in this section under the heading “ —Conditions to the Completion of the Merger” beginning on page 150 regarding the accuracy of the terminating party’s representations and warranties or the terminating party’s compliance with its covenants and agreements.

Termination by MasterBrand

MasterBrand may terminate the merger agreement at any time prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, if:

•

at any time prior to approval of the MasterBrand share issuance at the special meeting of holders of MasterBrand common stock, the MasterBrand board of directors has authorized MasterBrand to terminate the merger agreement in order for MasterBrand to enter into a definitive agreement with respect to a superior acquisition proposal; provided that, prior to or concurrently with such termination, MasterBrand pays or causes to be paid to American Woodmark a termination fee of $30 million;

•	the American Woodmark board of directors (or a committee thereof) has made a change of recommendation; or

•	American Woodmark has breached any of its non-solicitation obligations described in the section entitled “ —No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect.

Termination by American Woodmark

American Woodmark may terminate the merger agreement at any time prior to the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, if:

•

at any time prior to adoption of the merger agreement and plan of merger at the special meeting of holders of American Woodmark common stock, the American Woodmark board of directors has authorized American Woodmark to terminate the merger agreement in order for American Woodmark to enter into a definitive agreement with respect to a superior acquisition proposal; provided that, prior to or concurrently with such termination, American Woodmark pays or causes to be paid to MasterBrand a termination fee of $25 million;

•	the MasterBrand board of directors (or a committee thereof) has made a change of recommendation; or

•	MasterBrand has breached any of its non-solicitation obligations described in the section entitled “ —No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect.

Termination Fees

Termination Fee Payable to MasterBrand

American Woodmark will be required to pay to MasterBrand a termination fee of $25 million if the merger agreement is terminated:

•

by MasterBrand, if, prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, (i) the American Woodmark board of directors (or a committee thereof) has made a change of recommendation or (ii) American Woodmark has breached any of its non-solicitation obligations described in the section entitled “ —No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect; or

•

(i) by either MasterBrand or American Woodmark, if (a) the adoption of the merger agreement and plan of merger is not obtained at the special meeting of holders of American Woodmark common stock (or at any adjournment or postponement thereof) or (b) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) or (ii) by MasterBrand if American Woodmark materially breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, which failure (a) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of American Woodmark’s representations and warranties or American Woodmark’s compliance with its covenants and agreements and (b) is not reasonably capable of being cured by American Woodmark by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by American Woodmark by the outside date (as it may be extended pursuant to the merger agreement), is not cured by American Woodmark within thirty days after MasterBrand delivers written notice of such failure to American Woodmark, subject to certain exceptions, and, in each case:

•	after the execution of the merger agreement and prior to the American Woodmark shareholder meeting of shareholders, an acquisition proposal shall have been publicly disclosed and not withdrawn;

•

within 12 months after such termination, any acquisition proposal is completed or American Woodmark enters into a definitive agreement with respect to any acquisition proposal that is subsequently completed (with the references to “20%” in the definition of acquisition proposal described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 being changed to “50%”); and

•

by American Woodmark if at any time prior to the adoption of the merger agreement and plan of merger by the holders of American Woodmark common stock, the American Woodmark board of directors has authorized American Woodmark to terminate the merger agreement in order for American Woodmark to enter into a definitive agreement with respect to a superior acquisition proposal.

Termination Fee Payable to American Woodmark

MasterBrand will be required to pay to American Woodmark a termination fee of $30 million if the merger agreement is terminated:

•

by American Woodmark, if, prior to the approval of the MasterBrand share issuance by the holders of MasterBrand common stock, (i) the MasterBrand board of directors (or a committee thereof) has made a change of recommendation or (ii) MasterBrand has breached any of its non-solicitation obligations described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 in any material respect; or

•

(i) by either MasterBrand or American Woodmark, if (a) the approval of the MasterBrand share issuance is not obtained at the special meeting of holders of MasterBrand common stock (or at any adjournment or postponement thereof) or (b) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) or (ii) by American Woodmark if MasterBrand materially breaches, or fails to perform or comply with, any of its covenants or agreements under the merger agreement, which failure (a) would give rise to the failure of a condition to the completion of the merger regarding the accuracy of MasterBrand’s representations and warranties or MasterBrand’s compliance with its covenants and agreements and (b) is not reasonably capable of being cured by MasterBrand by the outside date (as it may be extended pursuant to the merger agreement) or, if capable of being cured by MasterBrand by the outside date (as it may be extended pursuant to the merger agreement), is not cured by MasterBrand within thirty days after American Woodmark delivers written notice of such failure to MasterBrand, subject to certain exceptions, and, in each case:

•	after the execution of the merger agreement and prior to MasterBrand’s special meeting of shareholders, an acquisition proposal shall have been publicly disclosed and not withdrawn; and

•

within 12 months after such termination, any acquisition proposal is completed or MasterBrand enters into a definitive agreement with respect to any acquisition proposal that is subsequently completed (with the references to “20%” in the definition of acquisition proposal described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” beginning on page 141 being changed to “50%”); and

•

by MasterBrand if at any time prior to approval of the MasterBrand share issuance by the holders of MasterBrand common stock, the MasterBrand board of directors has authorized MasterBrand to terminate the merger agreement in order for MasterBrand to enter into a definitive agreement with respect to a superior acquisition proposal.

Antitrust Termination Fee

MasterBrand will be required to pay American Woodmark a termination fee of $35 million if the merger agreement is terminated by MasterBrand or American Woodmark, if (i) an applicable legal restraint is in effect that has become final and nonappealable and arises in connection with the HSR Act or (ii) the completion of the merger has not occurred prior to the outside date (as it may be extended pursuant to the merger agreement) and at the time of such termination all conditions to closing (other than (1) the expiration or termination of the waiting period under the HSR Act applicable to the merger and (2) any other condition that by its nature is to be satisfied at the closing; provided that such conditions were then capable of being satisfied if the closing had taken place) have been satisfied or waived.

Sole and Exclusive Remedy

If the merger agreement is terminated under circumstances in which MasterBrand or American Woodmark must pay the other party a termination fee, such other party’s sole and exclusive remedy for any claims arising out of the merger agreement will be to receive payment of such termination fee, together with any costs and expenses incurred by such party in enforcing payment of such termination fee, except that the party that received such amounts may seek to recover money damages in excess of such amounts in the case of actual fraud. In no event will either party be required to pay a termination fee if such party has already paid a termination fee.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by American Woodmark to MasterBrand and Merger Sub and by MasterBrand and Merger Sub to American Woodmark. Certain of the representations and warranties in the merger agreement are subject in some cases to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect (as defined in this section under the heading “The Merger Agreement—Material Adverse Effect” beginning on page 158) on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain employees of the party making the representation did not have actual knowledge. Furthermore, each of the representations and warranties is subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedule delivered to MasterBrand and Merger Sub by American Woodmark, in the case of representations and warranties made by American Woodmark, or the confidential disclosure schedule delivered to American Woodmark by MasterBrand and Merger Sub, in the case of representations and warranties made by MasterBrand and Merger Sub (with each schedule referred to as that party’s confidential disclosure schedule), as well as the reports of MasterBrand or American Woodmark, as applicable, filed with or furnished to the SEC during the period from December 31, 2022 through the business day prior to the date of the merger agreement (excluding any disclosures set forth or referenced in any risk factor section, any qualitative and quantitative disclosure about market risk section or in any other section to the extent they are forward-looking statements or predictive or forward looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded).

In the merger agreement, American Woodmark has made representations and warranties to MasterBrand and Merger Sub, and each of MasterBrand and Merger Sub has made representations and warranties to American Woodmark, regarding:

•	organization, valid existence, good standing and qualification to do business, and corporate power and authority;

•	capitalization, including the number of shares of common stock, stock options and other equity awards outstanding, and ownership of subsidiaries;

•	corporate authority and power with respect to the execution, delivery and performance of the merger agreement and the transactions contemplated by the merger agreement;

•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in such party’s organizational documents;

•

the absence of violations of, or conflicts with, such party’s or its subsidiaries’ organizational documents, applicable law and certain contracts as a result of the execution, delivery and performance of the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•

the filings with and approvals from governmental authorities needed in connection with the execution, delivery and performance of the merger agreement or the completion of the merger and the other transactions contemplated by the merger agreement;

•

the proper filing of reports with the SEC since April 30, 2023, in the case of American Woodmark, and since December 31, 2022, in the case of MasterBrand, and the accuracy of the information contained in those reports, compliance with the requirements of certain laws, and the design of its internal disclosure controls and procedures;

•

the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings and the disclosure to its auditors and audit committee of any significant internal control deficiencies or fraud involving management or certain employees and the absence of any written complaints or claims regarding its accounting or auditing practices or internal controls, since April 30, 2023, in the case of American Woodmark, and since December 31, 2022, in the case of MasterBrand;

•

the accuracy and completeness of information supplied or to be supplied by the party for inclusion in the registration statement on Form S-4 to register with the SEC the shares of MasterBrand common stock to be issued in connection with the merger or in this joint proxy statement/prospectus;

•	the absence of certain undisclosed liabilities;

•

conduct of businesses in the ordinary course and the absence of a material adverse effect since April 30, 2025, in the case of American Woodmark, and since December 29, 2024, in the case of MasterBrand, through the date of the merger agreement;

•	absence of certain litigation, investigations and governmental orders;

•	compliance with certain laws and regulations and such party’s permits;

•	compliance with certain sanctions, anti-corruption, and customs and trade laws;

•	employee benefits matters, including matters related to employee benefit plans;

•	labor matters;

•	environmental matters;

•	title to assets and interests in real property;

•	tax matters;

•	certain material contracts; and

•	intellectual property, information technology and data protection matters.

In the merger agreement, MasterBrand and Merger Sub have also made certain representations and warranties to American Woodmark regarding:

•	the activity of Merger Sub

•	the unanimous adoption by the MasterBrand board of directors of resolutions:

•	approving, authorizing and declaring advisable the merger agreement and the completion of the merger, the MasterBrand share issuance and the other transactions contemplated by the merger agreement;

•	directing the MasterBrand share issuance to a vote of MasterBrand stockholders for approval and adoption, respectively; and

•	recommending that MasterBrand stockholders vote in favor of the approval of the MasterBrand share issuance, which is referred to as the MasterBrand recommendation;

•	the unanimous adoption by the Merger Sub board of directors of resolutions:

•	approving, authorizing and declaring advisable the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•

determining that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are in the best interests of Merger Sub and MasterBrand, as its sole stockholder;

•	directing the merger agreement to be submitted to MasterBrand for its adoption as the sole stockholder of Merger Sub;

•	the MasterBrand board of directors’ receipt of an opinion from MasterBrand’s financial advisor; and

•	fees payable to brokers and financial advisors in connection with the merger.

In the merger agreement, American Woodmark has also made certain representations and warranties to MasterBrand and Merger Sub regarding:

•	The unanimous adoption of the American Woodmark board of directors of resolutions:

•	approving and adopting the merger agreement and the completion of the merger and the other transactions contemplated by the merger agreement;

•

determining that the terms of the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, and in the best interests of American Woodmark and its stockholders;

•	directing the merger agreement to a vote of American Woodmark shareholders for adoption; and

•	resolving to recommend adoption of the merger agreement and the plan of merger by American Woodmark shareholders, which is referred to as the American Woodmark recommendation;

•	the American Woodmark board of directors’ receipt of an opinion from American Woodmark’s financial advisor;

•	insurance matters;

•	product warranties and liabilities; and

•	fees payable to brokers and financial advisors in connection with the merger.

The representations and warranties of each of the parties to the merger agreement do not survive the effective time of the merger.

Material Adverse Effect

For purposes of the merger agreement, material adverse effect, when used in reference to MasterBrand or American Woodmark, means any event, change, effect, development or occurrence that (a) would prevent, materially delay, or materially impede the referenced party’s ability to consummate the merger or (b) has a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the referenced party and its subsidiaries, taken as a whole, except that, for purposes of the definition of material adverse effect under clause (b), no event, change, effect, development or occurrence arising out of any of the following will be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:

•	any changes in general U.S. or global economic conditions;

•	any changes in the general conditions of the building products industry or industries in which such party operates;

•

any changes in general regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets, in each case in the United States or any foreign jurisdiction (including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes);

•	any change in applicable law or GAAP (or authoritative interpretations or the enforcement thereof) after the date of the merger agreement;

•	any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism;

•	any pandemic, epidemic or disease outbreak or other comparable events;

•	any hurricane, earthquake, flood or other natural disaster;

•	the public announcement, pendency or anticipated consummation of the transactions contemplated by the merger agreement;

•

any litigation or legal proceedings related to the merger agreement, the merger or the other transactions contemplated by the merger agreement brought against such party or its directors by holders of the equity securities of such party; or

•

any decline, in and of itself, in the trading price or trading volume of such party’s common stock, any failure by such party to meet any internal or published projections, forecasts, estimates or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of such party or any of its subsidiaries, except that any event, change, effect, development or occurrence giving rise to or contributing to such decline, failure or reduction that is not otherwise excluded from the definition of material adverse effect may be a material adverse effect and may be taken into account in determining whether a material adverse effect has occurred or whether a material adverse effect would reasonably be expected to occur.

Notwithstanding the exceptions listed above, with respect to the first, second, third, fourth, fifth and sixth exceptions listed, such effect may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur, in each case, to the extent it disproportionately adversely affects such party and its subsidiaries, taken as a whole, compared to other companies operating in the industries in which such party and its subsidiaries operate (in which case, only the incremental disproportionate adverse effect may be taken into account when determining whether a material adverse effect has occurred, or whether a material adverse effect would reasonably be expected to occur).

Amendment

The merger agreement may be amended, modified and supplemented in any and all respects, whether before or after adoption of the merger agreement by American Woodmark shareholders, in the case of American Woodmark, or the approval of the MasterBrand share issuance by MasterBrand stockholders, in the case of MasterBrand, only by the written agreement of the parties, except that the merger agreement may not be amended, modified or supplemented after the adoption of the merger agreement by American Woodmark shareholders, in the case of American Woodmark, or the approval of the MasterBrand share issuance by MasterBrand stockholders, in the case of MasterBrand, unless, to the extent required by applicable law or the rules and regulations of NYSE or NASDAQ, as applicable, approved by MasterBrand stockholders or American Woodmark shareholders, as applicable.

Waiver

At any time prior to the effective time of the merger, each party to the merger agreement may:

•	extend the time for the performance of any obligation or other act of the other parties;

•	waive any inaccuracies in the representations and warranties hereunder of the other parties; or

•	subject to the provisos in the amendment provisions described in the section entitled “The Merger Agreement—Amendment” beginning on page 159, waive compliance with any covenant or agreement hereunder of the other parties or any of its conditions to the completion of the merger described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 150.

Third-Party Beneficiaries

The merger agreement is not intended to confer upon any person other than the parties thereto any rights, benefits, remedies or liabilities, except for:

•

the rights of the holders of shares of American Woodmark common stock to receive, following the effective time of the merger, the merger consideration, any cash in lieu of fractional shares and any dividends or other distributions payable pursuant to the merger agreement; and

•

the rights relating to indemnification and exculpation from liability for certain indemnified persons, as set forth in the merger agreement and further described in the section entitled “The Merger Agreement—Indemnification; Directors’ and Officers’ Insurance” beginning on page 148.

Specific Performance

Each party to the merger agreement is entitled to injunctions to prevent breaches or threatened breaches of the merger agreement by another party and to enforce specifically the performance of the terms and provisions of the merger agreement in addition to any other remedy to which such party is entitled at law or in equity. Each party further agrees, however, that in no event will a party be able to obtain both specific performance and payment of any termination fee described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 154, nor will either party be able to seek specific performance after receipt of the termination fee.

Applicable Law

The merger agreement is governed by laws of the State of Delaware.

Expenses

All fees and expenses incurred by the parties to the merger agreement will be borne solely by the party that has incurred such fees and expenses, except that each of MasterBrand and American Woodmark will be responsible for half of the filing fees payable under the HSR Act and half of the filing or registration fees payable in connection with the filing of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms apart, with the SEC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma combined financial information of MasterBrand, Inc. (“MasterBrand,” the “Company” or “MBC”) reflects the pro forma impacts of the following transactions, each of which is described further below: (i) the American Woodmark Acquisition (defined below), which is expected to close in early 2026 subject to approval of the transaction by MasterBrand and American Woodmark shareholders, the receipt of regulatory approvals, and the satisfaction of other customary closing conditions and (ii) the Dura Acquisition (defined below), which was completed on July 10, 2024 (collectively, the “Acquisitions”).

American Woodmark Acquisition: On August 5, 2025, MasterBrand, American Woodmark Corporation (“American Woodmark” or “AWC”), and Maple Merger Sub Inc., a wholly owned subsidiary of MasterBrand (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire via a merger all of the issued and outstanding American Woodmark shares of common stock in exchange for shares of MasterBrand common stock (the “American Woodmark Acquisition”).

Pursuant to the Merger Agreement, American Woodmark (the “Surviving Corporation”) will merge with Merger Sub, with American Woodmark surviving the merger as a wholly owned subsidiary of the Company, where (1) each share of American Woodmark’s common stock issued and outstanding shall be canceled and converted into the right to receive 5.150 (the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MasterBrand’s common stock; and (2) all shares of Merger Sub’s common stock outstanding shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation (collectively the merger and exchange is referred to as the “Transaction” or the “Merger”). The Transaction is expected to close in early 2026 subject to approval of the transaction by MasterBrand and American Woodmark shareholders, the receipt of regulatory approvals, and the satisfaction of other customary closing conditions, on which date the Company will acquire 100% of American Woodmark’s outstanding shares of common stock, in exchange for the issuance of an aggregate of 75,030,283 shares of MasterBrand’s common stock.

As of July 31, 2025, American Woodmark had $369.7 million of total debt, exclusive of $5.9 million of finance lease liabilities and $3.3 million of unamortized debt issuance costs. American Woodmark’s total debt consists of a $500 million revolving loan facility and a $50 million sub-facility for the issuance of letters of credit and a $200 million term loan (“American Woodmark Existing Debt”). Under the terms of the American Woodmark Existing Debt, a change in control event is considered an event of default. Upon an event of default, outstanding principal and interest under the revolving loan facility, the term loan and reimbursement obligations under amounts drawn under letters of credit become immediately due and payable. In connection with the Transaction, MasterBrand is negotiating with third parties to obtain new financing that will be used to settle American Woodmark Existing Debt (the “AWC Transaction Financing”). The timing and form of borrowings is currently unknown but is expected to include a Term Loan A with a variable interest rate based on SOFR, which is expected to be negotiated and executed prior to the closing of the Transaction. Since the terms of the AWC Transaction Financing are currently unavailable, the debt issuance costs to be incurred and related interest expense could vary significantly from what is assumed in the unaudited pro forma condensed combined financial information. Other factors that are subject to change include, but are not limited to, the timing of borrowings, the amount of cash on hand at the time of the closing and inputs to interest rate determination on debt instruments issued.

Additionally, as part of the Transaction, each American Woodmark stock option, referred to as an American Woodmark Option, will be assumed by MasterBrand and become an option to purchase shares of MasterBrand common stock, referred to as the MasterBrand Assumption Option, on the same terms and conditions (excluding performance-based vesting conditions), except that (1) the number of shares of MasterBrand common stock subject to the MasterBrand Assumed Option will be equal to the product of the number of shares of American Woodmark common stock subject to the corresponding American Woodmark Option immediately prior to the effective time of the Transaction (with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the effective time of the Transaction) multiplied by the Exchange Ratio, rounded down to the nearest whole share, and (2) the per share exercise of the MasterBrand Assumed Option will equal the exercise price of the corresponding American Woodmark Option divided by the Exchange Ratio, rounded up to the nearest whole cent.

Similarly, each American Woodmark outstanding restricted stock unit, referred to as an American Woodmark RSU, depending on the terms of the applicable award, will be converted into either (1) a MasterBrand time-based vesting restricted stock unit (“MasterBrand Assumed RSU”) with respect to a corresponding number of shares of MasterBrand common stock based on the Exchange Ratio or (2) the right to receive a number of shares of MasterBrand common stock equal to the number of shares of American Woodmark common stock subject to the American Woodmark RSU immediately prior to the effective time of the Transaction multiplied by the Exchange Ratio, less any tax withholding, as applicable.

Each American Woodmark performance stock unit, referred to as an American Woodmark PSU will be converted into a MasterBrand Assumed RSU, except that the number of shares of MasterBrand common stock subject to the MasterBrand Assumed RSU will be equal to the number of shares of American Woodmark common stock subject to such American Woodmark PSU (determined based upon actual or superior performance levels, as applicable) multiplied by the Exchange Ratio (with any fractional shares rounded down to the nearest whole share).

Each outstanding American Woodmark cash-settled restricted stock tracking unit, referred to as an American Woodmark RSTU, will be converted into a MasterBrand cash-settled restricted stock tracking unit, referred to as a MasterBrand Assumed RSTU, on the same terms and conditions (other than any applicable performance-based vesting conditions), except that the MasterBrand Assumed RSTUs will relate to shares of MasterBrand common stock, with the number of shares based on superior performance and multiplied by the Exchange Ratio.

If any American Woodmark Option or American Woodmark PSU (to the extent performance-vesting conditions are determined based on actual performance) is not earned based on the achievement of actual performance through the effective time of the Transaction, such awards will be automatically canceled without consideration immediately prior to the effective time of the Transaction.

In connection with the Transaction, MasterBrand anticipates that the American Woodmark shares will be delisted from NASDAQ. The MasterBrand shares will remain listed on the NYSE upon completion of the Transaction under the symbol “MBC.”

Dura Acquisition: On July 10, 2024, MasterBrand completed the acquisition of Dura Investment Holdings LLC, a Delaware limited liability company (“Dura”), the parent company of Supreme Cabinetry Brands, Inc. Under the terms of the Agreement and Plan of Merger, dated as of May 20, 2024, as amended by Amendment No.1, dated July 9, 2024 (the “Dura Amended Merger Agreement”), MasterBrand acquired Dura for a purchase price of $527.3 million, consisting of $528.5 million paid in cash, less $1.2 million of purchase price adjustments (the “Dura Acquisition”). The Dura Acquisition was funded with a combination of cash on hand and proceeds from MasterBrand’s revolving credit facility.

Pursuant to the Amended Merger Agreement, each limited liability company interest of Dura (each a “Dura Equity Interest”), outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was, at the Effective Time, automatically converted into the right of the holder of such Dura Equity Interest to receive a portion of the purchase price provided for, and in accordance with the terms of the Dura Amended Merger Agreement.

Unaudited Pro Forma Condensed Combined Financial Information

MasterBrand and American Woodmark have different fiscal year end dates. Masterbrand’s financial statements are based on a 52- or 53-week fiscal year ending on the last Sunday in December in each calendar year. For 2024, MasterBrand’s fiscal year ended on December 29, 2024. American Woodmark’s fiscal year ends on April 30th of each year. The unaudited pro forma condensed combined balance sheet as of June 29, 2025, combines the unaudited condensed consolidated balance sheet of MasterBrand as of June 29, 2025 (inclusive of the Dura net assets acquired in 2024) with the unaudited condensed consolidated balance sheet of American Woodmark as of July 31, 2025, giving effect to the Transaction and the AWC Transaction Financing as if it had been consummated on June 29, 2025. No pro forma adjustments were made to the unaudited pro forma condensed consolidated balance sheet for the Dura Acquisition as Dura was included in the consolidated results of MasterBrand as of June 29, 2025.

Because of different fiscal period ends, and in accordance with the SEC’s one fiscal quarter conformity rule, the unaudited pro forma condensed combined statement of income for the 26 weeks ended June 29, 2025 combines (1) the unaudited consolidated statement of income of MasterBrand for the 26 weeks ended June 29, 2025 (inclusive of the results of Dura), (2) the unaudited condensed consolidated statement of income of American Woodmark for the three months ended April 30, 20251, and (3) the unaudited condensed consolidated statement of income of American Woodmark for the three months ended July 31, 2025, giving effect to the Acquisitions and the AWC Transaction Financing as if they had been consummated on January 1, 2024. No pro forma adjustments were made to the unaudited condensed consolidated statement of income for the 26 weeks ended June 29, 2025 for the Dura Acquisition as Dura was included in the consolidated results of MasterBrand for the 26 weeks ended June 29, 2025.

The unaudited pro forma condensed combined statement of income for the 52 weeks ended December 29, 2024 combines (1) the audited consolidated statement of income of MasterBrand for the 52 weeks ended December 29, 2024 (inclusive of the results of Dura for the period beginning on the date of acquisition of July 10, 2024 and ending on December 29, 2024), (2) the unaudited condensed consolidated statement of income of American Woodmark for the nine months ended January 31, 2025, (3) the unaudited condensed consolidated statement of income of American Woodmark for the three months ended April 30, 20242, and (4) the unaudited condensed consolidated statement of income of Dura for the six months ended June 30, 2024, giving effect to the Acquisitions and the AWC Transaction Financing as if they had been consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information and corresponding notes to the unaudited pro forma condensed combined financial information were derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes:

•

The historical unaudited condensed consolidated financial statements of MasterBrand as of and for the 26 weeks ended June 29, 2025, as included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 6, 2025;

•

The historical audited consolidated financial statements of MasterBrand as of and for the fiscal year ended December 29, 2024, as included in the Company’s Annual Report on Form 10-K filed with the SEC on February 19, 2025;

•

The historical audited financial statements of American Woodmark as of and for the fiscal years ended April 30, 2025 and 2024, as included in AWC’s Annual Report on Form 10-K filed with the SEC on June 25, 2025;

•

The historical unaudited condensed consolidated financial statements of American Woodmark as of and for the three month periods ended July 31, 2025 and 2024, as included in AWC’s Quarterly Report on Form 10-Q filed with the SEC on August 26, 2025;

[1]

Derived as the mathematical difference between American Woodmark’s fiscal year 2025 consolidated statement of income (for the period ending April 30, 2025) as historically filed on Form 10-K and the third quarter 2025 fiscal year to date consolidated statement of income (for the period ending January 31, 2025) as historically filed on Form 10-Q.

[2]

Derived as the mathematical difference between American Woodmark’s fiscal year 2024 consolidated statement of income (for the period ending April 30, 2024) as historically filed on Form 10-K and the third quarter 2024 fiscal year to date consolidated statement of income (for the period ending January 31, 2024) as historically filed on Form 10-Q.

•

The historical unaudited condensed consolidated financial statements of American Woodmark as of and for the three and nine month periods ended January 31, 2025, as included in AWC’s Quarterly Report on Form 10-Q filed with the SEC on February 27, 2025; and

•

The historical unaudited condensed consolidated financial statements of Dura as of and for the six months ended June 30, 2024, included as Exhibit 99.2 in the Company’s Form 8-K/A filed on September 25, 2024.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

Accounting for the Transaction

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). MasterBrand has been treated as the acquirer for accounting purposes, and thus, accounts for the Transaction as a business combination in accordance with Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). In identifying MasterBrand as the acquiring entity for accounting purposes, the companies took into account the (i) intended corporate governance structure of the combined company, (ii) the relative voting rights in the combined company after the Transaction, (iii) the composition of the senior management of the combined company, (iv) the terms of the exchange of equity interests, and (v) the size of each of the companies. In assessing the size of each of the companies, the companies evaluated various metrics, including, but not limited to: assets, revenue, operating income, operating cash flows, and employees. No single factor was the sole determinant in the overall conclusion that MasterBrand is the accounting acquirer; rather, all factors were considered in arriving at such conclusion.

The total purchase consideration will be allocated to the tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The assets and liabilities of American Woodmark have been measured based on various preliminary estimates using assumptions that the Company’s management believes are reasonable and based on currently available information. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing this unaudited pro forma condensed combined financial information.

Differences between these preliminary estimates and the final purchase accounting will occur, and the final purchase accounting could be materially different from the preliminary estimates used to prepare the accompanying unaudited pro forma condensed combined financial information and could have a material impact on the combined company’s future results of operations and financial position.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	As of June 29, 2025	As of July 31, 2025		As of June 29, 2025
(U.S. Dollars presented in millions)	MasterBrand Historical	AWC Historical	Presentation Adjustments (Note 2)	Transaction Accounting Adjustments (Note 3)		Transaction Financing Adjustments (Note 3)		MasterBrand Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$120.1	$54.9	$—	$(369.7)	D	$367.7	D	$173.0
Accounts receivable, net	218.8	110.0	—	—		—		328.8
Inventories	277.0	181.7	—	9.1	A	—		467.8
Income taxes receivable	—	2.6	(2.6)	—		—		—
Prepaid expenses and other	—	27.1	(27.1)	—		—		—
Other current assets	73.8	—	29.7	—		—		103.5

TOTAL CURRENT ASSETS	689.7	376.3	—	(360.6)		367.7		1,073.1
Property, plant and equipment, net of accumulated depreciation	478.4	242.9	—	147.3	A	—		868.6
Operating lease right-of-use assets, net of accumulated amortization	67.7	124.6	—	7.3	A	—		199.6
Goodwill	1,127.6	767.6	—	(398.8)	A	—		1,496.4
Promotional displays, net	—	3.8	(3.8)	—		—		—
Deferred income taxes	—	6.6	(6.6)	—		—		—
Other intangible assets, net of accumulated amortization	560.5	—	—	410.0	A	—		970.5
Other assets	33.5	49.0	10.4	—		—		92.9

TOTAL ASSETS	$2,957.4	$1,570.8	$—	$(194.8)		$367.7		$4,701.1

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$176.7	$57.5	$—	$—		$—		$234.2
Current portion of long-term debt	—	7.5	—	(5.0)	D	18.0	D	20.5
Current operating lease liabilities	19.3	34.1	—	—		—		53.4
Accrued compensation and related expenses	—	47.1	(47.1)	—		—		—
Accrued marketing expenses	—	13.5	(13.5)	—		—		—
Other accrued expenses	—	24.8	(24.8)	—		—		—
Other current liabilities	172.6	—	85.4	32.4	C	—		290.4

TOTAL CURRENT LIABILITIES	368.6	184.5	—	27.4		18.0		598.5
Long-term debt	998.7	364.8	—	(361.4)	D	349.7	D	1,351.8
Deferred income taxes	154.7	1.1	—	143.4	A	—		299.2
Pension and other postretirement plan liabilities	3.8	—	—	—		—		3.8
Operating lease liabilities	56.9	97.8	—	—		—		154.7
Other non-current liabilities	13.7	2.3	—	—		—		16.0

TOTAL LIABILITIES	1,596.4	650.5	—	(190.6)		367.7		2,424.0
Equity
Common stock	1.3	343.3	—	(342.5)	B	—		2.1
Paid-in capital	50.5	—	—	947.7	B	—		998.2
Treasury stock, at cost	(66.7)	—	—	—		—		(66.7)
Accumulated other comprehensive (loss) income	(5.1)	1.4	—	(1.4)	B	—		(5.1)
Retained earnings	1,381.0	575.6	—	(608.0)	B	—		1,348.6

TOTAL EQUITY	1,361.0	920.3	—	(4.2)		—		2,277.1

TOTAL LIABILITIES AND EQUITY	$2,957.4	$1,570.8	$—	$(194.8)		$367.7		$4,701.1

See notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	26 Weeks Ended June 29, 2025	Six Months Ended July 31, 2025		26 Weeks Ended June 29, 2025
(U.S. Dollars presented in millions, except per share amounts)	MasterBrand Historical	AWC Historical	Presentation Adjustments (Note 2)	Transaction Accounting Adjustments (Note 4)		Transaction Financing Adjustments (Note 4)		MasterBrand Pro Forma Combined
NET SALES	$1,391.2	$803.4	$—	$—		$—		$2,194.6
Cost of products sold	949.3	667.7	(70.9)	8.1	AA	—		1,554.2

GROSS PROFIT	441.9	135.7	70.9	(8.1)		—		640.4
Selling and marketing expenses	—	44.2	(44.2)	—		—		—
General and administrative expenses	—	38.0	(38.0)	—		—		—
Selling, general and administrative expenses	313.4	—	153.1	1.7	BB	—		468.2
Amortization of intangible assets	12.8	—	—	12.0	CC	—		24.8
Restructuring charges	11.3	3.8	—	0.2	DD	—		15.3

OPERATING INCOME	104.4	49.7	—	(22.0)		—		132.1

Interest expense	38.3	6.9	—	(10.7)	EE	11.1	EE	45.6
Other (income) expense, net	(0.2)	(8.7)	—	—		—		(8.9)

INCOME BEFORE TAXES	66.3	51.5	—	(11.3)		(11.1)		95.4
Income tax expense	15.7	11.4	—	(2.9)	FF	(2.8)	FF	21.4

NET INCOME	$50.6	$40.1	$—	$(8.4)		$(8.3)		$74.0

Average Number of Shares of Common Stock Outstanding (presented in millions of shares)
Basic	127.2			75.0	GG			202.2
Diluted	129.9			77.7	GG			207.6
Earnings Per Common Share
Basic	$0.40							$0.37
Diluted	$0.39							$0.36

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

	52 Weeks Ended December 29, 2024	Six Months Ended June 30, 2024						52 Weeks Ended December 29, 2024	Twelve Months Ended January 31, 2025				52 Weeks Ended December 29, 2024
(U.S. Dollars presented in millions, except per share amounts)	MasterBrand Historical	Dura Historical[1]	Dura Presentation Adjustments (Note 2)	Dura Transaction Accounting Adjustments (Note 5)		Dura Transaction Financing Adjustments (Note 5)		MasterBrand Pro Forma for Dura Acquisition	AWC Historical	AWC Presentation Adjustments (Note 2)	AWC Transaction Accounting Adjustments (Note 4)		AWC Transaction Financing Adjustments (Note 4)		MasterBrand Pro Forma Combined
NET SALES	$2,700.4	$136.0	$—	$—		$—		$2,836.4	$1,762.5	$—	$—		$—		$4,598.9
Cost of products sold	1,823.4	93.7	(5.2)	3.7	HH	—		1,915.6	1,440.0	(154.3)	25.0	AA	—		3,226.3

GROSS PROFIT	877.0	42.3	5.2	(3.7)		—		920.8	322.5	154.3	(25.0)		—		1,372.6
Selling and marketing expenses	—	—	—	—		—		—	89.2	(89.2)	—		—		—
General and administrative expenses	—	—	—	—		—		—	82.6	(82.6)	—		—		—
Selling, general and administrative expenses	603.1	23.4	5.2	0.5	II	—		632.2	—	326.1	35.9	BB	—		994.2
Amortization of intangible assets	20.2	3.4	—	1.6	JJ	—		25.2	—	—	24.1	CC	—		49.3
Restructuring charges	18.0	—	—	—		—		18.0	1.7	—	—		—		19.7

OPERATING INCOME	235.7	15.5	—	(5.8)		—		245.4	149.0	—	(85.0)		—		309.4

Interest expense, net	74.0	11.6	—	(11.6)	KK	15.6	KK	89.6	9.4	—	(20.6)	EE	26.0	EE	104.4
Gain on sale of asset	(4.3)	—	—	—		—		(4.3)	—	—	—		—		(4.3)
Other (income) expense, net	(2.3)	2.9	—	—		—		0.6	10.2	—	—		—		10.8

INCOME BEFORE TAXES	168.3	1.0	—	5.8		(15.6)		159.5	129.4	—	(64.4)		(26.0)		198.5
Income tax expense	42.4	1.4	—	1.5	LL	(3.9)	LL	41.4	28.6	—	(16.1)	FF	(6.5)	FF	47.4

NET INCOME (LOSS)	$125.9	$(0.4)	$—	$4.3		$(11.7)		$118.1	$100.8	$—	$(48.3)		$(19.5)		$151.1

Average Number of Shares of Common Stock Outstanding (presented in millions of shares)
Basic	127.1										75.0	GG			202.1
Diluted	130.9										77.7	GG			208.6
Earnings Per Common Share
Basic	$0.99														$0.75
Diluted	$0.96														$0.72

(1)

The “Dura Historical” column represents amounts from January 1, 2024 to June 30, 2024 prior to the Dura Acquisition. The Company determined that the ten-day period between June 30, 2024 and the closing of the Dura Acquisition on July 10, 2025, is immaterial and thus, was not incorporated into the adjustments above.

See notes to the unaudited pro forma condensed combined financial information.

MasterBrand, Inc.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The unaudited pro forma condensed combined financial information and accompanying notes are prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma adjustments have been prepared as if the Transaction and AWC Transaction Financing had been consummated on June 29, 2025, in the case of the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statements of income for the 26 weeks ended June 29, 2025 give effect to the Transaction and AWC Transaction Financing as if the Transaction and AWC Transaction Financing had occurred on January 1, 2024. The unaudited pro forma condensed combined statements of income for the 52 weeks ended December 29, 2024 give effect to the Acquisitions and AWC Transaction Financing as if the Acquisitions and AWC Transaction Financing had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming the acquisition method of accounting in accordance with GAAP. Under this method, Dura and American Woodmark’s (AWC’s) assets and liabilities will be recorded at their respective fair values. Any difference between the consideration transferred for the Acquisitions and the fair value of the identifiable net assets acquired (including intangibles) will be recorded as goodwill. The goodwill resulting from the Acquisitions will not be amortized to expense, but instead will be reviewed for impairment at least annually. One-time direct and incremental transaction costs related to the Acquisitions will be expensed as incurred under ASC 805.

As of the date of this filing, the Company has not completed the detailed valuation necessary to arrive at the final estimates of the fair value of AWC’s assets acquired and liabilities assumed, and the related allocation of the purchase consideration, nor has it identified all of the adjustments necessary to conform AWC’s accounting policies to those of MasterBrand. Accordingly, the adjustments to the historical book values of assets and liabilities reflect the Company’s best estimates of the fair values, with the excess of the purchase consideration over the preliminary estimates of fair value recorded as goodwill. Actual results may differ once the Company has completed the detailed valuations necessary to finalize the purchase consideration allocation. The final calculation of consideration transferred will differ from the amounts presented in the unaudited pro forma condensed combined financial statements and be based on the inputs at the closing of the Transaction. Under applicable guidance, the Company is not required to finalize its acquisition accounting until all information is available, but no later than one year after the Transaction is completed, and any subsequent adjustments made in connection with the finalization of the Company’s acquisition accounting may be material. There can be no assurance that such finalization will not result in material changes.

MasterBrand has performed a preliminary review to identify any accounting policy differences between the accounting policies used in AWC’s financial statements and those of the Company, where the impact was potentially material and could be reasonably estimated.

The accounting policies followed in preparing the unaudited pro forma condensed combined financial statements are those used by MasterBrand as set forth in the audited historical financial statements. The unaudited pro forma condensed combined financial statements reflect any material adjustments known at this time to conform AWC’s historical financial information to MasterBrand’s significant accounting policies based on the Company’s initial review and understanding of AWC’s summary of significant accounting policies. A more comprehensive comparison and assessment will occur, which may result in additional differences being identified. Additionally, MasterBrand has included certain reclassification adjustments for consistency in the financial statement presentation. See Note 2 for more information.

The unaudited pro forma condensed combined financial information does not consider any potential effects of changes in market conditions on revenues or expense efficiencies, among other factors. In addition, the preliminary allocation of the pro forma consideration reflected in the unaudited pro forma condensed combined financial information is subject to adjustment and may vary significantly from the actual purchase consideration allocation that will be recorded upon completion of the accounting for the Transaction.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not (1) purport to represent the combined company’s consolidated results of operations or consolidated financial position that would actually have occurred had the Acquisitions been consummated on the dates assumed or to project the combined company’s consolidated results of operations or consolidated financial position for any future date or period nor (2) reflect the costs of any integration activities or cost savings or synergies that may be achieved because of the Acquisitions.

Dura, AWC, and MasterBrand have not had any historical material relationships prior to the Acquisitions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2. Reclassifications

Certain reclassifications were made to align AWC’s balance sheet presentation to that of MasterBrand based on information available.

Presentation in AWC’s Balance Sheet as of July 31, 2025	Presentation in MasterBrand’s Balance Sheet as of June 29, 2025	Amount (U.S. Dollars in millions)
Income taxes receivable	Other current assets	$2.6
Prepaid expenses and other	Other current assets	27.1
Promotional displays, net	Other assets	3.8
Deferred income taxes	Other assets	6.6
Accrued compensation and related expenses	Other current liabilities	47.1
Accrued marketing expenses	Other current liabilities	13.5
Other accrued expenses	Other current liabilities	24.8

Certain reclassifications were made to align AWC’s statement of income presentation to that of MasterBrand based on information available.

		Amount (U.S. Dollars in millions)
Presentation in AWC’s Statements of Income	Presentation in MasterBrand’s Statements of Income	Six Months Ended July 31, 2025	Twelve Months Ended January 31, 2025
Cost of sales & distribution(1)	Selling, general & administrative expenses	$65.9	$144.0
Cost of sales & distribution (2)	Selling, general & administrative expenses	5.0	10.3
Selling & marketing expenses	Selling, general & administrative expenses	44.2	89.2
General & administrative expenses	Selling, general & administrative expenses	38.0	82.6
Net gain on debt modification	Other expense (income), net	Immaterial	—

(1)

Reflects a reclassification adjustment to conform AWC’s historical expenses to the financial statement presentation of MasterBrand, specifically the reclassification of shipping, handling, distribution, and other freight costs from cost of products sold to selling, general, and administrative expenses.

(2)

Reflects a reclassification adjustment to conform AWC’s historical expenses to the financial statement presentation of MasterBrand, specifically the reclassification of customer care costs from cost of products sold to selling, general, and administrative expenses.

Certain reclassifications were made to align Dura’s statement of income presentation for the six months ended June 30, 2024, to that of MasterBrand. Specifically, Dura’s historical freight expenses of $5.2 million were reclassified from cost of products sold to selling, general, and administrative expenses.

3.	American Woodmark Acquisition Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 29, 2025

The adjustments included in the unaudited pro forma condensed combined balance sheet as of June 29, 2025 are as follows:

A.

Reflects the preliminary purchase consideration allocation adjustments to record AWC’s assets and liabilities at estimated fair value based on the consideration conveyed. The related adjustments to the Statement of Income are discussed in the subsequent notes below. The preliminary purchase consideration was allocated among the identified net assets to be acquired, based on a preliminary analysis. Goodwill is expected to be recognized as a result of the Transaction, which represents the excess fair value of consideration over the fair value of the underlying net assets of AWC. This was considered appropriate based on the determination that the American Woodmark Acquisition would be accounted for as a business acquisition under ASC 805. The deferred income taxes represent the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary allocation of the purchase consideration. The estimates of fair value are based upon preliminary valuation assumptions, and are believed to be reasonable, but are inherently uncertain. As a result, actual results may differ from estimates, and the difference may be material.

The following is a preliminary estimate of the assets acquired and the liabilities assumed by MasterBrand in the Transaction, reconciled to the estimated purchase consideration:

Net Assets Identified:	Amount (U.S. Dollars in millions)
Cash and cash equivalents	$54.9
Accounts receivable	110.0
Inventory (1)	190.8
Other current assets	29.7
Property, plant and equipment (2)	390.2
Operating lease right-of-use asset (3)	131.9
Goodwill	368.8
Other intangible assets (4)	410.0
Other assets	59.4
Accounts payable	(57.5)
Current portion of long term debt	(2.5)
Current operating lease liabilities	(34.1)
Other current liabilities	(85.4)
Long-term debt	(3.4)
Deferred income taxes (5)	(144.5)
Operating lease liabilities	(97.8)
Other non-current liabilities	(2.3)
Total Fair Value	$1,318.2
Purchase Consideration (6)	$1,318.2

(1)

A step up in inventories of $9.1 million was made to adjust the inventories to their estimated fair value. The Inventories fair value of $190.8 million was estimated using the comparative sales method approach. The related adjustment to the Statement of Income for inventories is reflected at adjustment AA, as described in further detail in Note 4 below.

(2)

A step up in property, plant, and equipment of $147.3 million was made to adjust the property, plant, and equipment to their estimated fair value. The estimated property, plant, and equipment fair value was comprised of the following:

Asset Type	Fair Value (U.S. Dollars in millions)
Real property	$113.4
Personal property	274.7
Finance lease right-of-use assets step-up	0.2
Other	1.9

Total property, plant, and equipment	$390.2

The fair value for property, plant, and equipment was estimated primarily using a cost approach. The estimated weighted average remaining useful life of real property, personal property, and finance lease right-of-use asset was 17.4 years, 6.7 years, and 2.7 years respectively. The related adjustment to the Statement of Income for property, plant, and equipment is reflected at adjustments AA, BB, and DD, as described in further detail in Note 4 below.

A $0.2 million adjustment was made to remeasure the finance lease right-of-use assets, presented in property, plant and equipment and finance lease liabilities, presented in both current portion of long-term debt and long-term debt, in accordance with ASC Topic 842, Leases (“ASC 842”), with right-of-use assets adjusted to equal lease liabilities. The related adjustment to the Statement of Income for this step up in the finance lease right of use asset is reflected at adjustment AA, as described in further detail in Note 4 below.

(3)

A $7.3 million adjustment was made to remeasure the operating lease right-of-use assets, presented in operating lease right-of-use assets, and operating lease liabilities, presented in both in current operating lease liabilities and operating lease liabilities, in accordance with ASC 842, with right-of-use assets adjusted to equal lease liabilities. The related adjustment to the Statement of Income for this step up in the operating lease right of use asset is reflected at adjustment AA, as described in further detail in Note 4 below.

(4)	An adjustment was made to recognize intangible assets (excluding goodwill) of $410.0 million. The intangible assets (excluding goodwill) were comprised of the following:

Asset Type	Fair Value (U.S. Dollars in millions)	Useful Life	Valuation Methodology
Trade names	$145.0	Indefinite	Relief from royalty method
Customer relationships	265.0	11	Multi-period excess earnings

Total other intangible assets	$410.0

The related adjustment to the Statement of Income for intangible assets is reflected at adjustment CC, as described in further detail in Note 4 below.

(5)	Deferred taxes associated with estimated fair value adjustments were calculated using the statutory tax rate of 25.0 percent.
(6)

The preliminary purchase consideration to be transferred for American Woodmark shares is approximately $937.1 million based on American Woodmark shareholders receiving 75.0 million shares of MasterBrand common stock at a closing share price of $12.49 for the MasterBrand common stock as of September 3, 2025 and a total of $11.4 million attributable to the purchase consideration for the fair value of the 2.7 million of MasterBrand Assumed RSUs and MasterBrand Assumed RSTUs to be issued to replace the American Woodmark RSUs and American Woodmark RSTUs outstanding. Upon completion of the proposed Transaction, MasterBrand will be required to replace the historical outstanding American Woodmark Options, American Woodmark RSUs, American Woodmark PSUs, and American Woodmark RSTUs with replacement MasterBrand Assumption Options, MasterBrand Assumed RSUs, or MasterBrand Assumed RSTUs. The MasterBrand replacement awards shall have the same vesting, exercise, and expiration provisions as the originally issued American Woodmark awards (other than any performance-based vesting conditions applicable to such American Woodmark RSTUs and American Woodmark PSUs immediately prior to the closing, which shall cease to apply from and after the close). If American

Woodmark Options and American Woodmark PSUs are not earned based on the achievement of actual performance through the Transaction’s effective date such awards will be automatically cancelled without consideration. The fair value of the MasterBrand Assumed RSUs and the MasterBrand Assumed RSTUs to be issued to replace the American Woodmark RSUs and American Woodmark RSTUs outstanding is based on the share price of MasterBrand’s stock on September 3, 2025. For historical unvested American Woodmark RSUs and American Woodmark RSTUs, holders are subject to continued employment through the remaining vesting period. As such, of the total fair value of $33.3 million for the replacement MasterBrand Assumed RSUs and MasterBrand Assumed RSTUs granted, $11.4 million is allocated to the preliminary purchase consideration based on the pre-combination services provided by the holders and the remaining of $21.9 million is allocated to post-combination expense which will be recognized over the remaining vesting period. The related adjustment to the Statement of Income for the post-combination compensation expense is reflected at adjustments AA and BB, as described in further detail in Note 4 below.

The following is a preliminary estimate of the purchase consideration (in millions, except Exchange Ratio, shares, and share price):

Preliminary purchase consideration

Exchange Ratio	5.1500
American Woodmark shares to be acquired as of September 3, 2025	14,568,987

Number of MasterBrand shares to be issued	75,030,283

MasterBrand share price at close of trading on September 3, 2025	$12.49

Preliminary purchase consideration to be transferred for American Woodmark shares	$937.1

Fair value of replacement awards attributable to the preliminary purchase consideration	11.4
Estimated settlement of American Woodmark Existing Debt(1)	369.7

Total preliminary purchase consideration	$1,318.2

(1)	Represents gross settlement of American Woodmark’s Existing Debt that is not expected to be assumed by MasterBrand.

The preliminary purchase consideration does not purport to represent the actual value of the total consideration that will be received by American Woodmark’s shareholders when the proposed Transaction is completed. In accordance with U.S. GAAP, the fair value of the shares of MasterBrand common stock issued as part of the consideration will be measured on the closing date at the closing price. These requirements will likely result in a difference in the purchase consideration and that difference may be material. For example, with other assumptions held constant, an increase or decrease of 10% in the closing price would increase or decrease the fair value of the preliminary purchase consideration by $94.9 million, which would result in an increase or decrease to goodwill. However, a change in the closing share price does not change the number of MasterBrand shares to be issued or replacement MasterBrand Assumed RSUs or MasterBrand Assumed RSTUs to be granted.

(in millions, except for per share amounts)	Pro Forma	+10% change	-10% change
Price per share	$12.49	$13.74	$11.24
Preliminary purchase consideration	1,318.2	1,413.1	1,223.3

B.	Reflects the unaudited pro forma adjustment to AWC’s historical equity, which is summarized as follows:

Adjustment (U.S. Dollars in millions)	Common Stock	Additional Paid in Capital	Accumulated other comprehensive income	Retained Earnings
Elimination of historical AWC equity	$(343.3)	$—	$(1.4)	$(575.6)
Issuance of MasterBrand Common Stock	0.8	947.7	—	—
Non-recurring acquisition-related expenses (refer to adjustment C as described in further detail below)	—	—	—	(32.4)

Total unaudited pro forma adjustments to equity	$(342.5)	$947.7	$(1.4)	$(608.0)

C.

Reflects the impact of $33.3 million of nonrecurring expenses related to estimated transaction costs of MasterBrand, primarily comprised of investment banking fees, legal fees, accounting and audit fees, and other related advisory costs. Of this amount, $0.9 million was accrued for on the Company’s balance sheet as of June 29, 2025. The related adjustment to the Statement of Income is reflected at adjustment BB, as described in further detail in Note 4 below.

D.	Reflects the impact of the following:

•	A new $369.7 million Term Loan A, which is expected to be negotiated and executed prior to the closing of the Transaction. The Term Loan A, is expected to have quarterly installment payments.

•

Repayment of $369.7 million of American Woodmark’s Existing Debt that is not expected to be assumed by MasterBrand (excluding $2.5 million of finance lease liabilities classified within current portion of long-term debt and $3.4 million of finance lease liabilities and $3.3 million of unamortized debt issuance costs classified within long-term debt) that the Company anticipates will be extinguished upon executing the Term Loan A.

Additionally, MasterBrand expects to incur $2.0 million of prepaid financing fees in executing the Term Loan A, which are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash and long-term debt. The related adjustment to the Statement of Income is reflected at adjustment EE, as described in further detail in Note 4 below.

4.	American Woodmark Acquisition Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the 26 Weeks Ended June 29, 2025 and the 52 Weeks Ended December 29, 2024

The American Woodmark Acquisition adjustments included in the unaudited pro forma condensed combined statement of income for the 26 weeks ended June 29, 2025 and the fiscal year ended December 29, 2024 are as follows:

AA.	Reflects the unaudited pro forma adjustments to cost of products sold:

Adjustment (U.S. Dollars in millions)	26 Weeks Ended June 29, 2025	52 Weeks Ended December 29, 2024
Sales of inventories (1)	$—	$9.1
Depreciation of property, plant and equipment (2)	7.1	14.2
Finance lease expense (3)	—	0.1
Operating lease expense (4)	0.7	1.3
Compensation expense for replacement awards (5)	0.3	0.3

Net unaudited pro forma adjustments to cost of products sold	$8.1	$25.0

(1)

Reflects the step-up in inventories, which resulted in an increase to cost of products sold as the inventories are sold. For purposes of the unaudited pro forma condensed combined financial information, inventory sales are assumed to occur within the 13 weeks ended March 31, 2024 (the fiscal first quarter of fiscal year 2024).

(2)

Reflects recurring incremental depreciation expense related to the fair value step up of the property, plant, and equipment, calculated using the estimated weighted average remaining useful life per asset class. A 10% change in the fair value of acquired property, plant, and equipment would cause a corresponding increase or decrease in the pro forma depreciation expense of $0.7 million or $1.4 million, recorded to cost of products sold for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, respectively.

(3)	Reflects recurring lease expense related to the step-ups in the finance leases right-of-use asset balance.
(4)	Reflects recurring lease expense related to the step-ups in the operating leases right-of-use asset balance.
(5)

Reflects recurring post-close compensation expense related to the MasterBrand Assumed RSUs and MasterBrand Assumed RSTUs (replacing the American Woodmark RSUs and American Woodmark RSTUs), less American Woodmark’s historical compensation expense recorded in costs of products sold of $0.7 million or $2.4 million for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, respectively.

BB.	Reflects the unaudited pro forma adjustments to selling, general and administrative expenses:

Adjustment (U.S. Dollars in millions)	26 Weeks Ended June 29, 2025	52 Weeks Ended December 29, 2024
Transaction costs (1)	$—	$32.4
Depreciation of property, plant and equipment (2)	0.9	2.2
Operating lease expense (3)	0.1	0.1
Compensation expense for replacement awards (4)	0.7	1.2

Net unaudited pro forma adjustments to selling, general, and administrative expenses	$1.7	$35.9

(1)

Reflects the recognition of nonrecurring expense related to estimated additional transaction costs in the amount of $32.4 million, which are primarily comprised of investment banking fees, legal fees, issuance costs, accounting and audit fees, and other related advisory costs.

(2)

Reflects recurring incremental depreciation expense related to the fair value step up of the property, plant, and equipment, calculated using the estimated weighted average remaining useful life per asset class. A 10% change in the fair value of acquired property, plant, and equipment would cause a corresponding increase or decrease in the pro forma depreciation expense of $0.1 million and $0.2 million recorded to selling, general, and administrative expenses for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, respectively.

(3)	Reflects recurring lease expense related to the step-ups in the operating leases right-of-use asset balance.
(4)

Reflects recurring post-close compensation expense related to the MasterBrand Assumed RSUs and MasterBrand Assumed RSTUs (replacing the American Woodmark RSUs and RSTUs), less American Woodmark’s historical compensation expense of $1.6 million and $9.0 million for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, respectively.

CC.

Reflects the unaudited pro forma adjustments to amortization expense related to acquired intangible assets discussed in adjustment A, as described in further detail in Note 3 above. A 10% change in the fair value of acquired finite lived intangible assets would cause a corresponding increase or decrease in the pro forma amortization expense of $1.2 million and $2.4 million for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, respectively.

DD.

Reflects recurring incremental depreciation expense, classified within restructuring charges, related to the fair value step up of the property, plant, and equipment, calculated using the estimated weighted average remaining useful life per asset class.

EE.	Reflects the unaudited pro forma adjustments to interest expense, net:

Adjustment (U.S. Dollars in millions)	26 Weeks Ended June 29, 2025	52 Weeks Ended December 29, 2024
Reversal of interest expense on extinguished debt (1)	$(10.7)	$(23.9)
Write-off of unamortized issuance costs on extinguished debt (2)	—	3.3
Interest expense on new debt (3)	10.8	25.5

Amortization of new debt issuance costs(4)	0.3	0.5

Net unaudited pro forma adjustments to interest expense, net	$0.4	$5.4

(1)	Reflects the elimination of the historical interest expense incurred on the extinguished debt of American Woodmark.

(2)	Reflects the elimination of the historical unamortized issuance costs related to the extinguished debt of American Woodmark.
(3)

Reflects the interest expense associated with the new Term Loan A. The new Term Loan A has a variable interest rate based on SOFR. The effective interest rate was determined using the actual 1-month SOFR for the relevant period, reset on a monthly basis. A change in SOFR of 0.125% would result in an increase or decrease in interest expense of $0.2 million and $0.5 million for the 26 weeks ended June 29, 2025 and for the 52 weeks ended December 30, 2024, respectively.

(4)	Reflects the amortization of debt issuance costs related to the new Term Loan A assuming straight line amortization over the four year life of the Term Loan A.

FF.

Reflects the tax impact of all unaudited pro forma adjustments for the 26 weeks ended June 29, 2025 and for the 52 weeks ended December 30, 2024, calculated using the statutory tax rate of 25.0 percent.

GG.

The unaudited pro forma combined basic and diluted earnings per share have been adjusted to reflect the unaudited pro forma net income for the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024. In addition, the number of shares used in calculating the unaudited pro forma combined basic and diluted net earnings per share has been adjusted to reflect the estimated total number of shares of common stock of the combined company after the share exchange. For the 26 weeks ended June 29, 2025 and the 52 weeks ended December 29, 2024, the unaudited pro forma weighted average shares have been calculated as follows:

Basic Weighted Average Shares (U.S. Dollars in millions)	26 Weeks Ended June 29, 2025	52 Weeks Ended December 29, 2024
Historical Weighted Average number of MasterBrand shares outstanding-basic	127.2	127.1
Impact of issuance of MasterBrand shares to American Woodmark shareholders assuming issuance as of January 1, 2024	75.0	75.0

Total	202.2	202.1

Diluted Weighted Average Shares (U.S. Dollars in millions)	26 Weeks Ended June 29, 2025	52 Weeks Ended December 29, 2024
Historical Weighted Average number of MasterBrand shares outstanding-diluted	129.9	130.9
Impact of issuance of MasterBrand shares to American Woodmark shareholders assuming issuance as of January 1, 2024	75.0	75.0
Impact of issuance of MasterBrand share-based awards to American Woodmark employees assuming issuance as of January 1, 2024	2.7	2.7

Total	207.6	208.6

5.	Dura Acquisition Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Income for the 52 Weeks Ended December 29, 2024

The Dura Acquisition adjustments included in the unaudited pro forma condensed combined statement of income for the 52 weeks ended December 29, 2024 are as follows:

HH.	Reflects the unaudited pro forma adjustments to cost of products sold:

Adjustment (U.S. Dollars in millions)	Six Months Ended June 30, 2024
Sales of inventories(1)	$2.9
Depreciation expense of property, plant and equipment (2)	0.6
Lease expense (3)	0.2

Net unaudited pro forma adjustments to cost of products sold	$3.7

(1)

Subsequent to the closing of the Dura Acquisition, the $2.9 million step up in inventories to fair value increased cost of products sold as the inventories were sold which, for purposes of the unaudited pro forma condensed combined financial information, is assumed to occur within one quarter after closing of the Dura Acquisition.

(2)

Reflects recurring depreciation expense related to the fair value of the property, plant, and equipment, calculated using the estimated weighted average remaining useful life per asset class, less Dura’s historical depreciation and amortization of property, plant, and equipment of $4.8 million for the six months ended

June 30, 2024, respectively. The property, plant, and equipment fair value was primarily related to real property, which accounted for 52.4% of the balance, and personal property, which accounted for 40.0% of the balance. The estimated weighted average remaining useful life of real property and personal property was 18 years and 6 years, respectively.

(3)	Reflects recurring lease expense related to the step-ups in the operating leases right-of-use asset and lease liability balances.

II.	Reflects the unaudited pro forma adjustments to selling, general and administrative expenses:

Adjustment (U.S. Dollars in millions)	Six Months Ended June 30, 2024
Stock Compensation (1)	$0.5

Net unaudited pro forma adjustments to selling, general & administrative expenses	$0.5

(1)

Reflects stock compensation expense related to stock-based awards of MasterBrand, Inc. shares that were granted to certain key Dura employees on August 2, 2024, subsequent to the closing of the Acquisition. These awards vest over three years following issuance; thus, the issuance of these awards did not result in any new dilutive or antidilutive shares as of closing.

JJ.	Reflects the unaudited pro forma adjustments to amortization of intangible assets:

Adjustment (U.S. Dollars in millions)	Six Months Ended June 30, 2024
Amortization expense (1)	$1.6

Net unaudited pro forma adjustments to amortization of intangible assets	$1.6

(1)

Reflects an increase in amortization expense related to customer and contractual relationships, calculated using the estimated weighted average remaining useful life of 17.5 years. Other intangible assets in the Dura Acquisition were comprised of the following:

Asset Type (U.S. Dollars in millions)	Fair Value	Useful Life	Valuation Methodology
Customer relationships	$174.1	17.5 years	Multi-period excess earnings
Tradenames	85.1	Indefinite	Relief form royalty method

Total other intangible assets	$259.2

KK. Reflects the unaudited pro forma adjustments to interest expense, net:

Adjustment (U.S. Dollars in millions)	Six Months Ended June 30, 2024
Reversal of historical interest expenses (1)	$(11.6)
Pro forma new debt interest expenses (2)	15.6

Net unaudited pro forma adjustments to interest expense, net	$4.0

(1)	Reflects the elimination of the historical interest expense incurred on the extinguished debt of Dura.
(2)

Reflects the interest expense associated with the new debt related to the Dura Acquisition. The new debt related to the Dura Acquisition has a variable interest rate based on SOFR. The effective interest rate was determined using the actual 1-month SOFR for the relevant period reset on a monthly basis.

LL.	Reflects the tax impact of all unaudited pro forma adjustments related to the Dura Acquisition for the six months ended June 30, 2024, calculated using the statutory tax rate of 25.0 percent.

INTERESTS OF MASTERBRAND’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the MasterBrand board of director’s recommendation to vote for the MasterBrand share issuance proposal, and to secure the required votes of the MasterBrand stockholders, MasterBrand stockholders should be aware that MasterBrand’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of MasterBrand stockholders generally. The MasterBrand board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and authorizing the merger, and in recommending the approval by MasterBrand stockholders of the MasterBrand share issuance. Such interests are described in more detail below.

MasterBrand stockholders should take these interests into account in deciding whether to vote “FOR” the MasterBrand share issuance proposal. The transactions contemplated by the merger agreement will not be a “change in control,” “change of control,” or term of similar meaning for purposes of MasterBrand’s executive compensation and benefit plans.

For more information, please see the sections entitled “The Merger—Background of the Merger” beginning on page 76 and “The Merger—Recommendation of the MasterBrand Board of Directors; MasterBrand’s Reasons for the Merger” beginning on page 94.

These interests include the following:

•	it is anticipated that all eight current members of the MasterBrand board of directors will remain on the MasterBrand board of directors at the effective time;

•	at the effective time, Mr. David D. Petratis, current chair of the MasterBrand board of directors, or another designee by MasterBrand, will be chair of the MasterBrand board of directors;

•

it is anticipated that certain of the executive officers of MasterBrand will remain the executive officers of the combined company, with R. David Banyard, Jr. continuing to serve as the president and chief executive officer of MasterBrand; and

•

certain executive officers of the combined company may enter into new agreements or compensation arrangements in connection with the merger, either before or following the effective time, including, without limitation, with respect to cash compensation, short and long term incentives, severance or other employment terms and conditions. No such agreements or arrangements have been entered into as of the date hereof and the terms of any such new agreement or arrangement cannot be determined at this time.

None of MasterBrand’s directors or executive officers are party to or participates in any plan, program or arrangement that provides such director or executive officer with any kind of compensation that is based on or otherwise related to the completion of the merger.

The information set forth above in this section is intended to comply with Item 402(t) of Regulation S-K under the Securities Act, as it relates to the disclosure of certain information about compensation for MasterBrand’s named executive officers that is based on or otherwise relates to the completion of the merger.

INTERESTS OF AMERICAN WOODMARK’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the American Woodmark board of director’s recommendation to vote for the American Woodmark merger proposal and the American Woodmark compensation proposal, you should be aware that, aside from their interest as shareholders of American Woodmark, American Woodmark’s directors and executive officers may have interests in the merger that are different from, or in addition to, those of shareholders of American Woodmark generally. The American Woodmark board of directors was aware of these interests and considered them, among other matters, in evaluating and negotiating the merger agreement and authorizing the merger, and in recommending that the shareholders of American Woodmark vote “FOR” the American Woodmark merger proposal. Such interests are described in more detail below.

American Woodmark’s shareholders should take these interests into account in deciding whether to vote “FOR” the American Woodmark merger proposal. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and the table below. The transactions contemplated by the merger agreement will be a “change in control,” “change of control,” or term of similar meaning for purposes of American Woodmark’s executive compensation and benefit plans described below. For purposes of this joint proxy statement/prospectus, American Woodmark’s “named executive officers” are M. Scott Culbreth, Paul Joachimczyk, Robert J. Adams, Jr., Dwayne L. Medlin and William L. Waszak and its other “executive officers” are Kimberly G. Pascarella and Jimmy E. Mason.

For more information, please see the sections entitled “The Merger—Background of the Merger” beginning on page 76 and “The Merger—Recommendation of the American Woodmark Board of Directors; American Woodmark’s Reasons for the Merger” beginning on page 99.

Treatment of American Woodmark Equity Awards

As a result of the merger, the treatment of American Woodmark stock options, American Woodmark RSUs, American Woodmark PSUs and American Woodmark RSTUs that are outstanding immediately prior to the completion of the merger, including those held by non-employee members of the American Woodmark board of directors and American Woodmark executive officers, is described in this section.

American Woodmark Stock Options

Each outstanding American Woodmark stock option held by an individual who is an employee or service provider of American Woodmark will be assumed by MasterBrand and become, at the effective time, an option to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions, but excluding performance-based vesting conditions, which will cease to apply from and after the effective time) as applicable to such option as of immediately prior to the effective time, shares of MasterBrand common stock, except (i) the number of shares of MasterBrand common stock subject to such assumed option will equal the product of (x) the number of shares of American Woodmark common stock subject to such option immediately prior to the effective time with achievement of the applicable performance metrics for any open performance period determined based on actual performance through the effective time, as determined reasonably and in good faith by the compensation committee of the American Woodmark board of directors and subject to MasterBrand’s approval, multiplied by (y) the exchange ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of MasterBrand common stock issuable upon exercise of such assumed option will be equal to the quotient determined by dividing (x) the exercise price per share of American Woodmark common stock at which such option was exercisable immediately prior to the effective time by (y) the exchange ratio, rounded up to the nearest whole cent. To the extent any American Woodmark stock option is not earned based on actual performance through the effective time, such American Woodmark stock option will, as of immediately prior to the effective time, be automatically cancelled without consideration therefor.

All outstanding American Woodmark stock options are currently held by American Woodmark’s named executive officers and are currently out-of-money and are not otherwise expected to be earned based on actual performance through the effective time. No American Woodmark non-employee director, American Woodmark executive officer who is not a named executive officer or other American Woodmark employee holds any stock options.

American Woodmark RSU Awards

Each outstanding American Woodmark RSU held by an American Woodmark non-employee director immediately prior to the effective time, which is referred to in this section as an Outstanding Director RSU, will vest and be converted as of the effective time into the right to receive a number of shares of MasterBrand common stock equal to the product of (i) the number of shares of American Woodmark common stock subject to such award immediately prior to the effective time, multiplied by (ii) the exchange ratio (with a cash payment in respect of any fractional shares), which will be paid or provided by MasterBrand as soon as practicable following the effective time, but in no event later than 20 business days following the effective time, except that payment in respect of any Outstanding Director RSU that constitutes “deferred compensation” subject to Section 409A of the Code will be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

Each outstanding American Woodmark RSU held by an employee or service provider of American Woodmark immediately prior to the effective time that is not an Outstanding Director RSU will be converted as of the effective time into a MasterBrand restricted stock unit with the same terms and conditions as were applicable to such award immediately prior to the effective time (including with respect to vesting and termination-related provisions), except that the number of shares of MasterBrand common stock subject to the converted MasterBrand restricted stock unit will be equal to the product of (i) the number of shares of American Woodmark common stock subject to such American Woodmark RSU immediately prior to the effective time, multiplied by (ii) the exchange ratio, with any fractional shares rounded down to the nearest whole share.

The following table sets forth the following information with respect to each current non-employee member of the American Woodmark board of directors, assuming, solely for purposes of the disclosure in this section, that the effective time is August 29, 2025, and that, as of the effective time, each non-employee director will hold the same number of Outstanding Director RSUs as such non-employee director holds as of the date of this joint proxy statement/prospectus: (1) the number of shares of American Woodmark common stock underlying Outstanding Director RSUs and (2) the value of the shares of American Woodmark common stock underlying Outstanding Director RSUs, the vesting of which is being accelerated as of the effective time pursuant to the underlying American Woodmark RSU award agreement. The following table assumes the value of a share of American Woodmark common stock is $62.20 (the average closing price of one share of American Woodmark common stock over the first five business days following the public announcement of the merger on August 6, 2025).

Name	Number of Unvested American Woodmark RSUs	Value of Unvested American Woodmark RSUs
Latasha M. Akoma	2,150	$133,730
Andrew B. Cogan	2,150	133,730
Daniel T. Hendrix	2,150	133,730
Philip D. Fracassa	2,150	133,730
David A. Rodriguez	2,150	133,730
Vance W. Tang	2,150	133,730
Emily C. Videtto	2,150	133,730

For an estimate of the value of the “double-trigger” vesting of American Woodmark RSUs held by American Woodmark named executive officers upon the effective time, please see the section titled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger” beginning on page 184. For the two American Woodmark executive officers who are not named executive officers, the estimated values of the unvested American Woodmark RSUs held by such executive officers that are expected to be converted into MasterBrand restricted stock units upon the completion of the merger (without taking into account any potential grants in the ordinary course of business to the extent permitted under the merger agreement between the filing of this joint proxy statement/prospectus and the effective time), subject to “double-trigger” vesting conditions, are as follows: Ms. Pascarella: $606,699 and Mr. Mason: $272,996. These estimated values assume the value of a share of American Woodmark common stock is $62.20 (the average closing price of one share of American Woodmark common stock over the first five business days following the public announcement of the merger on August 6, 2025).

American Woodmark PSU Awards

Each outstanding American Woodmark PSU held by an employee or service provider of American Woodmark immediately prior to the effective time will be converted as of the effective time into a MasterBrand time-based vesting restricted stock unit with the same terms and conditions as were applicable to such American Woodmark PSU immediately prior to the effective time (other than performance-based vesting conditions applicable to such American Woodmark PSU immediately prior to the effective time, which will cease to apply from and after the effective time), except that the number of shares of MasterBrand common stock subject to the converted MasterBrand restricted stock unit will be equal to the product of (i) the number of shares of American Woodmark common stock subject to such American Woodmark PSU immediately prior to the effective time with achievement of the applicable performance metrics for any open performance period determined, (x) with respect to certain American Woodmark PSUs granted on September 5, 2023 to Messrs. Culbreth, Adams, Medlin and Waszak and Ms. Pascarella, which is referred to in this section of this joint proxy statement/prospectus as the 2023 Senior Staff PSUs, based on actual performance through the effective time, as determined reasonably and in good faith by the compensation committee of the American Woodmark board of directors and subject to MasterBrand’s approval, and (y) for any American Woodmark PSUs other than the 2023 Senior Staff PSUs, at the superior performance level, multiplied by (ii) the exchange ratio, with any fractional shares rounded down to the nearest whole share. To the extent that any of the 2023 Senior Staff PSUs are not earned based on the achievement of actual performance, such 2023 Senior Staff PSUs will, as of immediately prior to the effective time, be automatically cancelled without consideration.

For an estimate of the value of the “double-trigger” vesting of American Woodmark PSUs held by American Woodmark named executive officers upon the effective time, please see the section titled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger” beginning on page 184. For the two American Woodmark executive officers who are not named executive officers, the estimated values of the unvested American Woodmark PSUs held by such executive officers that are expected to be converted into MasterBrand restricted stock units upon the completion of the merger (excluding the 2023 Senior Staff PSUs and without taking into account any potential grants in the ordinary course of business to the extent permitted under the merger agreement between the filing of this joint proxy statement/prospectus and the effective time), subject to “double-trigger” vesting conditions, are as follows: Ms. Pascarella: $696,205 and Mr. Mason: $546,800. These estimated values assume (i) the value of a share of American Woodmark common stock is $62.20 (the average closing price of one share of American Woodmark common stock over the first five business days following the public announcement of the merger on August 6, 2025) and (ii) achievement of superior performance levels.

No American Woodmark non-employee director holds any American Woodmark PSUs.

American Woodmark RSTU Awards

Each outstanding American Woodmark RSTU held by an employee or service provider of American Woodmark immediately prior to the effective time will be converted into a cash-settled MasterBrand RSTU with the same terms and conditions as were applicable to such American Woodmark RSTU immediately prior to the effective time (other than any performance-based vesting conditions applicable to such American Woodmark RSTU immediately prior to the effective time, which will cease to apply from and after the effective time), except that such assumed RSTUs will be based on the number of shares of MasterBrand common stock equal to the product of (i) the number of shares of American Woodmark common stock related to such American Woodmark RSTU immediately prior to the effective time with the achievement of any applicable performance metrics for any open performance period determined at the superior performance level, multiplied by (ii) the exchange ratio, with any fractional amounts rounded down to the nearest whole share.

No American Woodmark executive officer or non-employee director holds any American Woodmark RSTUs.

Severance Payments upon Termination of Employment

Each of the current executive officers of American Woodmark is eligible for severance benefits under such executive officer’s employment agreement upon a termination of employment without cause or resignation for good reason (as each such term is defined in the respective executive officer’s employment agreement) in connection with a change in control (including the completion of the merger).

In the event Mr. Culbreth’s employment is terminated without cause or he resigns for good reason, in each case, within two years after a change in control, Mr. Culbreth will be entitled to (i) a severance payment in an amount equal to 2.99 times the sum of (x) his annual base salary in effect at the time of his termination of employment or, if greater, his largest annual base salary rate in effect during the term of his employment agreement, plus (y) an amount equal to 60% of his maximum eligible annual cash bonus for the year of termination, payable in a single lump sum within 10 business days of his termination of employment, subject to Section 409A of the Code as specified in his employment agreement, (ii) COBRA premium reimbursements for up to 18 months so long as he is not eligible for coverage under any other group medical plan, and (iii) a separate reimbursement amount as a gross-up for his tax liability on the COBRA premiums at his incremental tax rate, payable by March 15 of the calendar year following the year in which such COBRA premiums are applied. If Mr. Culbreth’s employment is terminated without cause or due to non-extension of his employment agreement by American Woodmark, in either case, within three months prior to a change in control, then the severance described in clause (i), calculated using a 2.0 multiplier, will be paid in installments over 24 months, with the additional amount (the difference between the 2.99 multiplier and the 2.0 multiplier) payable in a lump sum within 10 business days following the change in control.

In the event Messrs. Adams, Medlin, Waszak or Mason or Ms. Pascarella experiences a termination of employment without cause within three months before or one year after a change in control or resigns for good reason within one year after a change in control, he or she will be entitled to (i) a severance payment in an amount equal to two times the sum of (x) his or her annual base salary in effect at the time of termination of employment or, if greater, the largest annual base salary rate in effect during the term of the employment agreement, plus (y) an amount equal to the greater of the average of the bonuses paid for the three fiscal years preceding the year in which employment is terminated or 60% of the maximum eligible annual cash bonus for the year of termination, payable in a single lump sum within 10 business days, subject to Section 409A of the Code as specified in his or her employment agreement, (ii) COBRA premium reimbursements for up to 12 months so long as he or she is not eligible for coverage under any other group medical plan, and (iii) a separate reimbursement amount as a gross-up for his or her tax liability on the COBRA premiums at his or her incremental tax rate, payable by March 15 of the calendar year following the year in which such COBRA premiums are applied.

In addition, each executive officer’s employment agreement provides for accelerated vesting of any outstanding equity award if a change in control occurs and, on or at any time thereafter, the executive officer’s employment is terminated without cause or the executive officer resigns for good reason.

Mr. Joachimczyk served as American Woodmark’s senior vice president and chief financial officer until his resignation from American Woodmark effective June 27, 2025 and is therefore not entitled to any of the severance payments in connection with the merger.

For an estimate of the value of the severance benefits that would be payable to American Woodmark’s named executive officers upon a qualifying termination, please see the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger” beginning on page 184.

280G Mitigation Actions

Each of the employment agreements discussed above provide for a “best net” approach such that if the payment of any amounts to the executive officer would subject the executive officer to the excise tax provisions of Section 4999 of the Code, the executive officer may elect, in his or her sole discretion, to waive his or her right to receive, and release American Woodmark from payment of, any amounts otherwise payable to him or her, so the payments would be reduced to an amount below the threshold at which such excise tax provisions apply if such reduction (and the avoidance of such excise taxes) would be more favorable to the executive on an after-tax basis. In addition, prior to the effective time, American Woodmark will, in consultation with MasterBrand, review and, if possible, implement measures intended to mitigate potential tax under Sections 4999 and 280G of the Code. However, no American Woodmark executive officer or other service provider will be provided any gross-up payment, indemnification or reimbursement for any taxes imposed under Section 4999 of the Code.

Indemnification and Insurance

From and after the effective time, MasterBrand will cause the surviving corporation and its subsidiaries to fulfill and honor in all respects the obligations of American Woodmark and its subsidiaries imposed under (i) each indemnification agreement in effect on the date of the merger agreement with respect to any person who is or was an officer or director of American Woodmark or one of its subsidiaries at any time prior to the effective time and (ii) any indemnification and exculpation provisions in the organizational documents of American Woodmark and its subsidiaries as in effect on the date hereof. For a period of six years from and after the effective time, the organizational documents of the surviving corporation and its subsidiaries will contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification and exculpation provisions in the organizational documents of American Woodmark or its applicable subsidiaries as of the date of the merger agreement, and, during such six-year period, such provisions will not be amended, repealed or otherwise modified in any manner that adversely affects the rights of any person who is or was an officer or director of American Woodmark or one of its subsidiaries at any time prior to the effective time under the organizational documents of the surviving corporation and its subsidiaries, except to the extent required by applicable law. In addition, during such six-year period, MasterBrand will cause the surviving corporation or its applicable subsidiaries to indemnify and hold harmless, and advance expenses to, any person who is or was an officer or director of American Woodmark or one of its subsidiaries at any time prior to the effective time against any loss incurred in connection with any actual or threatened action arising out of or relating to the merger, the merger agreement or the transactions contemplated by the merger agreement, in each case, to the extent permitted by applicable law and in accordance with any applicable organizational documents and any indemnification agreements in effect on the date of the merger agreement between American Woodmark or its subsidiaries and any indemnified person.

At or prior to the effective time, American Woodmark will, in consultation with MasterBrand, purchase prepaid “tail” insurance providing the surviving corporation, its subsidiaries and any indemnified persons described in the first paragraph of this section with directors’ and officers’ liability insurance for a period ending no earlier than the sixth anniversary of the effective time, on terms and conditions (including limits and retentions) no less favorable to the insureds thereunder than American Woodmark’s directors’ and officers’ liability insurance in effect as of the effective time, including with respect to acts or omissions occurring at or prior to the effective time, and MasterBrand will cause such “tail” insurance to be maintained in full force and effect for the benefit of the surviving corporation, its subsidiaries and any indemnified persons described in the first paragraph of this section, for its full term, subject to a cap of 300% of the aggregate annual premium of American Woodmark’s current policy. If such “tail” insurance is not reasonably available or if the aggregate premium for such “tail” insurance exceeds 300% of the aggregate annual premium of American Woodmark’s current policy, American Woodmark, in consultation with MasterBrand, shall obtain the greatest coverage available for a cost equal to 300% of the aggregate annual premium of American Woodmark’s current policy.

Membership of the MasterBrand Board of Directors

As of the effective time, the MasterBrand board of directors will consist of 11 directors, including three designees of American Woodmark, as described in the section entitled “The Merger—Governance of the Combined Company” beginning on page 127.

As of the date of this joint proxy statement/prospectus, no decisions have been made with respect to which current American Woodmark directors will be appointed to the MasterBrand board of directors at the effective time.

Quantification of Payments and Benefits to American Woodmark’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of SEC Regulation S-K, which requires disclosure of information about certain compensation for each of American Woodmark’s “named executive officers” that is based on, or otherwise related to, the merger.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before the effective time. For purposes of calculating the amounts below, in addition to the assumptions described in the footnotes to the table below, the following assumptions were used:

•	The effective time is August 29, 2025, which is the assumed date of the effective time solely for purposes of the disclosure in this section;

•

The employment of each named executive officer is terminated without cause or for good reason (as such terms are defined in the relevant plans and agreements), in each case, immediately following the assumed effective time on August 29, 2025, except for Mr. Joachimczyk, who resigned from American Woodmark effective June 27, 2025;

•

A price per share of American Woodmark common stock of $62.20 (the average closing price of American Woodmark common stock over the first five business days following the public announcement of the merger on August 6, 2025);

•	Equity-based awards that are outstanding as of August 29, 2025 and none of the named executive officers receives any additional equity-based awards following August 29, 2025; and

•	The American Woodmark stock options and 2023 Senior Staff PSUs are not earned as of August 29, 2025 and are therefore automatically cancelled pursuant to the merger agreement.

Name	Cash(1)	Equity(2)	Perquisites / Benefits(3)	Tax Reimbursements(4)	Total
M. Scott Culbreth	$7,069,436	$10,922,942	$38,047	$—	$18,030,425
Paul Joachimczyk	—	—	—	—	—
Robert J. Adams, Jr.	1,917,100	2,227,880	35,180	—	4,180,160
Dwayne L. Medlin	1,400,080	1,358,013	24,408	—	2,782,501
William L. Waszak	1,375,790	1,340,783	24,408	—	2,740,981

(1)

The amounts in this column represent the cash amounts to which the named executive officers would be entitled as severance under their respective employment agreements assuming a qualifying termination of employment following a change in control, which consist of the amounts set forth in the below table:

Name	Base Salary	Annual Bonus	Total
M. Scott Culbreth	$2,897,310	$4,172,126	$7,069,436
Paul Joachimczyk	—	—	—
Robert J. Adams, Jr.	1,009,000	908,100	1,917,100
Dwane L. Medlin	814,000	586,080	1,400,080
William L. Waszak	799,878	575,912	1,375,790

The cash severance payments are “double trigger” benefits requiring both a change in control and a qualifying termination of employment. For Mr. Culbreth, severance benefits are contingent upon a termination of employment without cause or for good reason within two years after a change in control, or a termination of employment without cause or due to non-extension of his employment agreement, in either case, within three months prior to a change in control. For Messrs. Adams, Medlin and Waszak, benefits are contingent upon a termination of employment without cause within three months before or one year after a change in control or termination for good reason within one year after a change in control. For Mr. Culbreth, the cash severance payment is equal to 2.99 times the sum of (x) his annual base salary in effect at the termination of employment or, if greater, his largest annual base salary rate in effect during the term of his employment agreement, plus (y) an amount equal to 60% of his maximum eligible annual cash bonus for the year of termination. For each of Messrs. Adams, Medlin and Waszak, the cash severance payment is equal to two times the sum of (x) his annual base salary in effect at the termination of employment or, if greater, the largest annual base salary rate in effect during the term of the employment agreement, plus (y) an amount equal to the greater of the average of the bonuses paid for the three fiscal years preceding the year in which employment is terminated or 60% of the maximum eligible annual cash bonus for the year of termination. For additional details regarding the employment agreements, please see the discussion in the section entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—Severance Payments upon Termination of Employment” beginning on page 182.

Mr. Joachimczyk served as American Woodmark’s senior vice president and chief financial officer until his resignation from American Woodmark effective June 27, 2025 and is therefore not entitled to cash severance payments in connection with the merger.

(2)

The amounts in this column represent the value of accelerated vesting of outstanding equity awards to which the named executive officers would be entitled under their respective employment agreements and award agreements pursuant to which the awards were granted. The following unvested equity awards are “double trigger” benefits that will accelerate (at superior performance levels for PSUs) upon a termination of employment without cause or for good reason following a change in control:

Name	Value of Unvested RSUs	Value of Unvested PSUs	Total
M. Scott Culbreth	$3,605,734	$7,317,208	$10,922,942
Paul Joachimczyk	—	—	—
Robert J. Adams, Jr.	903,393	1,324,487	2,227,880
Dwane L. Medlin	629,900	728,113	1,358,013
William L. Waszak	620,383	720,400	1,340,783

The amounts in this column assume that the American Woodmark stock options and 2023 Senior Staff PSUs will not be earned based on actual performance through the effective time, and will therefore be, as of immediately prior to the effective time, automatically cancelled pursuant to the merger agreement. For additional details regarding the American Woodmark stock options and 2023 Senior Staff PSUs, please see the sections entitled “Interests of American Woodmark’s Directors and Executive Officers in the Merger—American Woodmark Stock Options” beginning on page 179 and “Interests of American Woodmark’s Directors and Executive Officers in the Merger—American Woodmark PSU Awards” beginning on page 181.

Mr. Joachimczyk served as American Woodmark’s senior vice president and chief financial officer until his resignation from American Woodmark effective June 27, 2025 and is therefore not entitled to accelerated equity vesting in connection with the merger.

(3)

The amounts in this column represent the estimated values of continued health benefits under COBRA for 18 months (for Mr. Culbreth) or 12 months (for Messrs. Adams, Medlin and Waszak) pursuant to their respective employment agreements. Such amounts are “double-trigger” benefits contingent upon a termination of employment without cause during the term of the respective employment agreement or a termination for good reason within two years after a change in control.

Name	Continued Health Benefits
M. Scott Culbreth	$38,047
Paul Joachimczyk	—
Robert J. Adams, Jr.	35,180
Dwane L. Medlin	24,408
William L. Waszak	24,408

Mr. Joachimczyk served as American Woodmark’s senior vice president and chief financial officer until his resignation from American Woodmark effective June 27, 2025 and is therefore not entitled to continued health benefits in connection with the merger.

(4)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any Section 280G of the Code excise tax on the payments and benefits that such executive officer may receive in connection with the merger, including the payments and benefits reflected above. Instead, each currently employed named executive officer’s employment agreement contains a “best-net cutback” provision such that if the payment of any of the amounts above would subject the executive officer to the excise tax provisions of Section 280G of the Code, he may elect for the payments to be reduced to an amount below the threshold at which such excise tax provisions apply if such a reduction (and the avoidance of such excise taxes) would be more favorable to the executive officer on an after-tax basis. The amounts shown in the tables above have not been reduced to reflect any potential cutback of compensation.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the U.S. federal income tax consequences of the merger generally applicable to U.S. holders (as defined below). This discussion is based on the United States Internal Revenue Code of 1986, as amended, which is referred to as the Code, the U.S. Treasury Regulations promulgated thereunder, and interpretations of such authorities by the courts and the U.S. Internal Revenue Service, which is referred to as the IRS, all as in effect as of the date hereof, and all of which are subject to differing interpretation or change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion assumes that the merger will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. Neither MasterBrand nor American Woodmark intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS will not challenge the conclusions herein or that a court would not sustain such a challenge.

This discussion is limited to U.S. holders that hold their American Woodmark common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, nor does it apply to U.S. holders subject to special treatment under the U.S. federal income tax laws, such as:

•	tax-exempt entities;

•	partnerships, S corporations or other pass-through entities (or an investor in a partnership, S corporation or other pass-through entity);

•	U.S. expatriates or former citizens or long-term residents of the United States;

•	persons who acquired their shares of American Woodmark common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies or mutual funds;

•	real estate investment trusts or real estate mortgage investment conduits;

•	dealers or brokers in securities, commodities or foreign currencies;

•	traders who elect to apply a mark-to-market method of accounting;

•	persons who have a functional currency other than the U.S. dollar;

•

persons who hold their shares of American Woodmark common stock as part of a straddle, hedge, conversion, constructive sale, synthetic security, wash sale, integrated investment or other risk-reduction transaction for U.S. federal income tax purposes;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons who hold their shares of American Woodmark common stock in individual retirement accounts and other tax-deferred accounts;

•

persons required to accelerate the recognition of any item of gross income with respect to their shares of American Woodmark common stock as a result of such income being recognized on an applicable financial statement; and

•	persons who actually or constructively own 5% or more of American Woodmark common stock by vote or value or will own 5% or more of MasterBrand common stock by vote or value pursuant to the merger.

This discussion does not address any alternative minimum tax, the Medicare contribution tax or any U.S. federal estate, gift or other non-income tax consequences or any state, local or foreign tax consequences.

For purposes of this discussion, a U.S. holder is a beneficial owner of shares of American Woodmark common stock that is, for U.S. federal income tax purposes:

•	a citizen or an individual resident of the United States;

•	a corporation, or other entity treated as a corporation for U.S. federal tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds shares of American Woodmark common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as a partnerships for U.S. federal income tax purposes that holds shares of American Woodmark common stock, and any partners in such partnerships, should consult their tax advisors regarding the tax consequences of the merger.

U.S. holders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, including the income tax consequences arising from such U.S. holders’ particular circumstances, and as to any estate, gift, state, local or non-U.S. tax consequences arising out of the merger.

Treatment of the Merger

The following discussion regarding the U.S. federal income tax consequences of the merger assumes that the merger will be consummated as described in the merger agreement and this proxy statement/prospectus. MasterBrand and American Woodmark intend for (and have agreed to use their respective reasonable best efforts to cause) the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. The obligation of MasterBrand and American Woodmark to consummate the merger is not conditioned upon the receipt of an opinion from counsel that the merger would so qualify. As discussed above, neither MasterBrand nor American Woodmark intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger, and there is no guarantee that the IRS or a court will treat the merger as a “reorganization” within the meaning of Section 368(a) of the Code. Provided that the merger qualifies as a “reorganization” under Section 368(a) of the Code, the U.S. federal income tax consequences to U.S. holders will generally be as follows:

•

no gain or loss will be recognized by, or be includible in the income of, a U.S. holder as a result of the receipt of MasterBrand common stock pursuant to the merger, except for any gain or loss recognized with respect to cash received in lieu of a fractional share of MasterBrand common stock, as described below;

•

the aggregate tax basis in the shares of MasterBrand common stock received by a U.S. holder pursuant to the merger (including fractional shares deemed received as described below) will be equal to such U.S. holder’s aggregate tax basis in its American Woodmark common stock surrendered in exchange for the MasterBrand common stock;

•

a U.S. holder’s holding period for the MasterBrand common stock received in the merger (including fractional shares deemed received as described below) will include the holding period for the American Woodmark common stock surrendered in the merger; and

•

a U.S. holder that receives cash in lieu of a fractional share of MasterBrand common stock will generally be treated as having received such fractional share pursuant to the merger and then as having received such cash as consideration for the sale of such share. Gain or loss will generally be recognized based on the difference between the amount of cash received in lieu of the fractional share and such U.S. holder’s adjusted basis in the fractional share. Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the relevant shares is greater than one year. For U.S. holders of American Woodmark common stock that are non-corporate holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

If a U.S. holder of American Woodmark common stock acquired different blocks of American Woodmark common stock at different times or at different prices, such U.S. holder’s holding period and basis will be determined separately with respect to each block of American Woodmark common stock.

If the merger does not so qualify as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and is therefore taxable for U.S. federal income tax purposes, then a U.S. holder of American Woodmark common stock that exchanges such shares of American Woodmark common stock for MasterBrand common stock and cash in lieu of a fractional share will generally recognize gain or loss equal to the difference, if any, between (i) the sum of any cash received in lieu of a fractional share of MasterBrand common stock and the fair market value of the MasterBrand common stock actually received by such U.S. holder and (ii) such U.S. holder’s adjusted tax basis in the American Woodmark common stock exchanged therefor. Gain or loss must be calculated separately for each block of American Woodmark common stock exchanged by such U.S. holder if such blocks were acquired at different times or for different prices. Any gain or loss so recognized will be long-term capital gain or loss if the U.S. holder’s holding period in a particular block of American Woodmark common stock exceeds one year at the effective time of the merger. Long-term capital gain is taxed at reduced rates for non-corporate holders. The deductibility of capital losses is subject to limitations. A U.S. holder’s aggregate tax basis in the MasterBrand common stock received in the merger will equal the fair market value of such MasterBrand common stock as of the effective time of the merger, and the holding period of such MasterBrand common stock will begin on the date after the merger.

THIS DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED AS, TAX ADVICE. AMERICAN WOODMARK SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

COMPARISON OF STOCKHOLDERS’ RIGHTS

The rights of MasterBrand stockholders are currently governed by Delaware law, the MasterBrand charter and the MasterBrand bylaws. The rights of American Woodmark shareholders are currently governed by Virginia law, American Woodmark’s articles of incorporation, which is referred to as the American Woodmark charter, and American Woodmark’s bylaws. Upon completion of the merger, American Woodmark shareholders receiving shares of MasterBrand common stock will become stockholders of MasterBrand. American Woodmark shareholders will have different rights once they become stockholders of MasterBrand due to differences between the governing corporate documents of American Woodmark and the governing corporate documents of MasterBrand, and the differences between Delaware law and Virginia law.

The following description summarizes the material differences between the rights of American Woodmark shareholders and the rights of MasterBrand stockholders as of the effective time. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Shareholders should read carefully the relevant provisions of the DGCL, the VSCA, the MasterBrand charter, the MasterBrand bylaws, the American Woodmark charter, and the American Woodmark bylaws. Copies of the documents referred to in this section may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 220.

American Woodmark	MasterBrand
Authorized Capital Stock

American Woodmark is authorized to issue 40,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, par value $1.00.	MasterBrand is authorized to issue 750,000,000 shares of common stock, par value $0.01, and 60,000,000 shares of preferred stock, par value $0.01.

As of the close of business on the American Woodmark record date, American Woodmark had [•] shares of American Woodmark common stock and no shares of preferred stock issued and outstanding.	As of the close of business on the MasterBrand record date, MasterBrand had [•] shares of MasterBrand common stock and no shares of preferred stock issued and outstanding.

Rights of Preferred Stock

The American Woodmark charter, as permitted by the VSCA, includes provisions that authorize the American Woodmark board of directors to provide for the issuance of shares of preferred stock from time to time in one or more series and to determine the relative rights and preferences of each series, including, without limitation, dividend rights, conversion rights, voting rights, rights and terms of redemption, sinking fund provisions, liquidation preferences and the number of shares constituting any such series, and the designation thereof.

No shares of American Woodmark preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

The MasterBrand charter adopts the provisions under the DGCL which provide that the MasterBrand board of directors may provide for the issuance of shares of preferred stock in one or more series and to fix for each such series the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

No shares of MasterBrand preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

American Woodmark	MasterBrand
Voting Rights

Each holder of shares of American Woodmark common stock is entitled to one vote for each share of American Woodmark common stock held by the shareholder on the record date for any action on any matter to be voted upon by shareholders. Such right is subject to the voting rights of the holders of preferred stock, if any.	Each holder of shares of MasterBrand common stock is entitled to one vote for each share of MasterBrand common stock held by the stockholder on the record date for any action, on all matters on which the stockholders are generally entitled to vote. Such right is subject to the voting rights of the holders of preferred stock, if any.

Generally, unless a greater number of affirmative votes is required by law, by the American Woodmark board of directors or other person proposing the matter or by American Woodmark’s charter or bylaws, action on a matter, if a quorum is present, other than the election of directors, is approved if the number of votes cast favoring the action exceed the number of votes cast opposing the action.	Generally, unless otherwise required by law or specified in the MasterBrand charter or bylaws, the minimum number of votes necessary for stockholder actions other than the election of directors shall be the affirmative vote of the holders of a majority of the total number of votes of MasterBrand common stock, in person, present by means of remote communication, if any, or represented by proxy at the stockholder meeting and entitled to vote thereon.

Under the American Woodmark bylaws, directors are elected by the vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), with abstentions and broker non-votes not counted as a vote either “for” or “against” the nominee’s election at any meeting called for such purpose at which a quorum is present. However, if the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes represented at the meeting and entitled to vote on the election of directors.	Under the MasterBrand bylaws, directors are elected by the vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), with abstentions and broker non-votes not counted as a vote cast either “for” or “against” that nominee’s election at any meeting for the election of directors at which a quorum is present. However, if the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes cast at such meeting.

Quorum

The American Woodmark bylaws provide that, unless otherwise provided by law or American Woodmark’s charter, at any meeting of shareholders, a majority of the outstanding shares of American Woodmark common stock entitled to vote on a matter, represented in person or by proxy, shall constitute a quorum for action on that matter.

If a quorum is not present or represented, a majority of the shares represented may adjourn the meeting from time to time without further notice until a quorum is present or represented. Once a share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjournment of that meeting unless a new record date or dates are or will be set for that adjourned meeting.

The MasterBrand bylaws provide that, at any meeting of the stockholders, the holders of a majority of the shares of MasterBrand common stock entitled to vote thereat must be, in person, present by means of remote communication, if any, or represented by proxy at such meeting (or any adjournment or postponement thereof) to constitute a quorum. Where a separate vote by a class or series is required, the presence in person, by means of remote communication (if any), or by proxy of the holders of a majority of the voting power of the shares of such class or series constitutes a quorum for that vote.

If a quorum is not present or represented, the chairperson of the meeting or the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the meeting from time to time until a quorum is present or represented. Once established, a quorum is not broken by the withdrawal of enough votes to leave less than a quorum.

American Woodmark	MasterBrand

Stockholder Rights Plans

American Woodmark currently has no shareholder rights plan.	MasterBrand currently has no stockholder rights plan.

Stockholder Inspection Rights; Stockholder Lists

Under Section 13.1-771 of the VSCA, a shareholder of American Woodmark or his appointed agent or attorney has a right to inspect and copy the following records of American Woodmark during regular business hours upon at least 10 business days’ prior written notice: (i) a copy of the American Woodmark charter as currently in effect; (ii) a copy of the American Woodmark bylaws as in effect; (iii) resolutions of the American Woodmark board of directors creation one or more classes or series of shares and fixing their relative rights, preferences, and limitations, if such shares are then outstanding; (iv) the minutes of all shareholders’ meetings, and records of all action taken by shareholders without a meeting, for the past three years; (v) all written communications to shareholders generally within the past three years; (vi) a list of the names and business addresses of American Woodmark’s current directors and officers; and (vii) a copy of the most recent American Woodmark annual report filed with the SCC. Under the VSCA a shareholder of American Woodmark or his appointed agent or attorney also has a right to inspect and copy during regular business hours and upon at least 10 business days prior written notice excerpts of minutes from the American Woodmark board of directors or certain committee meetings, or records of any actions taken without a meeting, accounting ledgers and work papers used in the preparation of the most recent annual financial statements and the record of shareholders of record if: (i) the shareholder has been a shareholder for at least six months or holds at least five percent of American Woodmark’s common stock; (ii) the shareholder’s demand is made in good faith and for a proper purpose; (iii) the shareholder’s demand describes with reasonable particularity the purpose and records the shareholder wishes to inspect; and (iv) the records are directly connected with the stated purpose. If American Woodmark refuses to permit any such inspection, the shareholder may apply to the appropriate Virginia circuit court for an order to compel such inspection.

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect MasterBrand’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If MasterBrand refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Chancery Court for an order to compel such inspection.

The MasterBrand bylaws provide, in accordance with Delaware law, that at least 10 days before every meeting of stockholders, the officer in charge of the stock ledger must prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address and number of shares registered in the name of each stockholder. This list must be open to examination by any stockholder for any purpose germane to the meeting for a period of at least 10 days ending on the day before the meeting date, either (a) on a reasonably accessible electronic network (with access information provided in the meeting notice) or (b) during ordinary business hours at the principal place of business of MasterBrand. If the list is made available on an electronic network, MasterBrand may take reasonable steps to ensure the information is available only to stockholders.

Under Section 13.1-661 of the VSCA, American Woodmark must prepare a complete list of shareholders entitled to notice of a shareholders’ meeting after fixing the record date for such meeting, arranged in alphabetical order and showing the address of and number of shares held by each shareholder. The list must be available for inspection by any shareholder beginning five business

American Woodmark	MasterBrand
days after notice of the meeting is given and continuing through the close of business on the last business day before business day before the meeting, either at American Woodmark’s principal office or at a place identified in the meeting notice or on a reasonably accessible electronic network. If the list is made available on an electronic network, the information required to gain access to the list must be provided with the notice of the meeting, and American Woodmark may take reasonable steps to ensure the information is available only to American Woodmark shareholders.

Number of Directors

General

The number of American Woodmark directors is fixed by the bylaws, which currently set the number of directors at eight.	The MasterBrand charter provides for a minimum of five and a maximum of fifteen directors. The exact number of directors is fixed by the MasterBrand board of directors. There are currently eight members of the MasterBrand board of directors.

Number of Directors following the Merger

The merger agreement provides that, effective upon the merger, the MasterBrand board of directors will be comprised of 11 directors, of which eight directors shall be designated by MasterBrand and three directors shall be designated by American Woodmark, subject to the requirements for designation in the merger agreement. Please see also the section entitled “The Merger—Governance of the Combined Company” beginning on page 127.

Election of Directors

American Woodmark’s bylaws provide for all directors to be elected annually to serve a one-year term expiring at the next annual meeting of American Woodmark shareholders and until their respective successors are elected and duly qualified, or until their earlier resignation or removal.

Under the American Woodmark bylaws, directors are elected by the vote of a majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee), with abstentions and broker non-votes not counted as a vote either “for” or “against” the nominee’s election at any meeting called for such purpose at which a quorum is present. However, if the number of nominees for director exceeds the number of directors to be elected, directors are elected by a plurality of the votes represented at the meeting and entitled to vote on the election of directors.

The MasterBrand charter provides that, until the completion of the seventh annual meeting of stockholders to occur after December 14, 2022, referred to as the sunset date, the MasterBrand board of directors will divided into three classes, with each class of directors serving staggered three-year terms (see the section entitled “—Classified Board” beginning on page 194). From and after the sunset date, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of MasterBrand stockholders and until their respective successors shall have been duly elected and qualified or until their earlier resignation or removal.

The MasterBrand bylaws provide that directors are generally elected by a majority of the votes cast. This means that for a director to be elected, the number of votes cast “for” such director’s election must exceed

American Woodmark	MasterBrand

In order for any incumbent director to be a nominee for continued service on the American Woodmark board of directors, the director must submit an irrevocable offer of resignation, contingent on failing to receive a majority of the votes cast in an uncontested election. Upon such an occurrence, the nominating committee shall consider and recommend to the American Woodmark board of directors whether to accept or reject the offer of resignation. The American Woodmark board of directors must act on the resignation within 90 days following certification of the shareholder vote and will promptly disclose its decision and the reasons for rejecting the resignation, if applicable, in a press release.

the number of votes cast “against” such director’s election, and an abstention or a broker non-vote will not count as a vote “for” or “against” a director’s election. Notwithstanding the foregoing general voting requirement, in a contested election of directors— defined as an annual or special meeting for which the secretary receives a notice that a stockholder has nominated or intends to nominate a person for election to the board in compliance with the bylaws, and such nomination has not been withdrawn on or prior to the tenth day before MasterBrand first mails its notice of meeting—directors are elected by a plurality of the votes cast. In such a contested election, stockholders are not permitted to vote “against” a nominee; instead, the nominees receiving the highest number of votes are elected.

If, in an uncontested election, an incumbent director does not receive a majority of the votes cast, that director is required to promptly tender a resignation, following certification of the stockholder vote. The Nominating, Environmental, Social and Governance Committee of the MasterBrand board of directors shall consider for acceptance the resignation and make a recommendation to the MasterBrand board of directors on whether to accept or reject the resignation. The MasterBrand board of directors will act on any such recommendation within 90 days following certification of the stockholder vote and will promptly publicly disclose its decision and the rationale behind it in a filing with the SEC. The board will publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Classified Board

American Woodmark does not have a classified board. The American Woodmark bylaws provide for all directors to be elected annually.	The MasterBrand charter provides that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, the MasterBrand board of directors, prior to the sunset date, is divided into three classes, designated Class I, Class II, and Class III, with each class serving a three-year term and consisting, as nearly as practicable, of one-third of the total number of directors constituting the entire MasterBrand board of directors. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected, and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal.

American Woodmark	MasterBrand

From and after the sunset date, the MasterBrand board of directors will no longer be classified and all directors will be elected to one-year terms.

For additional information regarding the directors that will comprise each class of directors of MasterBrand at the effective time, please see the section entitled “The Merger—Governance of the Combined Company” beginning on page 127.

Filling Vacancies and Newly Created Directorships on the Board of Directors
American Woodmark’s bylaws provide that vacancies occurring on the American Woodmark board of directors for any reason, including due to an increase in the number of directors, may be filled by the vote of a majority of the remaining directors, although less than a quorum, unless otherwise provided by law. A person so elected to fill a vacancy, including due to an increase in the number of directors, will expire at the next shareholders’ meeting at which directors are elected.	The MasterBrand charter provides that, subject to the rights of holders of any series of preferred stock with respect to the election of directors, vacancies occurring on the MasterBrand board of directors for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by a vote of a majority of the remaining members of the MasterBrand board of directors, although less than a quorum, or by a sole remaining director, at any meeting of the MasterBrand board of directors and not by the stockholders. A person so elected by the board to fill a vacancy or newly created directorship shall hold office until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation, or removal.

Cumulative Voting
The American Woodmark charter and bylaws do not provide for cumulative voting.	The MasterBrand charter and bylaws do not provide for cumulative voting.

Removal of Directors
Under the VSCA and the American Woodmark bylaws, shareholders may remove one or more directors with or without cause if the votes cast to remove the director constitutes a majority of the votes entitled to be cast at an election of directors.	Under the MasterBrand charter, prior to the sunset date, subject to the rights of holders of any series of preferred stock with respect to the election of directors, directors of a corporation may be removed, only for cause, by the affirmative vote of the holders of a majority of MasterBrand’s then outstanding shares of MasterBrand common stock entitled to vote generally in the election of directors. From and after the sunset date, subject to the rights of holders of any series of preferred stock with respect to the election of directors, directors may be removed with or without cause, only by affirmative vote of the holders of a majority of MasterBrand’s then outstanding shares of MasterBrand common stock entitled to vote generally in the election of directors.

American Woodmark	MasterBrand
Director Nominations by Stockholders

The American Woodmark bylaws provide that any shareholder who is a shareholder of record of a class of shares entitled to vote in the election of directors at any annual meeting both at the time of giving the required notice described below and on the record date for determining the shareholders entitled to vote at such meeting may nominate one or more nominees for the election of directors provided that written notice of such shareholder’s intent to make such nomination or nominations is submitted, either by personal delivery or	The MasterBrand bylaws provide that a stockholder or stockholder associated person may submit a director nomination. Such a noticing party must give advance written notice to MasterBrand of a director nomination. The notice must be in writing and delivered to or mailed and received at the principal executive offices of MasterBrand not later than the close of business on the 90th day, nor earlier than the 120th day, prior to the first anniversary date of the preceding year’s annual meeting. However, in the
by United States mail, postage prepaid, to the Secretary of American Woodmark and received at American Woodmark’s principal executive offices not later than (i) 120 days before the one-year anniversary of the date of mailing the notice of the preceding year’s annual meeting of shareholders or (ii) if the date of the annual meeting has changed by more than 30 days, 90 days before the date of the annual meeting.	event that the date of the current year’s annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the prior year, notice must be so received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of the meeting is first made by MasterBrand.

Any notice relating to a shareholder nomination for the election of directors must set forth:

•  The name and address, as they appear on American Woodmark’s share transfer books, of the shareholder giving the notice, the name and address of any beneficial owner on whose behalf the nomination is being made and the name and address of any “associated person” (as defined in American Woodmark’s bylaws);

•  The class and number of shares of American Woodmark stock owned (directly or indirectly) beneficially and of record by such shareholder and any beneficial owner on whose behalf the notice is given and any associated person;

•  A representation that such shareholder is a holder of record of American Woodmark shares entitled to vote at the applicable meeting at the time of the notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•  A description of any “derivative instrument” (as defined in American Woodmark’s bylaws) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owner and any associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner or any associated person with respect to shares of American Woodmark stock, or relates to the acquisition or

In the case of a special meeting of stockholders at which directors are to be elected, notice must be received not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of (x) the 90th day prior to such special meeting and (y) the 10th day following the day on which public disclosure of the date of the meeting is first made by MasterBrand. The voting requirements for election of directors are discussed above (see the section entitled “—Election of Directors” beginning on page 193).

Any noticing party’s notice relating to the nomination of directors must contain:

•  the name, age, business address, and residential address of the proposed nominee;

•  the principal occupation or employment of the proposed nominee;

•  a written questionnaire with respect to the background and qualifications of the proposed nominee, completed in the form required by MasterBrand;

•  a written representation and agreement from the proposed nominee in the form required by MasterBrand regarding, among other things, compliance with fiduciary duties, disclosure of any voting commitments or compensation arrangements, compliance with MasterBrand’s policies, and an agreement to tender a resignation if the MasterBrand board of directors determines the nominee failed to comply with these requirements;

American Woodmark	MasterBrand

disposition of any shares of American Woodmark stock;

•  Any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant Section 14(a) of the Exchange Act), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the shareholder and any such beneficial owner, or any associated person, has a right to vote or direct the voting of any of American Woodmark’s securities;

•  a description of all direct and indirect compensation and other material monetary agreements, arrangements, or understandings, and any other material relationships during the past three years between or among the proposed nominee or any of the nominee’s affiliates or associates, and the stockholder making the nomination or any stockholder associated person;

•  Any rights to dividends on American Woodmark shares owned beneficially by the shareholder and any associated person that are separated or separable from the underlying American Woodmark shares;

•  Any proportionate interest in American Woodmark shares or any derivative instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder, the beneficial owner or any associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

•  Any performance-related fees (other than an asset-based fee) that the shareholder, beneficial owner or any associated person is entitled to based on the increase or decrease in the value of American Woodmark shares or derivative instruments;

•  A description of all agreements, arrangements or understandings between such shareholder or such beneficial owner or any associated person and each shareholder nominee with respect to such nominees service or duties as a nominee or director of American Woodmark, including direct or indirect confidentiality, compensation, reimbursement or indemnification in connection with such nominees service or action as a nominee or director or any commitment or assurance as to how such nominee will act or vote on any matter;

•  The information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such statement were required to be filed under the Exchange Act and the

•  a description of any business or personal interests that could reasonably be expected to place the proposed nominee in a potential conflict of interest with MasterBrand or any of its subsidiaries;

•  all other information relating to the proposed nominee or the nominee’s associates that would be required to be disclosed in a proxy statement or other filing required to be made by the noticing party or any stockholder associated person in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•  the name and address of the noticing party and each stockholder associated person making the nomination (including, as applicable, as they appear on MasterBrand’s books and records);

•  the class, series, and number of shares of capital stock of MasterBrand that are, directly or indirectly, owned beneficially or of record by the noticing party or stockholder associated person (including any future rights to acquire beneficial ownership) making the nomination, including the date(s) acquired and investment intent;

•  the name of each nominee holder and the number of any MasterBrand securities that are beneficially owned (but not of record) by the noticing party or any stockholder associated person, including details of any pledges made by the noticing party or stockholder associated person with respect to such securities;

•  a complete and accurate description of all agreements, arrangements, or understandings, written or oral, entered into by or on behalf of the noticing party or any stockholder associated person, including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements, borrowed or loaned shares, or stock borrowing arrangements, the effect or intent of which is to mitigate loss, manage risk, benefit from

American Woodmark	MasterBrand
rules and regulations promulgated thereunder by such shareholder and any beneficial owner on whose behalf notice is given; and	changes in the price of MasterBrand’s securities, or affect the voting power of the noticing party or any stockholder associated person, regardless of whether such instruments or rights are reportable under the Exchange Act;
• Any other information reasonably requested by American Woodmark.

Any notice relating to a shareholder nomination for the election of directors must also set forth:

•  The name, age, business address and, if known, residence address of each shareholder nominee and of each nominee who would be presented for election in the event of a need to change the shareholder’s original slate;

•  The principal occupation or employment of each shareholder nominee;

•  The class and number of shares of American Woodmark stock owned beneficially and of record by each shareholder nominee;

•  Any other information relating to each shareholder nominee required to be disclosed in solicitations of proxies for election of directors or otherwise required to be disclosed under the VSCA or applicable listing standards or by the rules and regulations under the Exchange Act, including any proxy statement filed pursuant thereto (in each case, assuming the election is contested);

•  A representation as to whether the shareholder, the beneficial owner, if any, or any associated person intends to solicit proxies in support of director nominees, other than nominees of the American Woodmark board of directors, in compliance with the requirements of Rule 14a- 19(b) under the Exchange Act, including a statement that the shareholder, the beneficial owner, if any, or any associated person intends to solicit the holders of shares representing at least 67% of the voting power of the shares entitled to vote in the election of directors; and

•  Written consent of such shareholder nominee to be named in proxy statements as a nominee and to serve as a director if elected for the full term.

Any shareholder providing notice as described above must notify American Woodmark of any inaccuracy or change in any information previously provided and promptly update and supplement information previously provided, if necessary, so that the information is true and complete as of certain dates as specified in the bylaws.

In addition, with respect to any nomination proposed by a shareholder, each shareholder, any beneficial owner on whose behalf the nomination is being made and any associated person must also comply with all applicable requirements of state and federal law, including the Exchange Act and Rule 14a-19 thereunder, with respect to such nomination or the solicitation of proxies with respect to thereto.

•  a description of any substantial interest, (including any existing or prospective commercial, business or contractual relationship with MasterBrand) held by the noticing party or any stockholder associated person, except for interests that arise solely from owning MasterBrand securities where the noticing party or stockholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

•  a complete and accurate description of all agreements, arrangements, or understandings, written or oral, between or among the noticing party or any stockholder associated person making the nomination or between or among the noticing party or any stockholder associated person and any other person or entity (naming each such person or entity) pursuant to which the nomination(s) are being made, including any proxy, contract, or arrangement, understanding or relationship pursuant to which the noticing party or any stockholder associated person, directly or indirectly, has a right to vote any MasterBrand security (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), and any understanding, written or oral, that the noticing party or any stockholder associated person may have reached with any MasterBrand stockholder (including the name of such stockholder) with respect to how such stockholder will vote at any meeting of the MasterBrand’s stockholders or take other action in support of any proposed nominee, by the noticing party or any stockholder associated person;

•  disclosure of any rights to dividends on MasterBrand shares beneficially owned by the noticing party or any stockholder associated person that are separated or separable from the underlying shares;

•  a description of any controlling interest in MasterBrand shares or derivative instruments directly or indirectly held by a partnership, LLC, or similar entity where the noticing party or any stockholder associated person is a general partner, manager, managing member, or holds an interest in such a person;

American Woodmark	MasterBrand

Each shareholder nominee must provide the following information to the secretary of American Woodmark:

•  a completed copy of American Woodmark’s form of director’s questionnaire and a written consent of the shareholder nominee following such processes for evaluation of such nominee as American Woodmark follows in evaluating any person being considered for nomination to the American Woodmark board of directors, as provided by the secretary of American Woodmark;

•  the shareholder nominee’s agreement to comply with American Woodmark’s various corporate governance policies applicable to directors, as provided by the secretary of American Woodmark;

•  written confirmation that the shareholder nominee (i) does not have, and will not have or enter into, any agreement, arrangement or understanding as to how he or she will vote on any matter, if elected as a director of American Woodmark, and (ii) is not a party to, and will not become a party to, any agreement, arrangement or understanding with any person or entity, including any direct or indirect compensation, reimbursement or indemnification arrangement with any person or entity other than American Woodmark in connection with such nominee’s service or action as a director of American Woodmark the terms of which have not been fully disclosed in advance to the secretary of American Woodmark;

•  written disclosure of any transactions between the shareholder and the shareholder nominee within the preceding five years; and

•  any additional information as necessary to permit the American Woodmark board of directors to determine if each shareholder nominee is independent under applicable listing standards with respect to service on the American Woodmark board of directors or any committee thereof, under any applicable rules of the SEC, and under any publicly disclosed standards used by the American Woodmark board of directors in determining and disclosing the independence and qualifications of the American Woodmark’s directors.

•  disclosure of any direct or indirect interest of the noticing party or any stockholder associated person in any contract or arrangement with MasterBrand or its affiliates, including employment, collective bargaining, or consulting agreements;

•  a description of any material interest the noticing party or any stockholder associated person has in the election of any proposed nominee;

•  a statement that neither the noticing party nor any stockholder associated person has breached any contract, agreement, arrangement or understanding with MasterBrand (unless already disclosed), and that the noticing party and any stockholder associated person have complied and will comply with all applicable state law and Exchange Act requirements regarding these matters;

•  a complete and accurate description of any performance-related fees (excluding asset- based fees) that the noticing party, any stockholder associated person, or their immediate family members sharing the same household may receive based on changes in the value of MasterBrand securities or derivative instruments;

•  all information that would be required in a Schedule 13D filing under the Exchange Act (even if not actually required to file), including details of any agreements that would need to be disclosed under Items 5 or 6 of Schedule 13D, for the noticing party, any stockholder associated person, or their associates;

•  a certification that the noticing party and each stockholder associated person has complied with all relevant federal, state, and other legal requirements in connection with their acquisition of MasterBrand shares or securities and their acts or omissions as a stockholder, if applicable;

•  all other information about the noticing party, any stockholder associated person, or their associates that would be required in a proxy statement or other filing for soliciting proxies in support of the proposed nominee, or for the election of any proposed nominee in a contested election or otherwise pursuant to the proxy rules;

American Woodmark	MasterBrand

•  except that, the foregoing disclosures shall not include any such disclosures with respect to the ordinary business activities of brokers, dealers, banks, trust companies, or other nominees acting solely as directed by a beneficial owner;

•  a representation that the noticing party making the nomination intends to appear in person or cause a qualified representative to appear in person at the meeting to nominate the persons named in its notice and an acknowledgement that if the noticing party (its qualified representative) does not appear to present such proposed nominees, MasterBrand need not present such proposed nominees for a vote, notwithstanding that proxies in respect of such vote may have been received by MasterBrand;

•  a complete and accurate description of any pending or threatened legal proceeding in which the noticing party or any stockholder associated person is a party or participant involving MasterBrand or any current or former officer, director, affiliate, or associate of MasterBrand;

•  a representation as to whether the noticing party or any stockholder associated person intends or is part of a group that intends to engage in a solicitation with respect to the nomination, and the name of each participant in such solicitation;

•  any additional information that MasterBrand may require to determine the eligibility or suitability of the proposed nominee to serve as a director, or that may be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee. This includes information relevant under the listing standards of any securities exchange where MasterBrand’s securities are listed, applicable SEC rules, any publicly disclosed standards used by the MasterBrand board of directors for selecting director nominees and determining director independence, or any other applicable laws or regulations; and

•  compliance with all relevant state laws and the federal Exchange Act. None of MasterBrand’s above requirements limit or override (i) the rights of stockholders to submit proposals for inclusion in MasterBrand’s proxy statement under SEC Rule 14a-8, (ii) the rights of stockholders to request inclusion of director nominees in the proxy statement under the proxy rules, or (ii) the rights of preferred stockholders to elect directors.

American Woodmark	MasterBrand
Stockholder Proposals

The American Woodmark bylaws provide that a shareholder may bring business before an annual meeting of shareholders if the shareholder provides proper notice and is a shareholder of record of a class of shares entitled to vote on such business both at the time of giving notice and on the record date for determining the shareholder entitled to vote at such annual meeting. The notice must be in writing and delivered to the Secretary of American Woodmark either personally or by certified United States mail, postage prepaid at the principal officer of American Woodmark. Any such notice must be received (i) not less than 120 days before the one-year anniversary of the date of mailing the notice of the preceding year’s annual meeting of shareholders or (ii) if the date of the annual meeting has changed by more than 30 days, 90 days before the date of the annual meeting.

Any notice must set for as to each matter the shareholder proposes to bring before the annual meeting:

•  a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the meeting (including the text of any proposed bylaw amendment), and the reasons for wanting to conduct such business at the meeting;

•  The name and address, as they appear on American Woodmark’s share transfer books, of the shareholder proposing such business, the name and address of any beneficial owner on whose behalf the proposal is being made and the name and address of any “associated person” (as defined in American Woodmark’s bylaws);

•  The class and number of shares of American Woodmark stock owned (directly or indirectly) beneficially and of record by such shareholder and any beneficial owner on whose behalf the proposal is being made and any associated person;

•  A representation that such shareholder is a shareholder of at the time of the notice and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•  A description of any “derivative instrument” (as defined in American Woodmark’s bylaws) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such shareholder and such beneficial owner and any associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such

The MasterBrand bylaws provide that a stockholder must give advance written notice to MasterBrand of any proposal for business to be transacted at an annual meeting of stockholders (other than the nomination of directors). The notice must be in writing and delivered to or mailed and received at the principal executive offices of MasterBrand not later than the close of business on the 90th day, or earlier than the 120th day, prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th day following the day on which public disclosure of the date of the meeting is first made by MasterBrand. In no event does the adjournment, recess, postponement, judicial stay, or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of notice as described above.

Any noticing party’s notice with respect to a matter other than the nomination of directors must contain:

•  a reasonably brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•  the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the certificate of incorporation or bylaws, the text of the proposed amendment);

•  all other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by the noticing party or stockholder associated person in connection with the solicitation of proxies in support of such proposed business pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

•  the name and address of the noticing party and each stockholder associated person making the proposal (including, as applicable, as they appear on MasterBrand’s books and records);

American Woodmark	MasterBrand

beneficial owner or any associated person with respect to shares of American Woodmark stock, or relates to the acquisition or disposition of any shares of American Woodmark stock;

•  Any proxy (other than a revocable proxy given in response to a solicitation statement filed pursuant Section 14(a) of the Exchange Act), voting trust, voting agreement or similar contract, arrangement, agreement or understanding pursuant to which the shareholder and any such beneficial owner, or any associated person, has a right to vote or direct the voting of any of American Woodmark’s securities;

•  Any rights to dividends on American Woodmark shares owned beneficially by the shareholder and any associated person that are separated or separable from the underlying American Woodmark shares;

•  Any proportionate interest in American Woodmark shares or any derivative instrument held, directly or indirectly, by a general or limited partnership or limited liability company or similar entity in which the shareholder, the beneficial owner or any associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner, is the manager, managing member or, directly or indirectly beneficially owns an interest in the manager or managing member of a limited liability company or similar entity;

•  Any performance-related fees (other than an asset-based fee) that the shareholder, beneficial owner or any associated person is entitled to based on the increase or decrease in the value of American Woodmark shares or derivative instruments;

•  Any material interest which the shareholder and such beneficial owner, and any associated person, may have in such business; and

•  Any other information reasonably requested by American Woodmark.

Any shareholder providing notice as described above must notify American Woodmark of any inaccuracy or change in any information previously provided and promptly update and supplement information previously provided, if necessary, so that the information is true and complete as of certain dates as specified in the bylaws.

In addition, with respect to any business proposed by a shareholder, each shareholder, any beneficial owner on whose behalf the proposal is being made and any associated person must also comply with all applicable requirements of state and federal law, including the

•  the class, series, and number of shares of capital stock of MasterBrand that are, directly or indirectly, owned beneficially or of record by the noticing party or stockholder associated person (including any future rights to acquire beneficial ownership) making the proposal, including the date(s) acquired and investment intent;

•  the name of each nominee holder and the number of any MasterBrand securities that are beneficially owned (but not of record) by the noticing party or any stockholder associated person, including details of any pledges made by the noticing party or stockholder associated person with respect to such securities;

•  a complete and accurate description of all agreements, arrangements, or understandings, written or oral, entered into by or on behalf of the noticing party or any stockholder associated person, including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements, borrowed or loaned shares, or stock borrowing arrangements, the effect or intent of which is to mitigate loss, manage risk, benefit from changes in the price of MasterBrand’s securities, or affect the voting power of the noticing party or any stockholder associated person, regardless of whether such instruments or rights are reportable under the Exchange Act;

•  a description of any substantial interest, (including any existing or prospective commercial, business or contractual relationship with MasterBrand) held by the noticing party or any stockholder associated person, except for interests that arise solely from owning MasterBrand securities where the noticing party or stockholder associated person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

•  a complete and accurate description of all agreements, arrangements, or understandings, written or oral, between or among the noticing party or any stockholder associated person making the nomination or between or among the noticing party or any stockholder associated person and any other person or entity (naming each such person or entity) pursuant to which the nomination(s) are being made, including any proxy, contract, or arrangement, understanding or relationship pursuant to which the noticing party or any stockholder associated person, directly or indirectly, has a right to vote any

American Woodmark	MasterBrand

Exchange Act and Rule 14a-19 thereunder, with respect to such proposal or the solicitation of proxies with respect to thereto.

Notwithstanding the above, a shareholder seeking to have a proposal included in American Woodmark’s proxy statement for an annual meeting must comply with the requirements of Regulation 14A under the Exchange Act. The foregoing notice requirements will be deemed satisfied by a shareholder if the shareholder has notified American Woodmark of his, her or its intention to present a proposal in compliance with Rule 14a-8 under the Exchange Act and such shareholder’s proposal has been included in a proxy statement that has been prepared by American Woodmark to solicit proxies for the applicable annual meeting.

MasterBrand security (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), and any understanding, written or oral, that the noticing party or any stockholder associated person may have reached with any MasterBrand stockholder (including the name of such stockholder) with respect to how such stockholder will vote at any meeting of the MasterBrand’s stockholders or take other action in support of any proposed business, or other action to be taken, by the noticing party or any stockholder associated person;

•  disclosure of any rights to dividends on MasterBrand shares beneficially owned by the noticing party or any stockholder associated person that are separated or separable from the underlying shares;

•  a description of any controlling interest in MasterBrand shares or derivative instruments directly or indirectly held by a partnership, LLC, or similar entity where the noticing party or any stockholder associated person is a general partner, manager, managing member, or holds an interest in such a person;

•  disclosure of any direct or indirect interest of the noticing party or any stockholder associated person in any contract or arrangement with MasterBrand or its affiliates, including employment, collective bargaining, or consulting agreements;

• a description of any material interest the noticing party or any stockholder associated person has in the business they are proposing;

•  a statement that neither the noticing party nor any stockholder associated person has breached any contract, agreement, arrangement or understanding with MasterBrand (unless already disclosed), and that the noticing party and any stockholder associated person have complied and will comply with all applicable state law and Exchange Act requirements regarding these matters;

• a complete and accurate description of any performance-related fees (excluding asset-based fees) that the noticing party, any stockholder associated person, or their immediate family

American Woodmark	MasterBrand
members sharing the same household may value of MasterBrand securities or derivative instruments;

•  all information that would be required in a Schedule 13D filing under the Exchange Act (even if not actually required to file), including details of any agreements that would need to be disclosed under Items 5 or 6 of Schedule 13D, for the noticing party, any stockholder associated person, or their associates;

•  a certification that the noticing party and each stockholder associated person has complied with all relevant federal, state, and other legal requirements in connection with their acquisition of MasterBrand shares or securities and their acts or omissions as a stockholder, if applicable;

•  all other information about the noticing party, any stockholder associated person, or their associates that would be required in a proxy statement or other filing for soliciting proxies in support of the proposed business or otherwise pursuant to the proxy rules;

•  except that, the foregoing disclosures shall not include any such disclosures with respect to the ordinary business activities of brokers, dealers, banks, trust companies, or other nominees acting solely as directed by a beneficial owner;

•  a representation that the noticing party making the proposal intends to appear in person or cause a qualified representative to appear in person at the meeting to bring such business before the meeting;

•  a complete and accurate description of any pending or threatened legal proceeding in which the noticing party or any stockholder associated person is a party or participant involving MasterBrand or any current or former officer, director, affiliate, or associate of MasterBrand;

•  a representation as to whether the noticing party or any stockholder associated person intends or is part of a group that intends to solicit proxies in support of the proposal in accordance with Rule 14a-19 under the Exchange Act or otherwise engage in a solicitation with respect to the proposal, and the name of each participant in such solicitation;

• compliance with all relevant state laws and the federal Exchange Act. None of MasterBrand’s above requirements limit or override (i) the

American Woodmark	MasterBrand
rights of stockholders to submit proposals for inclusion in MasterBrand’s proxy statement under SEC Rule 14a-8, (ii) the rights of stockholders to request inclusion of director nominees in the proxy statement under the proxy rules, or (ii) the rights of preferred stockholders to elect directors.

Stockholder Action by Written Consent

Under the VSCA, any action required or permitted to be taken by shareholders may be taken without a meeting if taken by all shareholders entitled to vote on the action.	The MasterBrand charter provides that, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series to act by written consent, any action required or permitted to be taken by the stockholders, no action will be taken by stockholders except at a duly called annual or special meeting of stockholders and that MasterBrand stockholders may not take any action by written consent in lieu of a meeting.

Certificate of Incorporation Amendments

Under Section 13.1-707 of the VSCA, American Woodmark’s articles of incorporation may generally be amended upon approval by the American Woodmark board of directors and the affirmative vote of holders of more than two-thirds of the outstanding shares entitled to vote.	Under Section 242 of the DGCL, the certificate of incorporation may generally be amended upon a resolution of the MasterBrand board of directors and approved by the holders of a majority in voting power of the outstanding shares entitled to vote.

Bylaw Amendments

American Woodmark’s bylaws may generally be altered, amended or repealed either by the American Woodmark board of directors or by shareholders if the number of votes cast in favor exceed the number of votes cast in opposition at a duly called meeting of shareholders, assuming a quorum is present.	The MasterBrand charter provides that the MasterBrand bylaws may be adopted, amended, altered, or repealed either by the MasterBrand board of directors or by the stockholders. The MasterBrand charter states that the MasterBrand board of directors is expressly authorized to adopt, amend, alter, or repeal the bylaws. The bylaws may also be adopted, amended, altered, or repealed by the stockholders of MasterBrand by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of MasterBrand common stock entitled to vote generally in the election of directors, voting together as a single class.

Special Meetings of Stockholders

American Woodmark’s bylaws provide that a special meeting of shareholders may be called only by the chairperson of the American Woodmark board of directors, the chief executive officer or the American Woodmark board of directors.

The notice for a special meeting of shareholders must state the purpose or purposes for which the meeting is called, and only business within the stated purpose or purposes may be conducted at the meeting.

The MasterBrand charter and bylaws provide that a special meeting of the stockholders may be called only by the chairperson of the MasterBrand board of directors, the chief executive officer, or the MasterBrand board of directors, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of such series to call a special meeting of the holders of such series. At a special meeting of stockholders, only such

American Woodmark	MasterBrand
Shareholders do not have the ability to call a special meeting.	business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). The ability of the stockholders to call a special meeting of stockholders is specifically denied.

Notice of Meetings of Stockholders

Under American Woodmark’s bylaws and the VSCA, written notice of each meeting of shareholders, stating the place, if any, date and time of the meeting and means of remote communication to be used, if any, the record date for determining the shareholders entitled to vote at the meeting (if different from the date for determining the shareholder entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must generally be given to each shareholder entitled to vote at the meeting as of the applicable record date, unless otherwise required by law, no fewer than 10 nor more than 60 days before the meeting date. Notwithstanding the foregoing, notice with respect to a meeting to act on certain matters, including an amendment of the articles of incorporation or a plan of merger, must be given not fewer than 25 nor more than 60 days before the meeting date.

Notice may be given personally, by mail or by telecopy or other form of communication permitted by applicable law, including by electronic transmission if consented to by the recipient and otherwise given in accordance with the applicable provisions of the VSCA. If mailed, notice is deemed given when deposited in the United States mail with postage prepaid and correctly addressed to the applicable shareholder. If given by electronic transmission, notice is deemed given at the times provided in the VSCA. Any shareholder may waive notice of any meeting before or after the meeting. Attendance at a meeting constitutes waiver of (i) notice or defective notice, unless the shareholder at the beginning of the meeting objects to holding or transacting business at the meeting and (ii) objection to consideration of a particular matter not within the purpose or purposes described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

Under the MasterBrand bylaws and the DGCL, notice of each meeting of stockholders, stating the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if different from the date for determining entitlement to notice of such meeting) and, in the case of a special meeting, the purpose for which the meeting is called, must be given to each stockholder entitled to vote and to each stockholder entitled to notice by law no less than 10 but not more than 60 days before the date of the meeting.

Notice may be given personally, by mail, or by electronic transmission (if permitted under the circumstances by the DGCL). If mailed, notice is deemed given when deposited in the United States mail with postage prepaid, addressed to the stockholder at the address as it appears on the stock transfer books of MasterBrand. If given by electronic transmission, notice is deemed given at the times provided in the DGCL. Any stockholder may waive notice of any meeting before or after the meeting. Attendance at a meeting constitutes a waiver of notice, except where the stockholder attends for the express purpose of objecting to the transaction of business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders need be specified in any waiver of notice unless required by law.

Dividends
Subject to any preference rights of holders of American Woodmark preferred stock, if any, holders of shares of American Woodmark common stock are entitled to receive dividends or other distributions (payable in cash, property or capital stock of American Woodmark)	Subject to any preference rights of holders of MasterBrand preferred stock, the holders of shares of MasterBrand common stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of

American Woodmark	MasterBrand
when, as, and if declared thereon by the American Woodmark board of directors from time to time, unless not then permitted by the VSCA. Holders of American Woodmark common stock share equally on a per share basis in such dividends or other distributions.	MasterBrand) when, as, and if declared thereon by the MasterBrand board of directors from time to time out of assets or funds of MasterBrand legally available therefor. Holders of MasterBrand common stock shall share equally on a per share basis in such dividends and distributions.
Limitation of Personal Liability of Directors and Officers

Under the VSCA, articles of incorporation may limit or eliminate the liability of an officer or director for monetary damages in any proceeding brought by or in the right of a corporation or by or on behalf of shareholders; provided that such limit or elimination of liability will not apply if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including any claim of unlawful insider trading or manipulation of the market for any security.

The American Woodmark charter, consistent with the above, limits the liability of any officer or director for damages arising out of a single transaction, occurrence or course of conduct to $1.00. The American Woodmark charter further provides that this limit shall apply in every instance permitted by the VSCA, as in existence on the date of the American Woodmark charter or thereafter.

Under Section 102(b)(7) of the DGCL, a certificate of incorporation may eliminate or limit the liability of a director or certain officers for monetary damages, so long as it does not eliminate or limit the liability of a director or officer’s:

•  for any breach of the director or officer’s duty of loyalty to the corporation or its stockholders;

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•  under Section 174 of the DGCL (i.e., for unlawful payment of dividends or unlawful purchase or redemption of stock); or

•  for any transaction from which the director derived an improper personal benefit.

The MasterBrand charter adopts this standard. The MasterBrand charter further provides that if the DGCL is amended after the date of the MasterBrand charter to authorize the further elimination or limitation of the liability of directors or officers, then the liability of a director of MasterBrand, in addition to the limitation on personal liability provided in the MasterBrand charter, shall be limited to the fullest extent permitted by the DGCL, as so amended.

Indemnification of Directors and Officers
The VSCA permits American Woodmark to indemnify its officers and directors and, subject to certain requirements, advance expenses in connection with certain actions, suits and proceedings brought against them if they acted in good faith and believed their conduct to be in the best interests of the company and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. The VSCA requires indemnification when an officer or director is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the officer or director was a party because such officer or director was an officer or director of American Woodmark. The VSCA further provides that any corporation may make further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and make additional provision for advances and

The MasterBrand charter provides that MasterBrand will indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL. This right to indemnification continues as to a person who has ceased to be a director or officer of MasterBrand and inures to the benefit of his or her heirs, executors, and personal and legal representatives. Except for proceedings to enforce any officer’s or director’s rights to indemnification or any director’s rights to advancement of expenses, MasterBrand will not be obligated to indemnify any director or officer (or his or her heirs, executors, or personal or legal representatives) in connection with a proceeding initiated by such person unless such proceeding was authorized by the MasterBrand board of directors.

American Woodmark	MasterBrand

reimbursement of expenses, as authorized by its articles of incorporation or shareholder-adopted bylaw, except an indemnity against (i) willful misconduct or a knowing violation of the criminal law.

Consistent with the above, American Woodmark’s charter separately provides for the indemnification of an

A director’s right to indemnification includes the right to be paid by MasterBrand the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director presents to MasterBrand a written undertaking to repay such amount if it is ultimately determined that such director is not entitled to be indemnified by MasterBrand under the charter or otherwise.
officer or director party to, or threatened to be made party to, any proceeding because of such director’s or officer’s service as a director or officer or in another capacity at the request of American Woodmark against all liabilities and reasonable expenses incurred, except such liabilities and expenses incurred because of willful misconduct or knowing violation of the criminal law.	MasterBrand may also purchase and maintain insurance on behalf of any current or former director or officer against any liability asserted against such person, whether or not MasterBrand would have the power to indemnify such person against such liability under the charter or otherwise.

American Woodmark may also purchase and maintain insurance against any liability it has under its charter to indemnify its officers and directors or to protect any such person against liability arising from their service to American Woodmark.

Change of Control Laws
Article 14 of the VSCA contains several provisions relating to transactions between American Woodmark and an “interest shareholder.” The VSCA permits corporations to opt out of these provisions. American Woodmark has not opted out, so these provisions apply to American Woodmark.	Section 203 of the DGCL generally prohibits certain transactions between a Delaware corporation and an “interested stockholder.” However, these restrictions do not apply if, among other things, MasterBrand’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203 of the DGCL. The MasterBrand charter does not expressly

Article 14.1 of the VSCO contains several provisions relating to control share acquisitions. The VSCA permits corporations to opt out of these provisions. American Woodmark has not opted out, so these provisions apply to American Woodmark.	opt out of Section 203 of the DGCL. As a result, MasterBrand is subject to the provisions of Section 203, and the statutory restrictions on business combinations with interested stockholders apply.

Forum Selection
Neither the charter nor bylaws of American Woodmark contain a forum selection provision.	The MasterBrand charter provides that, unless MasterBrand consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of MasterBrand under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed

American Woodmark	MasterBrand
by any current or former director, officer, or other employee of MasterBrand to MasterBrand or its stockholders, (iii) any action asserting a claim against MasterBrand or any of its directors, officers, or other employees arising pursuant to any provision of the DGCL, the MasterBrand charter, or the MasterBrand bylaws, (iv) any action asserting a claim against MasterBrand or any of its directors, officers, or other employees governed by the internal affairs doctrine of the State of Delaware, or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL.

In addition, unless MasterBrand consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act, as amended.

Any person or entity purchasing or otherwise acquiring or holding any interest in any security of MasterBrand is deemed to have notice of and consented to these forum selection provisions. The forum selection clause does not apply to actions brought to enforce a duty or liability created by the Exchange Act, as amended, or the rules and regulations thereunder.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if available under applicable law, enable shareholders or a corporation to dissent from an extraordinary transaction, such as the merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the shareholders in connection with the transaction. Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under the VSCA.

In accordance with the VSCA, holders of American Woodmark common stock will not be entitled to appraisal rights in connection with the merger because American Woodmark common stock is listed on NASDAQ, a national securities exchange, and holders of shares of American Woodmark common stock will receive only a combination of shares of MasterBrand common stock, which is listed on the NYSE, and, if applicable, cash in lieu of fractional shares.

Because the merger is of Merger Sub with and into American Woodmark, MasterBrand is not a constituent entity to the merger, and holders of MasterBrand common stock will continue to hold their shares following the completion of the merger and are not entitled to appraisal rights in connection with the merger.

For information about voting at the applicable shareholder meeting, please see the sections entitled “The MasterBrand Shareholder Meeting” and “The American Woodmark Shareholder Meeting” beginning on pages 55 and 64, respectively. For information about the principal holders of the voting securities of MasterBrand and American Woodmark, please see the sections entitled “Certain Beneficial Owners of MasterBrand Common Stock” and “Certain Beneficial Owners of American Woodmark Common Stock” beginning on pages 212 and 214, respectively. For information regarding persons who will serve as directors and executive officers of MasterBrand following the merger, please see the section entitled “The Merger—Governance of the Combined Company” beginning on page 127 and the information included in MasterBrand’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 and American Woodmark’s Annual Report on Form 10-K for the fiscal year ended April 30, 2025, each of which is incorporated by reference into this joint proxy statement/prospectus.

LEGAL MATTERS

The validity of the shares of MasterBrand common stock offered hereby will be passed upon for MasterBrand by Skadden.

EXPERTS

MasterBrand

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 29, 2024 have been so incorporated in reliance on the report (which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Supreme because it was acquired by the Company in a purchase business combination during 2024) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

American Woodmark

The consolidated financial statements of American Woodmark Corporation appearing in American Woodmark Corporation’s Annual Report (Form 10-K) for the year ended April 30, 2025, and the effectiveness of American Woodmark Corporation’s internal control over financial reporting as of April 30, 2025 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF MASTERBRAND COMMON STOCK

The following tables set forth certain information with respect to the beneficial ownership of MasterBrand common stock as of the close of business on September 3, 2025 (except as noted in the footnotes below) by: each current director on the MasterBrand board of directors; each named executive officer appearing in MasterBrand’s Definitive Proxy Statement on Schedule 14A for MasterBrand’s 2025 Annual Meeting filed with the SEC on April 24, 2025; all current directors on the MasterBrand board of directors and executive officers as a group; and any person who is known by MasterBrand to beneficially own more than 5% of the issued and outstanding shares of MasterBrand common stock based on MasterBrand’s review of the reports regarding ownership of MasterBrand common stock filed with the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act.

Security Ownership of MasterBrand’s Directors and Executive Officers

The following table shows the amount of MasterBrand common stock beneficially owned (unless otherwise indicated) by MasterBrand’s named executive officers, MasterBrand’s directors and all of MasterBrand’s current executive officers and directors as a group. Except as otherwise indicated, all information listed below is as of September 3, 2025.

Name of Beneficial Owner	Number of Shares of MasterBrand Common Stock Beneficially Owned(1)	Percent of Class(2)

R. David Banyard, Jr.	1,604,259	1.25%
Andrea Simon	173,202	*
Navi Grewal	85,438	*
Andrean Horton	40,405	*
Kurt Wanninger	239,430	*
David D. Petratis	26,435	*
Ann Fritz Hackett	45,520	*
Jeffery Perry	29,742	*
Juliana Chugg	33,424	*
Robert Crisci	66,435	*
Patrick Shannon	9,779	*
Catherine Courage	8,464	*
All current directors and executive officers as a group (12 persons)	2,506,706	1.96%

*	Less than 1% of the shares of MasterBrand common stock issued and outstanding.
(1)

All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to MasterBrand by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of MasterBrand common stock shown as beneficially owned by them, subject to community property laws.

(2)

On September 3, 2025, there were 126,731,475 shares of MasterBrand common stock issued and outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act. Shares not outstanding that are subject to options exercisable by the holder thereof within 60 days, shares due upon vesting of restricted stock units within 60 days, shares deferred pursuant to vested restricted stock units, and shares eligible for issuance pursuant to the non- employee director deferred compensation plan that may be distributed within 60 days are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person.

Security Ownership of Other Beneficial Owners

Based on information available to MasterBrand as of September 3, 2025, MasterBrand knew of no person who beneficially owned more than 5% of the issued and outstanding shares of MasterBrand common stock, except as set forth below:

Name of Beneficial Owner	Number of Shares of MasterBrand Common Stock Beneficially Owned(1)	Percent of Class(2)
BlackRock, Inc.(3)	19,358,418	15.12%
Gates Capital Management, L.P.(4)	12,024,816	9.39%
The Vanguard Group, Inc.(5)	10,299,764	8.05%
Boston Partners Global Investors, Inc.(6)	7,931,062	6.20%
Coliseum Capital Management, LLC(7)	6,960,829	5.44%

(1)	All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to MasterBrand by such beneficial owners.
(2)	On September 3, 2025, there were 128,020,187 shares of MasterBrand common stock issued and outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act.
(3)

Based on a Schedule 13G/A filed by BlackRock, Inc., which is referred to as BlackRock, on April 30, 2025, with the SEC, which indicates that BlackRock exercises sole voting power over 19,117,813 shares of the securities and sole dispositive power over 19,358,418 shares of the securities. BlackRock listed its address as 50 Hudson Yards, New York, New York 10001.

(4)

Based on a Schedule 13G filed by Gates Capital Management, L.P., which is referred to as Gates Capital Management, on August 14, 2025, with the SEC, which indicates that Gates Capital Management exercises sole voting power over 0 shares of the securities, sole dispositive power over 0 shares of the securities and shared dispositive power over 12,024,816 shares of the securities. Gates Capital Management listed its address as 1177 Avenue of the Americas, 46th Floor, New York, New York 10036.

(5)

Based on a Schedule 13G/A filed by The Vanguard Group, Inc., which is referred to as Vanguard, on February 13, 2024, with the SEC, which indicates that Vanguard exercises sole voting power over 0 shares of the securities, sole dispositive power over 10,081,684 shares of the securities and shared dispositive power over 218,080 shares of the securities. Vanguard listed its address as 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

Based on a Schedule 13G/A filed by Boston Partners Global Investors, Inc., which is referred to as Boston Partners, on August 8, 2025, with the SEC, which indicates that Boston Partners exercises sole voting power over 7,362,454 shares of the securities, sole dispositive power over 7,931,062 shares of the securities and shared dispositive power over 0 shares of the securities. Boston Partners listed its address as One Beacon Street 30th Floor, Boston, Massachusetts 02108.

(7)

Based on a Schedule 13G filed by Coliseum Capital Management, LLC, which is referred to as Coliseum , on August 18, 2025, with the SEC, which indicates that Coliseum exercises sole voting power over 0 shares of the securities, sole dispositive power over 0 shares of the securities and shared dispositive power over 6,960,829 shares of the securities. Coliseum listed its address as One Beacon Street 3300 Enterprise Parkway, Suite 300 Beachwood, Ohio 4122.

CERTAIN BENEFICIAL OWNERS OF AMERICAN WOODMARK COMMON STOCK

The following tables set forth certain information with respect to the beneficial ownership of American Woodmark common stock as of the close of business on September 2, 2025 (except as noted in the footnotes below) by: each current director on the American Woodmark board of directors; each named executive officer of American Woodmark; all current directors on the American Woodmark board of directors and executive officers as a group; and any person who is known by American Woodmark to beneficially own more than 5% of the issued and outstanding shares of American Woodmark common stock based on American Woodmark’s review of the reports regarding ownership of American Woodmark common stock filed with the SEC in accordance with Sections 13(d) and 13(g) of the Exchange Act.

Security Ownership of American Woodmark’s Directors and Executive Officers

The following table shows the amount of American Woodmark common stock beneficially owned (unless otherwise indicated) by American Woodmark’s named executive officers, American Woodmark’s directors and all of American Woodmark’s current executive officers and directors as a group. All information listed below is as of September 2, 2025, except as otherwise indicated.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percent of Class(3)
M. Scott Culbreth (4)	66,150	*
Vance W. Tang (5)	60,084	*
Robert J. Adams, Jr.	26,886	*
Paul Joachimczyk (6)	14,682	*
Andrew B. Cogan	13,610	*
Daniel T. Hendrix	13,420	*
Dwayne L. Medlin	8,413	*
David A. Rodriguez	8,372	*
William L. Waszak	7,903	*
Emily C. Videtto	6,780	*
Latasha M. Akoma	5,590	*
Philip D. Fracassa	1,970	*
All current directors and executive officers as a group (13 persons)	237,942	1.6%

*	Less than 1% of the shares of American Woodmark common stock issued and outstanding.
(1)	The address of each person named in the table is c/o American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia 22602.
(2)

All information with respect to beneficial ownership is based upon filings made by the respective beneficial owners with the SEC or information provided to American Woodmark by such beneficial owners. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of American Woodmark common stock shown as beneficially owned by them, subject to community property laws.

(3)	On September 2, 2025 there were 14,568,987 shares of American Woodmark common stock issued and outstanding. Percentages are calculated pursuant to Rule 13d-3(d) under the Exchange Act.
(4)	Includes 62,425 shares held jointly by Mr. Culbreth and his spouse for The Culbreth Family Revocable Joint Trust, for which Mr. Culbreth has shared voting and dispositive power.
(5)	Includes 9,664 shares held by Mr. Tang as Trustee for the Tang Family Trust, for which Mr. Tang has shared voting and dispositive power.

(6)

Mr. Joachimczyk served as Senior Vice President and Chief Financial Officer of American Woodmark until June 27, 2025. The beneficial ownership information reflected in the table is based on the information available to American Woodmark as of June 27, 2025. Mr. Joachimczyk is not included in the amounts shown above for all current directors and executive officers as a group.

Security Ownership of Other Beneficial Owners

Based on information available to American Woodmark as of September 2, 2025, American Woodmark knew of no person who beneficially owned more than 5% of the issued and outstanding shares of American Woodmark common stock, except as set forth below:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2)	2,368,916	16.3%
The Vanguard Group (3)	1,691,081	11.6%
Dimensional Fund Advisors LP (4)	1,206,036	8.3%
Pzena Investment Management LLC (5)	1,148,331	7.9%
Cooke & Bieler LP (6)	889,270	6.1%

(1)	On September 2, 2025, there were 14,568,987 shares of American Woodmark common stock issued and outstanding.
(2)

The beneficial ownership information for BlackRock, Inc. is based upon the Schedule 13G/A filed with the SEC on April 29, 2025, which indicated the BlackRock, Inc. has sole voting power over 2,339,094 shares and sole dispositive power over 2,368,916 shares. Black Rock, Inc. listed its address as 50 Hudson Yards, New York, NY 10001.

(3)

The beneficial ownership information for The Vanguard Group is based upon the Schedule 13G/A filed with the SEC on February 13, 2024, which indicated that The Vanguard Group has no sole voting power but has shared voting power for 21,572 shares, sole dispositive power for 1,652,812 shares and shared dispositive power for 38,269 shares. The Vanguard Group listed its address as 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The beneficial ownership information for Dimensional Fund Advisors LP is based upon the Schedule 13G filed with the SEC on February 9, 2024, which indicated that Dimensional Fund Advisors LP has sole voting power for 1,186,358 shares and sole dispositive power for 1,206,036 shares. Dimensional Fund Advisors LP listed its address as 6300 Bee Cave Road, Building One, Austin TX 78746.

(5)

The beneficial ownership information for Pzena Investment Management LLC is based upon the Schedule 13G/A filed with the SEC on July 14, 2025, which indicated that Pzena Investment Management LLC has sole voting power for 857,448 shares and sole dispositive power for 1,148,331 shares. Pzena Investment Management LLC listed its address as 320 Park Avenue, 8th Floor, New York, NY 10022.

(6)

The beneficial ownership information for Cooke & Bieler LP is based upon the Form 13G/A filed with the SEC on February 13, 2024, which indicated that Cooke & Bieler LP has shared voting power for 693,725 shares and shared dispositive power for 889,270 shares. Cooke & Bieler LP listed its address as 2001 Market Street, Suite 4000, Philadelphia, PA 19103.

STOCKHOLDER PROPOSALS

MasterBrand

MasterBrand will hold a regular annual meeting of stockholders in 2026 regardless of whether the merger is completed.

A MasterBrand stockholder who intends to nominate a person for election to the MasterBrand board of directors or to present a proposal for consideration at the 2026 annual meeting of MasterBrand stockholders must, in either case, deliver written notice of such nomination or proposal to MasterBrand’s secretary at MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, which notice must be received within the applicable timeframe described below and include all of the specific information or other documents required by MasterBrand’s bylaws, and otherwise must comply with the requirements set forth in MasterBrand’s bylaws and, if applicable, with SEC regulations.

Any MasterBrand stockholder who intends to present a proposal at the MasterBrand 2026 annual meeting of stockholders:

•	must have submitted any proposal for inclusion in MasterBrand’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act on or before December 23, 2025; or

•

must have submitted, on or after February 5, 2026, but no later than March 7, 2026, any proposal for directors to be nominated or other proposals to be properly presented at MasterBrand’s 2026 annual meeting that are not to be included in MasterBrand’s proxy statement for the 2026 annual meeting.

If, however, MasterBrand’s 2026 annual meeting of stockholders is called for a date that is not within 30 days before or 60 days after June 5, 2026, notice must be received by MasterBrand’s secretary at 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, not earlier than February 5, 2026 and not later than the close of business on the later of (i) March 7, 2026 and (ii) the 10th day following the day on which public disclosure of the date of the 2026 annual meeting is first made by MasterBrand.

MasterBrand refers stockholders intending to submit a nomination or proposal to MasterBrand’s bylaws for more detailed information, which are incorporated by reference into this joint proxy statement/prospectus. A nomination or proposal submitted by a stockholder that does not supply adequate information about a nominee or proposal and the stockholder submitting the nomination or proposal, or that does not comply with MasterBrand’s bylaws, will be disregarded. Please see the section entitled “Where You Can Find More Information” beginning on page 220.

American Woodmark

If the American Woodmark merger proposal is not approved by the requisite vote of the American Woodmark shareholders or if the merger is not completed for any reason, American Woodmark plans to hold an annual meeting of its shareholders on August 20, 2026. American Woodmark’s bylaws provide that for business to be properly brought before an annual meeting by a shareholder, in addition to other applicable requirements, the shareholder must give timely written notice to the Secretary at the principal office American Woodmark. If the 2026 annual meeting occurs, to submit business at the 2026 annual meeting, the notice must be received no later than March 12, 2026. For business outside of nominating a person for election as a director, the shareholder’s notice must include the information set forth in Article I, Section 1 of American Woodmark’s bylaws.

A shareholder of record may nominate a person or persons for election as a director at the 2026 annual meeting if any such nomination is submitted in writing to the Secretary of American Woodmark in accordance with the American Woodmark’s bylaws and is received in American Woodmark’s principal executive offices on or before March 12, 2026. The nomination must include the name and address of the director nominee and all the information set forth in Article II, Section 3 of American Woodmark’s bylaws. Any shareholder nomination must also comply with the requirements of Rule 14a-19(b) under the Exchange Act.

A proposal that any shareholder desires to have included in American Woodmark’s proxy statement for the 2026 annual meeting of shareholders must comply with the SEC’s rules regarding shareholder proposals and be received by American Woodmark no later than March 12, 2026. The notice requirements for bringing business before the 2026 annual meeting will be deemed satisfied by a shareholder if the shareholder complies with the SEC’s rules regarding shareholder proposals and that shareholder’s proposal is included in American Woodmark’s proxy statement for the 2026 annual meeting. Please see the section entitled “Where You Can Find More Information” beginning on page 220.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. As permitted by the Exchange Act, only one copy is being delivered to stockholders residing at the same address, unless such stockholders have notified the company whose shares they hold of their desire to receive multiple copies of the joint proxy statement/prospectus. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate joint proxy statement/prospectus, or if you are receiving multiple copies and wish to receive only one, please contact MasterBrand or American Woodmark, as applicable, at the respective address identified below. MasterBrand or American Woodmark, as applicable, will promptly deliver, upon oral or written request, a separate copy to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to, as applicable: MasterBrand, Inc., 3300 Enterprise Parkway, Suite 300, Beachwood, Ohio 44122, Telephone (877) 622-4782, or American Woodmark Corporation, 561 Shady Elm Road, Winchester, Virginia 22602, Telephone (540) 665-9100.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. MasterBrand stockholders and American Woodmark shareholders should rely only on the information contained in this joint proxy statement/prospectus and in the documents that MasterBrand and American Woodmark have incorporated by reference into this joint proxy statement/prospectus. MasterBrand and American Woodmark have not authorized anyone to provide MasterBrand stockholders or American Woodmark shareholders with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

MasterBrand and American Woodmark file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both MasterBrand and American Woodmark, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents MasterBrand files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to MasterBrand’s Internet website at www.masterbrand.com, and you may obtain free copies of the documents American Woodmark files with the SEC by going to American Woodmark’s Internet website at www.americanwoodmark.com. The Internet website addresses of MasterBrand and American Woodmark are provided as inactive textual references only. The information provided on the Internet websites of MasterBrand and American Woodmark, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated by reference into this joint proxy statement/prospectus.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete, and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows MasterBrand and American Woodmark to “incorporate by reference” into this joint proxy statement/prospectus documents MasterBrand and American Woodmark file with the SEC, including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms apart. This means that MasterBrand and American Woodmark can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that MasterBrand and American Woodmark file with the SEC will update and supersede that information. Each of MasterBrand and American Woodmark incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable stockholder meeting.

MasterBrand (SEC File No. 001-41545):

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2024 (filed with the SEC on February 19, 2025);

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 2025 (filed with the SEC on May 7, 2025) and June 29, 2025 (filed with the SEC on August 6, 2025);

•	Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on March 17, 2025, June 9, 2025, June 18, 2025 and August 6, 2025;

•	Definitive Proxy Statement on Schedule 14A for MasterBrand’s 2025 Annual Meeting (filed with the SEC on April 24, 2025); and

•

Any description of shares of MasterBrand common stock contained in a registration statement filed by MasterBrand pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

These documents contain important information about MasterBrand’s business and MasterBrand’s financial performance.

MasterBrand also incorporates by reference any future filings MasterBrand makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) on or after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and (b) on or after such date and prior to the date of the MasterBrand stockholder meeting, all of which will be filed under SEC File No. 001-41545. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. The future filings with the SEC made by MasterBrand will automatically update and supersede any inconsistent information in this joint proxy statement/prospectus and any earlier dated incorporated document. MasterBrand does not incorporate by reference any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K in any future filings, unless otherwise stated.

You may request a copy of any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning MasterBrand, without charge, by written or telephonic request to:

MasterBrand, Inc.

Attention: Secretary

3300 Enterprise Parkway, Suite 300

Beachwood, Ohio 44122

Telephone: (877) 622-4782

or from the SEC through the SEC website at the address provided above.

American Woodmark (SEC File No.000-14798):

•	Annual Report on Form 10-K for the fiscal year ended April 30, 2025 (filed with the SEC on June 25, 2025);

•	Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2025 (filed with the SEC on August 26, 2025);

•	Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof) filed with the SEC on July 8, 2025 and August 6, 2025;

•	Definitive Proxy Statement on Schedule 14A for American Woodmark’s 2025 Annual Meeting (filed with the SEC on June 25, 2025); and

•

Any description of shares of American Woodmark common stock contained in a registration statement filed by American Woodmark pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description.

These documents contain important information about American Woodmark’s business and American Woodmark’s financial performance.

American Woodmark also incorporates by reference any future filings American Woodmark makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) on or after the date of the initial filing and prior to the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and (b) on or after such date and prior to the date of the American Woodmark shareholder meeting, all of which will be filed under SEC File No. 000-14798. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. The future filings with the SEC made by American Woodmark will automatically update and supersede any inconsistent information in this joint proxy statement/prospectus and any earlier dated incorporated document. American Woodmark does not incorporate by reference any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K in any future filings, unless otherwise stated.

You may request a copy of any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning American Woodmark, without charge, by written or telephonic request to:

American Woodmark Corporation

Attention: Secretary

561 Shady Elm Road

Winchester, Virginia 22602

(540) 665-9100

or from the SEC through the SEC website at the address provided above.

THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES OF MASTERBRAND COMMON STOCK OR AMERICAN WOODMARK COMMON STOCK, AS APPLICABLE, AT THE RESPECTIVE SPECIAL MEETING. NEITHER MASTERBRAND NOR AMERICAN WOODMARK HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED [●], 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

MASTERBRAND, INC.,

MAPLE MERGER SUB, INC.,

and

AMERICAN WOODMARK CORPORATION

Dated as of August 5, 2025

Page

ARTICLE I

THE MERGER

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 5, 2025 (this “Agreement”), is made and entered into by and among MasterBrand, Inc., a Delaware corporation (“Parent”), Maple Merger Sub, Inc., a Virginia corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and American Woodmark Corporation, a Virginia corporation (the “Company” and, together with Parent and Merger Sub, the “Parties”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Section 9.14.

RECITALS:

WHEREAS, it is proposed that, on the terms and subject to the conditions hereof and the Virginia Stock Corporation Act, as amended (the “VSCA”), Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation;

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (a) the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code that is subject to the treatment described in Section 6.16(a) (the “Intended Tax Treatment”) and (b) this Agreement is, and be adopted as, a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g);

WHEREAS, the Company Board unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger (as defined herein) and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger, and the other transactions contemplated hereby are advisable, and in the best interests of, the Company and the Company Stockholders, (c) directed that this Agreement be submitted to the Company Stockholders for adoption, and (d) resolved to recommend to the Company Stockholders that they adopt this Agreement and approve the Merger;

WHEREAS, the Parent Board unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger and the consummation of the Merger, the Parent Stock Issuance and the other transactions contemplated hereby, (b) directed that the Parent Stock Issuance be submitted to the Parent Stockholders for approval, and (c) resolved to recommend that the Parent Stockholders approve the Parent Stock Issuance;

WHEREAS, the board of directors of Merger Sub unanimously has (a) approved and declared advisable this Agreement and the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby, (b) determined that the terms hereof, the Merger and the transactions contemplated hereby are advisable, and in the best interests of the sole stockholder of Merger Sub, (c) directed that this Agreement be submitted to the sole stockholder of Merger Sub for adoption, and (d) resolved to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger;

WHEREAS, immediately following the execution and delivery of this Agreement, Parent, as the sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger; and

WHEREAS, each of Parent, Merger Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, each as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements hereunder, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 Closing. The consummation of the Merger (the “Closing”) shall take place remotely via the electronic exchange of documents and signature pages, at 8:30 a.m., Eastern Time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions in Article VII (except for any condition that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of any such condition at the Closing), or at such other time and date as may be mutually acceptable to and agreed by Parent and the Company. As used herein, “Closing Date” means the date on which the Closing occurs.

Section 1.2 The Merger.

(a) Surviving Corporation. On the terms and subject to the conditions set forth herein and in accordance with the VSCA, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit A (the “Plan of Merger”), and the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and become a wholly owned Subsidiary of Parent.

(b) Effective Time. At the Closing, the Company shall file with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger relating to the Merger containing the Plan of Merger attached as an exhibit thereto (the “Articles of Merger”), executed and acknowledged in accordance with the relevant provisions of the VSCA, and make all other filings or recordings required under the VSCA or by the SCC in connection with the Merger. The Merger shall become effective at the time that the SCC issues its certificate of merger with respect to the Articles of Merger, or at such later time or date as Parent and the Company shall agree in writing and specify in the Articles of Merger; provided, however, that in no event shall such time or date be more than 15 days following the filing of the Articles of Merger with the SCC (the time the Merger becomes effective being the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The effects of the Merger on the capital stock of the Company and Merger Sub shall be as set forth in Article III.

(d) Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to be the same as the articles of incorporation of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation” and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time; and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation,” and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time.

ARTICLE II

CERTAIN GOVERNANCE MATTERS

Section 2.1 Name and Trading Symbol. Parent’s name and NYSE ticker symbol will not be amended, revised, changed or otherwise affected in any respect as a result of the consummation of the Merger or the other transactions contemplated by this Agreement, and, for the avoidance of doubt, will continue as “MasterBrand, Inc.” and “MBC,” respectively.

Section 2.2 Headquarters; Other Locations. From and after the Effective Time, the headquarters of Parent shall be the existing headquarters of Parent in Beachwood, OH.

Section 2.3 Parent Board of Directors.

(a) At the Effective Time, the Parent Board shall consist of eleven (11) directors, of whom: (i) eight (8) directors shall be designated by Parent in writing prior to the Effective Time (the “Parent Designees”); and (ii) three (3) directors shall be designated by the Company in writing prior to the Effective Time (the “Company Designees”). Each of the Company Designees shall (i) meet the independence requirements of NYSE, (ii) satisfy Parent’s corporate governance standards, including Parent’s satisfactory completion of its customary screening and evaluation procedures for directors, and (iii) be chosen by the Parties from the list set forth on Section 2.3 of the Company Disclosure Schedule. At the Effective Time, David D. Petratis or such other designee of Parent shall be the Chairman of the Parent Board.

(b) Prior to the Effective Time, Parent shall take all actions necessary or appropriate to cause: (i) the size of the Parent Board to be increased to consist of eleven (11) directors as of the Effective Time; (ii) the three (3) Company Designees to be appointed to the Parent Board as of the Effective Time to fill the vacancies caused by the increase in size of the Parent Board referred to in clause (i) above; and (iii) the three (3) Company Designees to be appointed to serve in the classes of the Parent Board in accordance with Section 2.3(c). Once so appointed to the Parent Board, each Company Designee shall serve on the Parent Board, in the class of directors as determined in accordance with Section 2.3(c), in accordance with the Parent Constituent Documents until the earliest to occur of such Company Designee’s resignation, death, or removal in accordance with the Parent Constituent Documents.

(c) The Company Designees shall be appointed to serve in one of the three (3) existing classes of the Parent Board, such that one (1) Company Designee will be added to each of Class I, II, and III of the Parent Board. The Company Designees shall only receive rights and benefits as a Parent director that are provided on the same basis as those afforded by the Parent generally to the Parent Designees.

Section 2.4 Parent Chief Executive Officer. From and after the Effective Time, R. David Banyard, Jr. shall continue to serve as the Chief Executive Officer and President of Parent until his successor shall be appointed or until his earlier death, resignation or removal in accordance with the Parent Constituent Documents.

Section 2.5 No Control. Notwithstanding any provision in this Article II, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business or decision-making prior to the Effective Time, and control over all such matters shall remain in the hands of the applicable Party, subject to the terms and conditions of this Agreement.

ARTICLE III

EFFECT ON CAPITAL STOCK OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person (including the Company Stockholders or the Parent Stockholders):

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive, subject to Section 3.3, 5.15 (such ratio, as may be adjusted under Section 3.2, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) From and after the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, subject to compliance with Section 3.5, (ii) any cash in lieu of fractional shares under Section 3.3, and (iii) any dividends or other distributions payable under Section 3.5(d).

Section 3.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 3.1 and Section 3.7 prior to such event. Nothing in this Section 3.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 3.1(a)(i), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock, or (c) any other rights of a holder of shares of Parent Common Stock. As promptly as reasonably practicable following the Effective Time, the Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 3.1(a)(i), shall aggregate all fractional shares of Parent Common Stock that would otherwise have been required to be distributed under Section 3.1(a)(i) and cause them to be sold on NYSE at then-prevailing prices in the manner provided in the immediately following sentence. The sale of such fractional shares of Parent Common Stock by the Exchange Agent, acting as agent for the holders of Converted Shares that otherwise would be entitled to receive fractional shares of Parent Common Stock under Section 3.1(a)(i) pursuant to the foregoing sentence shall be executed in round lots to the extent practicable, and until the proceeds of sale or sales have been distributed to such holders, the Exchange Agent shall hold such proceeds in trust for such holders. Each holder of

Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 3.1(a)(i) shall, in lieu thereof, be entitled to receive from the proceeds from such sales by the Exchange Agent, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales. As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to holders of Converted Shares in lieu of any fractional share interests in Parent Common Stock, the Exchange Agent shall make available such amounts, without interest, to the holders of Converted Shares entitled to receive such cash.

Section 3.4 No Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.

Section 3.5 Exchange of Company Common Stock.

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate number of shares of Parent Common Stock into which Converted Shares are to be converted under Section 3.1(a)(i) and (ii) after the Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under Section 3.5(d) on the shares of Parent Common Stock deposited under the foregoing clause (i) (such shares of Parent Common Stock and cash (if any) deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares out of the Exchange Fund pursuant to the exchange agent agreement contemplated by Section 3.5(a). The Parties intend that the Exchange Fund shall not be used for any purpose other than in accordance with this Section 3.5.

(c) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail, as soon as reasonably practicable (and in no event more than five (5) Business Days) after the Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration under Section 3.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or, if applicable, affidavits of loss in lieu thereof under Section 3.5(h)) to the Exchange Agent, and shall be in customary form as prepared by Parent and reasonably acceptable to the Company) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent (or affidavits of loss in lieu thereof under Section 3.5(h)), together with such letter of transmittal, duly executed, and such other documents as shall be required by such letter of transmittal or otherwise as reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall instruct the Exchange Agent to pay and deliver in exchange thereof as promptly as reasonably practicable, (x) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive in exchange for the shares of Company Common Stock represented by such Certificate pursuant to Section 3.1(a)(i) (after taking into account all other Certificates surrendered by such holder under this Section 3.5(c)(i)), (y) any dividends or other distributions payable pursuant to Section 3.5(d)(i), and (z) cash in lieu of fractional shares of Parent Common Stock payable under Section 3.3, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that has not been registered in the transfer records of the Company, delivery of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate so surrendered is registered only if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the delivery of the Merger Consideration to a

Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax was paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate hereunder.

(ii) Book-Entry Shares. Notwithstanding anything herein to the contrary, any holder of a Book-Entry Share that is a Converted Share shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent. In lieu thereof, each holder of record of one or more Book-Entry Shares that are Converted Shares shall automatically upon the Effective Time be entitled to receive, and Parent shall instruct the Exchange Agent to pay and deliver as promptly as reasonably practicable after the Effective Time, (A) the number of shares of Parent Common Stock (which shall be in book-entry form unless a certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive for such Converted Shares pursuant to Section 3.1(a)(i), (B) any dividends or distributions payable under Section 3.5(d)(ii), and (C) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3. No interest shall be paid or accrue on any cash payable in respect of any Book-Entry Shares.

(d) Distributions Related to Unexchanged Shares.

(i) No dividends or other distributions on shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Certificate formerly representing Company Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder under Section 3.3, until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Article III. Subject to applicable Law, following a holder’s surrender of any such Certificate in accordance with this Article III, there shall be paid to such holder, without interest, (A) by the Exchange Agent, at the time of delivery to such holder of shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i), (1) the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with any dividend or other distribution with a record date after the Effective Time that was paid by Parent prior to such delivery of such shares of Parent Common Stock by the Exchange Agent and (2) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3 and (B) by Parent, at the appropriate payment date, the aggregate amount of dividends or other distributions payable on the shares of Parent Common Stock delivered to such holder by the Exchange Agent under Section 3.5(c)(i) in connection with any dividend or other distribution with a record date after the Effective Time, but prior to such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i), that has a payment date subsequent to the time of such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(i).

(ii) Subject to applicable Law, there shall be paid to the holder of each share of Parent Common Stock issued in exchange for Book-Entry Shares under this Article III, without interest, (A) by the Exchange Agent, at the time of delivery to such holder of such Parent Common Stock by the Exchange Agent under Section 3.5(c)(ii), (1) the aggregate amount of dividends or other distributions payable on such shares of Parent Common Stock in connection with any dividend or other distribution with a record date after the Effective Time that was paid by Parent prior to such delivery of such shares of Parent Common Stock by the Exchange Agent and (2) cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 3.3; and (B) by Parent, at the appropriate payment date, the aggregate amount of dividends or other distributions on the shares of Parent Common Stock delivered to such holder by the Exchange Agent under Section 3.5(c)(ii) in connection with any dividend or other distribution with a record date after the Effective Time, but prior to the time of such delivery by the Exchange Agent under Section 3.5(c)(ii), that has a payment date subsequent to the time of such delivery of such shares of Parent Common Stock by the Exchange Agent under Section 3.5(c)(ii).

(e) The Merger Consideration issued and paid pursuant to this Article III shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to Converted Shares of Company Common Stock (except for the right to receive dividends or other distributions, if any, pursuant to Section 3.5(d), subject to the right to receive cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.3). After the Effective Time, there shall be no registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding prior to the Effective Time. If, after the

Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article III, subject to the terms and conditions hereof.

(f) Any portion of the Exchange Fund that remains undistributed to the former holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holder of Company Common Stock who has not theretofore complied with this Article III shall thereafter look only to Parent for payment of its claim for the Merger Consideration and any dividends or distributions on shares of Parent Common Stock as contemplated by Section 3.5(d).

(g) None of Parent, Merger Sub, the Surviving Corporation, or the Exchange Agent shall be liable to any Person for any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash (if any) from the Exchange Fund delivered to a public official under any applicable abandoned property, escheat, or similar Law. Any Merger Consideration remaining unclaimed by former holders of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

(h) In the event any Certificate has been lost, stolen, or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claim that may be made against it or the Surviving Corporation related to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen, or destroyed Certificate the Merger Consideration and any unpaid dividends or other distributions that would be payable or deliverable in respect thereof under Section 3.5(d) had such lost, stolen, or destroyed Certificate been surrendered as provided in this Article III.

(i) The Exchange Agent shall invest the amount of cash included in the Exchange Fund as directed by Parent; provided, however, that no such investment income or gain or loss thereon shall affect the amounts payable to holders of Company Common Stock pursuant to this Article III. Any interest, gains, and other income resulting from such investments (net of any losses) shall be the sole and exclusive property of Parent payable to Parent upon its request, and no part of such interest, gains, and other income shall accrue to the benefit of holders of Company Common Stock; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or S&P Global Inc., respectively, or in certificates of deposit, bank repurchase agreements, or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available). If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

(j) Notwithstanding anything to the contrary contained in this Agreement, each of Parent, Merger Sub, the Surviving Corporation, and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts (including stock) otherwise payable to any Person under this Agreement such amounts as Parent determines in good faith are required to be deducted and withheld therefrom or in connection therewith under the Code or any other provision of state, local or non-U.S. Law. Any amount deducted or withheld pursuant to this Section 3.5(j) shall be treated as having been paid to the Person for which such deduction or withholding was made.

Section 3.6 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation determines that any actions are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any right, property, or asset of the Company or (if applicable) Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, then the agents of the Surviving Corporation shall be authorized to take all such actions as such agents (or any one of them) deem necessary or desirable to vest all right, title, or interest in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out the purposes hereof.

Section 3.7 Stock-Based Awards.

(a) Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (each, an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions, but excluding performance-based vesting conditions applicable to such Company Stock Option immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time) as applicable to each such Company Stock Option as of immediately prior to the Effective Time, shares of Parent Common Stock, except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Stock Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything to the contrary set forth in this Section 3.7(a), to the extent that any Company Stock Option is not earned based on the achievement of actual performance as determined in accordance with this Section 3.7(a), such Company Stock Option shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(b) Company RSUs.

(i) Immediately prior to the Effective Time, each Company RSU that, pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated hereby shall, without any further action on the part of the holder thereof, be converted as of the Effective Time into the right to receive a number of shares of Parent Common Stock equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio (with a cash payment in respect of any fractional shares in accordance with Section 3.3), less applicable Tax withholdings, which shall be paid or provided by Parent as soon as practicable following the Effective Time, but in no event later than twenty (20) Business Days following the Effective Time; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment pursuant to this Section 3.7(b)(i) in respect of any such Company RSU that constitutes “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(ii) As of the Effective Time, each Company RSU (other than Company RSUs that are covered by Section 3.7(b)(i)) outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Assumed RSU shall relate to such number of shares of Parent Common Stock as is equal to the product of (A) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (other than the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed PSU shall relate to such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined, (x) with respect to the Company PSUs set forth on Section 3.7(c) of the Company Disclosure Schedule, based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, and (y) for Company PSUs not covered by clause (x) of this Section 3.7(c), at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Notwithstanding anything to the contrary set forth in this Section 3.7(c), to the extent that any Company PSU covered by clause (x) of this Section 3.7(c) is not earned based on the achievement of actual performance as determined in accordance with this Section 3.7(c), such Company PSU shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(d) Company RSTUs. As of the Effective Time, each Company RSTU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become a cash-settled restricted stock tracking unit (each, an “Assumed RSTU”) with the same terms and conditions as were applicable to such Company RSTU immediately prior to the Effective Time (other than any performance-based vesting conditions applicable to such Company RSTU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed RSTU shall be based on such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock related to such Company RSTU immediately prior to the Effective Time with the achievement of any applicable performance metrics for any open performance period determined at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional amounts rounded down to the nearest whole share.

(e) Company Actions. Prior to the Effective Time, the Company Board or a committee thereof with necessary authority shall take actions (including adopting resolutions) as may be necessary or desirable to approve, provide for or give effect to the transactions and adjustments contemplated by this Section 3.7, and to authorize and direct the Company’s officers and employees to take such actions as may be necessary or appropriate to give effect thereto, including seeking the consent of any other Person. Prior to any adoption of such resolutions, the Company shall provide Parent with drafts of, and a reasonable opportunity to comment upon, all such resolutions.

(f) Parent Actions. At the Effective Time, Parent shall assume all obligations of the Company under the Company Stock Plans with respect to each Assumed Stock Option, Assumed RSU, Assumed PSU and Assumed RSTU (collectively, the “Assumed Equity Awards”), subject to the adjustments required pursuant to this Section 3.7, and the award agreements evidencing the grants of such Company Equity Awards to be converted into Assumed Equity Awards pursuant to this Section 3.7. Parent shall administer and honor all such Assumed Equity Awards in accordance with the terms and conditions of the Company Stock Plans and the applicable award agreements pursuant to which the Company Equity Awards to be converted into Assumed Equity Awards pursuant to this Section 3.7 were granted (subject to the adjustments required pursuant to this Section 3.7). As soon as reasonably practicable after the Effective Time, Parent shall file a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock subject to such Assumed Stock Options, Assumed RSUs and Assumed PSUs, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Assumed Stock Options, Assumed RSUs and Assumed PSUs remain outstanding.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as expressly set forth in the Company Disclosure Schedule or as disclosed in the Company SEC Documents filed with or furnished to the SEC on or after December 31, 2022, but prior to the Business Day immediately preceding the date hereof (collectively, the “Pre-Signing Company Reports”), but only to the extent publicly available on EDGAR (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Company Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, (ii) any “forward-looking statements” or similar disclaimer, or (iii) any other disclosure included in any such Pre-Signing Company Report that is predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization; Good Standing; Corporate Power; Company Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of the Commonwealth of Virginia and has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(b) The Company’s Constituent Documents that are in effect on the date hereof are available on EDGAR and are in full force and effect. No further amendment to the Company’s Constituent Documents has been approved by the Company Board or Company Stockholders. The Company is not in violation of any of its Constituent Documents.

(c) Section 4.1(c) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries as of the date hereof, including each Company Subsidiary’s jurisdiction of incorporation, formation, or organization. Each material Company Subsidiary is duly incorporated or a limited liability company, or other entity duly organized or formed, as applicable, and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation, or organization, as the case may be, and has the requisite corporate, limited liability company, or other power and authority, as the case may be, to own, lease, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(d) The Constituent Documents of each Company Subsidiary are in full force and effect, and no Company Subsidiary is in violation of any of its Constituent Documents.

Section 4.2 Company Capitalization.

(a) The authorized capital stock of the Company consists of (i) 40,000,000 shares of Company Common Stock, and (ii) 2,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock” and, together with the Company Common Stock, the “Company Capital Stock”).

(b) As of the close of business on August 1, 2025 (the “Capitalization Date”), there were (i) 14,558,035 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued or outstanding, (iii) 551,531 shares of Company Common Stock reserved for issuance under outstanding awards and rights under the Company Stock Plans, of which (1) 164,504 shares of Company Common Stock related to outstanding Company RSUs, (2) 325,467 shares of Company Common Stock related to Company PSUs (assuming achievement at the maximum performance level), and (3) 61,560 shares of Company Common Stock related to outstanding Company Stock Options (assuming achievement at the maximum performance levels), and (iv) 1,180,297 shares of Company Common Stock reserved for issuance for future awards under the Company Stock Plans. Since the close of business on the Capitalization Date through the date hereof, the Company has not granted or issued any Company Equity Awards, and the Company has not issued (or authorized the issuance of) any shares of Company Capital Stock, except in satisfaction of the vesting or exercise of (in each case, in accordance with their respective terms) any Company Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Company Common Stock, together with the outstanding Equity Securities of the Company described by the foregoing clauses (i)–(iv) of the foregoing sentence, the “Outstanding Company Equity Securities”). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other anti-dilutive rights. Except for (A) the Outstanding Company Equity Securities and (B) the issuance of Company Common Stock upon the exercise of Company Stock Options or the vesting and settlement of Company RSUs and Company PSUs, in each case, included in the Outstanding Company Equity Securities, no Equity Securities in the Company are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Company Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Company Common Stock in connection with (i) required Tax withholding in connection with the exercise, vesting and settlement, as applicable, of Company Equity Awards and (ii) forfeitures of Company Equity Awards, no Company Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Company Entity.

(d) There is no Indebtedness of any Company Entity providing any holder thereof with the right to vote (or that is convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Company Stockholders or any holder of Equity Securities of any Company Entity may vote. Except pursuant to award agreements for outstanding Company Equity Awards, there are no stockholder agreements, voting trusts or other Contracts to which any Company Entity is a party or, to the Company’s Knowledge, among any stockholders of the Company or any Company Subsidiaries related to the voting, registration, redemption, repurchase, or disposition of, or that restrict the transfer of, grant preemptive rights with respect to any Equity Securities of any Company Entity, or grant board (or other governing body) designation rights with respect to any Company Entity.

(e) The Company owns of record or Beneficially Owns all of the outstanding Equity Securities in each Company Subsidiary, and all of the outstanding Equity Securities in each Company Subsidiary are owned of record by a Company Entity, in each case, free and clear of any Lien thereon (other than (i) Liens under the Existing Company Credit Facility that will be removed in accordance with the Closing assuming the Payoff Amount is made in connection with the Payoff Letter and (ii) any restrictions on transfer imposed by federal and state securities Laws). All outstanding Equity Securities in the Company Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, subscription rights, rights of first refusal or offer, or other similar rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, puts, rights, commitments or agreements of any character requiring the purchase, sale, or issuance of any Equity Securities of such Company Subsidiary. Except for the outstanding Equity Securities of the Company Subsidiaries, no Company Entity owns of record or Beneficially Owns any Equity Securities of any Person (other than another Company Subsidiary). No Company Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

(f) Section 4.2(f) of the Company Disclosure Schedule lists all outstanding Company Equity Awards as of the close of business on the Capitalization Date, including (i) the identity of the holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming achievement of the applicable performance metrics at the target level), (iii) the date of grant, and (iv) with respect to each Company Stock Option, the per-share exercise price and expiration date thereof.

Section 4.3 Authority; Execution and Delivery; Enforceability; State Takeover Statutes; No Rights Plan.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and comply with its covenants and agreements hereunder and, subject to the adoption of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company Stockholders Meeting (the “Company Stockholder Approval”), to consummate the transactions contemplated hereby, including the Merger. The Company’s execution and delivery of this Agreement, performance of its obligations hereunder and compliance with its covenants and agreements hereunder and subject to, with respect to the Merger, obtaining Company Stockholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the Company’s part. The Company has duly executed and delivered this Agreement and, assuming Parent’s and Merger Sub’s respective due authorization, execution and delivery hereof, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, or similar Laws affecting the enforcement of creditors’ rights or by general equitable principles (regardless of whether enforcement is sought in a proceeding of law or in equity) (the “Bankruptcy and Equitable Exceptions”). The Company Stockholder Approval is the only approval of holders of any shares of Company Capital Stock or any Equity Securities of any Company Entity necessary to adopt this Agreement and the Plan of Merger and to consummate the Merger and the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Company Board unanimously adopted resolutions (i) approving and adopting this Agreement, the Plan of Merger, the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are advisable, and in the best interests of, the Company and the Company Stockholders, (iii) directing that this Agreement and the Plan of Merger be submitted to a vote by the Company Stockholders for adoption, and (iv) resolving to recommend to the Company Stockholders that they adopt this Agreement and the Plan of Merger (the “Company Recommendation”). The Company is not a party to any stockholder rights plan, “poison pill,” anti-takeover plan, or other similar agreement or device that would be applicable to the Merger.

(c) No restrictions on business combinations in any “business combination,” “control share acquisition,” “fair price,” “moratorium,” “interested shareholder” or other anti-takeover Laws (collectively, “Takeover Laws”) or anti-takeover provisions in the articles of incorporation or bylaws of the Company, and the Company has no rights plans, “poison pill” or similar agreements that are applicable to the Merger or the other transactions contemplated hereby. In accordance with Section 13.1-730 of the VSCA, no appraisal or dissenters’ rights will be available to the holders of Company Common Stock in connection with the Merger.

Section 4.4 No Conflicts; Consents and Approvals.

(a) The Company’s execution and delivery hereof does not, the Company’s performance of its obligations and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby, including the Merger, shall not, subject to obtaining the Company Stockholder Approval, (i) constitute a default under the Constituent Documents of the Company or any Company Subsidiary, (ii) subject to making the Filings with and obtaining the Consents from the Governmental Authorities contemplated by Section 4.4(b), conflict with or violate any applicable Laws that the Company Entities are subject or by which any of their properties are bound, or (iii) subject to obtaining the third-party consents and approvals set forth in Section 4.4(a) of the Company Disclosure Schedule, breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation, or amendment of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or require any Consent under, any Company Material Contract or result in the creation or imposition of any Lien on any of the assets of a Company Entity, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay the consummation by the Company of the transactions contemplated hereby.

(b) The Company’s execution and delivery hereof does not, the Company’s performance of its obligations and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Company Entity to make any registration, declaration, notice, report, submission, application or other filing (each, a “Filing”) with or to, or to obtain any consent, approval, waiver, license, permit, franchise, or authorization (each, a “Consent”) of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Articles of Merger with the SCC and the issuance of the Certificate of Merger by the SCC;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of NASDAQ or state securities or “blue-sky” Laws, including the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4;

(iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby;

(v) all approvals of any Governmental Authority set forth in Sections 7.1(e) and 7.1(f) of the Company Disclosure Schedule; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not be expected to result in, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5 SEC Documents; Financial Statements; Related-Party Transactions.

(a) The Company has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by the Company with the SEC since April 30, 2023 (collectively, together with any documents filed with or furnished to the SEC during such period by the Company to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Company SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Company SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Company SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is, or has at any time since April 30, 2023, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act), and (ii) present fairly, in all material respects, the Company Entities’ consolidated financial position as at the respective dates thereof and the Company Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which is material to the Companies Entities, taken as a whole)). Except as required by GAAP and disclosed in the Company SEC Documents, between April 30, 2023 and the date hereof, the Company has not made or adopted any material change in its accounting methods, practices or policies. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Company SEC Documents.

(c) The Company is, and since April 30, 2023 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(d) The Company has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company Entities are being made only in accordance with appropriate authorizations of the Company’s management and the Company Board, and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company Entities. The Company has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the Company SEC Documents is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) The Company has disclosed to the Company’s outside auditors and the audit committee of the Company Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely, individually or in the aggregate, to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the Company’s internal control over financial reporting, and Section 4.5(e) of the Company Disclosure Schedule summarizes any such disclosure made after April 30, 2025.

(f) Since April 30, 2023, none of the Company Entities, their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion, or claim related to the accounting or auditing practices, procedures, methodologies, or methods of any Company Entity or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that any Company Entity has engaged in questionable accounting or auditing practices.

(g) No Company Entity is party to any Contract or transaction with (i) any Affiliate (except for any Company Entity), or any director, manager or officer of any Company Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by the Company under Item 404 of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that the Company does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 4.6 No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) No Company Entity has any material liabilities, Indebtedness, commitments or obligations of any nature, whether accrued, absolute, contingent, or otherwise, due or to become due (“Liabilities”), that would be required to be reflected or reserved against in the Company’s consolidated audited balance sheet by GAAP or the notes thereto, except (i) those Liabilities specifically reflected and adequately reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements (the “Company Balance Sheet” and the date of such balance sheet, the “Company Balance Sheet Date”), (ii) those Liabilities incurred in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby, including the Merger, (iii) those Liabilities (other than any Liability for any breach of Contract, breach of warranty, tort, infringement, misappropriation, claim or violation of Law) incurred in the ordinary course of business consistent with past practice, since the Company Balance Sheet Date, and (iv) those liabilities that, individually or in the aggregate, would not reasonably be expected to be material to the Company Entities or the conduct of businesses thereof. No Company Entity has any Liability with respect to the American Woodmark Foundation.

(b) No Company Entity is party to, or has any commitment to become a party to, any material off-balance sheet joint venture, partnership, or similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Company Entity, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand), or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(c) Since the Company Balance Sheet Date, (i) except for the Company’s negotiation of, and entry into, this Agreement, the Company Entities have conducted their businesses in all material respects in the ordinary course of business, consistent with past practice, and (ii) no event, change, effect, development, condition, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect has occurred.

Section 4.7 Actions. There are no Actions pending or, to the Company’s Knowledge, threatened, or to the Company’s Knowledge, investigations pending or threatened, against any Company Entity or any officer, director, employee, or agent thereof, in each case in their capacity as such, that, if adversely determined, would reasonably be expected to result in a Company Material Adverse Effect. None of the Company Entities or any of their respective officers, directors or employees in their respective capacity as such, or, to the Company’s Knowledge, any of their respective agents in their respective capacity as such, are subject to any outstanding

Order that, individually or in the aggregate, would reasonably be expected to be material to the Company Entities or the conduct of businesses thereof.

Section 4.8 Compliance with Laws; Permits.

(a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect, (i) the businesses of the Company Entities have been conducted in compliance with all applicable Laws, (ii) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a violation by any Company Entity of any applicable Law, and (iii) no Company Entity has received any written notice alleging that any Company Entity has violated any applicable Law, in the case of each if the foregoing clauses (i), (ii) and (iii), including in relation to the making or receipt of donations and/or charitable funds by the American Woodmark Foundation.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity holds and is in compliance with all Permits required for the ownership and use of its assets and the lawful conduct of its business as currently conducted, and all such Permits are valid, subsisting, and in full force and effect.

Section 4.9 Sanctions and Anti-Corruption.

(a) Since December 31, 2019, each Company Entity and each of its directors, officers, employees and, to the Company’s Knowledge, agents have been in material compliance with Customs and Trade Laws and Sanctions. No Company Entity, nor, to the Company’s Knowledge, any director, officer, member, employee or agent of any Company Entity is a Sanctioned Person.

(b) Since December 31, 2019, no Company Entity has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Each Company Entity has implemented controls reasonably designed to promote compliance with applicable Customs and Trade Laws and Sanctions. No Company Entity has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs and Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs and Trade Laws or Sanctions, or (iii) received any written notice or, to the Company’s Knowledge, oral notice, request, penalty, or citation for any actual or potential non-compliance with Customs and Trade Laws or Sanctions.

(c) Since December 31, 2019, neither the Company nor any of its Subsidiaries, or any of their officers, directors, employees or, to the Company’s Knowledge, agents or other Persons acting for or on behalf of any Company Entity has given, offered, promised, agreed to give, or authorized the giving of anything of value, directly or indirectly, to: (i) any foreign or domestic government official, political party, political party official, or candidate for government office or (ii) any Person, in each case, in violation of any applicable Anti-Corruption Law.

(d) The Company and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance by its directors, officers, and employees with applicable Anti-Corruption Laws.

(e) Since December 31, 2019, the Company and its Subsidiaries have not (i) received written or, to the Company’s Knowledge, oral notice of, or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual or potential violation of any Anti-Corruption Law or (ii) been a party to or the subject of any pending or, to the Company’s Knowledge, threatened Action or investigation related to any actual or potential violation of Anti-Corruption Laws.

Section 4.10 Employee Benefit Plans; ERISA.

(a) Section 4.10(a) of the Company Disclosure Schedule lists each material Company Benefit Plan. With respect to each material Company Benefit Plan, prior to the date hereof, the Company has made available to Parent correct and complete copies or forms of the following, as applicable: (i) all such Company Benefit Plans (including all amendments thereto) to the extent set forth in writing; (ii) a written summary of all material terms of any such Company Benefit Plan not set forth in writing; (iii) all related trust agreements, custodial agreements, insurance policies and contracts, administration and service provider agreements, investment management agreements, investment advisory agreements, and side letters, and any other documents establishing any other funding vehicles (including all amendments thereto and the latest financial statements thereof, as applicable); (iv) the three (3) most recent annual reports (Form 5500) filed with the Department of Labor, the two most recent actuarial reports, and the most recent financial statements; (v) the most recent determination or opinion letter from the Internal Revenue Service, if any; (vi) to the extent required by applicable Law, the current summary plan description (including any summaries of material modifications), summaries of benefits and coverage for the current and the prior plan years, current employee handbooks, and any other written communications (and a description of any material oral communications); (vii) the most recent nondiscrimination and top-heavy tests performed under the Code; (viii) copies of material notices, letters or other correspondence from any Governmental Authorities; (ix) copies of current and prior IRS or Department of Labor audits or inquiries; and (x) any filings under any amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority.

(b) Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, and nothing has occurred that would adversely affect any such qualification or tax exemption of any such Company Benefit Plan or related trust. Each Company Benefit Plan complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect. All benefits, contributions, and premiums relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(c) No Company Benefit Plan is, and none of the Company Entities nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to or borne any Liability with respect to), (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) None of the Company Entities nor, to the Company’s Knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(0)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transactions in connection with any Benefit Plan which could reasonably be expected to subject the Company or any ERISA Affiliate to any tax or penalty pursuant to Section 502 of ERISA, Section 409 of ERISA, or Section 4975 of the Code, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material Liability or loss to the Company Entities.

(e) No Company Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Company Entity who reside or work outside of the United States on behalf of any Company Entity.

(f) There are no Actions or investigations pending or, to the Company’s Knowledge, threatened against or with respect to any Company Benefit Plan or the assets of any such plan (other than routine claims for benefits) or under workers’ compensation law, and no Company Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or subject of an application or filing under, or is a participant in or considering being a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Authority, in each case, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, any material Liability or loss to the Company Entities.

(g) Except as required by applicable Law, no Company Benefit Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and no Company Entity nor any ERISA Affiliate has any Liability or obligation to provide such benefits to any Person.

(h) Neither the execution and delivery hereof, the stockholder or other approval hereof, nor any of the transactions contemplated by this Agreement could, either alone or in combination with any additional or subsequent events, (i) entitle any current or former employee, director, officer, or natural person service provider of the Company Entities to severance pay, any increase in severance pay, or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require any of the Company Entities to transfer or set aside any assets to fund any compensation or benefits under any Company Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Company Entities under any Company Benefit Plan, (v) limit or restrict the right of the Company Entities to merge, amend, terminate or transfer the assets of any Company Benefit Plan, or (vi) result in the payment of any amount that could, individually or in combination with any other payment, be deemed to be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Company Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Company Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code. The Company has made available to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any “disqualified individual” (within the meaning of Section 280G of the Code) in connection with transactions contemplated by this Agreement.

(i) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries or Affiliates relating to, or making a change in employee participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recently completed fiscal year of the Company, except as required in order to comply with applicable Law.

Section 4.11 Labor Matters.

(a) No Company Entity is party to, bound by or in the process of negotiating, any Collective Bargaining Agreement, and, to the Company’s Knowledge, no employee of any Company Entity is represented by a labor union, labor organization, or other employee representative body with respect to such employee’s employment with any Company Entity.

(b) No Company Entity is required under applicable Law or Contract to provide notice to, or to enter into any consultation procedure with, any union, works council or similar foreign labor organization, in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) To the Company’s Knowledge, (i) since December 31, 2022, there have been no labor union organizing activities with respect to any employees of any Company Entity; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d) There is no pending or, to the Company’s Knowledge, any threatened material labor dispute, unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Company Entity that would reasonably be expected to interfere with the business activities of such Company Entity.

(e) Each Company Entity is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plan closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) Since December 31, 2022, no written or, to the Company’s Knowledge, oral allegations of sexual harassment have been made against (i) any officer of a Company Entity in their capacity as an employee of any Company Entity or (ii) an employee of a Company Entity at a level of Vice President or above in their capacity as an employee of any Company Entity. Since December 31, 2022, no Company Entity has been a party to a settlement agreement with a current or former officer, employee or independent contractor of the Company Entity that involved allegations relating to sexual harassment by either (A) an officer of the Company Entity or (B) an employee of the Company Entity at the level of Vice President or above.

(g) To the Company’s Knowledge, no employee of any Company Entity is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Company Entity or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Company Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.12 Environmental Matters.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity is, and, except for unresolved matters, has been since December 31, 2022, in compliance with all applicable Environmental Laws, and, since December 31, 2022, no Company Entity has received any written notice alleging that any Company Entity is not in compliance with, or has violated, any applicable Environmental Law or Permit issued under Environmental Law. There are no material Environmental Claims pending or, to the Company’s Knowledge, threatened against any Company Entity.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity (i) holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted and (ii) is in compliance with such Environmental Permits. All such Environmental Permits are valid, subsisting, and in full force and effect.

(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2022 (or longer if all resulting liability has not been resolved), (i) there has been no Release or threatened Release of Hazardous Materials at, on, under or from (A) any of the Real Property; (B) any property formerly owned or operated by any Company Entity during such Company Entity’s ownership or operation of the property; or (C) any other location where Hazardous Materials generated, handled or processed by any Company Entity have been sent or otherwise present; and (ii) no Company Entity has received any written or, to the Company’s Knowledge, oral notice of alleged, actual or potential responsibility for, or any Action or investigations against a Company Entity related to, any Release or threatened Release of Hazardous Materials. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, there is no property to which Hazardous Materials generated by any Company Entity have been transported that would reasonably be expected to become the subject of an environmental-related Action or investigation against any Company Entity.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, no Company Entity has assumed, by Contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

(e) To the extent in the possession of or reasonably available to any Company Entity, the Company has made available to Parent copies of any (i) phase I or II environmental site assessments or similar environmental reports relating to any real property currently or formerly owned, operated, leased or otherwise used by any Company Entity; (ii) any Permits issued under Environmental Laws to, or otherwise related to the operations of, any Company Entity; and (iii) any material reports, notices or other documents relating to any Company Entity, any current or former operations of any Company Entity or any property currently or formerly owned, leased, operated or used by any Company Entity and relating to: (A) any unresolved and material liability under Environmental Laws; (B) any material release of Hazardous Materials; or (C) any actual or alleged unresolved and material non-compliance with any Environmental Law.

Section 4.13 Title to Assets; Real Property.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each Company Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Company SEC Financial Statements (except for tangible assets sold, used or disposed of in the ordinary course of business since April 30, 2025), free and clear of any Lien thereon (except for any Permitted Lien).

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned by each Company Entity (such real property, together with all rights, title and interests of each such Company Entity in and to all buildings, structures, improvements, and fixtures located thereon, and all easements, rights and interests appurtenant thereto, are, as the context may require, the “Company Owned Real Property”) that is used in the conduct of the business and operations of the Company Entities as conducted as of the date of this Agreement. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, each applicable Company Entity has good and marketable title to all of its Company Owned Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien). Except for the Permitted Liens, (i) no Company Entity has leased, licensed, or otherwise granted to any Person the right to use or occupy any Company Owned Real Property or any portion thereof, (ii) no Company Entity is a party to any outstanding agreements, options, rights of first offer or rights of first refusal on the part of any other party to purchase any Company Owned Real Property or any material portion thereof, and (iii) no Company Entity is party to any agreement or option to purchase any real property or interests therein.

(c) Section 4.13(c) of the Company Disclosure Schedule sets forth a true and complete list (in all material respects) of all material leases, subleases, licenses or other occupancy agreements of real property, including all amendments, supplements, modifications, extensions thereto and guarantees thereof (each, a “Company Real Property Lease”) pursuant to which the Company Entities lease, sublease, license, sublicense or otherwise occupy real property (such real property, the “Company Leased Real Property”) in the operation of the business as conducted as of the date of this Agreement. Each Company Entity that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Company Real Property Lease for the use or occupancy of Company Leased Real Property has a good, valid, subsisting and enforceable leasehold interest in or license for the use of such Company Leased Real Property, in each case, free and clear of subtenancies and other occupancy rights, options and any Lien thereon (in each case, except for any Permitted Liens or as otherwise set forth in Section 4.13(c) of the Company Disclosure Schedule). Each Company Real Property Lease is in full force and effect and is a valid and binding obligation on the applicable Company Entity that is a party thereto and, to the Company’s Knowledge, each other party thereto.

Section 4.14 Taxes.

(a) Each Company Entity has timely filed all income and other material Tax Returns required to be filed by it (taking into account any valid extensions of time within which to file such Tax Returns), and all such Tax Returns were true, correct and complete in all material respects, and the Company Entities have timely paid all material Taxes in full, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b) There are no (i) claims, investigations, audits, examinations or other proceedings pending or, to the Company’s Knowledge, threatened with regard to any material Taxes or Tax matters (including Tax Returns) of any Company Entity or (ii) deficiency for material Taxes that has been assessed by any Tax Authority against any Company Entity. There are no Liens in respect of or on account of a material amount of Taxes upon any property or assets of the Company Entities, except for Permitted Liens.

(c) No Company Entity (i) is or has been, since January 1, 2020, a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Company Entity), (ii) is party to or bound by, or has any obligation under, any Tax sharing, Tax reimbursement, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnification provisions in commercial agreements or arrangements entered into the ordinary course of business, in each case not primarily relating to Taxes, or any agreement solely between or among the Company Entities) or (iii) has any Liability for Taxes of any Person (other than the Company Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or non-U.S. Law or as a transferee or successor or otherwise by operation of Law.

(d) No Company Entity has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(e) Since December 31, 2022, no Company Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Each Company Entity (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, customers and other third parties (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority), and (ii) has otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(g) From 2020 and solely with respect to U.S. federal income, state income, and foreign income Taxes, no Company Entity (i) has waived or extended any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired or (ii) is the beneficiary of any material Tax exemption, Tax holiday, or other Tax reduction contract or order.

(h) No claim has been made in writing by any Tax Authority in a jurisdiction where any Company Entity has not filed material Tax Returns that such Company Entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. No Company Entity is or has been subject to Tax in any country other than the country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(i) No Company Entity is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law) with respect to a change in accounting method that occurred at or prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction made or entered into at or prior to the Closing (other than in the ordinary course of business), (iii) deferred revenue or prepaid amount received or accrued at or prior to the Closing (other than in the ordinary course of business), (iv) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into at or prior to the Closing, or (v) “intercompany transaction” or “excess loss account” (as such terms are defined in Treasury Regulations issued under Section 1502 of the Code) entered into or existing at or prior to the Closing. No Company Entity has a net tax liability outstanding pursuant to Section 965(h) of the Code.

(j) No Company Entity is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax Authority.

Section 4.15 Company Material Contracts.

(a) Section 4.15(a) of the Company Disclosure Schedule contains a true and complete list of all Company Material Contracts. For purposes hereof, “Company Material Contract” means any of the following Contracts to which any Company Entity is a party or by which any Company Entity is otherwise bound, other than Contracts only among the Company and its wholly owned Subsidiaries, or pursuant to which any Company Entity is operating, purchasing or selling goods, or providing services:

(i) each Contract required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Company Benefit Plan);

(ii) each Contract with any of the (A) twenty (20) largest customers of the Company and its Subsidiaries, taken as a whole (as determined based on sales to such customers) for the Company’s fiscal year ended April 30, 2025 (each a “Material Customer”), or (B) twenty (20) largest suppliers of the Company and its Subsidiaries, taken as a whole (as determined based on purchases from such suppliers) for the Company’s fiscal year ended April 30, 2025 (each a “Material Supplier”);

(iii) each Contract for capital expenditures by the Company or any of its Subsidiaries in excess of $2,000,000 in the aggregate;

(iv) each Contract that is a lease under which a Company Entity is lessor, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by the Company, except for Contract under which the aggregate annual rental payments do not exceed $2,000,000;

(v) each Contract that relates to the acquisition or disposition by any Company Entity of any business, Equity Securities, assets, or real property other than in the ordinary course of business (whether by merger, sale of Equity Securities, sale of assets, or otherwise), in each case, with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments;

(vi) each Contract that by its terms either (A) limits the ability of any Company Entity from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person, or soliciting or hiring employees, in any material respect, or (B) upon consummation of the Merger, would purport to limit the ability of Parent or any of its Subsidiaries from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person, or soliciting or hiring employees;

(vii) each Contract that contains material provisions for (A) any most favored nations treatment or equivalent preferential terms or (B) exclusivity requirements or similar obligations to which any Company Entity is a party or by which a Company Entity is bound;

(viii) each Contract relating to a partnership, joint venture, minority investment, joint development, profit-sharing or similar arrangement that requires a Company Entity to invest or make contributions or loans, or any similar payments;

(ix) each Contract prohibiting, limiting or otherwise restricting the ability of any Company Entity to pay dividends or make distributions with respect to any of its Equity Securities;

(x) each Contract (A) pursuant to which the Company or any of its Subsidiaries is liable for indebtedness for borrowed money in excess of $2,000,000 in the aggregate or any guarantee of any indebtedness for borrowed money in excess of $5,000,000 in the aggregate or (B) pursuant to which the Company or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on the assets or properties of any Company Entity;

(xi) each Company Real Property Lease;

(xii) each Contract granting to any Person (A) a right of first refusal or right of first offer on the sale of any material part of any of the assets or properties of any Company Entity or (B) an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries (other than inventory in the ordinary course of business);

(xiii) each Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiv) each Contract under which any Company Entity (1) acquires, uses or has the right to use, otherwise exploit, enforce or register any Intellectual Property owned by a third Person that is material to the business of the Company Entities (except for (A) non-exclusive licenses granted on standard terms for “off-the-shelf,” “shrink wrap” or other generally commercially available non-customized Software for which any Company Entity pays less than $500,000 on an annual basis, (B) licenses for open source Software, or (C) nondisclosure agreements, employee invention assignment agreements or other similar agreements entered into in connection with the engagement of employees or independent contractors of the Company Entities, in each case entered into in the ordinary course of business consistent with past practice), (2) transfers, licenses, or otherwise grants to any third Person the right to use, otherwise exploit, enforce, register, or acquire any material Intellectual Property owned (or purported to be owned) by any Company Entity (other than (A) for purposes of providing services to any Company Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Company Entities with customers granting non-exclusive licenses to Intellectual Property that are incidental to the transaction contemplated in such Contract (the commercial purpose of which is primarily for something other than such license), in the ordinary course of business consistent with past practice), or (3) is restricted from using, otherwise exploiting, enforcing, registering, or asserting any Intellectual Property material to the business of the Company Entities, including co-existence agreements, settlement agreements, covenants not to assert Intellectual Property or other restrictions on the Company Entities’ right to use or otherwise exploit Intellectual Property to engage in any particular business or operating in any territory or during any period of time;

(xv) each Contract between the Company and any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of the Company (other than compensation arrangements);

(xvi) each Collective Bargaining Agreement;

(xvii) each Contract pursuant to which any Company Entity has agreed to settle or compromise any pending or threatened Action or investigation and under which any of the foregoing has continuing and material obligations (other than confidentiality obligations with respect thereto);

(xviii) each Contract pursuant to which a Company Entity has an obligation to indemnify any other Person, and such obligation is continuing after the date hereof, excluding any agreement entered into in the ordinary course of business that includes an indemnity with any customer, supplier, distributor or service provider as part of a sales, supply, distribution or service contract;

(xix) each Contract entered into with a Governmental Authority that is material to the business of the Company Entities; and

(xx) other than purchase orders issued in the ordinary course of business, each Contract that is reasonably anticipated to involve annual payment (x) by any Company Entity in excess of $7,500,000 or (y) to any Company Entity in excess of $6,000,000 that, in each case, cannot be canceled by such Company Entity without a material penalty or without more than sixty (60) days’ notice.

(b) True, correct and complete copies of each Company Material Contract (including any amendments, modifications or supplements thereto) have been publicly filed with the SEC prior to the date of this Agreement or have otherwise made available to Parent. Except as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is in full force and effect and is valid and binding on each Company Entity party thereto and, to the Company’s Knowledge, each other party thereto, (ii) neither any Company Entity nor, to the Company’s Knowledge, any other party thereto, is in breach or default under any Company Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would constitute a breach or a default by any Company Entity or, to the Company’s Knowledge, any other party under any Company Material Contract, (iii) since the Company Balance Sheet Date, (A)(1) no Company Entity has received written notice of any actual or alleged breach by any Company Entity of any Company Material Contract and (2) no Company Entity has received any written notice of the intention of any party to a Company Material Contract to cancel, terminate, materially change (including reducing the amount of purchases or sales under), or fail to renew any Company Material Contract, or that any Material Customer or Material Supplier has significant concerns with respect to their relationship with a Company Entity.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all Company Registered Intellectual Property. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, a Company Entity is the sole and exclusive owner of all Company Intellectual Property, free and clear of any Lien thereon (except for any Permitted Lien). All Company Registered Intellectual Property is subsisting and, to the Company’s Knowledge, all Company Registered Intellectual Property (excluding applied-for Company Registered Intellectual Property) is valid and enforceable in all material respects.

(b) There are, and since December 31, 2022, have been, no material Actions pending or, to the Company’s Knowledge, threatened in writing (including cease and desist letters or requests for a license), against any Company Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity, scope or enforceability of any Company Intellectual Property.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) the operation of the Company Entities’ respective businesses as currently conducted, does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2022, infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property or Intellectual Property exclusively licensed to any Company Entity and (2) since December 31, 2022, no Company Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any Company Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property owned by any Person; and

(iii) each Company Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Company Intellectual Property and of confidential information of other Persons possessed by any Company Entities.

Section 4.17 Information Technology; Data Protection.

(a) The Company IT Assets are sufficient, in all material respects, for the conduct of the businesses of the Company Entities, taken as a whole, as currently conducted. Each Company Entity has implemented and maintained, in all material respects, a commercially reasonable security program, including disaster recovery incident response plans and other policies, procedures and safeguards designed to maintain and protect the operation, security, confidentiality and integrity of all Company Software and Company IT Assets, as well as any trade secrets and confidential information (including Personal Information) owned or controlled by a Company Entity. Since December 31, 2022, there has been no material failure in, or disruptions of, the Company Software or Company IT Assets (including, for clarity, with respect to any third-party providers of such Company Software and Company IT Assets) that has not been fully remediated.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, the Company Software owned or controlled by any Company Entity does not contain and, to the Company’s Knowledge, no other Company Software contains, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Company IT Assets or information or other data.

(c) (i) The Company Entities are, and since December 31, 2022, have been, in compliance, in all material respects, with all applicable Privacy Requirements, and (ii) since December 31, 2022, (1) no Company Entity has received any written notice of any claims, and there have been no Actions or, to the Company’s Knowledge, investigations brought by any Governmental Authority or other Person, alleging that any Company Entity has violated any applicable Privacy Requirements, and (2) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a material violation by any Company Entity of any applicable Privacy Requirements.

(d) Except, individually or in the aggregate, as would not reasonably be expected to be material to the Company Entities or the conduct of businesses thereof, since December 31, 2022, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or unauthorized access to or use of any Company Software, Company IT Assets or confidential information (including Personal Information) Processed by or stored on any Company IT Assets or otherwise possessed or controlled by or for the Company Entities.

Section 4.18 Insurance.

(a) Section 4.18(a) of the Company Disclosure Schedule contains a true and complete list of all Company Policies, including for each insurance policy, the coverage line, policyholder, policy number, policy period, limits, deductible / retention and premium. True and complete copies of the insurance policies have been made available to Parent.

(b) Except as has not been and would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect:

(i) all Company Policies are in full force and effect, all premium due thereon have been paid in full, and the limits of the Company Policies are fully in place without any erosion;

(ii) no Company Entity is in breach of or default under any Company Policy or predecessor insurance policy, including with respect to the giving of timely and otherwise valid notice to the applicable insurer(s) of any claim, occurrence or other matter that may be covered under any Company Policy or predecessor insurance policy;

(iii) each Company Entity has been continuously insured with reputable insurers in such amounts and related to such risks and losses as are required by applicable Law and any Company Material Contract and as are customary in the industry in which such Company Entity operates;

(iv) no Company Entity has received any written communication notifying it of any actual or potential (1) cancellation, termination, nonrenewal or invalidation of any Company Policy, (2) denial of any coverage or rejection of any claim under any Company Policy, or (3) increase or adjustment in the amount of the premium (including any retrospective premium) payable under any Company Policy; and

(v) there is no Action by any Company Entity pending against any insurance carrier under any Company Policy or predecessor insurance policy, and there are no claims pending under any Company Policies or predecessor insurance policies.

(c) For purposes hereof, “Company Policy” means any insurance policy maintained by or for the benefit of any Company Entity or any director, officer, member, manager or employee thereof, in their respective capacity as such.

Section 4.19 Product Warranties and Liabilities.

(a) Since December 31, 2022, there have been no material product recalls (whether voluntary or involuntary), product retrofit campaigns or post-sale warnings issued or considered with respect to the products sold by a Company Entity and, to the Company’s Knowledge, no circumstances as of the date hereof would reasonably be expected to result in a product recall (whether voluntary or involuntary), product retrofit campaigns or post-sale warnings being issued.

(b) Since December 31, 2022, other than routine warranty claims in the ordinary course of business, no Action or, to the Company’s Knowledge, investigation is pending or, to the Company’s Knowledge, threatened (i) seeking repair, replacement, or damages in connection with any sale or delivery of products by any Company Entity or (ii) alleging any injury to person or property as a result of the ownership, possession, or use of any product manufactured, processed, distributed, shipped, or sold by any Company Entity or any services rendered by a Company Entity that, in each case, would reasonably be expected to materially impact the Company Entities or the conduct of businesses thereof if adversely determined.

Section 4.20 Broker’s Fees. Except for Jefferies LLC (the “Company Financial Advisor”), the fees and expenses of which shall be paid by the Company under the Company’s engagement letter therewith, no Company Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker, or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 4.21 Opinion of Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion and based on and subject to various assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of Converted Shares (other than, as applicable, Parent, Merger Sub and their respective Affiliates), which opinion will be made available to Parent on a non-reliance basis solely for informational purposes.

Section 4.22 No Other Representations or Warranties; No Reliance.

(a) Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article IV are and shall constitute the sole and exclusive representations and warranties made with respect to the Company in connection with this Agreement or the transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, none of the Company, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company. Except for the representations and warranties expressly set forth in this Article IV, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company are hereby expressly disclaimed.

(b) The Company acknowledges and agrees that, except for the representations and warranties contained in Article V, none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to Parent, Merger Sub, their respective Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company or any of its Representatives by or on behalf of Parent or Merger Sub. The Company acknowledges and agrees that (i) the Company has relied solely upon the representations and warranties contained in Article V and its own independent investigation and (ii) none of Parent, Merger Sub or any other Person acting on behalf of Parent or Merger Sub has made or makes, and the Company has not relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company or any of its representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Parent, Merger Sub, or any of their respective Subsidiaries. For the avoidance of doubt, nothing in this Section 4.22 shall limit Company’s or Parent’s obligations under Section 6.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Except as expressly set forth in the Parent Disclosure Schedule or as disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after December 31, 2022, but prior to the Business Day immediately preceding the date hereof (collectively, the “Pre-Signing Parent Reports”), but only to the extent publicly available on EDGAR (excluding, in each case, (i) any risk factor disclosure that is contained solely in any “Risk Factors” section of any such Pre-Signing Parent Report or any disclosure in any “qualitative and quantitative disclosure about market risk” section, (ii) any “forward-looking statements” or similar disclaimer, or (iii) any other disclosure included in any such Pre-Signing Parent Report that is predictive or forward-looking in nature, in each case other than any specific factual information contained therein, which shall not be excluded), Parent and Merger Sub hereby represent and warrant to the Company as follows:

Section 5.1 Organization; Good Standing; Corporate Power; Parent Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing, and in good standing in accordance with the Laws of the Commonwealth of Virginia. Each of Parent and Merger Sub has the requisite corporate power and authority to own or lease, as applicable, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

(b) The Parent Constituent Documents that are in effect on the date hereof are available on EDGAR and are in full force and effect. No further amendment to the Parent Constituent Documents has been approved by the Parent Board or Parent Stockholders. Parent is not in violation of any of its Constituent Documents.

(c) Each material Parent Subsidiary is duly incorporated or a limited liability company, or other entity duly organized or formed, as applicable, and is validly existing and in good standing in accordance with the Laws of the jurisdiction of its incorporation, formation, or organization, as the case may be, and has the requisite corporate, limited liability company, or other power and authority, as the case may be, to own, lease, and operate its assets and to carry on its business as currently conducted in all material respects. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its assets makes such qualification or licensing necessary.

Section 5.2 Parent and Merger Sub Capitalization; Operations of Merger Sub; Ownership of Company Common Stock.

(a) The authorized capital stock of Parent consists of (i) 750,000,000 shares of Parent Common Stock, par value $0.01 per share and (ii) 60,000,000 shares of Parent Preferred Stock, par value $0.01 per share (collectively, the “Parent Capital Stock”). The authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share. Parent owns all of the issued and outstanding shares of common stock, par value $0.01 per share, of Merger Sub, free and clear of any Lien thereon (other than restrictions on transfer imposed by federal and state securities Laws).

(b) As of the close of business on the Capitalization Date, there were (i) 131,829,964 shares of Parent Common Stock issued and outstanding, (ii) 5,099,040 shares of Parent Common Stock held in treasury, (iii) 14,133,809 shares of Parent Common Stock reserved for issuance under outstanding awards and rights under the Parent Stock Plan, of which (1) 1,329,982 shares of Parent Common Stock related to outstanding Parent Stock Options, (2) 2,563,312 shares of Parent Common Stock related to outstanding Parent Performance Share Awards (assuming achievement of the applicable performance metrics at the maximum level), and (3) 3,105,858 shares of Parent Common Stock related to outstanding Parent RSUs, and (iv) 7,134,657 shares of Parent Common Stock reserved for issuance for future awards under the Parent Stock Plan. Since the close of business on the Capitalization Date through the date hereof, Parent has not granted or issued any Parent Equity Awards, and Parent has not issued (or authorized the issuance of) any shares of Parent Capital Stock, except in satisfaction of the vesting, settlement or exercise (as applicable) of (in each case, in accordance with their respective terms) any Parent Equity Awards, in each case, that were outstanding as of the close of business on the Capitalization Date (such shares of Parent Common Stock, together with the outstanding Equity Securities of Parent described by the foregoing clauses (i)–(v) of the foregoing sentence, the “Outstanding Parent Equity Securities”). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or other anti-dilutive rights. Except for (A) the Outstanding Parent Equity Securities and (B) Equity Securities of Parent issued on or after the date hereof to the extent permitted by Section 6.2(b)(ii), no Equity Securities in Parent are issued, reserved for issuance or outstanding. As of the date hereof, there are no accrued or declared, and unpaid, dividends or dividend equivalents on any shares of Parent Capital Stock.

(c) Except for acquisitions, or deemed acquisitions, of Parent Common Stock in connection with (i) required Tax withholding in connection with the exercise, vesting and settlement, as applicable, of Parent Equity Awards and (ii) forfeitures of Parent Equity Awards, no Parent Entity has any obligation to repurchase, redeem or otherwise acquire any Equity Securities of any Parent Entity.

(d) There is no Indebtedness of any Parent Entity providing any holder thereof with the right to vote (or that is convertible into, or exchangeable for, Equity Securities providing the holder thereof with the right to vote) on any matters on which Parent Stockholders or any holder of Equity Securities of any Parent Entity may vote. Except pursuant to award agreements for outstanding Parent Equity Awards, there are no stockholder agreements, voting trusts or other Contracts to which any Parent Entity is a party or, to Parent’s Knowledge, among any stockholders of Parent or any Parent Subsidiaries related to the voting, registration, redemption, repurchase, or disposition of, or that restrict the transfer of, grant preemptive rights with respect to any Equity Securities of any Parent Entity, or grant board (or other governing body) designation rights with respect to any Parent Entity.

(e) Parent owns of record or Beneficially Owns all of the outstanding Equity Securities in each Parent Subsidiary, and all of the outstanding Equity Securities in each Parent Subsidiary are owned of record by a Parent Entity, in each case, free and clear of any Lien thereon (other than (i) Liens under Parent’s credit facility and indentures and (ii) any restrictions on transfer imposed by federal and state securities Laws). All outstanding Equity Securities in the Parent Subsidiaries have been duly authorized and validly issued and are fully paid, non-assessable, and free of preemptive rights, subscription rights, rights of first refusal or offer, or other similar rights. No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, puts, rights, commitments or agreements of any character requiring the purchase, sale, or issuance of any Equity Securities of such Parent Subsidiary. Except for the outstanding Equity Securities of the Parent Subsidiaries, no Parent Entity owns of record or Beneficially Owns any Equity Securities of any Person (other than another Parent Subsidiary). No Parent Entity is obligated to form, provide funds to or make any loan, capital contribution, guarantee, credit enhancement or other investment in any Person.

(f) Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than in connection with this Agreement and the transactions contemplated hereby.

(g) None of Parent, Merger Sub, or any of their respective Subsidiaries Beneficially Owns any Equity Securities of the Company or holds any rights to acquire or vote any Equity Securities of the Company (other than pursuant to this Agreement). None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or at any time during the last three (3) years has been, an “interested shareholder” of the Company, in each case as defined in Section 13.1-725 of the VSCA.

Section 5.3 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and comply with its covenants and agreements hereunder and, subject to (i) obtaining Parent Stockholder Approval with respect to the Parent Stock Issuance and (ii) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub. Each of Parent’s and Merger Sub’s execution and delivery of this Agreement, performance of its obligations hereunder and compliance with its covenants and agreements hereunder and subject to, (i) with respect to the Parent Stock Issuance, obtaining Parent Stockholder Approval and (ii) with respect to the Merger, Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the Company’s respective due authorization, execution and delivery hereof, this Agreement constitutes a respective valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with the terms hereof, except as may be limited by the Bankruptcy and Equitable Exceptions.

The Parent Stockholder Approval and Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, are the only approvals of holders of any shares of Parent Capital Stock or any Equity Securities of any Parent Entity necessary to consummate the Parent Stock Issuance, the Merger and the other transactions contemplated hereby.

(b) At a meeting duly called and held, the Parent Board unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, (ii) directing that the Parent Stock Issuance be submitted to the Parent Stockholders for approval and adoption, respectively, and (iii) resolving to recommend to the Parent Stockholders that they approve the Parent Stock Issuance (the “Parent Recommendation”).

(c) The board of directors of Merger Sub unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (ii) determining that the terms hereof, the Merger and the other transactions contemplated hereby are in the best interests of the Merger Sub and Parent, as its sole stockholder, and (iii) directing that this Agreement be submitted to Parent for its adoption as the sole stockholder of the Merger Sub, in each case, by an action by written consent.

Section 5.4 No Conflicts; Consents and Approvals.

(a) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its obligations hereunder and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby, including the Merger, shall not, subject to (x) obtaining the Company Stockholder Approval and the Parent Stockholder Approval and (y) Parent’s adoption of this Agreement, in its capacity as the sole stockholder of Merger Sub, (i) conflict with or violate the Parent Constituent Documents or the Constituent Documents of Merger Sub or any of Parent’s subsidiaries; (ii) subject to making the Filings with and obtaining the Consents from the Governmental Authorities contemplated by Section 5.4(b), conflict with or violate any applicable Laws that the Parent Entities are subject or by which any of their properties are bound; or (iii) subject to obtaining the third-party consents and approvals set forth in Section 5.4(a) of the Parent Disclosure Schedule, breach, result in the loss of any benefit under, be a default (or an event that, with or without notice or lapse of time, or both, would be a default) under, result in the termination, cancellation, or amendment of or a right of termination, cancellation, or amendment under, accelerate the performance required by, or require any Consent under, any Parent Material Contract or result in the creation or imposition of any Lien on any of the assets of a Parent Entity, except, in the case of the foregoing clauses (ii) and (iii), as would not reasonably be expected to, individually or in the aggregate, (A) have a Parent Material Adverse Effect or (B) prevent or materially delay the consummation by Parent of the transactions contemplated hereby.

(b) Each of Parent’s and Merger Sub’s execution and delivery hereof does not, each of Parent’s and Merger Sub’s performance of its obligations hereunder and compliance with its covenants and agreements hereunder shall not, and the consummation of the transactions contemplated hereby shall not, require any Parent Entity to make any Filing with or to, or to obtain any Consent of, any Governmental Authority, except for the following:

(i) the filing with the SEC of the Joint Proxy Statement in preliminary and definitive form;

(ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the SCC;

(iii) the Filings required by the Exchange Act, the Securities Act, the rules and regulations of NYSE or state securities or “blue-sky” Laws, including the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4;

(iv) the HSR Clearance and the Filings required by the HSR Act for the transactions contemplated hereby;

(v) all approvals of any Governmental Authority set forth in Sections 7.1(e) and 7.1(f) of the Company Disclosure Schedule; and

(vi) any other Filing with or to, or other Consent of, any Governmental Authority, the failure of which to make or obtain would not be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.5 SEC Documents; Financial Statements; Related-Party Transactions.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits and financial statements required to be filed or furnished therewith and any other document or information required to be incorporated therein) required by the Securities Act or the Exchange Act to be filed or furnished by Parent with the SEC since December 31, 2022 (collectively, together with any documents filed with or furnished to the SEC during such period by Parent to the SEC on a voluntary basis and excluding the Joint Proxy Statement, the “Parent SEC Documents”). As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each Parent SEC Document complied when filed or furnished (or, if applicable, when amended) in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and none of the Parent SEC Documents when filed or furnished (or, in the case of a registration statement filed under the Securities Act, at the time it was declared effective or subsequently amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Parent Subsidiary is, or has at any time since December 31, 2022, been, subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any report, schedule, form, statement, registration statement, prospectus or other document with the SEC.

(b) The consolidated financial statements of Parent included in the Parent SEC Documents (including, in each case, any notes or schedules thereto) and all reports issued by Parent’s accountants with respect thereto (the “Parent SEC Financial Statements”) (i) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, as may be permitted by Form 10-Q and Regulation S-X under the Securities Act), and (ii) present fairly, in all material respects, the Parent Entities’ consolidated financial position as at the respective dates thereof and the Parent Entities’ consolidated results of operations and, where included, consolidated stockholders’ equity and consolidated cash flows for the respective periods indicated, in each case, in conformity with GAAP (except as may be indicated in the notes thereto and except, in the case of the unaudited interim financial statements, (1) as may be permitted by Form 10-Q and Regulation S-X under the Securities Act and (2) normal year-end adjustments (none of which is material to the Parent Entities, taken as a whole)). Except as required by GAAP and disclosed in the Parent SEC Documents, between December 31, 2022 and the date hereof, Parent has not made or adopted any material change in its accounting methods, practices or policies. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC’s staff related to any Parent SEC Documents.

(c) Parent is, and since December 31, 2022 has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NYSE.

(d) Parent has established and maintains, adheres to and enforces a system of internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is effective in providing reasonable assurance about the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Parent Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Parent Entities are being made only in accordance with appropriate authorizations of Parent’s management and the Parent Board, and (iii) provide reasonable assurance about prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Parent Entities. Parent has established and maintains, adheres to and enforces a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that information required to be disclosed by Parent in the Parent SEC Documents is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions about required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(e) Parent has disclosed to Parent’s outside auditors and the audit committee of the Parent Board (1) any significant deficiencies and any material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) which are reasonably likely, individually or in the aggregate, to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves Parent’s management or other employees who have a significant role in Parent’s internal control over financial reporting, and Section 4.5(g) of the Parent Disclosure Schedule summarizes any such disclosure made after March 30, 2025.

(f) Since December 25, 2022, none of the Parent Entities, their respective controlled Affiliates or Representatives have received any written complaint, allegation, assertion, or claim related to the accounting or auditing practices, procedures, methodologies, or methods of any Parent Entity or their respective internal accounting controls, including any complaint, allegation, assertion, or claim that any Parent Entity has engaged in questionable accounting or auditing practices.

(g) No Parent Entity is party to any Contract or transaction with (i) any Affiliate (except for any Parent Entity), or any director, manager or officer of any Parent Entity or (ii) any Affiliate of, or any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 under the Exchange Act) of, any such Affiliate, director, manager or officer, in each case, that is required to be disclosed by Parent under Item 404 of Regulation S-K under the Exchange Act.

(h) None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Form S-4, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading or (ii) the Joint Proxy Statement, at the date it or any amendment or supplement is mailed to the Parent Stockholders or the Company Stockholders and at the time of the Parent Stockholders Meeting and the Company Stockholders Meeting, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading; provided that Parent does not make any representation or warranty with respect to any such information to the extent it expressly relates to any other Party or such other Party’s controlled Affiliates or any of its Representatives.

Section 5.6 No Undisclosed Liabilities; Absence of Certain Changes or Events.

(a) No Parent Entity has any Liabilities that would be required to be reflected or reserved against in Parent’s consolidated audited balance sheet by GAAP or the notes thereto, except (i) those Liabilities specifically reflected and adequately reserved against in the most recent audited balance sheet included in the Parent SEC Financial Statements (the “Parent Balance Sheet” and the date of such balance sheet, the “Parent Balance Sheet

Date”), (ii) those Liabilities incurred in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby, including the Merger, (iii) those Liabilities (other than any Liability for any breach of Contract, breach of warranty, tort, infringement, misappropriation, claim or violation of Law) incurred in the ordinary course of business consistent with past practice, since the Parent Balance Sheet Date, and (iv) those liabilities that, individually or in the aggregate, would reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof.

(b) No Parent Entity is party to, or has any commitment to become a party to, any material off-balance sheet joint venture, partnership, or similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among any Parent Entity, on the one hand, and any unconsolidated Affiliate (including any structured finance, special purpose or limited purpose entity or Person), on the other hand), or any material “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K under the Exchange Act).

(c) Since the Parent Balance Sheet Date, (i) except for Parent’s negotiation of, and entry into, this Agreement, the Parent Entities have conducted their businesses in all material respects in the ordinary course of business, consistent with past practice, and (ii) no event, change, effect, development, condition, circumstance, or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect has occurred.

Section 5.7 Actions. There are no Actions pending or, to Parent’s Knowledge, threatened, or to Parent’s Knowledge, investigations pending or threatened, against any Parent Entity or any officer, director, employee, or agent thereof, in each case in their capacity as such, that, if adversely determined, would reasonably be expected to result in a Parent Material Adverse Effect. None of the Parent Entities or any of their respective officers, directors or employees in their respective capacities as such, or, to Parent’s Knowledge, any of their respective agents in their respective capacity as such, are subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof.

Section 5.8 Compliance with Laws; Permits. (a) Except as, individually or in the aggregate, would not reasonably be expected to result in a Parent Material Adverse Effect, since December 31, 2022, (i) the businesses of the Parent Entities have been conducted in compliance with all applicable Laws, (ii) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a violation by any Parent Entity of any applicable Law, and (iii) no Parent Entity has received any written notice alleging that any Parent Entity has violated any applicable Law.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity holds and is in compliance with all Permits required for the ownership and use of its assets and the lawful conduct of its business as currently conducted, and all such Permits are valid, subsisting, and in full force and effect.

Section 5.9 Sanctions and Anti-Corruption.

(a) Since December 14, 2022, each Parent Entity and each of its directors, officers, employees and, to Parent’s Knowledge, agents have been in material compliance with Customs and Trade Laws and Sanctions. No Parent Entity, nor, to Parent’s Knowledge, any director, officer, member, employee or agent of any Parent Entity is a Sanctioned Person.

(b) Since December 14, 2022, no Parent Entity has engaged in any dealings or transactions in, with, or involving any Sanctioned Person or Sanctioned Jurisdiction. Each Parent Entity has implemented controls reasonably designed to promote compliance with applicable Customs and Trade Laws and Sanctions. No Parent Entity has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs and Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs and Trade Laws or Sanctions, or (iii) received any written notice or, to Parent’s Knowledge, oral notice, request, penalty, or citation for any actual or potential non-compliance with Customs and Trade Laws or Sanctions.

(c) Since December 14, 2022, neither Parent nor any of its Subsidiaries, nor any of their officers, directors, employees, or to Parent’s Knowledge, any agents or other Persons acting for or on behalf of Parent or its Subsidiaries has given, offered, promised, agreed to give, or authorized the giving of anything of value, directly or indirectly, to: (i) any foreign or domestic government official, political party, political party official, or candidate for government office or (ii) any Person, in each case, in violation of any applicable Anti-Corruption Law.

(d) Parent and its Subsidiaries have implemented and maintain policies and procedures reasonably designed to ensure compliance by its directors, officers, and employees with applicable Anti-Corruption Laws.

(e) Since December 14, 2022, Parent and its Subsidiaries have not (i) received written or, to Parent’s Knowledge, oral notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual or potential violation of any Anti-Corruption Law or (ii) been a party to or the subject of any pending or, to Parent’s Knowledge, threatened Action or investigation related to any actual or potential violation of Anti-Corruption Laws.

Section 5.10 Employee Benefit Plans; ERISA.

(a) Parent has made available to the Company correct and complete copies, as of the date hereof, of each material Parent Benefit Plan.

(b) Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code, as applicable, nothing has occurred that would adversely affect any such qualification or tax exemption of any such Parent Benefit Plan or related trust. Each Parent Benefit Plan complies in all respects, and has been established and administered in compliance in all respects with its terms and with ERISA, the Code, and other applicable Laws, except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(c) No Parent Benefit Plan is, and none of the Parent Entities nor any of their respective ERISA Affiliates has ever maintained, sponsored, participated in, or contributed to (or been obligated to maintain, sponsor, participate in, or contribute to or borne any Liability with respect to), (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(d) No Parent Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of any Parent Entity who reside or work outside of the United States on behalf of any Parent Entity.

(e) Neither the execution and delivery hereof, the stockholder or other approval hereof, nor any of the transactions contemplated by this Agreement could, either alone or in combination with any additional or subsequent events, (i) entitle any current or former employee, director, officer, or natural person service provider of the Parent Entities to severance pay, any increase in severance pay, or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount, of compensation due to any such employee, director, officer or natural person service provider, (iii) directly or indirectly require any of the Parent Entities to transfer or set aside any assets to fund any compensation or benefits under any Parent Benefit Plan, (iv) otherwise give rise to any material Liability or loss to the Parent Entities under any Parent Benefit Plan, (v) limit or restrict the right of the Parent Entities to merge, amend, terminate or transfer the assets of any Parent Benefit Plan, or (vi) result in the payment of any amount that could, individually or in combination with any other payment, be deemed to be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. No Parent Entity has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director, officer or natural person service provider of the Parent Entities for any Tax incurred by such individual under Section 409A or 4999 of the Code.

Section 5.11 Labor Matters.

(a) No Parent Entity is party to, bound by or in the process of negotiating, any Collective Bargaining Agreement, and, to Parent’s Knowledge, no employee of any Parent Entity is represented by a labor union, labor organization, or other employee representative body with respect to such employee’s employment with any Parent Entity.

(b) Each Parent Entity has satisfied any legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor union or labor organization in connection with the execution of this Agreement or the transactions contemplated by this Agreement.

(c) To Parent’s Knowledge, (i) since December 31, 2022, there have been no labor union organizing activities with respect to any employees of any Parent Entity; and (ii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

(d) There is no pending or, to Parent’s Knowledge, any threatened material labor dispute, unfair labor practice charges, material grievances, material arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting any Parent Entity that would reasonably be expected to interfere with the business activities of such Parent Entity.

(e) Each Parent Entity is in material compliance with all applicable Laws respecting employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plan closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) Since December 14, 2022, no written or, to Parent’s Knowledge, oral allegations of sexual harassment have been made against (i) any officer of a Parent Entity in their capacity as an employee of any Parent Entity or (ii) an employee of a Parent Entity at a level of Vice President or above in their capacity as an employee of any Parent Entity. Since December 31, 2022, no Parent Entity has been a party to a settlement agreement with a current or former officer, employee or independent contractor of the Parent Entity that involved allegations relating to sexual harassment by either (A) an officer of the Parent Entity or (B) an employee of the Parent Entity at the level of Vice President or above.

(g) To Parent’s Knowledge, no employee of any Parent Entity is in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to any Parent Entity or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by any Parent Entity or (B) to the knowledge or use of trade secrets or proprietary information.

Section 5.12 Environmental Matters.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity is, and, except for unresolved matters, has been since December 14, 2022, in compliance with all applicable Environmental Laws, and, since December 14, 2022, no Parent Entity has received any written notice alleging that any Parent Entity is not in compliance with, or has violated, any applicable Environmental Law or Permit issued under Environmental Law. There are no material Environmental Claims pending or, to Parent’s Knowledge, threatened against any Parent Entity.

(b) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity (i) holds all Environmental Permits necessary for the conduct of its business and the use of its assets as currently conducted and (ii) is in compliance with such Environmental Permits. All such Environmental Permits are valid, subsisting, and in full force and effect.

(c) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, since December 14, 2022 (or longer if all resulting liability has not been resolved), (i) there has been no Release or threatened Release of Hazardous Materials at, on, under or from (A) any of property currently owned or operated by a Parent Entity; (B) any property formerly owned or operated by any Parent Entity during such Company Entity’s ownership or operation of the property; or (C) any other location where Hazardous Materials generated, handled or processed by any Processed Entity have been sent or otherwise present; and (ii) no Parent Entity has received any written or, to Parent’s Knowledge, oral notice of alleged, actual or potential responsibility for, or any Action or investigation against a Parent Entity related to, any material Release or threatened Release of Hazardous Materials. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, there is no property to which Hazardous Materials generated by any Parent Entity have been transported that would reasonably be expected to become the subject of an environmental-related Action or investigation against any Parent Entity.

(d) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, no Parent Entity has assumed, by Contract, operation of law or otherwise, any third-party Liabilities imposed by any applicable Environmental Law.

(e) To the extent in the possession of or reasonably available to any Parent Entity, Parent has made available to Company copies of any (i) phase I or II environmental site assessments or similar environmental reports relating to any real property currently or formerly owned, operated, leased or otherwise used by any Parent Entity; (ii) any Permits issued under Environmental Laws to, or otherwise related to the operations of, any Parent Entity; and (iii) any material reports, notices or other documents relating to any Parent Entity, any current or former operations of any Parent Entity or any property currently or formerly owned, leased, operated or used by any Parent Entity and relating to: (A) any unresolved and material liability under Environmental Laws; (B) any material release of Hazardous Materials; or (C) any actual or alleged unresolved and material non-compliance with any Environmental Law.

Section 5.13 Title to Assets; Real Property.

(a) Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Entity owns, and has good and valid title to, all tangible assets reflected on the most recent audited balance sheet included in the Parent SEC Financial Statements, except for tangible assets sold, used or disposed of in the ordinary course of business since December 29, 2024, free and clear of any Lien thereon (except for any Permitted Lien).

(b) Section 5.13(b) of the Parent Disclosure Schedule sets forth a true and complete list of all real property owned by each Parent Entity (such real property, together with all rights, title and interests of each such Parent Entity in and to all buildings, structures, improvements, and fixtures located thereon, and all easements, rights and interests appurtenant thereto, are, as the context may require, the “Parent Owned Real Property”) that is used in the conduct of the business and operations of the Parent Entities as conducted as of the date of this Agreement. Except as has not resulted in, and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, each applicable Parent Entity has good and marketable title to all of its Owned Real Property, in each case, free and clear of any Lien thereon (except for any Permitted Lien). Except for the Permitted Liens, (i) no Parent Entity has leased, licensed, or otherwise granted to any Person the right to use or occupy any Parent Owned Real Property or any portion thereof, (ii) no Parent Entity is a party to any outstanding agreements, options, rights of first offer or rights of first refusal on the part of any other party to purchase any Parent Owned Real Property or any material portion thereof, and (iii) no Parent Entity is party to any agreement or option to purchase any real property or interests therein.

(c) Section 5.13(c) of the Parent Disclosure Schedule sets forth a true and complete list (in all material respects) of all material leases, subleases, licenses or other occupancy agreements of real property, including all amendments, supplements, modifications, extensions thereto and guarantees thereof (each, a “Parent Real Property Lease”) pursuant to which the Parent Entities lease, sublease, license, sublicense or otherwise occupy real property (such real property, the “Parent Leased Real Property”) in the operation of the business as conducted as of the date of this Agreement. Each Parent Entity that is either the tenant, subtenant, licensee or sublicensee, as applicable, named under each Parent Real Property Lease for the use or occupancy of Parent Leased Real Property has a good, valid, subsisting and enforceable leasehold interest in or license for the use of such Parent Leased Real Property, in each case, free and clear of subtenancies and other occupancy rights, options and any Lien thereon (in each case, except for any Permitted Liens or as otherwise set forth in Section 5.13(c) of the Parent Disclosure Schedule). Each Parent Real Property Lease is in full force and effect and is a valid and binding obligation on the applicable Parent Entity that is a party thereto and, to the Parent’s Knowledge, each other party thereto.

Section 5.14 Taxes.

(a) Each Parent Entity has timely filed all income or other material Tax Returns required to be filed by it (taking into account any valid extensions of time within which to file such Tax Returns), and all such Tax Returns were true, correct and complete in all material respects, and the Parent Entities have timely paid all material Taxes in full, whether or not shown to be due on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b) There are no (i) claims, investigations, audits, examinations or other proceedings pending or, to Parent’s Knowledge, threatened with regard to any material Taxes or Tax matters (including Tax Returns) of any Parent Entity or (ii) deficiency for material Taxes that has been assessed by any Tax Authority against any Parent Entity. There are no Liens in respect of or on account of a material amount of Taxes upon any property or assets of the Parent Entities, except for Permitted Liens.

(c) No Parent Entity (i) is or has been, since December 15, 2022, a member of an affiliated, consolidated, combined, unitary, group relief or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is any Parent Entity), (ii) is party to or bound by, or has any obligation under, any Tax sharing, Tax reimbursement, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary Tax indemnification provisions in commercial agreements or arrangements entered into the ordinary course of business, in each case not primarily relating to Taxes, or any agreement solely between or among the Parent Entities) or (iii) has any Liability for Taxes of any Person (other than the Parent Entities) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of applicable state, local or non-U.S. Law or as a transferee or successor or otherwise by operation of Law.

(d) No Parent Entity has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(e) Since December 31, 2022, no Parent Entity has distributed stock of another Person or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Each Parent Entity (i) has timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by it with respect to any payment owing to, or received from, its employees, creditors, independent contractors, customers and other third parties (and has timely paid over any amounts so withheld, deducted or collected to the appropriate Tax Authority), and (ii) has otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(g) From 2020 and solely with respect to U.S. federal income, state income, and foreign income Taxes, no Parent Entity (i) has waived or extended any statute of limitations with respect to the collection or assessment of any material Taxes, which waiver or extension has not since expired or (ii) is the beneficiary of any material Tax exemption, Tax holiday, or other Tax reduction contract or order.

(h) No claim has been made in writing by any Tax Authority in a jurisdiction where any Parent Entity has not filed material Tax Returns that such Parent Entity is or may be subject to Tax by, or required to file Tax Returns with respect to Taxes in, such jurisdiction. No Parent Entity is or has been subject to Tax in any country other than the country of incorporation by virtue of having a permanent establishment or other place of business or taxable presence in that country.

(i) No Parent Entity is or will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any (i) adjustment pursuant to Section 481(a) of the Code (or any similar or analogous provision of state, local, or non-U.S. Law) with respect to a change in accounting method that occurred at or prior to the Closing, (ii) installment sale, intercompany transaction, or open transaction made or entered into at or prior to the Closing (other than in the ordinary course of business), (iii) deferred revenue or prepaid amount received or accrued at or prior to the Closing (other than in the ordinary course of business), (iv) closing agreement (within the meaning of Section 7121 of the Code (or any similar or analogous provision of state, local, or non-U.S. Law)) entered into at or prior to the Closing, or (v) “intercompany transaction” or “excess loss account” (as such terms are defined in Treasury Regulations issued under Section 1502 of the Code) entered into or existing at or prior to the Closing. No Parent Entity has a net tax liability outstanding pursuant to Section 965(h) of the Code.

(j) No Parent Entity is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code (or any similar or analogous provision of state, local or non-U.S. Law)) or other ruling or written agreement with a Tax Authority.

Section 5.15 Parent Material Contracts.

(a) For purposes hereof, “Parent Material Contract” means (x) the Parent Specified Debt Agreements or (y) any of the following Contracts to which any Parent Entity is a party or by which any Parent Entity is otherwise bound, other than Contracts only among Parent and its wholly owned Subsidiaries, or pursuant to which any Parent Entity is operating, purchasing or selling goods, or providing services:

(i) each Contract required to be filed as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act (except for a Parent Benefit Plan);

(ii) each Contract with any of the (A) twenty (20) largest customers of Parent and its Subsidiaries, taken as a whole (as determined based on sales to such customers) for Parent’s fiscal year ended December 29, 2024, or (B) twenty (20) largest suppliers of Parent and its Subsidiaries, taken as a whole (as determined based on purchases from such suppliers) for Parent’s fiscal year ended December 29, 2024;

(iii) each Contract for capital expenditures by Parent or any of its Subsidiaries in excess of $4,500,000 in the aggregate;

(iv) each Contract that is a lease under which a Parent Entity is lessor, or permits any third party to hold or operate, any tangible property (other than real property), owned or controlled by Parent, except for Contract under which the aggregate annual rental payments do not exceed $2,000,000;

(v) each Contract that relates to the acquisition or disposition by any Parent Entity of any business, Equity Securities, assets, or real property other than in the ordinary course of business (whether by merger, sale of Equity Securities, sale of assets, or otherwise), in each case, with any outstanding material obligations, including any material indemnification obligations or any outstanding material “earn-out” payments;

(vi) each Contract that by its terms limits the ability of any Parent Entity from engaging or competing in any material respect in any line of business or in any geographic area or from competing with any Person in any material respect;

(vii) each Contract that contains material provisions for (A) any most favored nations treatment or equivalent preferential terms or (B) exclusivity requirements or similar obligations to which any Parent Entity is a party or by which a Parent Entity is bound;

(viii) each Contract relating to a partnership, joint venture, minority investment, joint development, profit-sharing or similar arrangement that requires a Parent Entity to invest or make contributions or loans, or any similar payments;

(ix) each Contract prohibiting, limiting or otherwise restricting the ability of any Parent Entity to pay dividends or make distributions with respect to any of its Equity Securities;

(x) each Contract (A) pursuant to which Parent or any of its Subsidiaries is liable for indebtedness for borrowed money in excess of $5,000,000 in the aggregate or any guarantee of indebtedness for borrowed money in excess of $5,000,000 in the aggregate, or (B) pursuant to which Parent or any of its Subsidiaries has granted any Lien (other than a Permitted Lien) on the assets or properties of any Parent Entity;

(xi) each Parent Real Property Lease with an annual rent obligation greater than $500,000;

(xii) each Contract granting to any Person (A) a right of first refusal or right of first offer on the sale of any material part of any of the assets or properties of any Parent Entity or (B) an option to purchase, acquire, sell or dispose of any material assets of Parent or any of its Subsidiaries (other than inventory in the ordinary course of business);

(xiii) each Contract relating to any swap, forward, futures, warrant, option or other derivative transaction;

(xiv) each Contract under which any Parent Entity (1) acquires, uses or has the right to use, otherwise exploit, enforce or register any Intellectual Property owned by a third Person that is material to the business of the Parent Entities (except for (A) non-exclusive licenses granted on standard terms for “off-the-shelf,” “shrink wrap” or other generally commercially available non-customized Software for which any Parent Entity pays less than $500,000 on an annual basis, (B) licenses for open source Software, or (C) nondisclosure agreements, employee invention assignment agreements or other similar agreements entered into in connection with the engagement of employees or independent contractors of Parent Entities, in each case entered into in the ordinary course of business consistent with past practice), (2) transfers, licenses, or otherwise grants to any third Person the right to use, otherwise exploit, enforce, register, or acquire any material Intellectual Property owned (or purported to be owned) by any Parent Entity (other than (A) for purposes of providing services to any Parent Entity in the ordinary course of business consistent with past practice, or (B) Contracts entered into by any of the Parent Entities with customers granting non-exclusive licenses to Intellectual Property that are incidental to the transaction contemplated in such Contract (the commercial purpose of which is primarily for something other than such license), in the ordinary course of business consistent with past practice), or (3) is restricted from using, otherwise exploiting, enforcing, registering, or asserting any Intellectual Property material to the business of the Parent Entities, including co-existence agreements, settlement agreements, covenants not to assert Intellectual Property or other restrictions on the Parent Entities’ right to use or otherwise exploit Intellectual Property to engage in any particular business or operating in any territory or during any period of time;

(xv) each Contract between Parent and any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of Parent (other than compensation arrangements);

(xvi) each Collective Bargaining Agreement;

(xvii) each Contract pursuant to which any Parent Entity has agreed to settle or compromise any pending or threatened Action or investigation and under which any of the foregoing has continuing and material obligations (other than confidentiality obligations with respect thereto);

(xviii) each Contract pursuant to which a Parent Entity has an obligation to indemnify any other Person, and such obligation is continuing after the date hereof, excluding any agreement entered into in the ordinary course of business that includes an indemnity with any customer, supplier, distributor or service provider as part of a sales, supply, distribution or service contract;

(xix) each Contract entered into with a Governmental Authority that is material to the business of the Parent Entities; and

(xx) other than purchase orders issued in the ordinary course of business, each Contract that is reasonably anticipated to involve (x) annual payment by any Parent Entity in excess of $14,000,000 or (y) to any Parent Entity in excess of $14,000,000, in each case, that cannot be canceled by such Parent Entity without a material penalty or without more than sixty (60) days’ notice.

(b) True, correct and complete copies of each Parent Material Contract (including any amendments, modifications or supplements thereto) have been publicly filed with the SEC prior to the date of this Agreement or have otherwise made available to the Company. Except as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is in full force and effect and is valid and binding on each Parent Entity party thereto and, to Parent’s Knowledge, each other party thereto, (ii) neither any Parent Entity nor, to Parent’s Knowledge, any other party thereto, is in breach or default under any Parent Material Contract and no event has occurred that, with or without notice or lapse of time, or both, would constitute a breach or a default by any Parent Entity or, to Parent’s Knowledge, any other party under any Parent Material Contract, (iii) since the Parent Balance Sheet Date, (A)(1) no Parent Entity has received written notice of any actual or alleged breach by any Parent Entity of any Parent Material Contract and (2) no Parent Entity has received any written notice of the intention of any party to a Parent Material Contract to cancel, terminate, materially change (including reducing the amount of purchases or sales under), or fail to renew any Parent Material Contract.

Section 5.16 Intellectual Property.

(a) Section 5.16(a) of the Parent Disclosure Schedules sets forth, as of the date hereof, a true, correct and complete list of all Parent Registered Intellectual Property. Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, a Parent

Entity is the sole and exclusive owner of all Parent Intellectual Property, free and clear of any Lien thereon (except for any Permitted Lien). All Parent Registered Intellectual Property is subsisting and, to Parent’s Knowledge, all Parent Registered Intellectual Property (excluding applied-for Parent Registered Intellectual Property) is valid and enforceable in all material respects.

(b) There are, and since December 31, 2022, have been, no material Actions pending or, to Parent’s Knowledge, threatened in writing (including cease and desist letters or requests for a license), against any Parent Entity alleging infringement, misappropriation or other violation of any Intellectual Property of another Person or challenging the ownership, validity, scope or enforceability of any Parent Intellectual Property.

(c) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect:

(i) the operation of the Parent Entities’ respective businesses as currently conducted, does not infringe, misappropriate or otherwise violate, and has not, since December 31, 2022, infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person;

(ii) (1) to Parent’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Parent Intellectual Property or Intellectual Property exclusively licensed to any Parent Entity and (2) since December 31, 2022, no Parent Entity has instituted or threatened in writing any Actions against any Person alleging any infringement, misappropriation or other violation of any Parent Intellectual Property or challenging the ownership, validity or enforceability of any Intellectual Property owned by any Person; and

(iii) each Parent Entity takes and has taken reasonable actions to protect the confidentiality of trade secrets included in the Parent Intellectual Property and of confidential information of other Persons possessed by any Parent Entities.

Section 5.17 IT.

(a) The Parent IT Assets are sufficient, in all material respects, for the conduct of the businesses of the Parent Entities, taken as a whole, as currently conducted. Each Parent Entity has implemented and maintained, in all material respects, a commercially reasonable security program, including disaster recovery incident response plans and other policies, procedures and safeguards designed to maintain and protect the operation, security, confidentiality and integrity of all Parent Software and Parent IT Assets, as well as any trade secrets and confidential information (including Personal Information) owned or controlled by a Parent Entity. Since December 31, 2022, there has been no material failure in, or disruptions of, the Parent Software or Parent IT Assets (including, for clarity, with respect to any third-party providers of such Parent Software and Parent IT Assets) that has not been fully remediated.

(b) Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, the Parent Software owned or controlled by any Parent Entity does not contain and, to Parent’s Knowledge, no other Parent Software contains, any device or feature designed to disrupt, disable, or otherwise impair the functioning of any such Software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device” or other code or routines that permit unauthorized access or use or the unauthorized disablement or erasure of such Software, Parent IT Assets or information or other data.

(c) (i) The Parent Entities are, and since December 31, 2022, have been, in compliance, in all material respects, with all applicable Privacy Requirements, and (ii) since December 31, 2022, (1) no Parent Entity has received any written notice of any claims, and there have been no Actions or, to Parent’s Knowledge, investigations brought by any Governmental Authority or other Person, alleging that any Parent Entity has violated any applicable Privacy Requirements, and (2) no event has occurred that, with or without the giving of notice, lapse of time or both, would constitute a material violation by any Parent Entity of any applicable Privacy Requirements.

(d) Except, individually or in the aggregate, as would not reasonably be expected to be material to the Parent Entities or the conduct of businesses thereof, since December 31, 2022, there has been no breach of information security, cybersecurity incident (including ransomware of distributed denial of service attacks) or unauthorized access to or use of any Parent Software, Parent IT Assets or confidential information (including Personal Information) Processed by or stored on any Parent IT Assets or otherwise possessed or controlled by or for the Parent Entities.

Section 5.18 Broker’s Fees. Except for the fees and expenses of Rothschild & Co. US Inc., which shall be paid by Parent under Parent’s engagement letters therewith, no Parent Entity or any of its Affiliates, officers or directors has engaged or otherwise agreed to compensate any financial advisor, broker, or finder or incurred any Liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any transaction contemplated hereby.

Section 5.19 Opinion of Parent Financial Advisor. The Parent Board has received the opinion of Rothschild & Co. US Inc. to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent and, as of the date of this Agreement, such opinion has not been modified or withdrawn. Parent will make available to the Company a copy of such opinion following execution of this Agreement on a non-reliance basis solely for informational purposes.

Section 5.20 No Other Representations or Warranties; No Reliance.

(a) Notwithstanding anything herein to the contrary, the representations and warranties of Parent and Merger Sub expressly set forth in this Article V are and shall constitute the sole and exclusive representations and warranties made with respect to Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby. Except for the representations and warranties referred to in previous sentence, neither Parent nor Merger Sub, or any of their respective Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company. Except for the representations and warranties expressly set forth in this Article V, all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent or Merger Sub are hereby expressly disclaimed.

(b) Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties contained in Article IV, no Company Entity or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to the Company, its Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent, Merger Sub or any of their respective Representatives by or on behalf of the Company. Each of Parent and Merger Sub acknowledges and agrees that (i) they have relied solely upon such representations and warranties contained in Article IV and their own independent investigation and (ii) no Company Entity or any other Person acting on behalf of the Company has made or makes, and neither Parent nor Merger Sub has relied on, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to Parent or Merger Sub or any of their Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Company, or any of its Subsidiaries. For the avoidance of doubt, nothing in this Section 5.20 shall limit Parent’s or Company’s obligations under Section 6.3.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Company Business prior to the Effective Time.

(a) Unless otherwise consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as required hereby or by applicable Law, the Company shall, and shall cause each Company Subsidiary to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business, consistent with past practice, (ii) preserve intact in all material respects its business organization, assets and operations, and goodwill, (iii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (iv) preserve relationships with its customers, suppliers, employees, and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by the Company or any Company Subsidiary to the extent expressly permitted by Section 6.1(b) will be a breach of this Section 6.1(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 6.1(b) of the Company Disclosure Schedule, or (z) as consented to by Parent in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), prior to the Effective Time, the Company shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend any of their respective Constituent Documents;

(ii) issue, grant, sell, transfer, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber any shares of Company Capital Stock or any other Equity Securities of any Company Entity, except for (A) the issuance of shares of Company Common Stock upon the exercise, vesting, or settlement of Company Equity Awards, to the extent required hereunder or under the Company Stock Plans or governing award agreement, or (B) any issuance, grant, or sale of Equity Securities of a Company Entity to the Company or any wholly owned Company Subsidiary;

(iii) (A) redeem, purchase, or otherwise acquire any shares of Company Capital Stock or other Equity Securities in any Company Entity, except for the acquisition of shares of Company Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Company Equity Awards, or (B) adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of Company Capital Stock;

(iv) declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of Company Capital Stock or other Equity Securities of any Company Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for cash dividends and distributions by a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary;

(v) (A) except for (x) borrowings under the Existing Company Credit Facility that are used to manage the Company’s ordinary course cash flow needs and (y) any trade payables in the ordinary course of business, incur any Indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such Indebtedness of any other Person, or modify in any material respect the terms of, existing Indebtedness; (B) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary); (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Company Entity, or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (D) except in the ordinary course of business consistent with past practice, or pursuant to Section 6.10, redeem, repurchase, prepay, defease, or cancel any Indebtedness;

(vi) sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, otherwise encumber, allow to lapse or otherwise dispose of, any material asset (other than Real Property, which is governed by Section 6.1(b)(x) and Intellectual Property, which is governed by Section 6.1(b)(xi)), including any division, business unit, product line, or Equity Securities of any Company Subsidiary, except for (A) sales or transfers of inventory in the ordinary course of business consistent with past practice, (B) dispositions in the ordinary course of business, consistent with past practice, of assets no longer used or held for use, or (C) transfers solely among the Company Entities;

(vii) (A) merge or consolidate with any Person, (B) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Company Subsidiary), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among the Company Entities only), or (C) acquire all or substantially all assets of any Person (except for such transactions among the Company Entities only);

(viii) make or authorize any payment of, or accrual or commitment for, any capital expenditure in any calendar year in an amount that would exceed by more than ten percent (10%) the aggregate amount budgeted for such capital expenditure with respect to such calendar year;

(ix) (A) enter into, materially modify, renew, extend, or terminate any Contract that is or would be (if in effect as of the date hereof) a Company Material Contract (other than, in the ordinary course of business consistent with past practice, in the case of any Company Material Contract described in Sections 4.15(a)(i), (ii), (iii), (iv), (v), (x), (xi), (xiii), (xiv), (xvi), (xviii), (xix) and (xx); provided that, in the case of any Company Material Contract described in Section 4.15(a)(xiv), any such modification, renewal, or extension shall be on substantially similar terms and conditions) or (B) waive, release, or assign any material rights or claims thereunder;

(x) (A) purchase or sell (authorize, or make any commitment with respect to, the purchase or sale of) any real property having a fair market value in excess of $5,000,000, individually, or $10,000,000, in the aggregate; (B) enter into any lease agreement with respect to real property (or any renewals thereof) having annual lease payments exceeding $500,000, individually, or $2,500,000, in the aggregate; (C) assign, materially amend or modify, exercise any purchase option with respect to (but only if the purchase would be prohibited by clause (A) above in this paragraph), terminate, or waive, release, or assign any material rights or claims under, any Company Real Property Lease, or (D) without limiting clause (B) above in this paragraph, extend the term of any Company Real Property Lease in any manner other than extensions on market terms if, and to the extent, the failure to so extend would result in the expiration of the term of such Company Real Property Lease;

(xi) sell, lease, transfer, assign, license, incur any Lien other than Permitted Liens, abandon, cancel, forfeit or permit to lapse, any material Company Intellectual Property, other than non-exclusive licenses of Company Intellectual Property entered into in the ordinary course of business consistent with past practice;

(xii) except as required by applicable Law or the terms of any Company Benefit Plan or Collective Bargaining Agreement in effect as of the date hereof, (A) increase the compensation or benefits provided to any current or former director, officer, employee, or natural person service provider of the Company Entities, (B) grant or provide any severance or termination payments or benefits to any current or former director, officer, employee, or natural person service provider of the Company Entities, (C) pay or award, or commit to pay or award, any cash bonuses or incentive compensation or any new equity awards to any current or former director, officer, employee, or natural person service-provider of the Company Entities (except for the payment or settlement of accrued, but unpaid, bonuses payable in accordance with the terms of a Company Benefit Plan as in effect on the date hereof), (D) accelerate the time of payment or vesting of, or the lapsing of restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits (including any equity or equity-based awards) to any current or former director, officer, employee or natural person service provider of the Company Entities, (E) establish, adopt, enter into, terminate, or amend any Company Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, or other arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof, other than in connection with routine, ministerial amendments to retirement plans or health and welfare plans that do not increase benefits or result in a material increase in administrative costs, (F) enter into any new employment, consulting, severance, retention, termination, pension, retirement, or similar agreement with, any Person to be an officer, director, employee or natural person service provider of any Company Entity or amend any of the foregoing, other than entering into employment agreements with employees whose annual base compensation is less than $250,000 in the ordinary course of business consistent with past practice, (G) hire or engage any Person to be an officer or employee of, or a service provider to, any Company Entity, other than the hiring or engagement of employees or service providers with annual base pay or fees not in excess of $250,000 in the ordinary course of business consistent with past practice or (H) other than for cause, terminate the employment or service of any current officer, director, employee or natural person service provider with an aggregate annual base compensation in excess of $250,000;

(xiii) adopt, enter into, modify, amend, or terminate any Collective Bargaining Agreement;

(xiv) implement any employee layoffs requiring notice under the WARN Act without consulting in good faith with Parent;

(xv) waive, release, amend or fail to enforce the restrictive covenant obligations of any current or former employee, independent contractor, officer or director of any Company Entity;

(xvi) engage in any action, or fail to take any action, that would cause a partial or complete withdrawal, or would give rise to any material Liability for any partial or complete withdrawal, under any multiemployer plan within the meaning of Section 3(37) of ERISA;

(xvii) commence, settle, or compromise, or waive any right related to, any Action or investigation, except for any Action or investigation (other than any Action or investigation relating to Taxes) involving only monetary relief where the amount paid by the Company (but not including amounts paid or reimbursed by the Company’s insurers) in settlement or compromise is less than $1,000,000, individually, or $10,000,000, in the aggregate, in excess of the amount, if any, expressly accrued for such Action or investigation by any Company Entity as of the date hereof;

(xviii) except as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority, the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by any Company Entity;

(xix) (A) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of any Company Entity or (B) restructure, recapitalize, or reorganize;

(xx) (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) except as required by GAAP, adopt or change any material Tax accounting period or material method of Tax accounting, (D) settle, compromise or surrender any material Action or investigation relating to Taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (F) surrender any material claim for a refund of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (H) request any ruling from a Tax Authority with respect to material Taxes;

(xxi) fail to take any action required to renew or maintain any material Permit; terminate, suspend, or abrogate any material Permit; or amend, or modify any material Permit in a manner material and adverse to the Company Entities;

(xxii) make any loans or advances to any Person (other than (A) advancement of expenses and commissions to employees made in the ordinary course of business (including draws and base salary guarantees), (B) sales on credit to customers of a Company Entity, in the ordinary course of business, consistent with past practice, and (C) loans and capital contributions to wholly owned Company Entities);

(xxiii) make any payments to any Affiliate of the Company or any current or former officer, director, or Person that Beneficially Owns more than five percent (5%) of the Equity Securities of the Company, other than (A) payments under existing Contracts and renewals thereof and trading relationships in the ordinary course on arm’s-length terms, (B) loans and capital contributions to wholly owned Company Entities, and (C) compensation or benefits paid in the ordinary course of business to any current or former officer, employee, director, or consultant of a Company Entity (subject to the restrictions set forth in clause (xii)); or

(xxiv) agree, authorize, or commit to take any action prohibited by this Section 6.1(b).

(c) Prior to the Effective Time, the Company shall, or shall cause the applicable Company Subsidiary to, take all actions set forth on Section 6.1(c) of the Company Disclosure Schedule.

(d) Without limiting Section 6.1(a), Section 6.1(b) and Section 6.1(c), nothing in this Section 6.1 shall give Parent the right to control or direct the operations of any Company Entity prior to the Effective Time.

Section 6.2 Parent Conduct of Business prior to the Effective Time.

(a) Unless otherwise consented to by the Company in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), and except as required hereby or by applicable Law, Parent shall, and shall cause each Parent Subsidiary to, use reasonable best efforts to (i) conduct its business in all material respects in the ordinary course of business, consistent with past practice, (ii) preserve intact in all material respects its business organization, assets and operations, and goodwill, (iii) maintain in effect all material Permits necessary for the lawful conduct of its businesses, and (iv) preserve relationships with its customers, suppliers, employees, and any other Person having material business relationships with it and with Governmental Authorities having jurisdiction over its businesses and operations; provided that no action by Parent or any Parent Subsidiary to the extent expressly permitted by Section 6.2(b) will be a breach of this Section 6.2(a).

(b) Except (x) as required hereby or by applicable Law, (y) as disclosed in Section 6.2(b) of the Parent Disclosure Schedule, or (z) as consented to by the Company in advance in writing (which consent shall not be unreasonably withheld, delayed, or conditioned), prior to the Effective Time, Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(i) amend the Constituent Documents of Parent in any manner that would (x) prevent or materially delay the consummation of the Merger on the terms set forth herein or (y) materially and disproportionately adverse to the Company Stockholders relative to the holders of Parent Common Stock;

(ii) issue, grant, sell, transfer, lease, license, mortgage, pledge, create or incur any Lien (except for any Permitted Lien) on, or otherwise encumber any shares of Parent Capital Stock or any other Equity Securities of any Parent Entity, except (A) the grant or issuance of Parent Equity Awards under the Parent Stock Plan in the ordinary course, consistent with past practice, (B) shares of Parent Common Stock issuable upon the exercise, vesting, or settlement of outstanding Parent Equity Awards, (C) in connection with the Parent Stock Issuance, or (D) any issuance, grant, or sale to any wholly owned Parent Subsidiary;

(iii) (A) redeem, purchase, or otherwise acquire any shares of Parent Capital Stock or other Equity Securities in any Parent Entity, except for the acquisition of shares of Parent Common Stock in order to satisfy any required tax withholding associated with the vesting or settlement of outstanding Parent Equity Awards, or (B) adjust, split, combine, subdivide, consolidate, recapitalize, or reclassify any shares of Parent Capital Stock;

(iv) declare, set aside for payment, or pay any dividend, or make any other actual, constructive, or deemed distribution (whether in cash, stock, or other assets or any combination thereof), on any shares of Parent Capital Stock or other Equity Securities of any Parent Entity or otherwise make any payments to any holder of Equity Securities therein in its capacity as such, except for cash dividends and distributions by a direct or indirect wholly owned Parent Subsidiary to Parent or another direct or indirect wholly owned Parent Subsidiary;

(v) (A) except for (x) borrowings under existing credit facilities that are used to manage Parent’s ordinary course cash flow needs and (y) any trade payables in the ordinary course of business, incur any Indebtedness, or assume, guarantee, or endorse or otherwise become responsible for any such Indebtedness of any other Person, or modify in any material respect the terms of, existing Indebtedness; (B) make any loans, advances or capital contributions to, or investments in, any other Person (except for a wholly owned Company Subsidiary); (C) issue or sell any debt securities or calls, options, warrants, or other rights to acquire any debt securities in any Parent Entity, or enter into any arrangement (including any capital lease) having the economic effect of the foregoing; or (D) except in the ordinary course of business consistent with past practice, redeem, repurchase, prepay, defease, or cancel any Indebtedness;

(vi) (A) merge or consolidate with any Person (B) acquire any Equity Securities in, or otherwise invest in, any Person (or any business thereof) (except for a wholly owned Parent Subsidiary), by purchase of securities or assets, or by merger, consolidation, or contributions to capital (except for such transactions among the Parent Entities only). or (C) acquire all or substantially all assets of any Person (except for such transactions among the Company Entities only);

(vii) except as required by GAAP, Regulation S-X of the Exchange Act or a Governmental Authority or the Financial Accounting Standards Board or any similar organization, make any material change in financial accounting methods, principles, or practices used by any Parent Entity;

(viii) (A) authorize or adopt, or publicly propose, a plan or agreement of complete or partial liquidation or dissolution, merger, or consolidation of any Parent Entity or (B) restructure, recapitalize, or reorganize;

(ix) (A) make, change or revoke any material Tax election, (B) file any material amended Tax Return, (C) except as required by GAAP, adopt or change any material Tax accounting period or material method of Tax accounting, (D) settle, compromise or surrender any material Action or investigation relating to Taxes, (E) consent to any extension or waiver of any limitation period related to any material claim or assessment for Taxes, (F) surrender any material claim for a refund of Taxes, (G) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), or (H) request any ruling from a Tax Authority with respect to material Taxes; or

(x) agree, resolve, authorize, or commit to take any action prohibited by this Section 6.2(b).

(c) Without limiting Section 6.2(a) or Section 6.2(b), nothing in this Section 6.2 shall give the Company the right to control or direct the operations of any Parent Entity prior to the Effective Time.

Section 6.3 Preparation of the Form S-4 and the Joint Proxy Statement; Information Supplied; Stockholders Meetings.

(a) As promptly as reasonably practicable after the date hereof, (i) each of Parent and the Company shall commence a broker search under Rule 14a-13 under the Exchange Act related to setting a record date for the Parent Stockholders Meeting and the Company Stockholders Meeting, respectively, and (ii) Parent and the Company shall cooperate in good faith in the preparation of, and shall jointly prepare, (1) the proxy statement relating to the Parent Stockholder Approval and the Company Stockholder Approval (the “Joint Proxy Statement”) and (2) the registration statement on Form S-4 to be filed with the SEC by Parent for the registration under the Securities Act of the Parent Stock Issuance (the “Form S-4”). Each of Parent and the Company shall cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the Exchange Act, the Securities Act, and any other applicable Law. Unless the Parent Board has made a Parent Change of Recommendation to the extent permitted by Section 6.5(e), the Joint Proxy Statement shall include the Parent Recommendation, and, unless the Company Board has made a Company Change of Recommendation to the extent permitted by Section 6.4(e) or Section 6.4(f), and, subject to the terms thereof, the Joint Proxy Statement also shall include the Company Recommendation. Each of Parent and the Company shall provide to the other Party for inclusion in the Joint Proxy Statement or the Form S-4 all information, financial or otherwise, concerning itself (including any acquired entities for which financial statements are required to be included in the Form S-4) and its controlled Affiliates as reasonably requested by the other Party, including, in the case of the Company, using its reasonable best efforts to provide all information concerning itself necessary to enable Parent to prepare the appropriate pro forma financial statements and related footnotes required to be included in the Form S-4 and Joint Proxy Statement.

(b) Parent shall file the Form S-4 in preliminary form with the SEC as soon as reasonably practicable after the date hereof, and each of Parent and the Company shall use reasonable best efforts to cause such filing to occur no later than thirty (30) days after the date hereof; provided that, prior to filing the Form S-4 in preliminary or final form, filing the Joint Proxy Statement in definitive form, or mailing the Joint Proxy Statement to the Parent Stockholders or the Company Stockholders, each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on such document and consider in good faith the comments of the other Party thereto. Parent and the Company shall promptly (i) notify the other Party in writing of the receipt of any comments from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4 and (ii) provide the other Party with a copy of any correspondence received from the SEC related to the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use reasonable best efforts to (1) cooperate in good faith in connection with, and respond promptly to, any comment from the SEC related to, or any request from the SEC for amendments or supplements to, the Joint Proxy Statement or the Form S-4; provided that each of Parent and the Company shall provide the other Party with a reasonable opportunity to review and comment on any response to any such SEC comment or request and consider in good faith the comments thereon of the other Party, and (2) cause the SEC to declare the Form S-4 effective as soon as reasonably practicable after Parent files the Form S-4 in preliminary form with the SEC. Neither Parent nor the Company shall, and Parent and the Company shall cause their respective controlled Affiliates and Representatives not to, agree to participate in any substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, related to the Form S-4 or the Joint Proxy Statement unless it consults with the other Party in advance and, to the extent permitted by the SEC, allows the other Party to participate therein. Parent shall advise the Company of the time that the SEC declares the Form S-4 effective under the Securities Act (such time, the “Form S-4 Effectiveness Time”) or the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Common Stock for offering or sale in any jurisdiction, in each case, as promptly as reasonably practicable after Parent’s receipt of notice thereof, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated.

(c) As soon as reasonably practicable after the date hereof, in consultation with Parent, the Company shall duly set a record date (the “Company Record Date”) (and the Company shall use reasonable best efforts to cause the Company Record Date to be the same date as the Parent Record Date), for a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Company Stockholders entitled to vote at the Company Stockholders Meeting, duly call and give notice of the Company Stockholders Meeting, and, as promptly as reasonably practicable after the Company Record Date, duly convene and hold the Company Stockholders Meeting. The Company shall not delay convening, or postpone or adjourn, the Company Stockholders Meeting; provided, however, that:

(i) after consultation with Parent, the Company may postpone or adjourn the Company Stockholders Meeting:

(1) (A) because of the absence of a quorum necessary to conduct the business of the Company Stockholder Meeting or (B) to allow reasonable additional time to solicit additional proxies if, at the time of such postponement or adjournment, the Company has not received proxies representing a sufficient number of shares of Company Common Stock for the Company Stockholder Approval to be received at the Company Stockholders Meeting, whether or not a quorum is present;

(2) to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Company Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders prior to the Company Stockholders Meeting; or

(3) if Parent has postponed or adjourned the Parent Stockholders Meeting in accordance with Section 6.3(d)(i), in order to schedule the Company Stockholders Meeting and the Parent Stockholders Meeting on the same date;

(ii) notwithstanding clause (i) above, the Company shall postpone or adjourn the Company Stockholders Meeting, upon Parent’s written request, for a period of up to ten (10) Business Days each time, if the Company delivers a Company Recommendation Change Notice under Section 6.4 within five (5) Business Days before the then-scheduled date of the Company Stockholders Meeting; and

(iii) a proposal to adopt this Agreement and a proposal to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof shall be the only proposals to be voted on at the Company Stockholders Meeting.

(d) As soon as reasonably practicable after the date hereof, in consultation with the Company, Parent shall duly set a record date, which shall be no later than ten (10) days after the Form S-4 Effectiveness Time (the “Parent Record Date”) (and Parent shall use reasonable best efforts to cause the Parent Record Date to be the same date as the Company Record Date) for a meeting of the Parent Stockholders for the purpose of seeking the Parent Stockholder Approval (the “Parent Stockholders Meeting”), file the Joint Proxy Statement in definitive form with the SEC and mail the Joint Proxy Statement to the Parent Stockholders entitled to vote at the Parent Stockholders Meeting, duly call and give notice of the Parent Stockholders Meeting and, as promptly as reasonably practicable after the Parent Record Date, duly convene and hold the Parent Stockholders Meeting. Parent shall not delay convening, or postpone or adjourn, the Parent Stockholders Meeting; provided, however, that:

(i) after consultation with the Company, Parent may postpone or adjourn the Parent Stockholders Meeting:

(1) (A) because of the absence of a quorum necessary to conduct the business of the Parent Stockholders Meeting or (B) to allow reasonable additional time to solicit additional proxies if, at the time of such postponement or adjournment, Parent has not received proxies representing a sufficient number of shares of Parent Common Stock for the Parent Stockholder Approval to be received at the Parent Stockholders Meeting, whether or not a quorum is present; or

(2) to allow reasonable additional time for (A) the filing and mailing of any supplemental or amended disclosure that the Parent Board has determined in good faith, after consultation with outside legal counsel, is required by applicable Law and (B) for such supplemental or amended disclosure to be disseminated and reviewed by the Parent Stockholders prior to the Parent Stockholders Meeting; or

(3) if the Company has postponed or adjourned the Company Stockholders Meeting in accordance with Section 6.3(c)(i), in order to schedule the Parent Stockholders Meeting and the Company Stockholders Meeting on the same date;

(ii) proposals to (A) approve the Parent Stock Issuance and (B) approve the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Parent Stock Issuance shall be the only proposals to be voted on at the Parent Stockholders Meeting.

(e) Each of Parent and the Company shall use reasonable best efforts to call for and initially schedule the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date. Subject to Section 6.4(e), the Company shall use reasonable best efforts to (i) solicit from the Company Stockholders entitled to vote on the Company Stockholder Approval proxies in favor of the adoption of this Agreement and to approve the adjournment of the Company Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (ii) take all other actions necessary or advisable to obtain the Company Stockholder Approval. Parent shall use reasonable best efforts to (x) solicit from the Parent Stockholders entitled to vote at the Parent Stockholders Meeting proxies in favor of the (A) approval of the Parent Stock Issuance and (B) approval of the adjournment of the Parent Stockholders Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the adoption hereof and (y) take all other actions necessary or advisable to obtain the Parent Stockholder Approval.

(f) If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to itself or any of its respective Affiliates that should be disclosed in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Party, promptly prepare an appropriate amendment or supplement describing such information, and after providing the other Party a reasonable opportunity to review and comment on such amendment or supplement, file such amendment or supplement with the SEC and, to the extent required by applicable Law, disseminate it to the Parent Stockholders and the Company Stockholders. Notwithstanding any provision herein to the contrary, neither the Form S-4 nor the Joint Proxy Statement may be filed, and no amendment or supplement to the Form S-4 or the Joint Proxy Statement may be made, without the approval of both Parent and the Company (such approval not to be unreasonably withheld, conditioned, or delayed); provided that the foregoing shall not apply to (x) documents filed by a Party with the SEC that are incorporated by reference into the Form S-4 or the Joint Proxy Statement, except to the extent any amendment or supplement to such documents relates to information relating to the other Party or its business, financial condition or results of operations or (y) a Company Change of Recommendation or a Parent Change of Recommendation effected in accordance with Section 6.4(e) or Section 6.5(e), respectively.

(g) Notwithstanding (i) any Company Change of Recommendation, (ii) the public proposal or announcement or other submission to the Company or any of its Affiliates or Representatives of a Company Acquisition Proposal, or (iii) anything herein to the contrary, unless this Agreement has been terminated in accordance with the requirements of Article VIII, Parent’s and the Company’s respective obligations under this Section 6.3 shall continue in full force and effect, including the requirement to hold the Company Stockholders Meeting, subject to the express provisions of this Section  6.3.

Section 6.4 No Company Solicitation.

(a) The Company shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Company Acquisition Proposal and (ii) terminate all access to physical and electronic data rooms previously granted to any Person or its Representatives related to any Company Acquisition Proposal. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.4, the Company shall not, and shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause its Representatives not to: (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of any Company Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage, or otherwise participate in any discussions or negotiations related to any Company Acquisition Proposal or provide any nonpublic information to any Person (other than Parent and its Representatives) in connection with, or related to, any Company Acquisition Proposal, (3) approve, endorse, or recommend any Company Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle, or memorandum of understanding) or similar document or commitment related to any Company Acquisition Proposal, or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar contractual provision with respect to the Company’s securities to which the Company is a party (provided that, if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to grant such release or waiver would be inconsistent with the Company Board’s fiduciary duties under applicable Law, the Company may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Company Acquisition Proposal to the Company Board).

(b) Notwithstanding anything in Section 6.4(a) to the contrary, if, at any time prior to, but not after, obtaining the Company Stockholder Approval, the Company receives a bona fide, unsolicited written Company Acquisition Proposal made after the date hereof that does not result from a breach of the obligations set forth in Section 6.4(a) by the Company or any of its controlled Affiliate or by any Representative of the Company or any of its controlled Affiliates that has not been directed by the Company to comply with the terms of Section 6.4(a) applicable to them, and if the Company Board determines in good faith (after consultation with outside legal counsel and the Company’s outside financial advisor) that such Company Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Company Acquisition Proposal, and failure to take any action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) the Company may enter into an Acceptable Company Confidentiality Agreement with the Person making such Company Acquisition Proposal; (ii) the Company and its Representatives may provide information (including nonpublic information) in response to a request for such information by such Person, subject to such Person executing an Acceptable Company Confidentiality Agreement prior to receiving such information; provided that any information provided to such Person that is not publicly available on EDGAR, including if such information is posted to an electronic data room, shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (iii) the Company and its Representatives may engage in discussions or negotiations with respect to such Company Acquisition Proposal with such Person and its Representatives.

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall promptly (and in no event later than twenty-four (24) hours after receipt) advise Parent in writing if the Company or any of its controlled Affiliates or Representatives receives any (i) inquiry or request for information, discussion or negotiation that is reasonably expected to lead to or that relates to or contemplates a Company Acquisition Proposal, or (ii) Company Acquisition Proposal or any indication, proposal or offer that is reasonably likely to lead to a Company Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Company Acquisition Proposal, proposal, or offer, the identity of the Person (or Persons) making any such indication, inquiry, request, Company Acquisition Proposal, proposal, or offer, and a copy of any written inquiry, request, Company Acquisition Proposal, indication, proposal, or offer or any draft agreement provided by such Person. The Company shall promptly keep Parent informed (orally and in writing) in all material respects of the status and terms of any such Company Acquisition Proposal, request, inquiry, proposal, or offer, including notifying Parent in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof, which notice to Parent shall include a written summary of the material terms and conditions of such amendment or modification. Without limiting the foregoing, the Company shall notify Parent in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal, and the Company shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to Parent in writing, and within twenty-four (24) hours after entering into this Agreement, shall terminate any other access to the data room by third parties and request the return or destruction of Company confidential information that may be in such third parties’ possession or control.

(d) Except to the extent permitted under Section 6.4(e), neither the Company Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend, or modify (or publicly propose to change, withhold, withdraw, qualify, amend, or modify), in any manner adverse to Parent, the Company Recommendation, (2) fail to include the Company Recommendation in the Joint Proxy Statement (in either preliminary or definitive form), or (3) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, a Company Acquisition Proposal; (ii) fail to expressly reaffirm publicly the Company Recommendation within five (5) Business Days following Parent’s written request to do so if a Company Acquisition Proposal is publicly announced or disclosed; (iii) make any recommendation or public statement in connection with a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Company Common Stock, other than a recommendation against such offer; or (iv) fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Company Common Stock within the ten (10) Business Days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer (each of the foregoing clauses (i)–(iv), a “Company Change of Recommendation”). In addition, neither the Company Board nor any committee thereof shall cause or permit any Company Entity to enter into any acquisition agreement, agreement and plan of merger, joint venture or partnership agreement, option agreement, or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle, or similar commitment, agreement, or understanding), (1) constituting, related to, or that could reasonably be expected to lead to a Company Acquisition Proposal (except for an Acceptable Company Confidentiality Agreement in accordance with Section 6.4(b)) or (2) requiring any Company Entity to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 6.4 to the contrary, at any time before, but not after, the Company Stockholder Approval is obtained, the Company Board may effect a Company Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(i) only:

(i) in connection with a Superior Company Acquisition Proposal, but only if:

(1) the Company has received a bona fide written Company Acquisition Proposal that did not result from a breach of the obligations set forth in Section 6.4;

(2) the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that (A) such Company Acquisition Proposal constitutes a Superior Company Acquisition Proposal and (B) the failure to effect a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) in response to such Company Acquisition Proposal would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(3) the Company Board delivers to Parent a written notice, at least five (5) Business Days prior to the date on which any Company Change of Recommendation or termination may occur, that the Company Board intends to make a Company Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) (a “Company Recommendation Change Notice”) in response to such Company Acquisition Proposal, which Company Recommendation Change Notice shall identify the Person making such Company Acquisition Proposal, attach a copy of such Company Acquisition Proposal and a copy of the proposed written definitive agreement relating to such Company Acquisition Proposal and any amendments thereto (and any other proposed transaction documents), and set forth in reasonable detail all material terms and conditions of such Company Acquisition Proposal that are not set forth in such copies;

(4) if requested by Parent, during the period of five (5) Business Days after delivery to Parent of the Company Recommendation Change Notice and other documents described in clause (3), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(5) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby proposed by Parent in writing (provided that, if Parent has proposed any modifications to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Company Acquisition Proposal, the Company Board shall promptly deliver to Parent a new Company Recommendation Change Notice (including all required information and documents specified in clause (3) above) with respect to such amended Company Acquisition Proposal and an additional good faith negotiation period of three (3) Business Days from the date of such notice shall be required), the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that such Company Acquisition Proposal continues to be a Superior Company Acquisition Proposal (after taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby) and that the failure to make such a Company Change of Recommendation in response to such Company Acquisition Proposal or authorize the Company to terminate this Agreement pursuant to Section 8.1(d)(i) would be inconsistent with the Company Board’s fiduciary duties under applicable Law; or

(ii) in connection with a Company Intervening Event, but only if:

(1) the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s financial advisors) that a Company Intervening Event has occurred and the failure to effect a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law;

(2) the Company Board provides to Parent a Company Recommendation Change Notice, at least five (5) Business Days prior to the date on which any Company Change of Recommendation, in response to such Company Intervening Event, which Company Recommendation Change Notice shall describe the facts and circumstances relating to such Company Intervening Event in reasonable detail;

(3) if requested by Parent, during the period of five (5) Business Days after delivery to Parent of the Company Recommendation Change Notice, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(4) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement or the transactions contemplated hereby proposed by Parent in writing, the Company Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, the Company’s outside financial advisor) that the failure to make such a Company Change of Recommendation in response to such Company Intervening Event would be inconsistent with the Company Board’s fiduciary duties under applicable Law.

(f) Nothing under this Section 6.4 shall prohibit the Company or the Company Board from complying with Rule 14d-9, Rule 14e-2, or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look, and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to a Company Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Company Change of Recommendation unless such disclosure expressly states that the Company Board reaffirms the Company Recommendation and (ii) the foregoing shall not permit the Company or the Company Board or any committee thereof to effect a Company Change of Recommendation that is not otherwise permitted by Section 6.4(e).

(g) As used herein:

(i) “Acceptable Company Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in any material respect to the Company than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Company Acquisition Proposal” means a bona fide inquiry, proposal, or offer from any Person (except for Parent or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) merger, consolidation, share exchange, division, asset sale or similar transaction pursuant to which such Person or group would acquire, directly or indirectly assets or businesses of the Company Entities (including an acquisition of Equity Securities of the Company Entities) representing twenty percent (20%) or more of the consolidated assets of the Company Entities or to which twenty percent (20%) or more of the revenues or net income of the Company Entities on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of shares of Company Common Stock representing twenty percent (20%) or more of the outstanding shares of Company Common Stock, (3) tender offer, exchange offer, or similar transaction that, if consummated, would result in such Person or group Beneficially Owning twenty percent (20%) or more of the outstanding shares of Company Common Stock, (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company, or (5) any combination of the foregoing;

(iii) “Company Intervening Event” means a material event, change, effect, development, or occurrence that was not known to the Company Board prior to the Company’s execution and delivery of this Agreement (or if known, the consequences of which were not known to the Company Board or were not reasonably foreseeable), which event, change, effect, or development, or any consequence thereof, becomes known to the Company Board after the Company’s execution and delivery of this Agreement and before the Company Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Company Intervening Event or be taken into account in determining whether a Company Intervening Event has occurred: (1) the receipt, existence, or terms of a Company Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any Regulatory Action undertaken pursuant to Section 6.8; (3) any event, change, effect, development, or occurrence relating to any Company Entity or Parent Entity that does not amount to a Company Material Adverse Effect or Parent Material Adverse Effect, respectively; (4) any change, in and of itself, in the trading price or trading volume of the Company Common Stock or Parent Common Stock; or (5) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period; and

(iv) “Superior Company Acquisition Proposal” means a bona fide written Company Acquisition Proposal made after the date hereof that the Company Board has determined, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, in its good-faith judgment, taking into account all relevant circumstances at the time of determination, including all legal, regulatory, and financial aspects of the proposal (including its conditionality, the existence of any financing contingency, the availability of any debt or equity funding commitments, expected timing, and the likelihood of consummation of the proposal), the identity of the Person making the Company Acquisition Proposal, and any other factor the Company Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Company Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of the definition of “Superior Company Acquisition Proposal,” all references to “20%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%.” Notwithstanding the foregoing, any Company Acquisition Proposal (A) that is subject to a financing contingency or condition to the obligation of the Person making such Company Acquisition Proposal to consummate the transactions contemplated thereby, (B) the financing of which is not committed, or (C) that is subject to a due diligence contingency or condition to the obligation of the Person making such Company Acquisition Proposal to consummate the transactions contemplated thereby, shall not be considered a Superior Company Acquisition Proposal.

Section 6.5 No Parent Solicitation.

(a) Parent shall, and shall cause its controlled Affiliates and Representatives to, immediately (i) cease and cause to be terminated all existing discussions or negotiations with any Person conducted prior to the Parties’ execution and delivery hereof related to any Parent Acquisition Proposal and (ii) terminate all access to physical and electronic data rooms previously granted to any Person or its Representatives related to any Parent Acquisition Proposal. From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as set forth in this Section 6.5, Parent shall not, and shall cause each of its controlled Affiliates not to, and shall use reasonable best efforts to cause its Representatives not to: (1) solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing information), or take any other action designed to lead to, the submission by any Person of any Parent Acquisition Proposal, (2) engage in, continue, knowingly facilitate, knowingly encourage, or otherwise participate in any discussions or negotiations related to any Parent Acquisition Proposal or provide any nonpublic information to any Person (other than the Company and its Representatives) in connection with, or related to, any Parent Acquisition Proposal, (3) approve, endorse, or recommend any Parent Acquisition Proposal, (4) enter into any Contract (including any letter of intent, agreement, agreement in principle, or memorandum of understanding) or similar document or commitment related to any Parent Acquisition Proposal, or (5) release or permit the release of any Person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any “standstill” or similar contractual provision with respect to Parent’s securities to which Parent is a party (provided that, if the Parent Board determines in good faith, after consultation with its outside legal counsel, that the failure to grant such release or waiver would be inconsistent with the Parent Board’s fiduciary duties under applicable Law, Parent may waive any such provision solely to the extent necessary to permit the Person bound by such provision to make a nonpublic Parent Acquisition Proposal to the Parent Board).

(b) Notwithstanding anything in Section 6.5(a) to the contrary, if, at any time prior to, but not after, obtaining the Parent Stockholder Approval, Parent receives a bona fide, unsolicited written Parent Acquisition Proposal made after the date hereof that does not result from a breach of the obligations set forth in Section 6.5(a) by Parent or any of its controlled Affiliate or by any Representative of Parent or any of its controlled Affiliates that has not been directed by Parent to comply with the terms of Section 6.5(a) applicable to them, and if the Parent Board determines in good faith (after consultation with outside legal counsel and Parent’s outside financial advisor) that such Parent Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Parent Acquisition Proposal, and failure to take any action would be inconsistent with the Company Board’s fiduciary duties under applicable Law, (i) Parent may enter into an Acceptable Parent Confidentiality Agreement with the Person making such Parent Acquisition Proposal; (ii) Parent and its Representatives may provide information (including nonpublic information) in response to a request for such information by such Person, subject to such Person executing an Acceptable Parent Confidentiality Agreement prior to receiving such information; provided that any information provided to such Person that is not publicly available on EDGAR, including if such information is posted to an electronic data room, shall be provided to the Company prior to or substantially concurrently with the time it is provided to such Person; and (iii) Parent and its Representatives may engage in discussions or negotiations with respect to such Parent Acquisition Proposal with such Person and its Representatives.

(c) From the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Parent shall promptly (and in no event later than twenty-four (24) hours after receipt) advise the Company in writing if Parent or any of its controlled Affiliates or Representatives receives any (i) inquiry or request for information, discussion or negotiation that is reasonably expected to lead to or that relates to or contemplates a Parent Acquisition Proposal, or (ii) Parent Acquisition Proposal or any indication, proposal or offer that is reasonably likely to lead to a Parent Acquisition Proposal, in each case, together with a written summary of the material terms and conditions of such indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer, the identity of the Person (or Persons) making any such indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer, and a copy of any written indication, inquiry, request, Parent Acquisition Proposal, proposal, or offer or any draft agreement provided by such Person. Parent shall keep the

Company informed (orally and in writing) in all material respects of the status and details of any such Parent Acquisition Proposal, request, inquiry, proposal, or offer, including notifying the Company in writing within twenty-four (24) hours after the occurrence of any material amendment or modification thereof, which notice to the Company shall include a written summary of the material terms and conditions of such amendment or modification. Without limiting the foregoing, Parent shall notify the Company in writing promptly (and in any event within twenty-four (24) hours) after it determines to begin providing information or to engage in discussions or negotiations concerning a Parent Acquisition Proposal, and Parent shall not provide any such information or engage in such discussions or negotiations prior to providing such notice to the Company in writing, and within twenty-four (24) hours after entering into this Agreement, shall terminate any other access to the data room by third parties and request the return or destruction of Parent confidential information that may be in such third parties’ possession or control.

(d) Except to the extent permitted under Section 6.5(e), neither the Parent Board nor any committee thereof shall (i) (1) change, withhold, withdraw, qualify, amend, or modify (or publicly propose to change, withhold, withdraw, qualify, amend, or modify), in any manner adverse to the Company, the Parent Recommendation, (2) fail to include the Parent Recommendation in the Joint Proxy Statement (in either preliminary or definitive form), or (3) authorize, adopt, approve, declare advisable, or recommend, or publicly propose to authorize, adopt, approve, declare advisable, or recommend, a Parent Acquisition Proposal; (ii) fail to expressly reaffirm publicly the Parent Recommendation within five (5) Business Days following the Company’s written request to do so if a Parent Acquisition Proposal is publicly announced or disclosed; (iii) make any recommendation or public statement in connection with a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock, other than a recommendation against such offer; or (iv) fail to recommend against acceptance of any tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for Parent Common Stock within the ten (10) Business Days specified in Rule 14e-2(a) under the Exchange Act after the commencement of such offer (each of the foregoing clauses (i)-(iv), a “Parent Change of Recommendation”). In addition, neither the Parent Board nor any committee thereof shall cause or permit any Parent Entity to enter into any acquisition agreement, agreement and plan of merger, joint venture or partnership agreement, option agreement, or similar definitive Contract, or any other Contract (including any letter of intent, memorandum of understanding, agreement in principle, or similar commitment, agreement, or understanding), (1) constituting, related to, or that could reasonably be expected to lead to a Parent Acquisition Proposal (except for an Acceptable Parent Confidentiality Agreement in accordance with Section 6.4(b)) or (2) requiring any Company Entity to abandon or terminate this Agreement or fail to consummate the Merger or any other transaction contemplated hereby.

(e) Notwithstanding anything in this Section 6.5 to the contrary, at any time before, but not after, the Parent Stockholder Approval is obtained, the Parent Board may effect a Parent Change of Recommendation or authorize the Company to terminate this Agreement pursuant to Section 8.1(c)(i) only:

(i) in connection with a Superior Parent Acquisition Proposal, but only if:

(1) Parent has received a bona fide written Parent Acquisition Proposal that did not result from a breach of the obligations set forth in Section 6.5(a);

(2) the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that (A) such Parent Acquisition Proposal constitutes a Superior Parent Acquisition Proposal and (B) the failure to effect a Parent Change of Recommendation or authorize Parent to terminate this Agreement under Section 8.1(c)(i) in response to such Parent Acquisition Proposal would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(3) the Parent Board delivers to the Company a written notice, at least five (5) Business Days prior to the date on which any Parent Change of Recommendation or termination may occur, that the Parent Board intends to make a Parent Change of Recommendation or authorize the Company to terminate this Agreement under Section 8.1(d)(i) (a “Parent Recommendation Change Notice”) in response to such

Parent Acquisition Proposal, which Parent Recommendation Change Notice shall identify the Person making such Parent Acquisition Proposal, attach a copy of such Parent Acquisition Proposal and a copy of the proposed written definitive agreement relating to such Parent Acquisition Proposal and any amendments thereto (and any other proposed transaction documents), and set forth in reasonable detail all material terms and conditions of such Parent Acquisition Proposal that are not set forth in such copies;

(4) if requested by the Company, during the period of five (5) Business Days after delivery to the Company of the Parent Recommendation Change Notice and other documents described in clause (3), Parent and its Representatives shall negotiate in good faith with the Company and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(5) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby proposed by the Company in writing (provided that, if the Company has proposed any modifications to the terms hereof or the transactions contemplated hereby and there is any subsequent amendment to any material term of such Parent Acquisition Proposal, the Parent Board shall promptly deliver to the Company a new Parent Recommendation Change Notice (including all required information and documents specified in clause (3) above) with respect to such amended Parent Acquisition Proposal and an additional good faith negotiation period of three (3) Business Days from the date of such notice shall be required), the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that such Parent Acquisition Proposal continues to be a Superior Parent Acquisition Proposal (after taking into account any modifications to the terms of this Agreement and the transactions contemplated hereby) and that the failure to make such a Parent Change of Recommendation in response to such Parent Acquisition Proposal or authorize Parent to terminate this Agreement pursuant to Section 8.1(c)(i) would be inconsistent with the Parent Board’s fiduciary duties under applicable Law; or

(ii) in connection with a Parent Intervening Event, but only if:

(1) the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its financial advisors) that a Parent Intervening Event has occurred and the failure to effect a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law;

(2) the Parent Board provides to the Company a Parent Recommendation Change Notice, at least five (5) Business Days prior to the date on which any Parent Change of Recommendation, in response to such Parent Intervening Event, which Parent Recommendation Change Notice shall describe the facts and circumstances relating to such Parent Intervening Event in reasonable detail;

(3) if requested by the Company, during the period of five (5) Business Days after delivery to the Company of the Parent Recommendation Change Notice, Parent and its Representatives shall negotiate in good faith with the Company and its Representatives with respect to any proposed modifications of the terms of this Agreement or the transactions contemplated hereby; and

(4) at the end of such period of five (5) Business Days and taking into account any modifications to the terms of this Agreement or the transactions contemplated hereby proposed by the Company in writing, the Parent Board determines in good faith (after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor) that the failure to make such a Parent Change of Recommendation in response to such Parent Intervening Event would be inconsistent with the Parent Board’s fiduciary duties under applicable Law.

(f) Nothing under this Section 6.5 shall prohibit Parent or the Parent Board from complying with Rule 14d-9, Rule 14e-2, or Item 1012 of Regulation M-A under the Exchange Act, or from making any legally required disclosures to stockholders (including any “stop, look, and listen” communication under Rule 14d-9(f) under the Exchange Act) with regard to a Parent Acquisition Proposal; provided, however, that (i) any such disclosure shall be deemed to be a Parent Change of Recommendation unless such disclosure expressly states that the Parent Board reaffirms the Parent Recommendation and (ii) the foregoing shall not permit Parent or the Parent Board or any committee thereof to effect a Parent Change of Recommendation that is not otherwise permitted by Section 6.5(e).

(g) As used herein:

(i) “Acceptable Parent Confidentiality Agreement” means a customary confidentiality agreement that contains provisions that are no less favorable in any material respect to Parent than those under the Confidentiality Agreement, including standstill provisions no less favorable in any material respect to the Company than those under the Confidentiality Agreement;

(ii) “Parent Acquisition Proposal” means a bona fide inquiry, proposal, or offer from any Person (except for the Company or one of its Representatives) or “group,” within the meaning of Section 13(d) under the Exchange Act, relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (1) merger, consolidation, share exchange, division, asset sale or similar transaction pursuant to which such Person or group would acquire, directly or indirectly assets or businesses of the Parent Entities (including an acquisition of Equity Securities of the Parent Entities) representing 20% or more of the consolidated assets of the Parent Entities or to which 20% or more of the revenues or net income of the Parent Entities on a consolidated basis are attributable, (2) direct or indirect acquisition or issuance of shares of Parent Common Stock representing 20% or more of the outstanding shares of Parent Common Stock, (3) tender offer, exchange offer, or similar transaction that, if consummated, would result in such Person or group Beneficially Owning 20% or more of the outstanding shares of Parent Common Stock, (4) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving Parent, or (5) any combination of the foregoing;

(iii) “Parent Intervening Event” means a material event, change, effect, development, or occurrence that was not known to the Parent Board prior to Parent’s execution and delivery of this Agreement (or if known, the consequences of which were not known to the Parent Board or were not reasonably foreseeable), which event, change, effect, or development, or any consequence thereof, becomes known to the Parent Board after Parent’s execution and delivery of this Agreement and before the Parent Stockholder Approval is obtained; provided, however, that in no event shall any of the following be a Parent Intervening Event or be taken into account in determining whether a Parent Intervening Event has occurred: (1) the receipt, existence, or terms of a Parent Acquisition Proposal or any matter relating thereto or consequence thereof; (2) any Regulatory Action undertaken pursuant to Section 6.8; (3) any event, change, effect, development, or occurrence relating to any Company Entity that does not amount to a Company Material Adverse Effect, respectively; (4) any change, in and of itself, in the trading price or trading volume of the Company Common Stock or Parent Common Stock; or (5) the fact, in and of itself, that the Company or Parent meets or exceeds (or fails to meet) any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period; and

(iv) “Superior Parent Acquisition Proposal” means a bona fide written Parent Acquisition Proposal made after the date hereof that the Parent Board has determined, after consultation with its outside legal counsel and, with respect to financial matters, its outside financial advisor, in its good-faith judgment, taking into account all relevant circumstances at the time of determination, including all legal, regulatory, and financial aspects of the proposal (including its conditionality, the existence of any financing contingency, the availability of any debt or equity funding commitments, expected timing, and the likelihood of consummation of the proposal), the identity of the Person making the Parent Acquisition Proposal, and any other factor the Parent Board determines in good faith to be relevant, (1) is reasonably likely to be consummated under its terms and (2) if consummated, would result in a transaction more favorable to the Parent Stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement; provided that, for purposes of the definition of “Superior Parent Acquisition Proposal,” all references to “20%” in the definition of Parent Acquisition Proposal shall be deemed to be references to “50%.” Notwithstanding the foregoing, any Parent Acquisition Proposal (A) that is subject to a financing contingency or condition to the obligation of the Person making such Parent Acquisition Proposal to consummate the transactions contemplated thereby, (B) the financing of which is not committed, or (C) that is subject to a due diligence contingency or condition to the obligation of the Person making such Parent Acquisition Proposal to consummate the transactions contemplated thereby, shall not be considered a Superior Parent Acquisition Proposal.

Section 6.6 Notification of Certain Matters. Parent and the Company shall each use reasonable best efforts to give prompt notice to the other Party if any of the following occur after the date hereof:

(a) receipt of any written notice from any third Person alleging that the Consent of such third Person is or may be required to consummate the Merger or otherwise in connection with the transactions contemplated hereby if the failure to obtain such Consent could (in the good faith determination of such Party) reasonably be expected to (i) prevent, impair, or materially delay the Closing or (ii) be material to Parent, the Company, or the Surviving Corporation;

(b) receipt of any notice or other communication from any Governmental Authority (except for any notice or communication contemplated by Section 6.8), NYSE or NASDAQ in connection with the Merger or the other transactions contemplated hereby; or

(c) the occurrence of an event that would reasonably be expected to (i) prevent or materially delay the consummation of the Closing or (ii) result in the failure of any condition in Article VII to be satisfied; provided, however, that the delivery of any notice under this Section 6.6 shall not limit or otherwise affect the Parties’ respective rights and remedies available hereunder, and no information delivered under this Section 6.6 shall, or shall be deemed to, update any section of any Disclosure Schedule or otherwise qualify or modify any of the Parties’ respective representations and warranties hereunder; provided, further, that any Party’s breach of, or failure to perform or comply with its obligations under, this Section 6.6 shall not be considered a breach of, or a failure to perform or comply with, a covenant or agreement hereunder for purposes of Section 7.2(b) or Section 7.3(b), as applicable, if such breach or failure was not in bad faith or, with respect to Section 6.6(c)(ii) only, the underlying fact or event would not independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.7 Access to Information.

(a) Upon reasonable notice, the Company shall provide Parent and its Representatives reasonable access, during normal business hours throughout the period from the date hereof through the Closing, to the Company Entities’ properties, books, records, and personnel, and during such period, the Company shall cause to be furnished promptly to Parent and its Representatives all information concerning the Company Entities and their respective businesses, as Parent and its Representatives may reasonably request; provided that Parent shall not use any information obtained under this Section 6.7 for any purpose unrelated to the Merger or the other transactions contemplated hereby; provided, further, that the Company shall not be required to provide any such access or information that would (i) result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Company Entity is a party or by which any Company Entity is bound (including any confidentiality obligation of any Company Entity); provided that the Company shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure; (ii) jeopardize protections afforded any Company Entity under the attorney-client privilege; provided that the Company shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege or (iii) involve any physical testing of any nature with respect to any portion of the Company Entities’ properties (including invasive sampling or testing); provided, that (A) the Company shall promptly notify Parent in writing if any reason described in the foregoing clause (i) or clause (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clause (i) or clause (ii), Parent and the Company shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for Parent, or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and the Company) shall provide Parent with timely access to the fullest extent possible to the substance of the information described in this Section 6.7. All information obtained by Parent and its Representatives under this Section 6.7 shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, Parent agrees that it shall not, and shall use reasonable best efforts to cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 6.7 for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, upon request by the Company, the recipients of such information and any other information contemplated to be provided by the Company pursuant to this Section 6.7 (other than Parent), agree to be bound by the Confidentiality Agreement as Representatives of Parent.

(b) Upon reasonable notice, Parent shall provide the Company and its Representatives reasonable access, during normal business hours throughout the period from the date hereof through the Closing, in furtherance of the consummation of the Merger and the other transactions contemplated hereby to the Parent Entities’ properties, books, records, and personnel, and during such period, Parent shall cause to be furnished promptly to the Company and its Representatives all information concerning the Parent Entities and their respective businesses, as the Company or its Representatives may reasonably request in connection therewith; provided, further, that Parent shall not be required to provide any such access or information that would (i) result in the disclosure of any trade secrets of third parties or the violation of any Law or any material Contract to which any Parent Entity is a party or by which any Parent Entity is bound (including any confidentiality obligation of any Parent Entity); provided that Parent shall use reasonable best efforts to obtain the required consent of such third party to provide such access or disclosure; (ii) jeopardize protections afforded any Parent Entity under the attorney-client privilege; provided that Parent shall use reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of such privilege; or (iii) involve any physical testing of any nature with respect to any portion of the Parent Entities’ properties (including invasive sampling or testing); provided, further, that (A) Parent shall promptly notify the Company in writing if any reason described in the foregoing clause (i) or clause (ii) is applicable to any request for information and (B) if any such access or information is limited for the reasons described in the foregoing clause (i) or clause (ii), the Company and Parent shall use their respective reasonable best efforts to establish a process that (through use of steps such as, without limitation, redactions, provision of information to counsel to review and summarize for the Company, or use of a “clean room” environment for analysis and review of information by appropriate recipients in coordination with counsel and Parent) shall provide the Company with timely access to the fullest extent possible to the substance of the information described in this Section 6.7(b). All information obtained by the Company and its Representatives under this Section 6.7(b) shall be treated as “Evaluation Material” for purposes of the Confidentiality Agreement. Notwithstanding any other provision hereof, the Company agrees that it shall not, and shall use reasonable best efforts to cause its Representatives not to, prior to the Effective Time, use any information obtained under this Section 6.7(b) for any competitive or other purpose unrelated to the consummation of the Merger; provided, however, that, upon request by Parent, the recipients of such information and any other information contemplated to be provided by Parent pursuant to this Section 6.7(b) (other than the Company), agree to be bound by the Confidentiality Agreement as Representatives of the Company.

Section 6.8 Consents, Approvals and Filings; Other Actions.

(a) Without limiting the generality of anything contained in this Section 6.8, each of Parent and the Company shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper, or advisable on its part under this Agreement and applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, and in no event later than the

Outside Date, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party (including, without limitation, with respect to obtaining releases of Liens under the Existing Company Credit Facility) and any Governmental Authority, including under the Antitrust Laws, in order to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein but subject to the express terms, conditions and limitations set forth in Section 6.8(d), no Company Entity shall be required to make any payments or make any other concession or provide any additional security (including a guaranty), to obtain any third-party consents from any third party (other than any Governmental Authority) including those set forth on Section 4.4(a) of the Company Disclosure Schedule (except in the event Parent has so requested, in which case Company shall be required to make, or cause another Company Entity to make, such payment or concession or provide, or cause another Company Entity to provide, such additional security; provided that either (x) the Company is reimbursed by Parent for such amounts requested by Parent to be paid (or such other concessions or additional securities requested by Parent to be made or provided) in connection therewith, in the event that this Agreement is terminated pursuant to Article VIII, or (y) such payment, concession or additional security is subject to or conditioned upon the occurrence of the Closing). Parent and the Company shall share equally all filing fees under the Antitrust Laws in connection with the performance of the Parties’ obligations under this Section 6.8.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall: (i) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, file any and all notices, reports, and other documents required to be filed by such Party under the HSR Act with respect to the transactions contemplated by this Agreement; and shall use reasonable best efforts promptly to cause the expiration or termination of any applicable waiting periods under the HSR Act; (ii) as promptly as reasonably practicable make all filings, and use reasonable best efforts to timely obtain all consents, permits, authorizations, waivers, clearances, and approvals, and to cause the expiration or termination of any applicable waiting periods, as may be required under any other applicable Antitrust Laws (to the extent required); (iii) as promptly as reasonably practicable provide such information as may reasonably be requested by the DOJ or the FTC, as applicable, under the HSR Act or by any other Governmental Authority in connection with the transactions contemplated by this Agreement, as well as any information required to be submitted to comply with, a request for additional information in order to commence or end a statutory waiting period; (iv) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, Parent in consultation with the Company, shall file any and all notices, reports, and other documents required to be filed by such Party to obtain the approvals of any Governmental Authority set forth on Schedule 7.1(f); (v) promptly, but in no event later than twenty (20) Business Days following execution of this Agreement, Parent and Company shall, jointly and in consultation with the each other, file any and all notices, reports, and other documents required to be filed by such Party to obtain the approvals of any Governmental Authority set forth on Section 7.1(e) of the Company Disclosure Schedule; (vi) use reasonable best efforts to cause to be taken, on a timely basis, all other actions necessary or appropriate for the purpose of consummating and effectuating the transactions contemplated by this Agreement; and (vii) promptly take all reasonable actions and steps required by any Governmental Authority as a condition to granting any consent, permit, authorization, waiver, clearance, and approvals, and to cause the prompt expiration or termination of any applicable waiting period and to resolve such objections, if any, as the FTC and the DOJ, or other Governmental Authorities of any other jurisdiction for which consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required with respect to the transactions contemplated by this Agreement; provided that the Company Entities will be required to take or commit to take any such action, or agree to any such condition or restriction, only following the prior written consent of Parent and only if such action, commitment, agreement, condition, or restriction is binding on the Company Entities only in the event the Closing occurs. Notwithstanding the foregoing, the twenty (20) Business Day filing period provided for in Section 6.8(b)(i) may be extended for up to an additional ten (10) Business Days upon the mutual agreement of the Parties based on recommendation of outside counsel.

(c) Without limiting the generality of anything contained in this Section 6.8, each Party hereto shall (i) give the other Parties prompt notice of the making or commencement of any request, litigation, hearing, examination, or Action with respect to the transactions contemplated by this Agreement, (ii) keep the other Parties reasonably informed as to the status of any such request, litigation, hearing, examination, or Action, and (iii) promptly inform the other Parties of any material communication to or from the FTC, DOJ, or any other Governmental Authority to the extent regarding the transactions contemplated by this Agreement, or regarding any such request, litigation, hearing, examination, or Action, and provide a copy of all written communications. Subject to applicable Law, to the extent practicable, each of Parent or the Company, as the case may be, will consult with the other prior to submitting any written materials to any Governmental Authority regarding the information to be submitted relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. Each Party shall consider in good faith all comments reasonably proposed by the other Parties, as the case may be. In addition, except as may be prohibited by any Governmental Authority or by any applicable Law, in connection with any such request, or any, hearing, examination, or Action with respect to the transactions contemplated by this Agreement, each Party will permit authorized Representatives of the other Party to be present at each in-person or telephonic meeting, conference, or other substantive communication relating to such request, hearing, examination, or Action and shall consult with the other party in connection with any document, opinion, or proposal made or submitted to any Governmental Authority in connection with such request, hearing, examination, or Action. Pursuant to the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party under this Section 6.8(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its Affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Each of the Company and Parent shall cause its respective counsel to comply with this Section 6.8(c). Notwithstanding anything to the contrary contained in this Agreement, Parent, after prior consultation with the Company, shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances, including in connection with the determination of any Regulatory Action and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided that the Company shall be permitted to participate in such meetings and communications unless excluded from doing so by a Governmental Authority or to the extent necessary to prevent disclosure of Parent’s competitively sensitive information.

(d) Notwithstanding anything to the contrary in this Section 6.8, in no event shall Parent or the Company or their respective Affiliates be required to take, or agree to take, any of the following actions (i) divest, license, hold separate, or otherwise dispose of, or allow a third party to utilize, any portion of their respective businesses, assets or Contracts or (ii) take any other action that may be required or requested by any Governmental Authority in connection with obtaining the consents, authorizations, orders, or approvals contemplated by this Section 6.8 (each, a “Regulatory Action”) that would, in each case, have an adverse impact in any material respect, individually or in the aggregate, on the Parent Entities, the Company Entities or the expected benefits of the transaction to Parent Entities. Subject to their respective obligations in this Section 6.8 and the provisions of the immediately preceding sentence, Parent shall have the sole and exclusive right to propose, negotiate, offer to commit, and effect, by consent decree, hold separate order, or otherwise, any and all such actions or otherwise to offer to take or offer to commit (and if such offer is accepted, commit to and take) any such action as may be required to resolve any Governmental Authority’s objections to the transactions contemplated by this Agreement; provided, however, that Parent shall consider in good faith the views of the Company and its counsel in connection therewith.

(e) Subject to Section 6.8(d), in the event that any Action is commenced challenging the transactions contemplated by this Agreement and such Action seeks, or would reasonably be expected to seek, to prevent, prohibit, or restrict consummation of the transactions contemplated by this Agreement, Parent shall use reasonable best efforts to resolve any such Action, and each of the Company and Parent shall cooperate with each other in good faith to contest any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(f) Neither Parent nor the Company shall, nor shall it permit its respective Subsidiaries to, acquire or agree to acquire any rights, assets, business, Person, or division thereof (through acquisition, license, joint venture, partnership, collaboration, or otherwise), if such acquisition would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining any applicable clearance, authorization, Consent, or waiver under Antitrust Laws with respect to the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) materially increase the risk of any Governmental Authority entering an Order under any Antitrust Law prohibiting the consummation of the transactions contemplated by this Agreement or (iii) otherwise materially delay the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 6.9 Director and Officer Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company Entities imposed under (i) each indemnification agreement in effect on the date hereof between any Company Entity and any Indemnified Person (the “Company Indemnification Agreements”) and (ii) any indemnification and exculpation provisions in the Constituent Documents of the Company Entities as in effect on the date hereof. For a period of six (6) years from and after the Effective Time, the Constituent Documents of the Surviving Corporation and its Subsidiaries shall contain provisions related to indemnification and exculpation from liability no less favorable than the indemnification and exculpation provisions in the Constituent Documents of the Company or its relevant Subsidiaries on the date hereof, and, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, such provisions shall not be amended, repealed, or otherwise modified in any manner that adversely affects the rights thereunder of any Indemnified Person except to the extent required by applicable Law.

(b) During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Corporation or its applicable Subsidiaries to indemnify and hold harmless, and advance expenses to, the Indemnified Persons against any Loss incurred in connection with any actual or threatened Action arising out of or relating to the Merger, this Agreement, or the transactions contemplated hereby, in each case, to the extent permitted by applicable Law and in accordance with the Constituent Documents of the Company and its Subsidiaries and any Company Indemnification Agreements.

(c) At or prior to the Effective Time, the Company shall, in consultation with Parent, purchase prepaid “tail” insurance that provides the Surviving Corporation, its Subsidiaries and the Indemnified Persons with directors’ and officers’ liability insurance for a period ending no earlier than the sixth (6th) anniversary of the Effective Time, on terms and conditions, including limits and retentions, no less favorable to the insureds thereunder than the Company’s directors’ and officers’ liability insurance in effect as of the Effective Time, with respect to acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions or actions contemplated by this Agreement), and Parent shall cause such “tail” insurance to be maintained in full force and effect, for the benefit of the Surviving Corporation, its Subsidiaries and the Indemnified Persons, for its full term, and cause the Surviving Corporation to honor all of its obligations thereunder from the Effective Time through the sixth (6th) anniversary of the Effective Time; provided, however, that in no event shall the aggregate premium for such “tail” insurance exceed 300% of the aggregate annual premium paid by the Company for its directors’ and officers’ liability insurance in effect as of the date hereof (the “Maximum Amount”); provided, further, that, if such “tail” insurance is not reasonably available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company, in consultation with Parent, shall obtain the greatest coverage available for a cost equal to the Maximum Amount (unless otherwise directed by Parent to exceed the Maximum Amount). The Company and its Affiliates shall cooperate with Parent and its Affiliates in obtaining any other “tail” insurance.

(d) If Parent or the Surviving Corporation or any of their successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the respective obligations of the Surviving Corporation (or Parent), as the case may be, under this Section 6.9.

(e) From and after the Effective Time, the Indemnified Persons shall be third-party beneficiaries of this Section 6.9, with full rights of enforcement as if a party hereto. The rights of the Indemnified Persons under this Section 6.9 shall be in addition to, and not in substitution for, any other rights that any such Indemnified Person may have under the applicable Constituent Documents or any Company Indemnification Agreement. Unless required by applicable Law, this Section 6.9 may not be amended, altered or repealed after the Effective Time in such a manner as to adversely affect the rights of any Indemnified Person or any of their heirs, successors, assigns or representatives without the prior written consent of such affected person.

(f) Nothing herein is intended to, shall be construed to or shall release, waive, or impair any rights to insurance under any policy that is or has been in existence related to the Company Entities, including for any of their respective directors, officers, or other insured persons, it being understood and agreed that the indemnification provided for in this Section 6.9 is not prior to or in substitution for any such claims under such policies.

(g) For purposes hereof, “Indemnified Person” means any Person who is or was an officer or director of any Company Entity at or at any time prior to the Effective Time.

Section 6.10 Financing.

(a) On or prior to the Closing Date (with drafts delivered at least (3) Business Days’ prior to the Closing Date), the Company shall cause the agent under the Existing Company Credit Facility to deliver an executed payoff letter (the “Payoff Letter”) with respect to the Existing Company Credit Facility, in customary form reasonably acceptable to Parent, which shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Existing Company Credit Facility as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), together with wire transfer and payment instructions, (ii) state that upon receipt of the Payoff Amount in accordance with the Payoff Letter, the Existing Company Credit Facility and all related loan documents shall be discharged and terminated, (iii) provide that all Liens and guarantees in connection with the Existing Company Credit Facility relating to the assets and properties of the Company or any of its Subsidiaries securing the obligations under the Existing Company Credit Facility shall be released and terminated upon payment of the Payoff Amount on the Closing Date and (iv) provide for the return of all possessory collateral (if any) in connection with the Existing Company Credit Facility (to the extent reasonably practicable, on the Closing Date); provided that such Payoff Letter shall be contingent upon the occurrence of the Closing, unless otherwise agreed by the Company.

Section 6.11 Stock Exchange Listing; Blue-Sky Laws; Delisting.

(a) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger to be listed on NYSE, subject to official notice of issuance, prior to the Effective Time, and the Company shall reasonably cooperate with Parent in connection therewith, including by providing all information reasonably requested by Parent in connection therewith. Parent shall use reasonable best efforts to take all actions reasonably required to be taken under any applicable state securities Laws in connection with the

Parent Stock Issuance, except for qualifying to do business in any jurisdiction in which Parent is not currently so qualified.

(b) Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause the delisting of the Company Common Stock from NASDAQ and the termination of the Company’s registration under the Exchange Act, in each case, as soon as reasonably practicable following the Effective Time, subject to compliance with the Company’s obligations under the Exchange Act. Prior to the Effective Time, the Company shall not delist or take any action to cause the delisting of the Company Common Stock from NASDAQ.

Section 6.12 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of shares of Company Common Stock (including derivative securities related to Company Common Stock) or acquisitions of shares of Parent Common Stock (including derivative securities related to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or shall become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 6.13 Employee Benefit Matters.

(a) For a period of one (1) year immediately following the Effective Time (or if shorter, during the relevant period of employment), Parent shall provide, or shall cause to be provided, to each employee of any Company Entity immediately prior to the Effective Time who continues to be employed by Parent or any of its Subsidiaries (each, a “Continuing Employee”) as of the Effective Time with (i) annual base salary or annual wage rate and annual target cash bonus opportunity that are each no less favorable than the annual base salary or annual wage rate and annual target cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time, (ii) employee benefits (excluding equity-based compensation, severance, defined benefits pursuant to qualified and nonqualified retirement plans, retiree medical benefits, and other retiree health and welfare arrangements) that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Parent Entities and (iii) except as set forth on Section 6.13(a) of the Company Disclosure Schedules, severance benefits that are no less favorable in the aggregate to the severance benefits for which such Continuing Employee was eligible under the applicable Company Benefit Plan in effect as of the date of this Agreement (as set forth on Section 4.10(a) of the Company Disclosure Schedule). Notwithstanding anything in this Agreement to the contrary, the terms and conditions of employment for any Continuing Employee covered by a Collective Bargaining Agreement or an individual’s employment agreement shall be governed by the applicable Collective Bargaining Agreement or employment agreement until the expiration, modification or termination of such agreement in accordance with its terms or applicable Law.

(b) For all purposes (including for purposes of vesting, eligibility to participate, and levels of benefits) under any benefit plans, policies, programs, contracts, agreements, or arrangements of the Parent Entities to the extent such plans provide benefits to any Continuing Employee on or after the Effective Time (excluding the Company Benefit Plans) (the “Parent Plans”), each such Continuing Employee shall be credited with his or her full or partial years of service with the Company Entities performed before the Effective Time, to the extent such service was taken into account under the analogous Benefit Plan immediately prior to the Effective Time, to credit for such service under any Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing service credit shall not be required to apply (i) to the extent that its application would result in a duplication of benefits with respect to the same period of service, or (ii) for purposes of eligibility, vesting or benefit accruals under any defined benefit pension plan, equity compensation or incentive plan or retiree medical or welfare arrangement. In addition, and without limiting the generality of the foregoing, for any Parent Plan that provides medical, dental, prescription drug and/or vision benefits which is maintained, sponsored or contributed to by Parent, the Surviving Corporation or any of their respective Subsidiaries (“Parent Welfare Company Benefit Plans”), in which a

Continuing Employee may be eligible to participate on or after the Effective Time, Parent, the Surviving Corporation and their respective Subsidiaries shall use commercially reasonable efforts to, to the extent consistent with the governing terms of such Parent Welfare Company Benefit Plan, (1) waive all limitations as to eligibility waiting periods and preexisting and actively at-work conditions, if any, related to participation and coverage requirements applicable to each Continuing Employee (and each covered dependent, spouse or beneficiary) under such Parent Welfare Company Benefit Plan to the same extent waived or otherwise satisfied under a comparable Company Benefit Plan, and (2) provide, credit to each Continuing Employee (and each covered dependent, spouse or beneficiary) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (or covered dependent, spouse or beneficiary) under the analogous Company Benefit Plans during the relevant plan year, up to and including the Effective Time.

(c) Unless otherwise requested by Parent in writing no less than ten (10) days prior to the Closing Date, effective as of the day immediately prior to the Closing Date and contingent upon the occurrence of the Closing, the Company shall terminate or cause the termination of each Company Benefit Plan that is a defined contribution plan that is qualified under Section 401(a) of the Code (each, a “Company Qualified Plan”). All resolutions, notices, or other documents issued, adopted, or executed in connection with the termination of any Company Qualified Plan described herein shall be subject to Parent’s reasonable prior review and comment. At the Closing, the Company shall provide to Parent (1) executed resolutions of the Board of Directors of the Company authorizing such termination, and (2) an executed amendment to each such Company Qualified Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of such Company Qualified Plan will be maintained at the time of termination. If the Company Qualified Plan is terminated, Parent shall designate a tax-qualified defined contribution retirement plan that is sponsored by Parent or one of its Affiliates (the “Parent Qualified Plan”) that will cover eligible Continuing Employees effective as of, or as soon as administratively practicable following, the Closing Date. In connection with the termination of the Company Qualified Plan, Parent shall cause the Parent Qualified Plan to accept from the Company Qualified Plan the “direct rollover” of the account balance (including, subject to the next sentence, the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Continuing Employee who participated in the Company Qualified Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company Qualified Plan and the Code. The Company and Parent shall cooperate in good faith to work with the Company Qualified Plan and Parent Qualified Plan recordkeepers to develop a process and procedure for effecting the in-kind direct rollover of promissory notes evidencing participant loans from the Company Qualified Plan to the Parent Qualified Plan, and the obligation of the Parent Qualified Plan to accept the direct rollover of loan promissory notes is conditioned on the development of a loan rollover process and procedure that is acceptable to the respective recordkeepers. In the event that a process and procedure acceptable to the Company Qualified Plan and Parent Qualified Plan recordkeepers for effecting the in-kind rollover of loan promissory notes is agreed upon, the Company and Parent shall take any and all commercially reasonable actions needed to permit each Continuing Employee with an outstanding loan balance under the Company Qualified Plan as of the Closing Date to continue to make scheduled loan payments to the Company Qualified Plan after the Closing, pending the distribution and in-kind rollover of such promissory notes evidencing such loans, so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

(d) Nothing in this Section 6.13 shall be treated as an amendment, establishment or termination of, or undertaking to amend, establish or terminate, any Benefit Plan or any other benefit or compensation plan, program, policy, contract, agreement or arrangement. The provisions of this Section 6.13 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 6.13, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or any other Person, any rights or remedies, including any right to employment or service or continued employment or service for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such Continuing Employee or other Person under a Company Benefit Plan that such Continuing Employee or beneficiary or other Person would not otherwise have under the terms of that Company Benefit Plan.

Section 6.14 Stock Award Schedule. No earlier than five (5) Business Days prior to the anticipated Closing Date (the “Stock Award Reference Date”), and no later than three (3) Business Days prior to the anticipated Closing Date, the Company shall provide Parent a list of all outstanding Company Equity Awards as of the close of business on the Stock Award Reference Date, including (i) the name of each holder thereof, (ii) the type of award and number of shares of Company Common Stock related thereto (and, if applicable, assuming target levels of achievement for any performance-vesting awards), (iii) the name of the Company Stock Plan under which the award was granted, and (iv) the date of grant and vesting terms, in each case, as of the Stock Award Reference Date. Following such delivery, the Company shall promptly (and in no event later than the day immediately prior to the Closing Date) provide Parent with a list of any changes to the information set forth therein occurring since the Stock Award Reference Date.

Section 6.15 Stockholder Litigation. In the event that any Action related to this Agreement, the Merger, or the other transactions contemplated hereby is brought against the Company, Parent, their respective directors or Affiliates by holders of Equity Securities of the Company or Parent (“Stockholder Litigation”), the Company or Parent, as applicable, shall promptly notify the other Party of such Stockholder Litigation and shall keep the other Party informed on a current basis of the status thereof. The Company shall give a reasonable opportunity, to participate in the defense and settlement of any such Stockholder Litigation; provided, however, that the Company or Parent, as applicable, shall not settle, compromise, or agree to settle or compromise any Stockholder Litigation without the other Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 6.16 Certain Tax Matters.

(a) The Intended Tax Treatment contemplates that for U.S. federal income Tax purposes, the Parties intend that (i) the Merger should be treated as a transaction qualifying as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) each of the Parties will be a “party to the reorganization” within the meaning of Section 368(b) of the Code, (iii) this Agreement constitutes a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulation Section 1.368-2(g) and (iv) the Merger will result in the termination at the Effective Time of the U.S. affiliated group defined in Section 1502 of which the Company is the common parent in accordance with Treasury Regulations Section 1.1502-75(d). In this regard, each Party acknowledges that it has not sought and will not seek any rulings from the IRS or any other Tax Authority regarding the Tax treatment of the Merger and that there can be no assurance the IRS, any other Governmental Authority or a court will not take a contrary position to the Intended Tax Treatment.

(b) The Parties shall (and shall cause their respective Affiliates to) (i) use their respective reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and (ii) not take any action nor fail to take any action if such action or such failure is intended or is reasonably likely to prevent or impede the Merger from qualifying for the Intended Tax Treatment; provided that if either Party (or its Affiliate) is required to take such an action or not take such an action pursuant to other provisions of this Agreement, it shall notify the other Party, and the Parties shall consider in good faith the effect of such action or inaction on the Intended Tax Treatment, and the Parties shall use reasonable best efforts to pursue an alternative action or inaction that would satisfy the applicable provision of this Agreement without adversely affecting the qualification of the Merger for the Intended Tax Treatment. For purposes of allowing counsel to render any Tax opinion to be filed in connection with the filing of the Form S-4 regarding the qualification of the Merger for the Intended Tax Treatment, each Party shall execute and deliver officer’s certificates containing appropriate representations and warranties that are customary for the transactions contemplated hereby at such time or times as may be reasonably requested by such counsel; provided that a Party shall only be required to deliver an applicable officer’s certificate to the extent the applicable Party believes in good faith such representations are true and correct. Each Party shall comply with the recordkeeping and information reporting requirements imposed on it, including, if applicable, but not limited to those set forth in Treasury Regulations Section 1.368-3. Each Party shall report the Merger in a manner consistent with the Intended Tax Treatment, except as otherwise required pursuant to a “determination” under Section 1313 of the Code.

(c) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger, from qualifying for the Intended Tax Treatment.

(d) The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment.

(e) The Parties acknowledge and agree that their respective specific obligations to effect the Merger are not subject to any condition or contingency with respect to (i) the qualification of the Merger for the Intended Tax Treatment or (ii) the delivery of any certificate or opinion as described in this Section 6.16. The provisions of this Section 6.16 shall no longer apply if the Parties jointly determine in good faith, after consultation with their respective Tax advisors, that the Merger should not qualify for the Intended Tax Treatment.

(f) All stamp, transfer, documentary, sales and use, value added, registration and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement or any other transaction contemplated hereby (collectively, the “Transfer Taxes”) shall be paid by the Party required by appliable Law to pay such Transfer Taxes. The Party required by applicable Law shall file any Tax Returns with respect to the Transfer Taxes; provided that the other Parties shall reasonably cooperate in the filing of any such Tax Returns and, as necessary, join in the execution of such Tax Returns.

Section 6.17 Governance Matters. Prior to the Effective Time, the Parent Board shall take all actions necessary to (a) increase the size of the Parent Board, effective immediately after the Effective Time, from eight (8) directors to eleven (11) directors and (b) cause three (3) individuals serving on the Company Board immediately prior to the Effective Time (the “Company Directors”) who are designated by the Company and reasonably acceptable to Parent to be appointed as members of the Parent Board to fill the vacancies created by the increase in the size of the Parent Board described in the foregoing clause (a); provided that such Company Directors are willing to serve on the Parent Board and satisfy applicable NYSE rules and comply with the Parent Board’s policies and corporate governance guidelines, as determined by the Parent Board and its nominating and governance committee. Once so appointed to the Parent Board, such Company Directors shall serve in accordance with the Company’s articles of incorporation and bylaws until the earliest to occur of their resignation, death, or removal in accordance with the Company’s articles of incorporation and bylaws.

Section 6.18 Company Resignations. Except as otherwise directed by Parent prior to the Closing, the Company shall use reasonable efforts to obtain and deliver to Parent resignations executed by each director and officer of each other Company Entity in office immediately prior to the Effective Time, which resignations shall be effective as of (but conditioned on the occurrence of) the Effective Time; provided that such resignations (i) shall not affect any change of control rights or other benefits to which such officers or directors may be entitled to under any applicable Company Benefit Plan and (ii) shall not change such officers’ or directors’ status, if applicable, as an employee of any applicable Company Entity.

Section 6.19 State Takeover Statutes. If any Takeover Law becomes, or purports to become, applicable to any Merger or the other transactions contemplated hereby, each Party shall grant any approvals and take any actions that are necessary so that such Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Merger or the other transactions contemplated hereby.

Section 6.20 Merger Sub. Parent shall take all action necessary to cause the Merger Sub to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, in each case, on the terms and conditions set forth in this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligations of Each Party. The respective obligations of Parent and Merger Sub, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the satisfaction (or waiver in writing by Parent and the Company, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Stockholder Approvals. Each of the Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock to be issued as a portion of the Merger Consideration in the Merger shall have been approved for listing on NYSE, subject to official notice of issuance.

(c) No Legal Restraint. No Order, whether preliminary, temporary, or permanent, shall have been issued or entered by any Governmental Authority of competent jurisdiction and remain in effect, and no Law shall have been enacted or promulgated and remain in effect that enjoins, prevents, makes illegal, or prohibits the consummation of the Merger or the Parent Stock Issuance (any such Law, a “Legal Restraint”).

(d) Form S-4. The Form S-4 Effectiveness Time shall have occurred, and the Form S-4 shall not be the subject of any stop order or pending Action by the SEC seeking a stop order.

(e) Antitrust Approval. (i) The waiting period under the HSR Act applicable to the transactions contemplated hereby (and any extension thereof) shall have expired or been terminated (the “HSR Clearance”), and (ii) all approvals of any Governmental Authority set forth on Section 7.1(e) of the Company Disclosure Schedule shall have been obtained and remain in full force and effect.

(f) Other Regulatory Approval. All approvals of any Governmental Authority set forth on Section 7.1(f) of the Company Disclosure Schedule shall have been obtained and remain in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Closing are subject to the satisfaction (or waiver in writing by Parent, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Article IV (except for the representations and warranties in Section 4.1(a), Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.4(a)(i), Section 4.6(c)(ii), Section 4.20 and Section 4.21) shall be true and correct in all respects (read, for purposes of this Section 7.2(a)(i) only, without any qualification as to “material,” “in all material respects,” “Company Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect, (ii) each of the representations and warranties in Section 4.2(b) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct, except for any de minimis inaccuracies, as of such date), (iii) each representation and warranty in Section 4.6(c)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing, and (iv) each representation and warranty in Section 4.1(a), Section 4.2(a), Section 4.3, Section 4.4(a)(i), Section 4.20 and Section 4.21 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).

(b) Covenants and Agreements. The Company shall have performed in all material respects all of its obligations and agreements set forth in this Agreement required to be performed by it prior to Closing and shall have complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.

(c) No Company Material Adverse Effect. Since the date hereof, no Company Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Company Material Adverse Effect shall have occurred and be continuing.

(d) Payoff Letter. Parent shall have received the Payoff Letter, executed by the applicable lenders in accordance with Section 6.10(a).

(e) Certificate. Parent shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of the Company, certifying as to the satisfaction of all conditions in Section 7.2(a), Section 7.2(b), and Section 7.2(c).

Section 7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Closing is subject to the satisfaction (or waiver in writing by the Company, to the extent permitted by applicable Law) prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties in Article V (except for the representations and warranties in Section 5.1(a), Section 5.2(a), Section 5.2(b), Section 5.3, Section 5.4(a)(i), Section 5.6(c)(ii), Section 5.18 and Section 5.19) shall be true and correct in all respects (read, for purposes of this Section 7.3(a)(i) only, without any qualification as to “material,” “in all material respects,” “Parent Material Adverse Effect” or materiality) as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all respects as of such date), except for any failure of such representations and warranties to be true and correct as would not reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect, (ii) each of the representations and warranties in Section 5.2(b), shall be true and correct in all respects, except for de minimis inaccuracies, as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct, except for any de minimis inaccuracies, as of such date) (iii) each representation and warranty in Section 5.6(c)(ii) shall be true and correct in all respects as of the date hereof and as of the Closing as if made on the Closing, and (iv) each representation and warranty in Section 5.1(a), Section 5.2(a), Section 5.2(e), Section 5.3, Section 5.4(a)(i), Section 5.18 and Section 5.19 shall be true and correct in all material respects as of the date hereof and as of the Closing as if made on the Closing (except to the extent any such representation or warranty expressly speaks as of the date hereof or any other specific date, in which case such representation or warranty shall have been true and correct in all material respects as of such date).

(b) Covenants and Agreements. Each of Parent and Merger Sub shall have performed in all material respects all of its obligations and agreements set forth in this Agreement required to be performed by it prior to Closing and shall have complied with all covenants and conditions required by this Agreement to be performed or complied with by the it prior to or at the Closing.

(c) No Parent Material Adverse Effect. Since the date hereof, no Parent Material Adverse Effect shall have occurred and be continuing and no event, change, effect, development, or occurrence that would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect shall have occurred and be continuing.

(d) Certificate. The Company shall have received a certificate, dated as of the Closing Date and duly executed by an executive officer of Parent, certifying as to the satisfaction of all conditions in Section 7.3(a), Section 7.3(b) and Section 7.3(c).

ARTICLE VIII

TERMINATION

Section 8.1 Termination.

(a) Termination by Mutual Agreement. Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time by mutual agreement in writing, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval has been obtained.

(b) Termination by Either Parent or the Company. Each of Parent and the Company shall have the right to terminate this Agreement at any time prior to the Effective Time, whether before or after the Parent Stockholder Approval or the Company Stockholder Approval has been obtained, if:

(i) the Closing has not occurred prior to 5:00 p.m., Eastern Time, on August 5, 2026 (the “Outside Date”); provided, however, that, if, by 5:00 p.m., Eastern Time, on the Outside Date, all of the conditions in Article VII have been satisfied or duly waived by all Parties entitled to the benefit thereof (except for (1) the condition in Section 7.1(c) (but only if the applicable Legal Restraint relates to Antitrust Laws) or Section 7.1(e) and (2) any other condition that by its nature is to be satisfied at the Closing (provided that such condition would be capable of being satisfied if the Closing Date were the Outside Date)), then the Outside Date shall automatically be extended to May 5, 2027; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a Party if the failure of the Closing to have occurred prior to 5:00 p.m., Eastern Time, on the Outside Date (as it may be extended under this Section 8.1(b)(i)) was primarily caused by, or primarily resulted from, such Party’s breach of, or such Party’s failure to perform or comply with, any of its covenants or agreements hereunder;

(ii) a Legal Restraint shall have been issued, entered, promulgated, or enacted and shall remain in effect and become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a Party if the existence of such Legal Restraint was primarily caused by, or primarily resulted from, such Party’s breach of, or failure to perform or comply with, any of its covenants or agreements hereunder;

(iii) the Parent Stockholder Approval is not obtained at the Parent Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the approval of the Parent Stock Issuance was taken; or

(iv) the Company Stockholder Approval is not obtained at the Company Stockholders Meeting or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(c) Termination by Parent. Parent shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i) at any time prior to receipt of the Parent Stockholder Approval, the Parent Board has authorized Parent to terminate this Agreement pursuant to this Section 8.1(c)(i) in order for Parent to enter into a definitive agreement with respect to a Superior Parent Acquisition Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.5(e); provided that, prior to or concurrently with such termination, Parent shall pay or cause to be paid to the Company the Parent Termination Fee under Section 8.3(b);

(ii) at any time prior to the Company’s receipt of the Company Stockholder Approval, (A) the Company Board or a committee thereof effects a Company Change of Recommendation (regardless of whether such Company Change of Recommendation was permitted under Section 6.4(e)(i) or Section 6.4(e)(ii)); or (B) the Company breaches any of the Company’s obligations under Section 6.4 in any material respect; provided, however, that in no event shall Parent be entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) following the Company’s receipt of the Company Stockholder Approval; or

(iii) the Company shall have breached, or failed to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 7.2 to be satisfied and (2) is not reasonably capable of being cured by the Company by the Outside Date (as it may be extended under Section 8.1(b)(i)) or, if capable of being cured by the Company by the Outside Date (as it may be extended under Section 8.1(b)(i)), is not cured by the Company within thirty (30) days after Parent delivers written notice of such failure to the Company; provided, however, that Parent shall not have the right to terminate this Agreement under this Section 8.1(c)(iii) if Parent or Merger Sub has breached, or failed to perform or comply with, any of the covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 7.3.

(d) Termination by the Company. The Company shall have the right to terminate this Agreement at any time prior to the Effective Time if:

(i) at any time prior to receipt of the Company Stockholder Approval, the Company Board has authorized the Company to terminate this Agreement pursuant to this Section 8.1(d)(i) in order for the Company to enter into a definitive agreement with respect to a Superior Company Acquisition Proposal to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.4(e); provided that, prior to or concurrently with such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee under Section 8.3(a);

(ii) at any time prior to the Parent’s receipt of the Parent Stockholder Approval, (A) the Parent Board or a committee thereof effects a Parent Change of Recommendation (regardless of whether such Parent Change of Recommendation was permitted under Section 6.5(e)(i) or Section 6.5(e)(ii)); or (B) Parent breaches any of Parent’s obligations under Section 6.5 in any material respect; provided, however, that in no event shall the Company be entitled to terminate this Agreement pursuant to this Section 8.1(d)(ii) following Parent’s receipt of the Parent Stockholder Approval; or

(iii) any of Parent or Merger Sub shall have breached, or failed to perform or comply with, any of their respective covenants or agreements hereunder, or any of Parent’s or Merger Sub’s respective representations or warranties hereunder fails to be accurate, which failure (1) would give rise to the failure of a condition in Section 7.3 to be satisfied and (2) is not reasonably capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 8.1(b)(i)) or, if capable of being cured by Parent or Merger Sub, as applicable, by the Outside Date (as it may be extended under Section 8.1(b)(i)), is not cured by Parent or Merger Sub, as applicable, within thirty (30) days after the Company delivers written notice of such failure to Parent; provided, however, that the Company shall not have the right to terminate this Agreement under this Section 8.1(d)(iii) if the Company has breached, or failed to perform or comply with, any of its covenants or agreements hereunder, or any of the Company’s representations or warranties hereunder fails to be accurate, which failure would give rise to the failure of a condition in Section 7.2.

Section 8.2 Effect of Termination. This Agreement may be terminated only pursuant to Section 8.1. In order to terminate this Agreement pursuant to Section 8.1 (other than in the case of termination pursuant to Section 8.1(a)), the Party desiring to terminate this Agreement shall give written notice of such termination to the other Parties in accordance with Section 9.4, specifying the subsection of Section 8.1 pursuant to which such termination is effected. If this Agreement is terminated pursuant to Section 8.1, this Agreement shall immediately become void and of no effect, and no Party (or any other Person) shall have any further Liability, whether arising before, at, or after such termination arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, except that (a) the last two sentences of Section 6.7(a), the last two sentences of Section 6.7(b), this Section 8.2, Section 8.3, and Article IX (other than Section 9.11) and the Parties’ Liabilities thereunder, shall survive such termination and remain in full force and effect in accordance with their terms and (b) except as provided in Section 8.3(d), no such termination shall relieve any Party from Liability for any fraud in the making of such Party’s representations and warranties set forth in Article IV and Article V, as applicable, or any Willful Breach by such Party occurring prior to such termination. No termination hereof shall affect the Parties’ respective obligations under the Confidentiality Agreement, all of which obligations shall survive any termination hereof under their terms.

Section 8.3 Termination Fee; Expense Reimbursements.

(a) Company Termination Fee Payable to Parent. If this Agreement is terminated by:

(i) Parent pursuant to Section 8.1(c)(ii);

(ii) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iv) or Parent terminates pursuant to Section 8.1(c)(iii) (solely, in the case of Section 8.1(c)(iii), with respect to material covenant breaches), and in such case (A) after the execution of this Agreement and prior to the Company Stockholders Meeting, a Company Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months after such termination, any Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to any Company Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 8.3(a)(ii) the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”); or

(iii) the Company pursuant to Section 8.1(d)(i),

then, in any such case, the Company shall pay to Parent, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Parent to the Company, a fee of $25,000,000 in cash (the “Company Termination Fee”), in the case of clause (i), no later than two (2) Business Days after the date of such termination; in the case of clause (ii), prior to or concurrently with the execution of such definitive agreement; and, in the case of clause (iii), prior to or concurrently with such termination. Notwithstanding anything herein to the contrary, in no event shall the Company be required to pay to Parent a Company Termination Fee more than once.

(b) Parent Termination Fee. If this Agreement is terminated by:

(i) The Company pursuant to Section 8.1(d)(ii);

(ii) either Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii) or the Company pursuant to Section 8.1(d)(iii) (solely, in the case of Section 8.1(d)(iii), with respect to material covenant breaches), and in such case (A) after the execution of this Agreement and prior to the Parent Stockholders Meeting, a Parent Acquisition Proposal shall have been publicly disclosed and not withdrawn and (B) within twelve (12) months after such termination, any Parent Acquisition Proposal is consummated or Parent enters into a definitive agreement with respect to any Parent Acquisition Proposal that is subsequently consummated (provided that for purposes of this Section 8.3(b)(ii) the references to “twenty percent (20%)” in the definition of Company Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”); or

(iii) Parent pursuant to Section 8.1(c)(i),

then, in any such case, Parent shall pay to the Company, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Company to the Parent, a fee of $30,000,000 in cash (the “Parent Termination Fee”), in the case of clause (i), no later than two (2) Business Days after the date of such termination; in the case of clause (ii), prior to or concurrently with the execution of such definitive agreement; and, in the case of clause (iii), prior to or concurrently with such termination. Notwithstanding anything herein to the contrary, in no event shall Parent be required to pay to the Company a Parent Termination Fee more than once.

(c) Antitrust Termination Fee. If this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(b)(ii) but only if the applicable Legal Restraint is final and non-appealable and arises in connection with the HSR Act or (ii) Section 8.1(b)(i) and at the time of such termination all conditions to Closing set forth in Section 7.1 and Section 7.2 (other than (1) the HSR Clearance and (2) any other condition that by its nature is to be satisfied at the Closing; provided that such conditions were then capable of being satisfied if the Closing had taken place) have been satisfied or waived, Parent shall pay to the Company, by wire transfer of immediately available funds in accordance with wiring instructions delivered by Company to the Parent, a fee of $35,000,000 in cash (the “Antitrust Termination Fee” and together with the Company Termination Fee and the Parent Termination Fee, each a “Termination Fee”), no later than two (2) Business Days after the date of such termination. In no event shall Parent be required to pay the Antitrust Termination Fee on more than one occasion and in no event shall Parent be required to pay the Parent Termination Fee if the Antitrust Termination Fee has been paid, or pay the Antitrust Termination Fee if the Parent Termination Fee has been paid.

(d) Each of the Parties agrees, on behalf of itself and its respective Affiliates, successors and assigns, that (i) the liabilities and damages that may be incurred or suffered by any Party in circumstances in which a Termination Fee is payable are uncertain and difficult to ascertain, (ii) any applicable Termination Fee shall be deemed to be a payment of liquidated damages and not a penalty and such amount and payment represents a reasonable estimate of probable liabilities and damages incurred or suffered by the receiving Party in these circumstances, and (iii) such Termination Fee is not excessive or unreasonably large, given the Parties’ intent and dealings with each other, and shall not be argued by any Party to be or be construed as a penalty, and each Party expressly waives any right to argue, assert or claim any of the foregoing in any dispute among the Parties and/or any of their respective Affiliates, successors or assigns, arising out of this Agreement.

(e) Other Agreements.

(i) The covenants and agreements under this Section 8.3 are an integral part of the transactions contemplated hereby, and without such covenants and agreements, the Parties would not have entered into this Agreement. If the Company or Parent fails to promptly pay promptly any Termination Fee due and payable pursuant to this Section 8.3 and in order to obtain such payment, Company or Parent (as applicable) commences an Action that results in a judgment against the other Party for any amount owed under this Section 8.3, the Company or Parent (as applicable) shall reimburse the prevailing Party for its reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such Action, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

(ii) Notwithstanding anything herein to the contrary (including Section 8.2), if this Agreement is terminated under circumstances in which the Company or Parent (as applicable) is required to pay a Termination Fee and such fee is paid: (1) payment by such Party of its Termination Fee, together with any costs and expenses owed pursuant to Section 8.3(e)(i), shall be such Party’s sole and exclusive remedy for any Actions, Liabilities, and Losses suffered or incurred by such Party or any of its Affiliates or Representatives that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (2) upon payment of such Termination Fee, together with any costs and expenses owed pursuant to Section 8.3(e)(i), the Party paying the Termination Fee shall have no further Liability arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (3) the receiving Party shall not have, and expressly waives and relinquishes, any other right, remedy, or recourse (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, (4) the maximum aggregate Liability of the Company and its Affiliates and Representatives to Parent arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Company Termination Fee, together with any costs and expenses owed by the Company pursuant to Section 8.3(e)(i), and neither Parent nor any of its Affiliates and Representatives shall seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for actual fraud, and (5) the maximum aggregate Liability of Parent and its Affiliates and Representatives to the Company arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, or the termination hereof or any matter forming the basis for such termination, shall not exceed the Parent Termination Fee or the Antitrust Termination Fee, as applicable, together with any costs and expenses owed by Parent pursuant to Section 8.3(e)(i), and neither Parent nor any of its Affiliates and Representatives shall seek to recover monetary damages in excess of such amount, other than (in each case) any Liability for actual fraud.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may be amended, modified, and supplemented in any and all respects, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, only by the written agreement of each of the Parties; provided, however, that this Agreement shall not be amended, modified, or supplemented after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained unless, to the extent required by applicable Law or the rules and regulations of NYSE or NASDAQ, as applicable, approved by the Company Stockholders or the Parent Stockholders, as applicable.

Section 9.2 Extension; Waiver. At any time prior to the Effective Time, each Party may (a) extend the time for the performance of any obligation or other act of the other Parties, (b) waive any inaccuracies in the representations and warranties hereunder of the other Parties, or (c) subject to the proviso of Section 9.1, waive compliance with any covenant or agreement hereunder of the other Parties or any of its conditions to the Closing in Article VII; provided that any such extension or waiver shall be set forth in an instrument in writing signed on behalf of such extending or waiving Party. Except as required by applicable Law, no waiver hereof shall require the approval of the Company Stockholders or the Parent Stockholders. The failure of any Party to assert any of its rights hereunder or otherwise shall not be a waiver of such rights, and no single or partial exercise by any Party of any of its rights hereunder shall preclude any other or further exercise of such rights or any other rights hereunder.

Section 9.3 No Survival of Representations and Warranties. None of the representations and warranties, covenants and agreements herein or in any schedule, instrument, or other document delivered hereunder shall survive the consummation of the Merger, except for covenants and agreements that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time.

Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by electronic or facsimile transmission (with confirmation of transmission), or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier, in each case, at the following addresses (or to such other address as a Party may have specified by notice given to the other Party under this provision):

(a)	if to Parent or Merger Sub, to:

MasterBrand, Inc.

3300 Enterprise Parkway, Suite 300

Beachwood, OH 44122

Attention:  Chief Legal Officer

Email:    legal@masterbrand.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY

Attention:  Marie Gibson and June Dipchand

Email:    marie.gibson@skadden.com

    june.dipchand@skadden.com

(b)	if to the Company, to:

American Woodmark Corporation

561 Shady Elm Road

Winchester, VA 22602

Attention:  Scott Culbreth, President and Chief Executive Officer

Email:     sculbreth@woodmark.com

with a copy (which shall not constitute notice) to:

McGuireWoods LLP

Gateway Plaza

800 East Canal Street

Richmond, VA 23219-3916

Attention:  James M. Anderson III

Email:    jmanderson@mcguirewoods.com

and

McGuireWoods LLP

201 North Tyron Street, Suite 3000

Charlotte, NC 28202

Attention:  John B. Hoke

E-mail:   jbhoke@mcguirewoods.com

Section 9.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which together shall be considered one and the same agreement and shall become effective when two (2) or more counterparts have been executed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (pdf)), it being understood that all Parties need not sign the same counterpart.

Section 9.6 Entire Agreement; Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) are the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties related to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, or Liabilities on any Person other than the Parties and their respective successors and permitted assigns, except (i) following the Effective Time, (1) any cash in lieu of fractional shares pursuant to Section 3.3, and (2) any dividends or other distributions payable under Section 3.5(d), and (ii) as provided in Section 6.9(e).

Section 9.7 Severability. If any term, provision, covenant, or restriction hereof is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants, and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests, covenants, or agreements hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests, and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Parent; provided that no such assignment shall relieve the assigning Party of its obligations hereunder or impair or delay the consummation of the Merger or any of the other transactions contemplated hereby. This Agreement shall be binding on, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.9 Applicable Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement, and all Actions and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity), that may be based on this Agreement, arise out of this Agreement, or relate hereto or the negotiation, execution, performance, or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. For any Action or cause of action arising out of or related to this Agreement or the transactions contemplated hereby or the negotiation, execution, performance, or subject matter hereof, each Party (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have jurisdiction, the United States District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (ii) agrees that all such Actions and causes of action shall be heard and determined exclusively pursuant to clause (i) of this Section 9.9, (iii) waives any objection to laying venue in any such Actions or cause of action in such courts, (iv) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party, and (v) agrees that service of process upon such Party in any such Action or cause of action shall be effective if such process is given as a notice under Section 9.4. EACH PARTY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR CAUSE OF ACTION THAT MAY BE BASED ON THIS AGREEMENT, ARISE OUT OF THIS AGREEMENT OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

Section 9.10 Remedies. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision hereof was not performed under their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, at any time prior to the termination hereof under Article VIII, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches hereof by another Party and to enforce specifically the performance of the terms and provisions of this Agreement, without proof of actual damages (and each Party waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which a Party is entitled at law or in equity. Each Party further agrees not to assert (i) that a remedy of specific enforcement is unenforceable, invalid, contrary to Law, or inequitable for any reason or (ii) that a remedy of monetary damages would provide an adequate remedy for any such breach. If any Party brings any Action to enforce specifically the performance of terms and provisions of this Agreement prior to the valid termination of this Agreement, the Outside Date shall be automatically extended until such Action is fully and finally resolved. The Parties acknowledge and agree that in no event shall a party be entitled to (i) obtain both specific performance pursuant to this Section 9.10 and a Termination Fee or (ii) seek specific performance after a Termination Fee has been paid in full; provided that nothing herein shall prevent Parent from simultaneously seeking specific performance and, in the alternative, payment of the Company Termination Fee.

Section 9.11 Publicity. Parent and the Company shall consult with each other before issuing, and shall provide each other a reasonable opportunity to review and comment on (and reasonably consider such comments), any press release or any public statement primarily relating to this Agreement or the transactions contemplated hereby, in each case, except for (a) any action pursuant to and in compliance with Section 6.4, (b) any press release or other public statement that is consistent in all material respects with previous press releases or public statements made by a Party as permitted by this Section 9.11, including in investor conference calls, filings with the SEC (including communications filed pursuant to Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act), Q&As or other publicly disclosed documents, (c) as such Party may reasonably determine is required by applicable Law or the rules of NYSE or NASDAQ, as applicable (provided that, to the extent not prohibited by applicable Law or the rules of NYSE or NASDAQ, as applicable, and reasonably practicable, the disclosing Party under this clause (c) shall provide the non-disclosing Party a reasonable opportunity to review and comment on any such disclosure), or (d) in connection with any dispute between the Parties relating to this Agreement. Notwithstanding the foregoing, Parent and the Company shall issue a mutually acceptable initial joint press release announcing this Agreement.

Section 9.12 Expenses. Except as otherwise provided herein, all fees and expenses incurred by the Parties shall be borne solely by the Party that has incurred such fees and expenses, except that each of Parent and the Company shall be responsible for fifty percent (50%) of the filing or registration fees payable in connection with (a) the filing of the Form S-4 with the SEC and (b) the filing of the premerger notification and report forms under the HSR Act.

Section 9.13 Construction.

(a) No Strict Construction. The Parties agree that they have been represented by counsel during the negotiation and execution hereof and, therefore, waive the application of any applicable Law, holding, or rule of construction providing that ambiguities in a Contract or other document shall be construed against the Party drafting such Contract or document. Each Party has participated in the drafting and negotiation hereof. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

(b) Time Periods. When calculating the period of time prior to which, within which, or following which any act is to be done or step taken pursuant hereto, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.

(c) Dollars. Unless otherwise specifically indicated, any reference herein to “$” means United States dollars.

(d) Gender and Number. Any reference herein to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Articles, Sections, and Headings. When a reference is made herein to an Article or a Section, such reference shall be to an Article or a Section hereof unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof.

(f) Include. Whenever the words “include,” “includes,” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.”

(g) Hereof. The words “hereof,” “hereto,” “hereby,” “herein,” and “hereunder” and words of similar import when used herein shall refer to this Agreement as a whole and not to any particular provision hereof.

(h) Extent. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(i) Contracts; Laws. (i) Any Contract referred to herein or in the Disclosure Schedule means such Contract as from time to time amended, modified, or supplemented prior to the Closing, unless otherwise specifically indicated, and (ii) any Law defined or referred to herein means (1) such Law as from time to time amended, modified, or supplemented prior to the date hereof, unless otherwise specifically indicated, and (2) any rules and regulations promulgated under such Law by a Governmental Authority.

(j) Persons. References to a person are also to its successors and permitted assigns.

(k) Exhibits, Schedules and Disclosure Schedules. The Exhibits and Schedules hereto and the Disclosure Schedules are incorporated and made a part hereof and are an integral part hereof. The Disclosure Schedules shall be organized into sections that correspond to the Sections hereof. Any information disclosed in any section of a Disclosure Schedule corresponding to a Section in Article IV or Article V shall qualify such Section and any other Section in Article IV or Article V, as applicable, if the relevance of such information to such other Section is reasonably apparent on its face. Each capitalized term used in any Exhibit, Schedule or in the Disclosure Schedules but not otherwise defined therein has the meaning given to such term herein.

(l) Made Available. Any document or information shall be deemed to have been “made available” to Parent or the Company, as applicable, only if such document or information (i) was uploaded to the “ArcadiaDataroom” or “Maple Dataroom” electronic data room, respectively, maintained by in connection with the transactions contemplated hereby (including in any “clean room” areas of such data room) prior to 3:00 p.m., Eastern Time, on the date hereof or (ii) is publicly available on EDGAR.

(m) Or. Where the context permits, the word “or” shall not be exclusive and shall mean “and/or.”

Section 9.14 Definitions.

(a) As used herein, each of the following underlined and capitalized terms has the meaning specified in this Section 9.14(a):

“Action” means any suit, action, proceeding, inquiry, arbitration, mediation, audit, administrative charge or claim, hearing or subpoena, civil investigative demand, or other request for information (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or mediator.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with such first Person; provided that, for purposes of the foregoing, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Anti-Corruption Laws” means any Laws concerning or relating to bribery or corruption (governmental or commercial), including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, and all national and international Laws enacted to implement the Organisation for Economic Cooperation and Development’s Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and any other Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Beneficially Own” means, for any Person with respect to any Equity Security, such Person’s having or sharing, directly or indirectly, through any Contract, relationship, or otherwise, (a) the power to vote, or to direct the voting of, such Equity Security or (b) the power to dispose of, or to direct the disposition of, such Equity Security, and shall otherwise be interpreted consistent with the term “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act.

“Benefit Plan” means each (a) employee benefit plan (as defined in Section 3(3) of ERISA), (b) bonus, stock option, stock purchase, restricted stock, equity or equity-based award, phantom equity, incentive, deferred compensation, retirement, pension, profit sharing, retiree medical, life insurance, supplemental retirement, vacation, medical, dental, vision, prescription or fringe benefit, relocation or expatriate benefit, perquisite, disability or sick leave benefit, employee assistance, supplemental unemployment benefit or other benefit plans, programs, arrangements, commitments, contracts, agreements and/or practices, and (c) employment, termination, severance, change in control, salary continuation, transaction bonus, retention or other plans, programs, arrangements, commitments, contracts, agreements, and/or practices, in each case, for active, retired or former employees, officers, directors, or natural person service providers, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (a), (b) or (c) above) are in writing or are otherwise exempt from the provisions of ERISA.

“Business Day” means any day except a Saturday, a Sunday, or any other day on which the SEC or the banking institutions in New York, New York, are authorized or required by Law to be closed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, labor agreement, or any other agreement or arrangement with a labor union, labor organization, or other employee representative body.

“Company Benefit Plan” means any Benefit Plan (a) to which any Company Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) by any Company Entity, or (c) with respect to which any Company Entity or any of their ERISA Affiliates has or could reasonably be expected to have any Liability.

“Company Board” means the board of directors of the Company.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered to Parent by the Company concurrently with the Company’s execution and delivery hereof.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Equity Award” means each Company Stock Option, Company PSU, Company RSU and Company RSTU.

“Company Intellectual Property” means any Intellectual Property owned or purported to be owned, in whole or in part, by any of the Company Entities.

“Company IT Assets” means computers, computer systems, Software, firmware, middleware, software-as-a-service, servers, workstations, routers, hubs, switches, data communications lines, networks, platforms, interfaces, applications, websites and all other information technology equipment and systems, in each case, that are owned or used by any Company Entity.

“Company Material Adverse Effect” means any event, change, effect, development, or occurrence that (a) would prevent, materially delay, or materially impede the Company’s ability to consummate the Merger or (b) has a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Company Entities, taken as a whole; provided, however, that, solely for purposes of a Company Material Adverse Effect under this clause (b), any event, change, effect, development, or occurrence arising out of any of the following shall not be such a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the building products industry or industries in which the Company operates;

(iii) any change in general U.S. or global regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets in the United States or elsewhere in the world (including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes);

(iv) any change in applicable Law or GAAP (or authoritative interpretations or the enforcement thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism;

(vi) any pandemic, epidemic or disease outbreak or other comparable events;

(vii) any hurricane, earthquake, flood, or other natural disaster;

(viii) the public announcement, pendency, or anticipated consummation of the transactions contemplated by this Agreement;

(ix) any Company Stockholder Litigation; or

(x) any decline, in and of itself, in the trading price or trading volume of the Company Common Stock, any failure by the Company to meet any internal or published projections, forecasts, estimates, or predictions of revenues, earnings or other financial or operating metrics for any period or any reduction in the credit rating of the Company or any of the Company Subsidiaries (provided that any event, change, effect, development, or occurrence giving rise to or contributing to such decline, failure, or reduction that is not otherwise excluded from the definition of Company Material Adverse Effect may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur); provided, however, that any event, change, effect, development, or occurrence referred to in clauses (i)–(vii) may be a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred or whether a Company Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development, or occurrence has a disproportionate adverse effect on the Company Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Company Entities operate (in which case, only the incremental disproportionate adverse effect may be taken into account when determining whether a Company Material Adverse Effect has occurred, or whether a Company Material Adverse Effect would reasonably be expected to occur).

“Company PSU” means each restricted stock unit subject to vesting based on service and performance goals granted pursuant to either of the Company Stock Plans.

“Company Registered Intellectual Property” means all Company Intellectual Property that is registered or subject to a pending application for registration with a Governmental Authority.

“Company RSU” means each restricted stock unit subject to vesting solely based on service (and not on performance) granted pursuant to either of the Company Stock Plans.

“Company RSTU” means each cash-settled restricted stock tracking unit granted pursuant to either of the Company Stock Plans.

“Company Software” means all Software that is owned or purported to be owned by, or used or held for use in the conduct of the business of, the Company Entities.

“Company Stock Options” means each option to purchase shares of Company Common Stock granted pursuant to either of the Company Stock Plans.

“Company Stock Plan” means (a) the American Woodmark Corporation 2016 Employee Stock Incentive Plan, as amended, and (b) the American Woodmark Corporation 2023 Employee Stock Incentive Plan, as amended.

“Company Stockholders” means the holders of Company Common Stock.

“Company Subsidiary” means each of the Subsidiaries of the Company, as listed on Section 4.1(c) of the Company Disclosure Schedule.

“Confidentiality Agreement” means the Confidentiality Agreement, dated April 25, 2025, by and between Parent and the Company.

“Constituent Documents” means, for any Person, the charter, the certificate or articles of incorporation or formation, bylaws, limited liability company or operating agreement or comparable organizational documents of such Person, as the same may be amended, supplemented or otherwise modified from time to time.

“Contract” means any written or oral agreement, commitment, instrument, note, bond, debenture, mortgage, indenture, deed of trust, license, lease, or other binding obligation or arrangement, and, as used herein, “Contract” shall include any series of related agreements, commitments, instruments, notes, bonds, debentures, mortgages, indentures, deeds of trust, licenses, or leases. All purchase orders made under or pursuant to a master agreement shall, together with such master agreement, constitute a Contract.

“Customs and Trade Laws” means all applicable export, import, customs and trade, and anti-boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the import Laws administered by U.S. Customs and Border Protection; (b) the anti-boycott Laws administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other customs and trade Laws or programs in any relevant jurisdiction.

“Disclosure Schedule” means the Company Disclosure Schedule or the Parent Disclosure Schedule.

“DOJ” means the United States Department of Justice.

“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) database.

“Environmental Claim” means any Action or investigation alleging liability relating to or arising out of any Environmental Law or Environmental Permit, including those relating to an actual or alleged Release of, or human exposure to, any Hazardous Materials or violation of any Environmental Law or Environmental Permit.

“Environmental Laws” means all Laws relating to pollution or protection of the environment or (to the extent relating to exposure to Hazardous Materials) human health and safety, including laws relating to releases or threatened releases of Hazardous Materials into the indoor or outdoor environment (including air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, reporting or handling of Hazardous Materials and all Laws relating to endangered or threatened species of fish, wildlife and plants, and the management or use of natural resources.

“Environmental Permit” means any Permit required or issued pursuant to applicable Environmental Laws.

“Equity Securities” means, for any Person, any (a) shares or units of capital stock or voting securities, membership or limited liability company interests or units, partnership interests or other ownership interests (whether voting or nonvoting) in such Person, (b) other interest or participation (including phantom shares, units or interests or stock appreciation rights) in such Person that confers on the holder thereof the right to receive a share of the profits and losses of, or distribution of assets of, such Person or a payment from such Person based on or resulting from the value or price of any of the interests in the foregoing clause (a), (c) subscriptions, calls, warrants, options, market stock units, stock performance units, restricted stock units, derivative contracts, forward sale contracts or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire any of the interests in the foregoing clauses (a) and (b) from such Person, or (d) securities convertible into or exercisable or exchangeable for any of the interests in the foregoing clauses (a)–(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, for any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Existing Company Credit Facility” means the Company’s Second Amended and Restated Credit Agreement, dated as of October 10, 2024, among the Company, the lenders party thereto from time to time, and Wells Fargo National Bank, as administrative agent, as amended or supplemented prior to the date hereof.

“FTC” means the United States Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any U.S. or foreign federal, state, provincial or local governmental authority, court, government or self-regulatory organization, commission, arbitrator (public or private), tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Materials” means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, radon gas, and per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect, or (c) any other chemical, material or substance, which is controlled, limited, or regulated by any applicable Environmental Law or which may result in liability under any applicable Environmental Law arising from injury to persons, property or resources.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, for any Person, (a) the aggregate indebtedness for borrowed money, including any accrued interest, fees and cost or penalty associated with prepaying such indebtedness and any such obligations evidenced by bonds, debentures, notes or similar obligations, (b) obligations under any sale and leaseback transaction, synthetic lease, (c) obligations related to hedging, swaps or similar arrangements and (d) all guarantee obligations of such Person for obligations of the kind referred to in the foregoing clauses (a)–(c).

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (a) patents, patent applications, statutory invention registrations, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, reexaminations, substitutions, renewals and extensions thereof, (b) trademarks, service marks, corporate names, trade names, domain names, social media accounts, usernames and other online identifiers, logos, certification marks, brand names, slogans, trade dress, design rights and other similar designations of source or origin (in each case, whether registered or unregistered), together with the goodwill symbolized by any of the foregoing, (c) copyrights (whether registered or unregistered), any equivalent rights in published and unpublished works of authorship regardless of the medium and copyrightable subject matter, databases and database rights, and rights data and in collections of data, (d) trade secrets and other confidential information, ideas, know-how, inventions, proprietary processes, and information, formulae, models and methodologies, (e) all computer programs, software (whether source code, object code, or other form), algorithms, architecture, scripts, data files, plugins, libraries, tools and APIs including any implementations, databases, or compilations thereof (“Software”), and (f) all applications and registrations for any of the foregoing.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“Knowledge” means the actual knowledge of (a) for Parent, the individuals listed in Section 9.14(a) of the Parent Disclosure Schedule under the heading “Knowledge” (the “Parent Knowledge Persons”) and (b) for the Company, the individuals listed in Section 9.14(a) of the Company Disclosure Schedule under the heading “Knowledge” (the “Company Knowledge Persons”), in each case, after due inquiry; provided that none of the Parent Knowledge Persons or Company Knowledge Persons shall have any personal liability or obligations arising out of this Agreement or the transactions contemplated hereby regarding such knowledge.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, Order, or other similar requirements enacted, adopted, promulgated, or issued by a Governmental Authority (including all Antitrust Laws and Environmental Laws).

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Loss” means any loss, damage, Liability, deficiency, claim, interest, award, judgment, penalty, cost, or expense.

“NASDAQ” means the Nasdaq Stock Market or any successor thereto.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by, with or under any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Benefit Plan” means any Benefit Plan (a) to which any Parent Entity is a party, (b) sponsored, maintained or contributed to, or required to be maintained or contributed to (or with respect to which an obligation to contribute has been undertaken), by any Parent Entity or (c) with respect to which any Parent Entity or any of their ERISA Affiliates has any Liability.

“Parent Board” means the board of directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule delivered to the Company concurrently with Parent’s execution and delivery hereof.

“Parent Entities” means Parent and the Parent Subsidiaries.

“Parent Equity Award” means each Parent Stock Option, Parent RSU, and Parent Performance Share Award.

“Parent Intellectual Property” means any Intellectual Property owned or purported to be owned, in whole or in part, by any of the Parent Entities.

“Parent IT Assets” means computers, computer systems, Software, firmware, middleware, software-as-a-service, servers, workstations, routers, hubs, switches, data communications lines, networks, platforms, interfaces, applications, websites and all other information technology equipment and systems, in each case, that are owned or used by any Parent Entity.

“Parent Material Adverse Effect” means any event, change, effect, development, or occurrence that (a) would prevent, materially delay, or materially impede Parent’s ability to consummate the Merger or (b) has a material adverse effect on the business, assets, Liabilities, condition (financial or otherwise), or results of operations of the Parent Entities, taken as a whole; provided, however, that, solely for purposes of a Parent Material Adverse Effect under this clause (b), any event, change, effect, development, or occurrence arising out of any of the following shall not be such a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur:

(i) any change in general U.S. or global economic conditions;

(ii) any change in the general conditions of the building products industry or industries in which Parent and the Parent Subsidiaries operate;

(iii) any change in general U.S. or global regulatory, legislative or political conditions or in securities, credit, financial, debt or other capital markets in the United States or elsewhere in the world (including changes in interest or exchange rates, trade disputes or the imposition of trade restrictions, tariffs or similar taxes);

(iv) any change in applicable Law or GAAP (or authoritative interpretations or the enforcement thereof) after the date hereof;

(v) any change in geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage, or terrorism;

(vi) any pandemic, epidemic or disease outbreak or other comparable events;

(vii) any hurricane, earthquake, flood, or other natural disaster;

(viii) the public announcement, pendency, or anticipated consummation of the transactions contemplated by this Agreement;

(ix) any Stockholder Litigation with respect to Parent or Merger Sub; or

(x) any decline, in and of itself, in the trading price or trading volume of the Parent Common Stock, any failure by Parent to meet any internal or published projections, forecasts, estimates, or predictions of revenues, earnings, or other financial or operating metrics for any period, or any reduction in the credit rating of Parent or any of the Parent Subsidiaries (provided that any event, change, effect, development, or occurrence giving rise to or contributing to such decline, failure, or reduction that is not otherwise excluded from the definition of Parent Material Adverse Effect may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur); provided, however, that any event, change, effect, development, or occurrence referred to in clauses (i)–(vii) may be a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred or whether a Parent Material Adverse Effect would reasonably be expected to occur, in each case, to the extent that such event, change, effect, development or occurrence has a disproportionate adverse effect on the Parent Entities, taken as a whole, relative to the adverse effects thereof on other companies operating in the industries in which the Parent Entities operate (in which case, only the incremental disproportionate adverse effect may be taken into account when determining whether a Parent Material Adverse Effect has occurred, or whether a Parent Material Adverse Effect would reasonably be expected to occur).

“Parent Performance Share Award” means each performance share award granted pursuant to the Parent Stock Plan.

“Parent Registered Intellectual Property” means all Parent Intellectual Property that is registered or subject to a pending application for registration with a Governmental Authority.

“Parent RSU” means each restricted stock unit granted pursuant to the Parent Stock Plan.

“Parent Software” means all Software that is owned or purported to be owned by, or used or held for use in the conduct of the business of, the Parent Entities.

“Parent Specified Debt Agreements” means that certain (x) Amended and Restated Credit Agreement, dated as of June 27, 2024 (as amended, restated, amended and restated, extended, supplemented, or otherwise modified from time to time), among Parent, the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as administrative agent, and (y) Indenture, dated as of June 27, 2024, as supplemented by the Supplemental Indenture, dated as of December 11, 2024, by and among Parent, the subsidiary guarantors party thereto and U.S. Bank Trust Company, National Association, as trustee, paying agent and registrar, relating to the Company’s 7.00% Senior Notes due 2032 issued in an initial aggregate principal amount of $700.0 million.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the Merger.

“Parent Stock Option” means each option to purchase shares of Parent Common Stock granted pursuant to the Parent Stock Plan.

“Parent Stock Plan” means the Parent’s 2022 Long-Term Incentive Plan.

“Parent Stockholder Approval” means the affirmative vote at the Parent Stockholders Meeting, with respect to the Parent Stock Issuance, of the holders of a majority of the total number of votes of Parent Common Stock represented and entitled to vote thereon.

“Parent Stockholders” means the holders of Parent Common Stock.

“Parent Subsidiary” means any Subsidiary of Parent (excluding the Company Entities).

“Permit” means any permit, license, registration, certificate, franchise, qualification, waiver, authorization, approval, or similar right issued, granted, or obtained by or from any Governmental Authority.

“Permitted Liens” means (a) statutory Liens for material Taxes, assessments or other governmental charges (i) not yet due or payable or that are being contested in good faith by appropriate proceedings or (ii) that are due but not yet delinquent and for which adequate reserves have been established in accordance with GAAP, (b) Liens or imperfections of title relating to Liabilities reflected in (i) for any Company Entity, the Company SEC Financial Statements or (ii) for any Parent Entity, the Parent SEC Financial Statements, in each case, publicly filed prior to the date hereof, (c) for any Company Entity, Liens under the Existing Company Credit Facility that will be removed at or before the Closing, (d) for any real property, defects or imperfections of title, easements, covenants, rights of way, restrictions and encumbrances that are of public record as of the date hereof that do not, individually or in the aggregate, materially impair the continued ownership (or leasing or licensing, as applicable), use and operation of the property to which they relate in the business as currently conducted, (e) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or that arise in the ordinary course of business, (f) zoning, subdivision, and other applicable Laws, ordinances and regulations that do not, individually or in the aggregate, materially impair the continued ownership (or leasing or licensing, as applicable), use and operation of the property to which they relate in the business as currently conducted, (g) non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Personal Information” means (a) any data and other information that relates to or is reasonably capable of identifying a natural person, directly or indirectly, and (b) any data or information that is considered “personal data,” “personal information,” “personally identifiable information,” “nonpublic personal information” or any similar term under any applicable Law.

“Privacy Requirements” means (a) each Law applicable to privacy, information security, data protection or the Processing of Personal Information, together with any guidance issued by a Governmental Authority that pertains to any such applicable Law; (b) all binding industry standards (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); (c) all internal and public-facing policies relating to privacy, information security, data protection or the Processing of Personal Information; and (d) obligations in any Contract relating to privacy, information security, data protection or the Processing of Personal Information.

“Process” or “Processing” means, with respect to data (including Personal Information), any operation or set of operations performed on data, whether or not by automatic means, such as the receipt, collection, retention, retrieval, use, access, storage, recording, organization, structuring, adaptation or alteration, combination, analysis, processing, monitoring, recording, distribution, dissemination, transfer, transmission, import, export, protection (including security measures), maintenance, creation, erasure, disposal, destruction or disclosure of or other activity regarding such information.

“Real Property” means Leased Real Property and Owned Real Property.

“Release” means any release, spill, emission, leaking, pumping, emitting, depositing, discharging, injecting, escaping, leaching, dispersing, dumping, pouring, disposing or migrating into, onto or through the environment (including air, surface water, ground water, land surface or subsurface strata).

“Representatives” means, for any Person, such Person’s officers, directors, employees, consultants, agents, financial advisors, attorneys, accountants, other advisors and other representatives.

“Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled oblasts of Zaporizhzhia and Kherson).

“Sanctioned Person” means any Person that is the subject or target of Sanctions or party-specific export controls, including any Person (a) appearing on any list of any Sanctions or export-control-related list of restricted Persons maintained by the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction.

“Sanctions” means the economic, trade or financial sanctions Laws, embargoes or restrictive measures administered, enacted or enforced from time to time by the United States.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Subsidiary” means, for any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (a) of which at least a majority of the Equity Securities is Beneficially Owned or, directly or indirectly, controlled by such Person or by any one (1) or more of its Subsidiaries or by such Person and one (1) or more of its Subsidiaries.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax, including the IRS.

“Tax Return” means any report, return, document, declaration or other information filed or required to be filed with any Governmental Authority related to Taxes (whether or not a payment is required to be made related to such filing), including information returns and any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all federal, state, local, non-U.S. or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Authority, including taxes or other similar charges on or related to income, business, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, occupancy, gift, estate, recording, lease, turnover, welfare, fuel, natural resources, production, environmental, disability, registration, alternative or add-on minimum, base erosion minimum, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes or custom duties and tariffs.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar foreign, state or local law.

“Willful Breach” means a material breach of, or a material failure to perform that is the consequence of an act or omission by a Party with the actual knowledge of the Parent Knowledge Persons or Company Knowledge Persons, as applicable, that the taking of such act or failure to take such act would, or would reasonably be expected to, cause such material breach or material failure.

(b) In addition to the defined terms in Section 9.14(a), as used herein, each capitalized term listed below has the meaning specified in the Section set forth opposite such term.

Acceptable Company Confidentiality Agreement	Section 6.4(g)(i)
Acceptable Parent Confidentiality Agreement	Section 6.5(g)(i)
Adjusted PSU	Section 3.7(c), Section 3.7(d)
Agreement	Preamble
Antitrust Termination Fee	Section
Articles of Merger	Section 1.2(b)
Assumed Equity Awards	Section 3.7(f)
Assumed RSU	Section 3.7(b)
Bankruptcy and Equitable Exceptions	Section 4.3(a)
Book-Entry Share	Section 3.1(b)
Capitalization Date	Section 4.2(b)
Certificate	Section 3.1(b)
Closing	Section 1.1
Closing Date	Section 1.1
Company	Preamble
Company Acquisition Proposal	Section 6.4(g)(ii)
Company Balance Sheet	Section 4.6(a)
Company Balance Sheet Date	Section 4.6(a)
Company Capital Stock	Section 4.2(a)
Company Change of Recommendation	Section 6.4(d)
Company Designees	Section 2.3(a)
Company Directors	Section 6.17
Company Financial Advisor	Section 4.21
Company Indemnification Agreements	Section 6.9(a)
Company Intervening Event	Section 6.4(g)(iii)
Company Knowledge Persons	Def. of ‘Knowledge’
Company Leased Real Property	Section 4.13(c)
Company Material Adverse Effect	Section 7.2(a)
Company Material Contract	Section 4.15(a)
Company Policy	Section 4.18(c)
Company Preferred Stock	Section 4.2(a)
Company Qualified Plan	Section 6.13(c)
Company Real Property Lease	Section 4.13(c)
Company Recommendation	Section 4.3(b)
Company Recommendation Change Notice	Section 6.4(e)(i)(3)
Company Record Date	Section 6.3(c)
Company SEC Documents	Section 4.5(a)

Company SEC Financial Statements	Section 4.5(b)
Company Stockholder Approval	Section 4.3(a)
Company Stockholders Meeting	Section 6.3(c)
Company Termination Fee	Section
Consent	Section 4.4(b)
Continuing Employee	Section 6.13(a)
Converted Share	Section 3.1(a)(i)
Effective Time	Section 1.2(b)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(b)(i)
Exchange Ratio	Section 3.1(a)(i)
Filing	Section 4.4(b)
Form S-4	Section 6.3(a)
Form S-4 Effectiveness Time	Section 6.3(b)
HSR Clearance	Section 7.1(e)
Indemnified Person	Section 6.9(g)
Intended Tax Treatment	Recitals
Joint Proxy Statement	Section 6.3(a)
Legal Restraint	Section 7.1(c)
Liabilities	Section 4.6(a)
Material Customer	Section 4.15(a)(ii)
Material Supplier	Section 4.15(a)(ii)
Maximum Amount	Section 6.9(c)
Merger Consideration	Section 3.1(a)(i)
Merger Sub	Preamble
Outside Date	Section 8.1(b)(i)
Outstanding Company Equity Securities	Section 4.2(b)
Outstanding Parent Equity Securities	Section 5.2(b)
Owned Real Property	Section 4.13(b)
Parent	Preamble
Parent Acquisition Proposal	Section 6.5(g)(ii)
Parent Balance Sheet	Section 5.6(a)
Parent Balance Sheet Date	Section 5.6(a)
Parent Capital Stock	Section 5.2(a)
Parent Change of Recommendation	Section 6.5(d)
Parent Designees	Section 2.3(a)
Parent Intervening Event	Section 6.5(g)(iii)
Parent Knowledge Persons	Def. of ‘Knowledge’
Parent Material Adverse Effect	Section 7.3(a)
Parent Material Contract	Section 4.15(a)
Parent Plans	Section 6.13(b)
Parent Qualified Plan	Section 6.13(c)
Parent Recommendation	Section 5.3(b)
Parent Recommendation Change Notice	Section 6.5(e)(i)(3)
Parent Record Date	Section 6.3(d)
Parent SEC Documents	Section 5.5(a)
Parent SEC Financial Statements	Section 5.5(b)
Parent Stockholders Meeting	Section 6.3(d)
Parent Termination Fee	Section
Parent Welfare Company Benefit Plans	Section 6.13(b)
Parties	Preamble
Payoff Amount	Section 6.10(a)

Payoff Letter	Section 6.10(a)
Pre-Signing Company Reports	Article IV
Pre-Signing Parent Reports	Article V
Regulatory Action	Section 6.8(d)
SCC	Section 1.2(b)
Software	Def. of ‘Intellectual Property’
Stock Award Reference Date	Section 6.14
Stockholder Litigation	Section 6.15
Superior Company Acquisition Proposal	Section 6.4(g)(iv)
Superior Parent Acquisition Proposal	Section 6.5(g)(iv)
Surviving Corporation	Section 1.2(a)
Takeover Laws	Section 4.3(c)
Transfer Taxes	Section 6.16(f)
VSCA	Recitals

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement all as of the date first written above.

MASTERBRAND, INC.

By:	/s/ R. David Banyard, Jr.
Name: R. David Banyard, Jr.
Title: President and Chief Executive Officer

MAPLE MERGER SUB, INC.

By:	/s/ R. David Banyard, Jr.
Name: R. David Banyard, Jr.
Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, each of the undersigned has duly executed and delivered this Agreement all as of the date first written above.

AMERICAN WOODMARK CORPORATION

By:	/s/ Scott Culbreth
Name: Scott Culbreth
Title: President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

Plan of Merger

merging

Maple Merger Sub, Inc.,

a Virginia corporation

with and into

American Woodmark Corporation,

a Virginia corporation

ARTICLE I

THE MERGER

Section 1.1 The Merger.

(a) Surviving Corporation. On the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Maple Merger Sub, Inc., a Virginia corporation (“Merger Sub”), shall be merged with and into American Woodmark Corporation, a Virginia corporation (the “Company”), at the Effective Time (the “Merger”), and the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

(b) Effective Time. The parties to the Merger shall file with the State Corporation Commission of the Commonwealth of Virginia (the “SCC”) articles of merger relating to the Merger containing this Plan of Merger attached as an exhibit thereto (the “Articles of Merger”), executed and acknowledged in accordance with Section 13.1-720 of the VSCA, and shall make all other filings or recordings required under the VSCA or by the SCC in connection with the Merger. The Merger shall become effective at the time that the SCC issues its certificate of merger with respect to the Articles of Merger, or at such later time or date as Parent and the Company shall agree in writing and specify in the Articles of Merger; provided, however, that in no event shall such time or date be more than 15 days following the filing of the Articles of Merger with the SCC (the time the Merger becomes effective being the “Effective Time”).

(c) Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. The effects of the Merger on the capital stock of the Company and Merger Sub shall be as set forth in Article II.

(d) Articles of Incorporation and Bylaws. At the Effective Time, (i) the articles of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Exhibit A attached hereto and as so amended and restated shall be the articles of incorporation of the Surviving Corporation from and after the Effective Time; and (ii) the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to be the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “American Woodmark Corporation” and, as so amended and restated, shall be the bylaws of the Surviving Corporation from and after the Effective Time.

ARTICLE II

EFFECT ON CAPITAL STOCK OF THE MERGER

Section 2.1 Effect on Capital Stock of the Company and Merger Sub.

(a) At the Effective Time, by virtue of the Merger and without any action by any Party or any other Person:

(i) each share of common stock, no par value, of the Company (the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time (each, a “Converted Share”) shall be (1) automatically canceled and shall cease to exist and (2) converted into the right to receive, subject to Section 2.3, 5.15 (such ratio, as may be adjusted under Section 2.2, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”); and

(ii) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) From and after the Effective Time, each holder of (i) a certificate that immediately prior to the Effective Time represented any share of Company Common Stock (each, a “Certificate”) or (ii) any share of Company Common Stock held in book-entry form (each, a “Book-Entry Share”) shall cease to have any rights with respect thereto, except the right to receive (i) the Merger Consideration, (ii) any cash in lieu of fractional shares under Section 2.3, and (iii) any dividends or other distributions payable under the Agreement.

Section 2.2 Certain Adjustments. Notwithstanding anything herein to the contrary, if, from the date hereof until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock or the securities convertible into or exercisable for shares of Parent Common Stock or shares of Company Common Stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or if a stock dividend on the outstanding shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, then the Exchange Ratio and any other similarly dependent items, as the case may be, shall be appropriately adjusted to provide Parent and the holders of Company Common Stock (including Company Equity Awards) the same economic effect as contemplated by Section 2.1 and Section 2.6 prior to such event. Nothing in this Section 2.2 shall be construed to permit any Party to take any action that is otherwise prohibited or restricted by any other provision of this Plan of Merger.

Section 2.3 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of any Converted Share into the right to receive the Merger Consideration under Section 2.1(a)(i), and such fractional shares shall not entitle the holder thereof to (a) any whole or fractional share of Parent Common Stock, (b) vote any whole or fractional share of Parent Common Stock, or (c) any other rights of a holder of shares of Parent Common Stock. Each holder of Converted Shares that otherwise would have been entitled to receive a fraction of a share of Parent Common Stock under Section 2.1(a)(i) shall, in lieu thereof, be entitled to receive from the proceeds from the sales on NYSE by the Exchange Agent of aggregated fractional shares, rounded to the nearest whole cent and without interest, an amount equal to such holder’s proportionate interest in the proceeds from such sales.

Section 2.4 No Appraisal Rights. In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of Company Common Stock in connection with the Merger.

Section 2.5 Exchange of Company Common Stock

(a) Prior to the Effective Time, Parent shall enter into a customary exchange agent agreement with a financial institution designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”).

(b) (i) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Exchange Agent the aggregate number of shares of Parent Common Stock into which Converted Shares are to be converted under Section 2.1(a)(i) and (ii) after the Effective Time, on the appropriate payment date, if applicable, Parent shall deposit or cause to be deposited with the Exchange Agent an amount of cash equal to the amount of any dividends or other distributions payable under the Agreement on the shares of Parent Common Stock deposited under the foregoing clause (i) (such shares of Parent Common Stock and cash (if any) deposited with the Exchange Agent under the foregoing clauses (i) and (ii), the “Exchange Fund”). The Parties intend that the Exchange Agent shall deliver the Merger Consideration to the holders of Converted Shares out of the Exchange Fund pursuant to the exchange agent agreement contemplated by Section 2.5(a). The Parties intend that the Exchange Fund shall not be used for any purpose other than in accordance with this Section 2.5.

Section 2.6 Stock-Based Awards.

(a) Company Stock Options. As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become, as of the Effective Time, an option (each, an “Assumed Stock Option”) to purchase, on the same terms and conditions (including applicable vesting, exercise and expiration provisions, but excluding performance based vesting conditions applicable to such Company Stock Option immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time) as applicable to each such Company Stock Option as of immediately prior to the Effective Time, shares of Parent Common Stock, except that (i) the number of shares of Parent Common Stock subject to such Assumed Stock Option shall equal the product of (x) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, multiplied by (y) the Exchange Ratio, rounded down to the nearest whole share, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Stock Option shall equal the quotient determined by dividing (x) the exercise price per share of Company Common Stock at which such Company Stock Option was exercisable immediately prior to the Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Notwithstanding anything to the contrary set forth in this Section 2.6(a), to the extent that any Company Stock Option is not earned based on the achievement of actual performance as determined in accordance with this Section 2.6(a), such Company Stock Option shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(b) Company RSUs.

(i) Immediately prior to the Effective Time, each Company RSU that, pursuant to its terms as in effect as of the date hereof, provides for automatic accelerated vesting upon the consummation of the transactions contemplated hereby shall, without any further action on the part of the holder thereof, be converted as of the Effective Time into the right to receive a number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (with a cash payment in respect of any fractional shares in accordance with Section 2.3)), less applicable Tax withholdings.

(ii) As of the Effective Time, each Company RSU (other than Company RSUs that are covered by Section 2.6(b)(i)) outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed RSU”) with the same terms and conditions as were applicable to such Company RSU immediately prior to the Effective Time (including with respect to vesting and termination-related provisions), except that such Assumed RSU shall relate to such number of shares of Parent Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(c) Company PSUs. As of the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be converted into a restricted stock unit with respect to shares of Parent Common Stock (each, an “Assumed PSU”) with the same terms and conditions as were applicable to such Company PSU immediately prior to the Effective Time (other than the performance-based vesting conditions applicable to such Company PSU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed PSU shall relate to such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time with the achievement of the applicable performance metrics for any open performance period determined (x) with respect to the September 2023 Company PSUs, based on actual performance through the Effective Time, as determined reasonably and in good faith by the Compensation Committee of the Company Board and subject to Parent’s approval, and (y) for Company PSUs not covered by clause (x) of this Section 2.6(c), at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. Notwithstanding anything to the contrary set forth in this Section 2.6(c), to the extent that any Company PSU covered by clause (x) of this Section 2.6(c) is not earned based on the achievement of actual performance as determined in accordance with this Section 2.6(c), such Company PSU shall, as of immediately prior to the Effective Time, be automatically cancelled without consideration therefor and shall be of no further force and effect.

(d) Company RSTUs. As of the Effective Time, each Company RSTU that is outstanding immediately prior to the Effective Time shall, without any further action on the part of the holder thereof, be assumed by Parent and become a cash-settled restricted stock tracking unit (each, an “Assumed RSTU”) with the same terms and conditions as were applicable to such Company RSTU immediately prior to the Effective Time (other than any performance-based vesting conditions applicable to such Company RSTU immediately prior to the Effective Time, which shall cease to apply from and after the Effective Time), except that such Assumed RSTU shall be based on such number of shares of Parent Common Stock equal to the product of (i) the number of shares of Company Common Stock related to such Company RSTU immediately prior to the Effective Time with the achievement of any applicable performance metrics for any open performance period determined at the superior performance level, multiplied by (ii) the Exchange Ratio, with any fractional amounts rounded down to the nearest whole share.

ARTICLE III

AMENDMENT

Section 3.1 Amendment and Modification. This Plan of Merger may be amended, modified, and supplemented in any and all respects, whether before or after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained, only by the written agreement of each of the Parties; provided, however, that this Plan of Merger shall not be amended, modified, or supplemented after the Company Stockholder Approval or the Parent Stockholder Approval has been obtained unless, to the extent required by applicable law, including to effect any of the changes listed in Section 13.1-716F of the VSCA or the rules and regulations of NYSE or NASDAQ, as applicable, approved by the Company Stockholders or the Parent Stockholders, as applicable.

ARTICLE IV

DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings below:

“Agreement” means the Agreement and Plan of Merger by and among Parent, Merger Sub and the Company, dated as of August 5, 2025.

“Company Board” means the board of directors of the Company.

“Company Equity Award” means each Company Stock Option, Company PSU, Company RSU and Company RSTU.

“Company PSU” means each restricted stock unit subject to vesting based on service and performance goals granted pursuant to either of the Company Stock Plans.

“Company RSU” means each restricted stock unit subject to vesting solely based on service (and not on performance) granted pursuant to either of the Company Stock Plans.

“Company RSTU” means each cash-settled restricted stock tracking unit granted pursuant to either of the Company Stock Plans.

“Company Stockholder Approval” means adoption of the Agreement and Plan of Merger by the holders of more than two-thirds of the outstanding shares of Company Common Stock that are entitled to vote thereon at the Company stockholders meeting.

“Company Stock Options” means each option to purchase shares of Company Common Stock granted pursuant to either of the Company Stock Plans.

“Company Stock Plan” means (a) the American Woodmark Corporation 2016 Employee Stock Incentive Plan, as amended, and (b) the American Woodmark Corporation 2023 Employee Stock Incentive Plan, as amended.

“NASDAQ” means the Nasdaq Stock Market or any successor thereto.

“NYSE” means the New York Stock Exchange or any successor thereto.

“Parent” means MasterBrand, Inc., a Delaware corporation.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent Stockholder Approval” means the affirmative vote at the Parent stockholders meeting, with respect to the Parent Stock Issuance, of the holders of a majority of the total number of votes of Parent Common Stock represented and entitled to vote thereon.

“Parent Stock Issuance” means the issuance of shares of Parent Common Stock in connection with the Merger.

“Party” means the Company, Parent or Merger Sub, as the case may be.

“Person” means any natural person, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“September 2023 Company PSUs” means those Company PSUs granted by the Company on September 5, 2023.

EXHIBIT A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

AMERICAN WOODMARK CORPORATION

Article I. Name. The name of the corporation (the “Corporation”) is American Woodmark Corporation.

Article II.  Purpose. The purpose for which the Corporation is formed is to engage in any lawful business. In addition, the Corporation shall have the same powers as an individual to do all things necessary or convenient to carry out its business and affairs.

Article III.  Authorized Stock. The aggregate number of shares that the Corporation shall have authority to issue, and the par value per share, are as follows:

Class and Series	Number of Shares	Par Value
Common Stock	5,000	$0.01

The holders of the Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the Corporation upon dissolution. No holders of any class or series of stock shall have the preemptive right to acquire unissued shares of any class or series of stock of the Corporation.

Article IV.  Elimination of Liability of Directors and Officers. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from his having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law, including without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Article V.  Indemnification.

A. Definitions. For purposes of this Article the following definitions shall apply:

“Expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan.

“Legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

“Predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise.

“Proceeding” means any threatened, pending, or completed action, suit, proceeding or appea1 whether civil, criminal, administrative or investigative and whether formal or informal.

B. Indemnification of Directors and Officers. The Corporation shall indemnify an individual who is, was or is threatened to be made a part to any proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director or officer of the Corporation or because, while a director or officer of the Corporation, he is or was serving the Corporation or any other legal entity in any capacity at the request of the

Corporation against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a subsidiary of the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify any of its directors or officers to the same extent as provided in this Paragraph B.

C. Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that the Corporation is required under Paragraph B to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, to the directors, officers, employees and agents of its subsidiaries and predecessor entities, and to any person serving any other legal entity in any capacity at the request of the Corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

D. Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against or to eliminate such liability. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

E. Application. The provisions of this Article shall apply to indemnification and advances and reimbursements for expenses after the date of this Article’s adoption, whether arising from conduct or events before or after such date. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder with respect to any claim arising from conduct or events before the date of such amendment, modification or repeal.

ANNEX C

August 5, 2025

Board of Directors

MasterBrand, Inc.

3300 Enterprise

Parkway, Suite 300

Beachwood, Ohio 44122

Members of the Board of Directors:

We understand that MasterBrand, Inc. (“Parent”), Maple Merger Sub, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and American Woodmark Corporation (the “Company”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Transaction”), pursuant to which each share of common stock, no par value, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the consummation of the Transaction will be converted into the right to receive 5.15 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

The board of directors of Parent (the “Board”) has requested our opinion as to whether the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

In arriving at our opinion set forth below, we have, among other things: (i) reviewed a draft of the Agreement dated August 5, 2025; (ii) reviewed certain publicly available business and financial information that we deemed to be generally relevant concerning the Company, Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain other transactions involving companies we deemed generally relevant and the consideration received in such transactions; (iv) compared the financial and operating performance of each of the Company and Parent with publicly available information concerning certain other public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples; (v) reviewed the reported price and trading activity for shares of Company Common Stock and Parent Common Stock, and compared that activity with the trading histories of each other and other companies with publicly traded equity securities we deemed generally relevant; (vi) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with us by the management of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company; (vii) reviewed certain financial forecasts relating to the Company furnished to us and prepared by the management of Parent (the “Parent Forecasts for the Company”); (viii) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent furnished to or discussed with us by the management of Parent, including certain financial forecasts relating to Parent prepared by the management of Parent (the “Parent Forecasts for Parent”); (ix) reviewed certain estimates prepared by the management of Parent regarding the amount and timing of cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the Transaction (the “Cost Savings Estimates”); (x) reviewed certain estimates prepared by the management of Parent regarding certain other pro forma implications of the Transaction, including other expected synergies and dis-synergies; (xi) reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parent on a pro forma basis, giving effect to the consummation of the Transaction, furnished to or discussed with us by the management of Parent, including certain pro forma financial forecasts relating to Parent, giving effect to the consummation of the Transaction prepared by the management of Parent (the “Pro Forma Parent Forecasts”); and (xii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In addition, we have held discussions with certain members of the management of each of the Company and Parent regarding the Transaction, the past and current business operations and financial condition and prospects of the Company and Parent, certain of the foregoing information and certain other matters we believed necessary or appropriate to our inquiry.

In arriving at our opinion, we have, with your consent, relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished or made available to us by Parent, the Company and their respective associates, affiliates and advisors, or otherwise reviewed by or for us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities of Parent or the Company, nor have any such valuations or appraisals been provided to us, and we do not express any opinion as to the value of such assets or liabilities. We have not evaluated the solvency or fair value of Parent or the Company under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or the facilities of Parent or the Company. At the direction of Parent, we have used and relied upon the Parent Forecasts for the Company, the Parent Forecasts for Parent, the Cost Savings Estimates and the Pro Forma Parent Forecasts for purposes of our analyses and opinion. In relying on the Parent Forecasts for the Company, the Parent Forecasts for Parent and the Pro Forma Parent Forecasts, we have assumed, at the direction of Parent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Parent’s management as to the expected future results of operations and financial condition of the Company, Parent and Parent, giving pro forma effect to the consummation of the Transaction, respectively, and the other matters addressed therein. In relying on the Cost Savings Estimates, we have assumed, at the direction of Parent, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Parent’s management as to the cost savings, net of costs necessary to achieve such cost savings, anticipated by such management to result from the Transaction. We have relied, at the direction of Parent, on the assessments of Parent’s management as to the Company’s ability to achieve the Parent Forecasts for the Company and the Parent’s ability to achieve the Parent Forecasts for Parent, the Cost Savings Estimates and the Pro Forma Parent Forecasts. We express no view as to the reasonableness of any forecasts reviewed by us for purposes of our analyses or opinion, or the assumptions on which they are based.

We understand that the Transaction is intended to qualify, for U.S. federal income tax purposes, as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have assumed that the transactions contemplated by the Agreement will be consummated as contemplated in the Agreement without any waiver or amendment of any terms or conditions, including, among other things, that the parties will comply with all material terms of the Agreement and that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Transaction, no material delays, limitations, conditions or restrictions will be imposed. For purposes of rendering this opinion, we have assumed that there has not occurred any material change in the assets, financial condition, results of operations, business or prospects of the Company or Parent since the date of the most recent financial statements and other information, financial or otherwise, relating to the Company or Parent, as the case may be, made available to us, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We do not express any opinion as to any tax or other consequences that may result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters. We have relied as to all legal, tax, regulatory and accounting matters relevant to rendering our opinion upon the assessments made by Parent and its other advisors with respect to such matters. In arriving at our opinion, we have not taken into account any litigation, regulatory or other proceeding that is pending or may be brought against Parent, the Company or any of their respective affiliates. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any material respect from the draft of the Agreement reviewed by us.

Our opinion is necessarily based on securities markets, economic, monetary, financial and other general business and financial conditions as they exist and can be evaluated on, and the information made available to us as of, the date hereof and the conditions and prospects, financial and otherwise, of Parent and the Company as they were reflected in the information provided to us and as they were represented to us in discussions with the management of each of Parent and the Company. We are expressing no opinion herein as to what the value of shares of Parent Common Stock actually will be when issued pursuant to the Transaction or the prices or range of prices at which shares of Company Common Stock or Parent Common Stock may be purchased or sold at any time. Our opinion is limited to the fairness, from a financial point of view, to Parent of the Exchange Ratio in the Transaction pursuant to the Agreement. We do not express any opinion as to Parent’s underlying business decision to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transaction. We have not been asked to, nor do we, offer any opinion as to the terms, other than the Exchange Ratio in the Transaction and only to the extent expressly set forth herein, of the Agreement or Transaction, including, without limitation, any ongoing obligations of Parent or the Company.

We and our affiliates are engaged in a wide range of financial advisory and investment banking activities. In addition, in the ordinary course of their asset management, merchant banking and other business activities, our affiliates may trade in the securities of Parent, the Company and any of their respective affiliates, for their own accounts or for the accounts of their affiliates and customers, and may at any time hold a long or short position in such securities. We are acting as financial advisor to Parent with respect to the Transaction and will receive a fee from Parent for our services, a portion of which is payable upon the earliest of (i) delivery of our opinion, (ii) execution of an agreement providing for a Transaction and (iii) the announcement of a Transaction, and a substantial portion of which is contingent upon the consummation of the Transaction. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us against certain liabilities that may arise out of our engagement. In the past two years, we have provided financial advisory services to Parent, for which we have received fees, including having advised Parent in connection with its acquisition of Supreme Cabinetry Brands, Inc. In addition, we and our affiliates may in the future provide investment banking and other financial services to Parent, the Company (other than in connection with the Transaction) and their respective affiliates in the ordinary course of our businesses from time to time and may receive fees for the rendering of such services.

This opinion is provided for the benefit of the Board, in its capacity as such, in connection with and for the purpose of its evaluation of the Transaction. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion does not constitute a recommendation to the Board as to whether to approve the Transaction or a recommendation to any security holder of Parent or the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction or any other matter. In addition, the Board has not asked us to address, and this opinion does not address, (i) the fairness to, or any other consideration of, any holders of Parent Common Stock or Company Common Stock, or the holders of any other class of securities, or creditors or other constituencies of Parent or the Company or (ii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Company, or any class of such persons, whether relative to the Exchange Ratio pursuant to the Agreement or otherwise.

This opinion is given and speaks only as of the date hereof. It should be understood that developments occurring or coming to our attention after the date of this opinion may affect our analyses and this opinion, and the assumptions used in preparing them, and we do not have any obligation to update, revise, or reaffirm this opinion. This opinion has been approved by the Global Advisory Commitment Committee of Rothschild & Co US Inc.

On the basis of and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Transaction pursuant to the Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ Rothschild & Co. US Inc.
ROTHSCHILD & CO US INC.

ANNEX D

Opinion of Jefferies LLC

August 5, 2025

The Board of Directors

American Woodmark Corporation

561 Shady Elm Road

Winchester, Virginia 22602

The Board of Directors:

We understand that American Woodmark Corporation, a Virginia corporation (“American Woodmark”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”) among MasterBrand, Inc., a Delaware corporation (“MasterBrand”), Maple Merger Sub, Inc., a Virginia corporation and direct wholly owned subsidiary of MasterBrand (“Merger Sub”), and American Woodmark pursuant to which, among other things, (i) Merger Sub will be merged with and into American Woodmark (the “Merger”), with American Woodmark surviving the Merger as a wholly owned subsidiary of MasterBrand, and (ii) each outstanding share of the common stock, no par value, of American Woodmark (“American Woodmark Common Stock”) will be converted in the Merger into the right to receive 5.15 (the “Exchange Ratio”) shares of the common stock, par value $0.01 per share, of MasterBrand (“MasterBrand Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to holders of American Woodmark Common Stock (other than, as applicable, MasterBrand, Merger Sub and their respective affiliates).

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft, dated August 5, 2025, of the Merger Agreement;

(ii)	reviewed certain publicly available financial and other information regarding American Woodmark and MasterBrand;

(iii)

reviewed certain information furnished to us by the respective managements of American Woodmark and MasterBrand relating to the businesses, operations and prospects of American Woodmark and MasterBrand, including certain financial forecasts and estimates provided to or discussed with us by the respective managements of American Woodmark and MasterBrand;

(iv)

reviewed certain financial estimates provided to or discussed with us by the managements of American Woodmark and MasterBrand relating to the potential net cost savings and other synergies expected by such managements to result from the Merger;

(v)

held discussions with members of the senior managements of American Woodmark and MasterBrand regarding the businesses, operations and prospects of American Woodmark and MasterBrand and the other matters described in clauses (ii) through (iv) above;

(vi)

reviewed the stock trading price history and implied trading multiples for American Woodmark, MasterBrand and certain publicly traded companies that we deemed relevant in evaluating American Woodmark and MasterBrand; and

(vii)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial

The Board of Directors

American Woodmark Corporation

August 5, 2025

and other information that was supplied or otherwise made available by American Woodmark and MasterBrand or that was publicly available to us (including, without limitation, the information described above) or otherwise reviewed by us. We have relied on assurances of the managements and other representatives of American Woodmark and MasterBrand that they are not aware of any facts or circumstances that would make such information incomplete, inaccurate or misleading. In our review, we have not made or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent, accrued, derivative, off-balance sheet or otherwise), nor have we conducted a physical inspection of any of the properties or facilities, of American Woodmark, MasterBrand or any other entity and we assume no responsibility to obtain or conduct any such evaluations, appraisals or physical inspections. We have not evaluated the solvency or fair value of American Woodmark, MasterBrand or any other entity under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, our analyses and opinion do not consider any actual or potential arbitration, litigation, claims or possible unasserted claims, investigations or other proceedings involving or affecting American Woodmark, MasterBrand or any other entity.

With respect to the financial forecasts and estimates provided to and reviewed by us, we note that projecting future results of any company is inherently subject to uncertainty. However, we have been advised, and we have assumed, that the financial forecasts and estimates that we have been directed to utilize for purposes of our analyses and opinion have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of American Woodmark and MasterBrand, as the case may be, as to, and are an appropriate basis upon which to evaluate, the future financial performance of American Woodmark and MasterBrand, the potential net cost savings and other synergies expected to be realized by the managements of American Woodmark and MasterBrand to result from the Merger and the other matters covered thereby. We have assumed that the financial results reflected in such financial forecasts and estimates, including as to the potential net cost savings and other potential synergies expected by the managements of American Woodmark and MasterBrand to result from the Merger, will be realized in the amounts and at the times projected. We express no opinion as to any financial forecasts or estimates or the assumptions on which they are based.

We have relied upon the assessments of the managements of American Woodmark and MasterBrand as to, among other things, (i) the potential impact on American Woodmark and MasterBrand of market, competitive, cyclical, seasonal, macroeconomic, geopolitical and other conditions, trends and developments in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the building products industry, including the markets thereof in which American Woodmark and MasterBrand operate and the availability and pricing of, and trade policies affecting, commodities, raw materials and finished goods, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) the existing and future products and intellectual property of American Woodmark and MasterBrand, (iii) existing and future agreements and other arrangements involving, and ability to attract, retain and/or replace, key employees, customers, suppliers, channel partnerships and other commercial relationships of American Woodmark and MasterBrand, and (iv) the ability to integrate the operations of American Woodmark and MasterBrand and to realize the potential net cost savings and other synergies expected by the managements of American Woodmark and MasterBrand to result from the Merger as contemplated. We have assumed that there will not be any developments with respect to any such matters that would have an adverse effect on American Woodmark, MasterBrand or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing, and which can be evaluated, as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof. As you are aware, the credit, financial and stock markets, the industry and related markets in which American

The Board of Directors

American Woodmark Corporation

August 5, 2025

Woodmark and MasterBrand operate and the securities of American Woodmark and MasterBrand have experienced and may continue to experience volatility and disruptions and we express no view or opinion as to any potential effects of such volatility or disruptions on American Woodmark, MasterBrand or the Merger.

We have made no independent investigation of, and we express no view or opinion as to, any legal, regulatory, accounting or tax matters affecting or relating to American Woodmark, MasterBrand or the Merger and we have assumed the correctness in all respects meaningful to our analyses and opinion of all legal, regulatory, accounting and tax advice given to American Woodmark and/or the Board of Directors of American Woodmark (the “Board”), including, without limitation, with respect to changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting American Woodmark, MasterBrand or the Merger and legal, regulatory, accounting and tax consequences to American Woodmark, MasterBrand or their respective securityholders of the terms of, and transactions contemplated by, the Merger Agreement. We have assumed that the Merger will qualify for the intended tax treatment contemplated by the Merger Agreement. We also have assumed that the Merger will be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement and in compliance with all applicable laws, documents and other requirements and that, in the course of obtaining the necessary governmental, regulatory or third-party approvals, consents, waivers and releases for the Merger or otherwise, including with respect to any divestitures or other requirements, no delay, limitation, restriction or condition will be imposed or occur that would have an adverse effect on American Woodmark, MasterBrand or the Merger or that otherwise would be meaningful in any respect to our analyses or opinion. We further have assumed that the final Merger Agreement, when signed by the parties thereto, will not differ from the draft reviewed by us in any respect meaningful to our analyses or opinion.

In connection with our engagement, we were not requested to, and we did not, solicit third-party indications of interest in the acquisition of all or a part of American Woodmark. Our opinion does not address the relative merits of the Merger or other transactions contemplated thereby as compared to any alternative transaction or opportunity that might be available to American Woodmark, nor does it address the underlying business decision by American Woodmark to engage in the Merger or the other transactions contemplated thereby or the terms of the Merger Agreement, including the form or structure of the Merger or any term, aspect or implication of any agreements, arrangements or understandings entered into in connection with, or contemplated by or resulting from, the Merger or otherwise. Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio to holders of American Woodmark Common Stock (to the extent expressly specified herein), without regard to individual circumstances of specific holders (whether by virtue of control, voting or consent, liquidity, contractual arrangements or otherwise) that distinguish such holders or the securities of American Woodmark held by such holders, and our opinion does not in any way address proportionate allocation or relative fairness among such holders or holders of any other securities of American Woodmark or otherwise. We have not been asked to, and our opinion does not, address the fairness, financial or otherwise, of any consideration to the holders of any class of securities, creditors or other constituencies of American Woodmark, MasterBrand or any other party. Furthermore, we express no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation or other consideration payable to or to be received by any officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Exchange Ratio or otherwise. We also express no view or opinion as to the actual value of MasterBrand Common Stock when issued in the Merger or the prices at which MasterBrand Common Stock, American Woodmark Common Stock or any other securities of MasterBrand or American Woodmark may trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. The issuance of our opinion has been authorized by the Fairness Committee of Jefferies LLC.

The Board of Directors

American Woodmark Corporation

August 5, 2025

It is understood that our opinion is for the use and benefit of the Board (in its capacity as such) in its evaluation of the Exchange Ratio from a financial point of view. Our opinion does not constitute a recommendation as to how the Board or any securityholder should vote or act with respect to the Merger or any other matter.

We have been engaged to act as financial advisor to American Woodmark in connection with the Merger and will receive a fee for our services, of which a portion is payable upon delivery of this opinion and the principal portion is contingent upon consummation of the Merger. In addition, American Woodmark has agreed to reimburse us for expenses incurred in connection with our engagement and to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under such engagement.

Although we and our affiliates have not provided financial advisory or financing services in the past two years to American Woodmark unrelated to the Merger or to MasterBrand for which we or our affiliates have received compensation, we and our affiliates may provide such services in the future, for which services we and our affiliates would expect to receive compensation. In the ordinary course of business, we and our affiliates trade securities or financial instruments (including loans and other obligations) of American Woodmark, MasterBrand and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, currently hold, and at any time in the future may hold, long or short positions or otherwise effect transactions in those securities or financial instruments.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger pursuant to the Merger Agreement is fair, from a financial point of view, to holders of American Woodmark Common Stock (other than, as applicable, MasterBrand, Merger Sub and their respective affiliates).

Very truly yours,

JEFFERIES LLC

Preliminary Card Language

AMERICAN WOODMARK CORPORATION 561 SHADY ELM ROAD WINCHESTER, VA 22602

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on [●], 2025 for shares held directly or by 11:59 p.m. Eastern Time on [●], 2025 if you hold any shares in the American Woodmark Corporation Retirement Savings Plan (the “Plan”). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/AMWD2025SM

You may participate in the meeting via the Internet and vote electronically during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on [●], 2025 for shares held directly or by 11:59 p.m. Eastern Time on [●], 2025 if you hold any shares in the Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V79477-TBD	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMERICAN WOODMARK CORPORATION

	The American Woodmark board of directors recommends you vote FOR proposals 1, 2 and 3.				For	Against	Abstain

1.

To approve and adopt the Agreement and Plan of Merger, dated as of August 5, 2025 (as it may be amended from time to time, the “merger agreement”), by and among MasterBrand, Inc. (“MasterBrand”), American Woodmark Corporation (“American Woodmark”) and Maple Merger Sub, Inc., a wholly owned subsidiary of MasterBrand, and the related plan of merger;

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2.

To approve, on an advisory (non-binding) basis, the compensation that will or may be paid to American Woodmark’s named executive officers in connection with the transactions contemplated by the merger agreement; and

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3.

To approve the adjournment of the American Woodmark shareholder meeting to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the American Woodmark shareholder meeting to approve proposal 1 or to ensure that any supplement or amendment to the joint proxy statement/prospectus is timely provided to American Woodmark shareholders.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice and Joint Proxy Statement/Prospectus are available at www.proxyvote.com.

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V79478-TBD

AMERICAN WOODMARK CORPORATION

Special Meeting of Shareholders

[•], 2025 [•], Eastern Time

This proxy is solicited by the American Woodmark board of directors

The undersigned hereby appoints Emily C. Videtto and Andrew B. Cogan, or either of them, as proxies, each with the power to act alone and with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of American Woodmark Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at [•], Eastern Time on [•], [•], 2025, via live webcast at www.virtualshareholdermeeting.com/AMWD2025SM, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the American Woodmark board of directors’ recommendations.

Continued and to be signed on reverse side

Preliminary Card Language

MASTERBRAND, INC. 3300 ENTERPRISE PARKWAY, SUITE 300 BEACHWOOD, OHIO 44122

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Time on [●], 2025 for shares held directly or by 11:59 p.m. Eastern Time on [●], 2025 if you hold any shares in the MasterBrand, Inc. Retirement Savings Plan (“MasterBrand Retirement Plan”). Follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Time on [●], 2025 for shares held directly or by 11:59 p.m. Eastern Time on [●], 2025 if you hold any shares in the MasterBrand Retirement Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V79535-S21598	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MASTERBRAND, INC.
[PRELIMINARY COPY]

	The Board of Directors recommends a vote FOR Proposals 1 and 2.				For	Against	Abstain

1.

The Share Issuance Proposal: To approve the issuance of shares of MasterBrand, Inc. common stock, par value $0.01 per share, to the stockholders of American Woodmark Corporation pursuant to the Agreement and Plan of Merger, dated as of August 5, 2025, by and among MasterBrand, Inc. Maple Merger Sub, Inc., and American Woodmark Corporation (as it may be amended, modified or supplemented from time to time in accordance with its terms), which proposal is referred to as the MasterBrand share issuance proposal.

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2.

The Adjournment Proposal: To approve the adjournment of the special meeting of MasterBrand, Inc. stockholders to solicit additional proxies if there is a quorum present and there are not sufficient votes at the time of the MasterBrand, Inc. stockholder meeting to approve the MasterBrand share issuance proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to MasterBrand, Inc. stockholders.

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Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders:

The Notice of Special Meeting of Stockholders and Proxy Statement/Prospectus are available at www.proxyvote.com.

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V79536-S21598

MASTERBRAND, INC.

Special Meeting of Stockholders

[●], 2025 at [●], Eastern Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) R. David Banyard, Jr., Andrean R. Horton or Andrea Simon or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MasterBrand, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [●], Eastern Time, [●], 2025, in person at 3333 Richmond Road, Beachwood, Ohio 44122, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

This proxy, when properly executed, will be voted in the manner directed therein. If no direction is made, this proxy will be voted in accordance with the Board of Director’s recommendation.

Continued and to be signed on reverse side

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacities as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to a corporation’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to the registrant, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by the registrant only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer except: a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, a director or officer for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, a director for wilful or negligent payment of unlawful dividends, stock repurchases, or redemptions, a director or officer for any transaction from which the director derived an improper personal benefit or an officer in any action by or in the right of the corporation.

The registrant’s certificate of incorporation provides that the registrant shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect. This right to indemnification continues for individuals who have ceased to be directors or officers and inures to the benefit of their heirs, executors, and personal and legal representatives. The certificate of incorporation also provides that no director or officer shall be personally liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of August 5, 2025, among MasterBrand, Inc., American Woodmark Corporation. and Maple Merger Sub, Inc. (attached as Annex A to the joint proxy statement/prospectus which forms part of this registration statement).†

3.1	Corrected Amended and Restated Certificate of Incorporation of MasterBrand, Inc. (incorporated herein by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q, filed with the SEC on August 9, 2023).

3.2	Amended and Restated Bylaws of MasterBrand, Inc., effective June 4, 2025 (incorporated herein by reference to Exhibit 3.1 to the Report on Form 8-K, filed with the SEC on June 9, 2025).

4.2	Indenture, dated as of June 27, 2024, by and among the Company, the Subsidiary Guarantors named therein and U.S. Bank Trust Company, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

Exhibit No.	Description

4.3	Form of 7.00% Senior Notes due 2032 (incorporated by reference to Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the securities being registered.*

10.1	Tax Allocation Agreement, dated December 14, 2022, between Fortune Brands Home & Security, Inc. and MasterBrand, Inc (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.2	Employee Matters Agreement, dated December 14, 2022, between Fortune Brands Home & Security, Inc. and MasterBrand, Inc. (incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.3	MasterBrand, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.4	MasterBrand, Inc. Annual Executive Incentive Compensation Plan (incorporated by reference to Exhibit 10.3 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.5	Form of Severance and Change of Control Agreement (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.6	MasterBrand, Inc. Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.7	Separation and Distribution Agreement, dated December 14, 2022, between Fortune Brands Home & Security, Inc. and MasterBrand, Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Annual Report on Form 10-K filed on February 19, 2025)

10.8	Agreement and Plan of Merger, dated as of May 20, 2024, by and among Dura Investment Holdings LLC, GHK North Star Holdings LLC, as Seller Representative, MasterBrand Cabinets LLC and Dogwood Merger Sub LLC (incorporated by reference to Exhibit 2.2 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.9	Credit Agreement among MasterBrand, Inc., as borrower, JPMorgan Chase, N.A., as administrative agent, and the other parties named therein, dated November 18, 2022 (incorporated by reference to Exhibit 10.7 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

10.10	Amended and Restated Credit Agreement, dated as of June 27, 2024 among MasterBrand, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K filed on February 19, 2025).

21.1	Subsidiaries of MasterBrand, Inc.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for MasterBrand, Inc.

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm for American Woodmark Corporation.

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).*

24.1	Powers of Attorney (contained in signature page).

99.1	Consent of Rothschild & Co US Inc.

99.2	Consent of Jefferies LLC.

107	Filing Fee Table.

*	To be filed by amendment.
†

Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules have been omitted from this exhibit and are not filed here-with. The registrant hereby agrees to furnish a copy of any omitted schedule or exhibits to the SEC upon request.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

•	(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

•

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a sell-er to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

•	(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

•

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

•	(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4 within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, MasterBrand, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beachwood, State of Ohio, on the 5th day of September, 2025.

MASTERBRAND, INC.

By:	/s/ R. David Banyard, Jr.
Name:	R. David Banyard, Jr.
Title:	President and Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears immediately below hereby constitutes and appoints R. David Banyard, Jr., Andrea Simon and Andrean Horton, and each of them, with full power to act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments and supplements to this registration statement, including post-effective amendments, and any additional registration statement pursuant to Rule 462 under the Securities Act of 1933 and other instruments necessary or appropriate in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary or desirable to be done, and to take or cause to be taken any and all such further actions in connection with such registration statement as such attorneys-in-fact and agents, in each of their sole discretion, deems necessary or appropriate, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ R. David Banyard, Jr R. DAVID BANYARD, JR.	President, Chief Executive Officer and Director (Principal Executive Officer)	September 5, 2025

/s/ Andrea Simon ANDREA SIMON	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	September 5, 2025

/s/ Mark Young MARK YOUNG	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 5, 2025

/s/ David D. Petratis DAVID D. PETRATIS	Chair of the Board and Director	September 5, 2025

/s/ Juliana Chugg JULIANA CHUGG	Director	September 5, 2025

/s/ Catherine Courage CATHERINE COURAGE	Director	September 5, 2025

/s/ Robert Crisci ROBERT CRISCI	Director	September 5, 2025

/s/ Ann Fritz Hackett ANN FRITZ HACKETT	Director	September 5, 2025

/s/ Jeffery Perry JEFFERY PERRY	Director	September 5, 2025

/s/ Patrick Shannon PATRICK SHANNON	Director	September 5, 2025